UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. 2)

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

The Edelman Financial Group Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐ No fee required.

☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

Common stock, $0.01 par value per share (the “common stock”)

(2) Aggregate number of securities to which transaction applies:

29,597,807 shares of common stock (including restricted shares)

20,000 options to purchase shares of common stock, and

600,410 shares of restricted stock units

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$8.85 per share

(4) Proposed maximum aggregate value of transaction:

$267,273,021

(5) Total fee paid:

$30,629.49

As of May 16, 2012, there were 29,597,807 shares of common stock outstanding (including restricted shares). The maximum aggregate value was determined based upon the sum of (A) 29,597,807 shares of common stock multiplied by the merger consideration of $8.85 per share; (B) 20,000 options to purchase shares of common stock multiplied by $0.94 per share (which is the difference between the merger consideration and the exercise price of $7.91 per share); and (C) $5,313,629, the amount expected to be paid to holders of restricted stock units ((A), (B) and (C) together, the “Total Consideration”). The filing fee, calculated in accordance with Exchange Act Rule 0-11(c) and the Securities and Exchange Commission Fee Rate Advisory #3 for fiscal year 2012, was determined by multiplying the Total Consideration by .0001146.

☒ Fee paid previously with preliminary materials.

☐   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION
DATED JULY 6, 2012

The Edelman Financial Group Inc.
600 Travis, Suite 5800
Houston, Texas 77002

To Fellow Shareholder:

We cordially invite you to attend a special meeting of shareholders of The Edelman Financial Group Inc., a Texas corporation (the “Company”), at 600 Travis, Suite 5800, Houston, Texas on          , 2012, at         , local time.

At the special meeting, you will be asked to consider and vote upon (a) a proposal to approve the Agreement and Plan of Merger dated as of April 16, 2012 (as it may be amended, the “merger agreement”), by and among the Company, Summer Holdings II, Inc., a Delaware corporation (“Parent”), and Summer Merger Sub, Inc., a Texas corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving entity (the “merger”), (b) on a non-binding advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger (the “merger-related named executive officer compensation proposal”), and (c) a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the proposal to approve the merger agreement, if necessary (the “adjournment or postponement proposal”). Parent and Merger Sub are affiliates of Lee Equity Partners, LLC, a private equity firm.

If the merger is completed, each share of the Company’s common stock, $0.01 par value per share (“common stock”), other than as provided below, will be converted into the right to receive $8.85 in cash, without interest (the “merger consideration”). Following the merger, the Company will cease to be a publicly traded company. The following shares of common stock will not be converted into the right to receive the merger consideration in connection with the merger: (a) shares owned by any of our shareholders who properly exercise dissenters’ rights under Texas law, (b) shares owned by the Company (as treasury stock or otherwise) or any of its subsidiaries, other than shares held by Sanders Morris Harris Inc., a wholly owned subsidiary of the Company, in its proprietary trading account immediately prior to the completion of the merger, (c) shares owned by Parent or Merger Sub, including shares to be contributed to Lee Summer, LP, a Delaware partnership and indirect parent of Parent, immediately prior to the completion of the merger by George L. Ball, Don A. Sanders, the 2003 Sanders Children’s Trust, Ben T. Morris, Bruce R. McMaken, Joseph Bottazzi, II and Lesley V. Roberts.

A special committee (the “Special Committee”) of the Board of Directors of the Company (the “Board”), consisting entirely of independent directors, unanimously determined that the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, the Company and its shareholders (other than Mr. Ball, Fredric M. Edelman, The Edelman Financial Center, Inc., Mr. McMaken, Edward P. Moore, Mr. Morris, Mr. Sanders, and the 2003 Sanders Children’s Trust (the “Merger Agreement Rollover Investors”)) and unanimously recommended that (a) the Board approve the execution, delivery and performance of the merger agreement by the Company and (b) the shareholders of the Company vote to approve the merger agreement. The Board, acting in part on the unanimous recommendation of the Special Committee, by a unanimous vote, has approved the merger agreement and recommends that you vote FOR the approval of the merger agreement and the merger. In addition, the Board, by unanimous vote, recommends that you vote (a) FOR the approval, on a non-binding advisory basis, of the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, and (b) if necessary, FOR the adjournment or postponement proposal.

We cannot complete the merger unless we obtain the affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock, as well as a majority of the outstanding shares of our common stock not held by the Merger Agreement Rollover Investors, Parent, Merger Sub, their respective affiliates, or any officer of the Company or any of its subsidiaries who has been designated by the Board as an executive officer for purposes of Section 16 of the Securities Exchange Act of 1934, as amended. Please note that failing to vote has the same effect as a vote against the approval of the merger agreement and the merger. Approval of the other proposals requires the affirmative vote of a majority of the votes cast by holders of shares of the outstanding shares of our common stock present or represented by proxy at the special meeting and entitled to vote thereon.

In considering the recommendation of the Special Committee and the Board, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. Certain shareholders of the Company have entered into voting agreements (the “Voting Agreements”) with Parent pursuant to which, among other things, such shareholders have agreed, on the terms and subject to the conditions set forth in the Voting Agreements, to (a) vote their shares of common stock in favor of approval of the merger agreement and the merger and (b) take certain other actions in furtherance of the transactions contemplated by the merger agreement. Each Voting Agreement terminates by its terms if the merger agreement is terminated.

The accompanying proxy statement provides you with detailed information about the proposed merger, merger agreement, and the merger-related named executive officer compensation proposal, and provides specific information concerning the special meeting. We encourage you to read the entire proxy statement and the merger agreement carefully. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope or submit your proxy by telephone or Internet prior to the special meeting. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares of common stock using the instructions provided by your broker, bank or other nominee. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy you previously submitted. However, if you hold your shares through a broker, bank or other nominee, you must provide a legal proxy issued from such nominee in order to vote your shares in person at the special meeting.

The Board appreciates your continuing support of the Company and urges you to support the merger.

Sincerely,

George L. Ball
Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated                         , 2012 and is first being mailed to shareholders on or about                       , 2012.

The Edelman Financial Group Inc.
600 Travis, Suite 5800
Houston, Texas 77002

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On           , 2012

A special meeting of shareholders of The Edelman Financial Group Inc., a Texas corporation (the “Company”), will be held at 600 Travis, Suite 5800, Houston Texas on                 , 2012, at             , local time, for the following purposes:

•	to consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of April 16, 2012 (as it may be amended, the “merger agreement”), by and among the Company, Summer Holdings II, Inc., a Delaware corporation (“Parent”), and Summer Merger Sub, Inc., a Texas corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving entity (the “merger”), and the merger, as further described in the accompanying proxy statement;
•	to consider and vote upon, on a non-binding advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “Special Factors—Golden Parachute Compensation” beginning on page 72 (we refer to this proposal as the “merger-related named executive officer compensation proposal”); and
•	to consider and vote upon a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the proposal to approve the merger agreement, if necessary (we refer to this proposal as the “adjournment or postponement proposal”).

Approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Company’s common stock, $0.01 par value per share (“common stock”), as well as a majority of the outstanding shares of our common stock not held by the Merger Agreement Rollover Investors (as described in the enclosed proxy statement under the section titled “Summary Term Sheet—The Parties Involved in the Merger”), Parent, Merger Sub, their respective affiliates, or any officer of the Company or any of its subsidiaries that the Board of Directors of the Company (the “Board”) has designated as an executive officer for purposes of Section 16 of the Securities Exchange Act of 1934, as amended. Approval of the other proposals requires the affirmative vote of a majority of the votes cast by holders of shares of the outstanding shares of our common stock present or represented by proxy at the special meeting and entitled to vote thereon.

You can vote at the special meeting and at any adjournment or postponement of the special meeting if at the close of business on              , 2012 you were a shareholder of record of the Company.

For more information about the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the merger agreement attached thereto as Annex A.

A special committee (the “Special Committee”) of the Board, consisting entirely of independent directors, unanimously determined that the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, the Company and its shareholders (other than the Merger Agreement Rollover Investors) and unanimously recommended that the Board approve the execution, delivery and performance of the merger agreement by the Company and recommend that the shareholders of the Company vote to approve the merger agreement. The Board, acting in part on the unanimous recommendation of the Special Committee, by a unanimous vote of its directors, has approved the merger agreement and recommends that you vote FOR the approval of the merger agreement and the merger. In addition, the Board, by unanimous vote, recommends that you vote (a) FOR the merger-related named executive officer compensation proposal, and (b) if necessary, FOR the adjournment or postponement proposal.

In considering the recommendation of the Special Committee and the Board, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. Certain shareholders of the Company have entered into voting agreements (the “Voting Agreements”) with Parent pursuant to which, among other things, such shareholders have agreed, on the terms and subject to the conditions set forth in the Voting Agreements, to (a) vote their shares of common stock in favor of approval of the merger agreement and merger and (b) take certain other actions in furtherance of the transactions contemplated by the merger agreement. Each Voting Agreement terminates by its terms if the merger agreement is terminated.

Only shareholders of record and their proxies are invited to attend the special meeting in person. If you are a record shareholder who received a paper copy of this proxy statement. You will need to bring your proxy card and your photo identification to the special meeting. If you hold your shares in “street name” through a broker, bank or other nominee or if you have received your proxy materials electronically, you may obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a bank or brokerage account statement, to us at Corporate Secretary, The Edelman Financial Group Inc., 600 Travis, Suite 5800, Houston, Texas 77002. If you arrive at the special meeting without an admission ticket, we will admit you only if we are able to verify that you were an actual shareholder of the Company as of the record date for the special meeting.

Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope or submit your proxy by telephone or Internet prior to the special meeting. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares of common stock using the instructions provided by your broker, bank or other nominee. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy you previously submitted. However, if you hold your shares through a broker, bank or other nominee, you must provide a legal proxy issued from such nominee in order to vote your shares in person at the special meeting.

Shareholders who do not vote in favor of the approval of the merger agreement and the merger will have the right to dissent and seek appraisal of the fair value of their shares of our common stock if the merger is completed, but only if they perfect their dissenters’ right by complying with all of the required procedures under Texas law. The specific statutory requirements are summarized in the enclosed proxy statement under the section titled “Dissenters’ Rights of Appraisal” and the full text of Texas dissenters’ rights statutes is included as Annex C to the enclosed proxy statement.

By order of the Board of Directors

George L. Ball
Chairman of the Board

                    , 2012

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting To Be Held on                 , 2012. This Notice of Special Meeting of Shareholders and the accompanying proxy statement may be viewed, printed and downloaded from the Internet at                          .

TABLE OF CONTENTS

Page
SUMMARY TERM SHEET	1
The Merger Agreement and the Merger	1
The Parties Involved in the Merger	1
Merger Consideration	1
When the Merger is Expected to be Completed	2
Vote Required for Approval of the Merger Agreement and the Merger	2
Voting Agreements	2
The Special Meeting	2
Recommendation of the Special Committee and Our Board of Directors	2
Interests of the Company’s Directors and Executive Officers in the Merger	3
Opinion of Financial Advisor to the Special Committee	3
Position of Parent, Merger Sub and the Lee Equity Filing Persons as to the Fairness of the Merger	4
Position of the Rollover Investors and the Edelman Financial Filing Persons as to the Fairness of the Merger	4
Treatment of Stock Options, Restricted Common Stock and Restricted Stock Units	4
Financing of the Merger	4
Governmental and Regulatory Approvals	5
Material United States Federal Income Tax Consequences	5
Go Shop	5
No Solicitation	6
Conditions to the Completion of the Merger	6
Termination of the Merger Agreement	8
Termination Fees and Expense Reimbursement	8
Remedies	10
Litigation Related to the Merger	10
Dissenters’ Rights of Appraisal	10
Market Price of the Company’s Common Stock	11
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	12
The Merger and Related Transactions	12
Merger-Related Named Executive Officer Compensation	14
The Special Meeting	14
SPECIAL FACTORS	18
Background of the Merger	18
Purpose and Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors; Fairness of the Merger	32
Opinion of Financial Advisor to the Special Committee	39
Purpose and Reasons for the Merger of the Rollover Investors, the Edelman Financial Filing Persons, the Lee Equity Filing Persons, Parent and Merger Sub	49
Position of Parent, Merger Sub and the Lee Equity Filing Persons as to the Fairness of the Merger	50
Position of the Rollover Investors and the Edelman Financial Filing Persons as to the Fairness of the Merger	52
Plans for the Company After the Merger	55
Effects of the Merger	56
Effects on the Company if the Merger is Not Completed	59
Financing of the Merger	60
Material United States Federal Income Tax Consequences	65
Remedies; Limited Guarantee	66
Voting Agreements	67
Interests of the Company’s Directors and Executive Officers in the Merger	67
Golden Parachute Compensation	72

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SUMMARY TERM SHEET

This Summary Term Sheet, together with the “Questions and Answers About the Merger and the Special Meeting,” summarizes the material information in this proxy statement. We encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 126. Each item in this Summary Term Sheet includes a page reference directing you to a more complete description of that topic. In this proxy statement, the terms “The Edelman Financial Group,” “Company,” “we,” “our,” and “us” refer to The Edelman Financial Group Inc. and its subsidiaries, unless the context requires otherwise.

The Merger Agreement and the Merger (page 89)

You are being asked to approve an Agreement and Plan of Merger dated as of April 16, 2012 (as it may be amended, the “merger agreement”) by and among The Edelman Financial Group Inc., a Texas corporation, Summer Holdings II, Inc., a Delaware corporation (“Parent”), and Summer Merger Sub, Inc., a Texas corporation (“Merger Sub”). The merger agreement provides for the merger of Merger Sub with and into The Edelman Financial Group (the “merger”), with The Edelman Financial Group surviving the merger as the “surviving corporation.” After the merger, The Edelman Financial Group will be a wholly owned subsidiary of Parent. Upon completion of the merger, The Edelman Financial Group will cease to be a publicly traded company, and you will cease to have any rights in The Edelman Financial Group as a shareholder. The merger agreement is attached as Annex A to this proxy statement.

The Parties Involved in the Merger (page 87)

The Edelman Financial Group Inc. is a wealth management company. Through our subsidiaries and affiliates, we provide wealth management services, including investment advice, investment management, and financial planning to a large and diversified group of clients and customers, including individuals, corporations and financial institutions in North America.

Parent is a Delaware corporation. Merger Sub is a Texas corporation and a wholly owned subsidiary of Parent. Both Parent and Merger Sub are affiliates of Lee Equity Partners, LLC (“Lee Equity”), a private equity firm, and were formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement.

George L. Ball, Fredric M. Edelman, The Edelman Financial Center, Inc. (“TEFC Inc.”), Bruce R. McMaken, Edward P. Moore, Ben T. Morris, Don A. Sanders, and the 2003 Sanders Children’s Trust (collectively, the “Merger Agreement Rollover Investors” and, together with Joseph Bottazzi, II and Lesley V. Roberts, the “Rollover Investors”) have entered into contribution agreements (the “Rollover Contribution Agreements”) with Lee Summer, LP, a Delaware limited partnership and the indirect parent of Parent (the “Lee Summer Partnership”), pursuant to which the Rollover Investors will contribute, immediately prior to the effective time of the merger, a portion of their shares of our common stock to the Lee Summer Partnership in exchange for a limited partner interest in the Lee Summer Partnership (or in the case of Mr. Edelman, Mr. Moore and TEFC Inc., their respective interests in The Edelman Financial Center, LLC (“EFC LLC”)). For more information on the consequences of the merger for the executive officers and directors of the Company, see “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger,” starting at page 67. For charts showing the organizational structure of the Company before and after the merger, see “Special Factors—Effects of the Merger” on pages 56 to 59.

Merger Consideration (page 90)

If the merger is completed, each share of our common stock, other than as provided below, will be cancelled and converted into the right to receive $8.85 in cash, without interest (the “merger consideration”). The following shares of our common stock will not be converted into the right to receive the merger consideration in connection with the merger: (a) shares owned by any of our shareholders who properly exercise dissenters’ rights under Texas law, (b) shares owned by the Company (as treasury stock or otherwise) or any of its subsidiaries, other than such shares of common stock owned by Sanders Morris Harris Inc., a wholly owned subsidiary of the Company (“SMH”), in its proprietary trading account immediately prior to the completion of the merger, and (c) shares owned by Parent or Merger Sub, including shares to be contributed to the Lee Summer Partnership immediately prior to the completion of the merger by the Rollover Investors.

When the Merger is Expected to be Completed (page 89)

We currently anticipate that the merger will be completed in the third calendar quarter of 2012. However, there can be no assurances that the merger will be completed at all, or if completed, that it will be completed in the third calendar quarter of 2012.

Vote Required for Approval of the Merger Agreement and the Merger (page 81)

The approval of the merger agreement and the merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock, as well as a majority of the outstanding shares of our common stock not held by the Merger Agreement Rollover Investors, Parent, Merger Sub, their respective affiliates, or any officer of the Company or any of its subsidiaries that the Board of Directors of the Company (the “Board”) has designated as an executive officer for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Majority of the Minority Approval”) (collectively, the “Shareholder Approval”). Please note that failing to vote has the same effect as a vote against the approval of the merger agreement and the merger.

Voting Agreements (page 67)

To induce Parent and Merger Sub to enter into the merger agreement, Mr. Ball, Mr. Edelman, TEFC Inc., Mr. Morris, Mr. Sanders, the 1998 Sanders Children’s Trust, and the 2003 Sanders Children’s Trust (collectively, the “Voting Agreement Parties”) (who collectively beneficially own approximately 26% of the outstanding shares of the Company’s common stock) have entered into voting agreements (the “Voting Agreements”) with Parent pursuant to which, among other things, the Voting Agreement Parties have agreed, on the terms and subject to the conditions set forth in the Voting Agreements, to (a) vote their shares of common stock in favor of approval of the merger agreement and the merger and (b) take certain other actions in furtherance of the transactions contemplated by the merger agreement. Each Voting Agreement terminates by its terms if the merger agreement is terminated.

The Special Meeting (page 81)

The special meeting will be held at 600 Travis, Suite 5800, Houston, Texas 77002 on , 2012, at , local time. See “Questions and Answers About the Merger and the Special Meeting” beginning on page 12 and “The Special Meeting” beginning on page 81 for more information on the special meeting.

Recommendation of the Special Committee and Our Board of Directors (page 32)

A special committee (the “Special Committee”) of the Board, which is comprised of the five independent directors, unanimously determined that the merger agreement, the terms thereof, and the matters contemplated thereby, including the merger, are fair to and in the best interests of The Edelman Financial Group and its shareholders (other than the Merger Agreement Rollover Investors), and unanimously recommended that the Board:

•	approve the execution, delivery and performance of the merger agreement by the Company;
•	direct that the merger agreement be submitted to a vote of the Company’s shareholders;
•	recommend that the Company’s shareholders vote to approve the merger agreement; and
•	subject to the required approval of the Company’s shareholders, approve the consummation by the Company of the transactions contemplated by the merger agreement.

After considering, among other things, the unanimous recommendations of the Special Committee and the opinion of the Special Committee’s financial advisor described in “Special Factors—Opinion of Financial Advisor to the Special Committee,” our Board unanimously (a) approved and declared advisable the merger agreement, (b) declared that the merger agreement, the terms of the merger agreement, and the transactions contemplated by the merger agreement, including the merger, are fair to, advisable, and in the best interests of the Company and our shareholders, and (c) recommended that the shareholders of the Company approve the merger agreement. For a discussion of the material factors considered by the Special Committee and the Board in reaching their conclusions, see “Special Factors—Purpose and Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors; Fairness of the Merger,” beginning on page 32.

Our Board recommends that you vote “FOR” the proposal to
approve the merger agreement and the merger.

Interests of the Company’s Directors and Executive Officers in the Merger (page 67)

In considering the recommendations of the Special Committee and the Board, you should be aware that some of our directors and our executive officers have interests in the merger that are different from, or in addition to, your interests as a shareholder and that may present actual or potential conflicts of interest. These interests include, among others:

•	equity ownership in the Lee Summer Partnership by the Rollover Investors immediately prior to the effective time of the merger pursuant to the Rollover Contribution Agreements;
•	entry into an employment agreement by Mr. Edelman with EFC LLC;
•	entry into employment agreements by Mr. Ball, Mr. McMaken, and Mr. Berry with SMH;
•	entry into employment agreements by Mr. Moore, Mr. Bottazzi, and Ms. Roberts with Edelman Financial Services, LLC (“EFS”);
•	accelerated vesting of restricted stock and restricted stock unit awards;
•	payment of all outstanding vested incentive compensation awards;
•	acceleration of certain benefits under our 2009 Supplemental Bonus Plan, 2011 Senior Executive Incentive Plan, and 2011 Executive Incentive Plan;
•	the establishment of a new equity-based management incentive plan and anticipated grants of equity awards to senior management, key employees, and other employees after completion of the merger (as described under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Management Incentive Plan”);
•	continued provision of indemnification and liability insurance for directors and officers following completion of the merger; and
•	the fact that Mr. Edelman and Mr. Moore will receive at closing a distribution of retained earnings previously allocated to their minority interests in EFC LLC and will contribute all of those minority interests to the Lee Summer Partnership for a combination of cash and equity ownership in the Lee Summer Partnership.

These and other interests of our directors and executive officers, some of which may be different than those of our shareholders generally, are more fully described under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 67 and “Special Factors—Golden Parachute Compensation” beginning on page 72.

Opinion of Financial Advisor to the Special Committee (page 39)

Stephens Inc. (“Stephens”), the independent financial advisor to the Special Committee, delivered its oral opinion to the Special Committee, subsequently confirmed in writing, that, as of April 13, 2012, and based upon and subject to the assumptions and qualifications in Stephens’ opinion, the $8.85 per share cash consideration to be received by holders of the Company’s common stock (other than Parent, any affiliate of Parent and the Merger Agreement Rollover Investors) in the merger was fair, from a financial point of view, to such holders.

The full text of Stephens’ written opinion, dated April 13, 2012, which sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Stephens in connection with its opinion, is attached to this proxy statement as Annex B and is incorporated by reference herein. Stephens’ opinion was addressed to the Special Committee in connection with its evaluation of the merger. The opinion addresses only the fairness of the merger consideration from a financial point of view, does not address the merits of the underlying decision by the Company to enter into the merger agreement, the merits of the merger as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person as to how to vote on the proposal to approve the merger agreement. Stephens will receive a fee for its services, portions of which have been paid, and a significant portion of which will be payable upon consummation of the merger.

We encourage our shareholders to read Stephens’ opinion carefully and in its entirety. For a further discussion of Stephens’ opinion, see “Special Factors—Opinion of Financial Advisor to the Special Committee” beginning on page 39.

Position of Parent, Merger Sub and the Lee Equity Filing Persons as to the Fairness of the Merger (page 50)

Parent, Merger Sub, and the Lee Equity Filing Persons (as defined under “Special Factors—Effects of the Merger”) believe that the merger is substantively and procedurally fair to the unaffiliated shareholders of the Company for the reasons described under “Special Factors—Position of Parent, Merger Sub and the Lee Equity Filing Persons as to the Fairness of the Merger,” beginning on page 50.

Position of the Rollover Investors and the Edelman Financial Filing Persons as to the Fairness of the Merger (page 52)

The Rollover Investors and the Edelman Financial Filing Persons (as defined under “Special Factors— Position of the Rollover Investors and the Edelman Filing Persons as to the Fairness of the Merger”) believe that the merger is substantively and procedurally fair to the unaffiliated shareholders of the Company for the reasons described under “Special Factors—Position of the Rollover Investors and the Edelman Financial Filing Persons as to the Fairness of the Merger,” beginning on page 52.

Treatment of Stock Options, Restricted Common Stock and Restricted Stock Units (page 91)

Stock Options. Under the merger agreement, each outstanding option to purchase shares of common stock granted under our equity incentive plans, whether or not then vested or exercisable, will be cancelled as of the effective time of the merger. The holder of such stock option will be entitled to receive a cash payment, payable as soon as practicable but in no event later than 30 days after the closing of the merger, equal to the product of (a) the excess, if any, of the $8.85 per share merger consideration over the applicable per share exercise price of such stock option, multiplied by (b) the number of shares of common stock such holder could have purchased had such holder exercised such option in full immediately prior to the effective time of the merger, without interest.

Restricted Common Stock. Under the merger agreement, each outstanding share of restricted stock granted under our equity incentive plans, to the extent not previously earned and vested, will upon the effective time of the merger become fully earned and vested. The holder of such restricted stock will be entitled to receive, in exchange for such restricted stock, a cash payment, payable as soon as practicable but in no event later than 30 days after the closing of the merger, equal to the product of (a) the number of restricted shares that have not been settled or paid immediately prior to the effective time of the merger, multiplied by (b) the $8.85 per share merger consideration, without interest.

Restricted Stock Units. Under the merger agreement, each outstanding restricted stock unit award representing the right to receive shares of common stock granted under our equity incentive plans will vest and be cancelled as of the effective time of the merger. The holder of such restricted stock unit award will be entitled to receive a cash payment, payable as soon as practicable but in no event later than 30 days after the closing of the merger, equal to the product of (a) the number of units covered by such restricted stock unit award, multiplied by (b) the $8.85 per share merger consideration, without interest.

Financing of the Merger (page 60)

Parent estimated that the aggregate amount of consideration necessary to complete the merger and the payment of related fees and expenses in connection with the merger and the financing arrangements will be approximately $322 million. Parent has obtained equity, debt, and other financing commitments (including a commitment to sell the EADV Interests (as defined and described under “Special Factors—Financing of the

Merger”) for the transactions contemplated by the merger agreement, the aggregate proceeds of which will be used by Parent to (a) pay the aggregate merger consideration, (b) pay any cash amounts owed under the Rollover Contribution Agreements, (c) pay any and all related fees and expenses required to be paid by Parent, Merger Sub, and the surviving corporation in connection with the merger and the transactions contemplated by the Rollover Contribution Agreements, and (d) satisfy all of the other payment obligations of Parent, Merger Sub, and the surviving corporation contemplated by the merger agreement. The aggregate amount of the debt and other financing commitments is approximately $190 million. These commitments have been made on terms and subject to conditions set forth in the Senior Secured Commitment Letter, the Mezzanine Commitment Letter and the Receivables Commitment Letter, each dated April 16, 2012 (as defined and described under “Special Factors—Financing of the Merger”). The Senior Secured Commitment Letter, the Mezzanine Commitment Letter and the Receivables Commitment Letter also contain certain conditions precedent, which are described under “Special Factors—Financing of the Merger.” Affiliates of Lee Equity have committed to contribute to Parent, at or prior to the closing of the merger, cash in an amount up to $132 million, on the terms and subject to the conditions set forth in an equity commitment letter. Certain affiliates of Lee Equity have also agreed to guarantee the full amount of the reverse termination fee and certain other monetary obligations that may become payable by Parent under the merger agreement, on the terms and subject to the conditions set forth in the Limited Guarantee in favor of the Company. See “Special Factors—Financing of the Merger” beginning on page 60.

Governmental and Regulatory Approvals (page 79)

The Company is required to file a certificate of merger with the Secretary of State of the State of Texas in accordance with the Texas Business Organizations Code (the “TBOC”) at the closing of the merger.

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), the merger may not be completed until the Company and Parent each file a notification and report form under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) and the applicable waiting period has expired or been terminated. The Company and Parent filed the notification and report forms under the HSR Act with the FTC and the DOJ on April 25, 2012, and early termination was granted on May 4, 2012.

Under NASD Rule 1017, the Company must provide notice of and apply for approval of change of ownership of its broker dealer subsidiaries to Financial Industry Regulatory Authority (“FINRA”) and must respond as promptly as practicable to any request for additional information and documentary material made by FINRA pursuant to such rule. The Company notified FINRA on April 26, 2012 of the proposed change of ownership, and on May 23, 2012, the Company received a letter from FINRA requesting additional information and documentary material.

On May 22, 2012, the Company received a letter from FINRA stating that FINRA has placed interim restrictions on the Company based upon the standards in NASD Rule 1014 and pending completion of its review of the proposed change in ownership. The Company anticipates FINRA’s review to be completed before the closing date.

Material United States Federal Income Tax Consequences (page 65)

If you are a U.S. holder, for U.S. federal income tax purposes, your receipt of cash in exchange for your shares of common stock in the merger generally will result in your recognizing gain or loss measured by the difference, if any, between the cash you receive in the merger and your tax basis in your shares of common stock. You should consult your tax advisor for a complete analysis of the effect of the merger on your U.S. federal, state, local and/or foreign taxes.

Go Shop (page 96)

During the period beginning on April 16, 2012, and continuing until 11:59 p.m. Central time on May 26, 2012, the Company and its subsidiaries and representatives had the right, under the direction of the Special Committee, to:

•	solicit, initiate, facilitate or encourage the submission of any Competing Proposal (as described under “The Merger Agreement—Go Shop; Solicitation”);

•	furnish nonpublic information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and its subsidiaries to any person (subject to such person entering into an acceptable confidentiality agreement);
•	enter into and maintain discussions or negotiations with any person with respect to any Competing Proposal; and
•	otherwise cooperate with or assist or participate in or facilitate any discussions or negotiations or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could be reasonably expected to result in, a Competing Proposal.

The Special Committee did not receive any Competing Proposals during the go-shop period.

No Solicitation (page 97)

Following the go-shop period described above, the Company has agreed (subject to certain exceptions) to cease any discussions regarding a Competing Proposal and not to:

•	solicit, initiate, knowingly facilitate or knowingly encourage any Competing Proposal;
•	furnish to any person any material non-public information in connection with any Competing Proposal;
•	engage in discussions or negotiations with any person with respect to any Competing Proposal;
•	approve or recommend any Competing Proposal; or
•	enter into any agreement relating to any Competing Proposal.

If the Company receives a Competing Proposal that did not result from a material breach of the merger agreement and that the Special Committee in good faith determines (after consultation with outside legal counsel and its financial advisors) constitutes or could reasonably be expected to result in a Superior Proposal (as described under “The Merger Agreement—No Solicitation”), then the Company may provide information and engage in negotiations with such person; provided that prior to the Board’s changing its recommendation or terminating the merger agreement, it must provide Parent notice of any Superior Proposal and negotiate in good faith with Parent to make changes to the merger agreement sufficient to cause the Competing Proposal to no longer be a Superior Proposal. Furthermore, notwithstanding the restrictions described in this section, we were permitted to continue to engage in the activities described under “—Go Shop” above with any Go-Shop Party (as defined in “The Merger Agreement—No Solicitation” beginning on page 97) until 11:59 p.m., Eastern Time, on May 26, 2012.

Conditions to the Completion of the Merger (page 102)

Each party’s obligations to complete the merger are subject to, among other things, the satisfaction, or to the extent permitted, waiver of the following conditions:

•	the Shareholder Approval being obtained;
•	the absence of any decree, ruling, injunction, or other order that prohibits, restrains or enjoins the consummation of the merger and the other transactions provided for in the merger agreement; and no law shall having been adopted or enacted that makes consummation of the merger illegal or otherwise prohibited;
•	the expiration or termination of the applicable waiting period under the HSR Act; and
•	the expiration of the applicable waiting period under NASD Rule 1017(c)(1) without FINRA placing an interim restriction on any of our subsidiaries that is a FINRA member based on the standards in NASD Rule 1014. On May 22, 2012, the Company received a letter from FINRA stating that FINRA has placed interim restrictions on the Company based upon the standards in NASD Rule 1014 and pending completion of its review of the proposed change in ownership. The Company anticipates FINRA’s review to be completed before the closing date.

Parent and Merger Sub will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	certain of the representations and warranties of the Company relating to organizational documents and authorization shall be true and correct at and as of the closing date as if made on such date (except to the extent such representations or warranties are made as of a specific date, in which case such representations and warranties shall be true and correct as of such date);

•	certain of the representations and warranties of the Company relating to capitalization shall be true and correct at and as of the closing date as if made on such date (except to the extent such representations or warranties are made as of a specific date, in which case such representations and warranties shall be true and correct as of such date), except for inaccuracies that would result in the payment of an additional $750,000 or less of merger consideration;

•	all other representations and warranties of the Company being true and correct at and as of the closing date as if made on such date (except to the extent such representations or warranties are made as of a specific date, in which case such representations and warranties shall be true and correct as of such date), except for where the failure of any such representations or warranties to be true or correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as described under “The Merger Agreement—Definition of Company Material Adverse Effect”);
•	the absence of a Company Material Adverse Effect, or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;
•	the Company’s performance, in all material respects, of its obligations and compliance, in all material respects, with the agreements and covenants required to be performed by it under the merger agreement prior to the closing date of the merger;
•	our delivery of customary documents from each debt payoff recipient, including a payoff letter, evidencing the repayment in full of all indebtedness owing to each such debt payoff recipient (and the termination of all agreements, commitments and instruments and the irrevocable release of all liens in connection therewith);
•	the aggregate dollar amount of assets in the accounts of the clients managed by our subsidiary, EFS, as of the closing date of the merger shall not have declined by more than 15% since February 29, 2012 (excluding market appreciation or depreciation from and after such date);
•	Mr. Edelman’s employment agreement is in full force and effect and on the closing date of the merger; Mr. Edelman is alive and employed by the Company or a subsidiary of the Company, and has not been incapacitated in such a manner as would, or would reasonably be expected to, prevent or materially impair Mr. Edelman’s ability to perform his material duties on behalf of the Company and our subsidiaries;
•	the representations and warranties made by the Company related to the EADV Interests (as described under “Special Factors—Background of the Merger”) shall be true and correct at and as of the closing date as if made on the closing date except for inaccuracies that do not, individually or in the aggregate, cause the failure of certain conditions contained in the Receivables Commitment Letter; and
•	Parent’s receipt of a certification signed by a senior officer of the Company stating that certain of the conditions described above have been satisfied in all respects.

The Company will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	certain of the representations and warranties of Parent and Merger Sub relating to organization and authorization shall be true and correct at and as of the closing date as if made on such date (except to the extent such representations or warranties are made as of a specific date, in which case such representations and warranties shall be true and correct as of such date);

•	all other representations and warranties of Parent and Merger Sub being true and correct at and as of the closing date as if made on such date (except to the extent such representations or warranties are made as of a specific date, in which case such representations and warranties shall be true and correct as of such date), except for where the failure of any such representations or warranties to be true or correct has not had and would not reasonably be expected to prevent, materially impede or materially delay the transactions contemplated by the merger agreement;

•	Parent and Merger Sub’s performance, in all material respects, of its obligations and compliance, in all material respects, with the agreements and covenants required to be performed under the merger agreement prior to the closing date of the merger; and
•	the Company’s receipt of a certification signed by a senior officer of Parent and Merger Sub stating that certain of the conditions described above have been satisfied in all respects.

Termination of the Merger Agreement (page 104)

The Company and Parent may, at any time prior to the effective time of the merger, agree in writing to terminate the merger agreement without completing the merger at any time, even after our shareholders have approved the merger agreement. The merger agreement may also be terminated upon written notice in certain other circumstances, including:

•	by either the Company or Parent:
–	if the merger is not completed on or before October 13, 2012, except that the right to terminate will not be available to any party (a) that is in material breach of its obligations under the merger agreement or (b) whose failure to fulfill its obligations or to comply with its covenants under the merger agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party under the merger agreement;
–	if a law or final and non-appealable governmental order permanently enjoins or otherwise prohibits the transactions contemplated in the merger agreement, so long as the party seeking to terminate has used its reasonable best efforts to challenge the governmental order;
–	if the Shareholder Approval was not obtained at the special meeting or any adjournment or postponement of the special meeting;
–	if the other party breaches any of its representations or warranties or fails to perform any of its covenants contained in the merger agreement such that certain closing conditions to the merger agreement would not be satisfied, and which breach has not been or is incapable of being cured by the breaching party within thirty calendar days after the non-breaching party’s receipt of written notice thereof, except that the right to terminate will not be available to any party (a) that is also in material breach of its obligations under the merger agreement or (b) whose failure to fulfill its obligations or to comply with its covenants under the merger agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party under the merger agreement;
•	by Parent:
–	at any time prior to obtaining the Shareholder Approval, if the Board or Special Committee has changed its recommendation in favor of the merger, approved a Competing Proposal or taken other action inconsistent with its recommendation of the merger; provided, however, that this right to terminate must be exercised by Parent within ten business days following the change of recommendation;
•	by the Company:
–	at any time prior to obtaining the Shareholder Approval, if the Board has determined to enter into a definitive agreement with respect to a Superior Proposal (described under “The Merger Agreement—No Solicitation”); provided that, the Company shall not be entitled to this right to unless (i) the Company has complied with certain requirements of the merger agreement and (ii) on the date of such termination, the Company pays to Parent the termination fee contemplated in the merger agreement; or
–	if the Shareholder Approval has been obtained and all other conditions to the obligations of the parties to effect the merger (other than as specified in the merger agreement) have been satisfied, we have notified Parent of the commencement of the three business day period contemplated in the merger agreement and Parent and Merger Sub have failed to consummate the merger by the end of such three business day period and the Company confirmed in writing to Parent that all conditions to our obligations to effect the merger (other than as specified in the merger agreement) have been satisfied or will be waived.

Termination Fees and Expense Reimbursement (page 105)

We will be obligated to pay to Parent a termination fee of $8 million in cash if:

•	the merger agreement is terminated by Parent because the Board has changed its recommendation in favor of the merger, approved a Competing Proposal (described under “The Merger Agreement—Go Shop; Solicitation”) or taken other action inconsistent with its recommendation of the merger; or

•	prior to this meeting, a Competing Proposal has been publicly proposed or publicly disclosed, and not publicly withdrawn at the time of this meeting and:
–	the merger agreement is terminated by either the Company or Parent because the merger is not completed on or before October 13, 2012;
–	the merger agreement is terminated by either the Company or Parent because the Shareholder Approval was not obtained at the special meeting or any adjournment or postponement of the special meeting; or
–	the merger agreement is terminated by either Parent if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in the merger agreement;
provided, however, that no termination fee will be payable by the Company in connection with any termination of the merger agreement unless within twelve months following the date of such termination, we enter into a definitive agreement relating to a Competing Proposal or consummate the transactions contemplated by a Competing Proposal, in which case the Company shall pay the termination fee to Parent or its designee (as liquidated damages and not as a penalty) in immediately available funds at the closing of the transactions contemplated by the Competing Proposal; provided, however, that each reference to “twenty five percent (25%)” in the definition of Competing Proposal (as described under “The Merger Agreement—Go Shop; Solicitation”) shall be deemed to be a reference to “more than fifty percent (50%)”).

We would have been obligated to pay to Parent a lesser termination fee of $4 million in cash if the merger agreement was terminated by the Company pursuant to a determination by the Board to enter into a definitive agreement with a Go-Shop Party with respect to a Superior Proposal prior to 11:59 p.m. Central time on the Cut-Off Date (described under “The Merger Agreement—No Solicitation”).

If the merger agreement is terminated by us or Parent, under certain circumstances, we may also be obligated to pay to Parent the reasonable and documented out-of-pocket expenses incurred by Parent and Merger Sub in connection with the merger agreement and the transactions contemplated by the merger agreement in an amount not to exceed $2 million pursuant to the terms of the merger agreement (or, if the merger agreement was terminated by the Company pursuant to a determination by the Board to enter into a definitive agreement with a Go-Shop Party with respect to a Superior Proposal prior to 11:59 p.m. Central time on the Cut-Off Date, an amount not to exceed $1 million).

Parent will be obligated to promptly (but in no event later than two business days after the date of such termination) pay us a termination fee of $16 million if:

•	the merger agreement is terminated by us because Parent failed to perform any of its representations, warranties or covenants contained in the merger agreement such that certain of our closing conditions to the merger agreement would not be satisfied, and which breach not been or is incapable of being cured by Parent within thirty calendar days after our receipt of written notice thereof, except that the right to terminate will not be available if we (a) are also in material breach of our obligations under the merger agreement or (b) fail to fulfill our obligations or to comply with our covenants under the merger agreement, which were the cause of, or resulted in, the failure to satisfy any condition or the obligations of Parent under the merger agreement; or
•	the merger agreement is terminated by us because the Shareholder Approval has been obtained and all other conditions to the obligations of parties to effect the merger (other than as specified in the merger agreement) have been satisfied, we have notified Parent of the commencement of three business day period contemplated in the merger agreement, and Parent and Merger Sub have failed to consummate the merger by the end of such three business day period, and the Company confirmed in writing to Parent that all conditions to our obligations to effect the merger (other than as specified in the merger agreement) have been satisfied or will be waived.

Remedies (page 106)

In no event will we be entitled to monetary damages under the merger agreement other than the $16 million termination fee plus certain out-of-pocket costs and expenses, though nothing in the merger agreement will relieve any party of liability or damages suffered as a result of fraud. Subject to certain exceptions, we are entitled to seek specific performance in order to enforce Parent and Merger Sub’s obligations under the merger agreement.

Concurrently with the execution of the merger agreement, LEP Summer Holdings, LLC, Lee Equity Partners Fund, L.P., Lee Equity Strategic Partners Fund, L.P. and Lee Equity Strategic Partners Fund (Offshore), L.P. (collectively, the “Guarantors”) entered into a limited guarantee (the “Limited Guarantee”) in our favor with respect to certain of Parent’s and Merger Sub’s obligations under the merger agreement. The Limited Guarantee is our sole recourse against the Guarantors and certain of their respective affiliates and representatives for any damages we may incur in connection with the merger agreement and the transactions.

Litigation Related to the Merger (page 79)

On April 20, 2012, a putative class action lawsuit was filed in the District Court in Harris County, Texas purportedly on behalf of a class of shareholders of the Company or alternatively, derivatively on behalf of the Company, docketed as Lax v. Ball et al., Case No. 2012-23137 (the “Lax Complaint”). The Lax Complaint names as defendants the Company, all of the Company’s directors and Parent and Merger Sub. The Lax Complaint seeks certification of a class of the Company’s shareholders and alleges, inter alia, that the members of the Board breached fiduciary duties owed to the Company’s shareholders by failing to engage in a fair sales process in connection with the proposed transaction, by agreeing to an inadequate price, and by agreeing to certain deal protection provisions, among other claims and that Lee Equity, Parent and Merger Sub aided and abetted the alleged breach of fiduciary duties. The Lax Complaint seeks, among other relief, an injunction prohibiting the transactions contemplated by the merger agreement, rescission in the event such transactions are consummated, compensatory damages, and attorneys’ fees and costs of the action. On June 6, 2012, a first amended compliant was filed (the “Amended Lax Complaint”). The Amended Lax Complaint seeks the same relief and asserts the same claims as the Lax Compliant.

On May 22, 2012, a shareholder derivative action lawsuit was filed in the District Court in Harris County, Texas and on May 23, 2012, a first amended complaint to the shareholder derivative action lawsuit was filed purportedly on behalf of a class of shareholders of the Company, docketed as Shams v. Ball et al., Case No. 2012-29785 (the “Shams Complaint” and together with the Lax Complaint and the Amended Lax Complaint, the “Complaints”). The Shams Complaint names as defendants the Company, the Company’s directors, Lee Equity, Parent and Merger Sub. The Shams Complaint alleges, inter alia, that the members of the Board breached fiduciary duties owed to the Company’s shareholders by engaging in self-dealing and obtaining financial benefits for themselves that were not shared by other shareholders, by agreeing to an inadequate price, and by agreeing to certain deal protection provisions, among other claims and that Lee Equity, Parent and Merger Sub aided and abetted the alleged breach of fiduciary duties. The Shams Complaint seeks, among other relief, an injunction prohibiting the transactions contemplated by the merger agreement, rescission in the event such transactions are consummated and attorneys’ fees and costs of the action.

The Company believes the Complaints are without merit and that it has valid defenses to all claims raised by the plaintiffs in the Complaints. The Company intends to defend itself vigorously against these actions. However, there can be no assurances as to the outcome of the litigation.

Dissenters’ Rights of Appraisal (page 108)

The TBOC provides you with rights of dissent and appraisal in connection with the merger, subject to a number of procedures and technical requirements. If you do not wish to accept the $8.85 per share merger consideration in the merger, you are entitled to have the fair value of your shares of Company common stock determined by an appraiser selected by a Texas court and to receive payment based on that valuation, provided that you comply with certain procedures. The ultimate amount you receive as a dissenting shareholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received in the merger. To exercise your rights of dissent and appraisal, you must deliver a written objection to the merger before the merger agreement is voted on at the special meeting and you must vote against the approval of the merger agreement and the merger. After the effective time of the merger, you must deliver a written demand for the payment of “fair value” of your shares to the Company. Your failure to follow exactly the procedures, including applicable time periods, specified under the TBOC will result in the loss of your rights of dissent and appraisal.

See “Dissenters’ Rights of Appraisal” beginning on page 108 and the text of Subchapter H of Chapter 10 of the TBOC reproduced in its entirety as Annex C to this proxy statement, which relates to your rights of dissent and appraisal. We encourage you to read these provisions carefully and in their entirety.

Market Price of the Company’s Common Stock (page 119)

The Company’s common stock is listed on the NASDAQ Global Select Market under the symbol “EF.” The closing trading price of our common stock on April 13, 2012, the last trading day prior to our public announcement that we had entered into the merger agreement, was $6.18 per share. The merger consideration represents a premium of approximately 43% to our closing share price on April 13, 2012. On                     , which is the most recent practicable trading date prior to the date of this proxy statement, the closing trading price of our common stock was $            per share.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the merger and the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 126.

Q:	Why am I receiving this proxy statement?
A:	You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the approval of the merger agreement and the merger.
Q:	What is a proxy?
A:	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Company common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company common stock is called a “proxy card.” Our Board has designated George L. Ball and John T. Unger, and each of them, with full power of substitution and resubstitution, as proxies for the special meeting.
Q:	If a shareholder gives a proxy, how will its shares of Company common stock be voted?
A:	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet, telephone or mailing processes or the enclosed proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to approve the merger agreement and the merger, “FOR” the merger-related named executive officer compensation proposal, and “FOR” the adjournment or postponement proposal, if necessary.

The Merger and Related Transactions

Q:	What is the proposed transaction?
A:	The proposed transaction is the acquisition of the Company pursuant to the merger agreement. Under the terms of the merger agreement, if the merger agreement is approved by the Company’s shareholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation. Upon consummation of the merger, the Company will become a wholly owned subsidiary of Parent. After the merger, shares of the Company’s common stock will not be publicly traded.
Q:	What will I receive for my shares of the Company’s common stock in the merger?
A:	Upon completion of the merger, you will receive $8.85 in cash, without interest, for each share of our common stock that you own. This does not apply to (a) shares owned by any of our shareholders who properly exercise dissenters’ rights under Texas law, (b) shares owned by the Company (as treasury stock or otherwise) or any of its subsidiaries, other than such shares of common stock owned by SMH in its proprietary trading account immediately prior to the completion of the merger, and (c) shares owned by Parent or Merger Sub, including shares to be contributed to the Lee Summer Partnership immediately prior to the completion of the merger by the Rollover Investors. Upon consummation of the merger, you will not own shares in the Company or Parent. See “Special Factors—Material United States Federal Income Tax Consequences” beginning on page 65 for a description of the U.S. tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local and/or foreign taxes.

Q:	How will the Company’s stock options be treated in the merger?
A:	Each outstanding option to purchase the Company’s common stock granted under our equity incentive plans, whether or not then vested or exercisable, will be cancelled as of the effective time of the merger. The holder of such stock option will be entitled to receive a cash payment, payable as soon as practicable but in no event later than 30 days after the closing of the merger, equal to the product of (a) the excess, if any, of the $8.85 per share merger consideration over the applicable per share exercise price of such stock option, multiplied by (b) the number of shares of common stock such holder could have purchased had such holder exercised such option in full immediately prior to the effective time of the merger, without interest.
Q:	How will the Company’s restricted common stock and restricted stock units be treated in the merger?
A:	Each outstanding share of restricted stock granted under our equity incentive plans, to the extent not previously earned and vested, will become fully earned and vested as of the effective time of the merger. The holder of such restricted stock will be entitled to receive, in exchange for such restricted stock, a cash payment, payable as soon as practicable but in no event later than 30 days after the closing of the merger, equal to the product of (a) the number of restricted shares that have not been settled or paid immediately prior to the effective time of the merger, multiplied by (b) the $8.85 per share merger consideration, without interest.

Each outstanding restricted stock unit award representing the right to receive shares of common stock granted under our equity incentive plans will vest and be cancelled as of the effective time of the merger. The holder of such restricted stock unit award will be entitled to receive a cash payment, payable as soon as practicable but in no event later than 30 days after the closing of the merger, equal to the product of (a) the number of units covered by such restricted stock unit award, multiplied by (b) the $8.85 per share merger consideration, without interest.

Q:	When do you expect the merger to be completed?
A:	We are working toward completing the merger as quickly as possible and anticipate that it will be completed in the third calendar quarter of 2012. In order to complete the merger, we must obtain the Shareholder Approval and the other closing conditions under the merger agreement must be satisfied or waived.
Q:	What effects will the proposed merger have on the Company?
A:	Upon completion of the proposed merger, the Company will cease to be a publicly traded company and will be wholly owned by Parent. As a result, you will no longer have any interest in our future earnings or growth, if any. Following completion of the merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are expected to be terminated. In addition, upon completion of the merger, shares of our common stock will no longer be listed on the NASDAQ Global Select Market (“NASDAQ”) or any other stock exchange or quotation system.
Q:	What happens if the merger is not completed?
A:	If the merger agreement is not approved by our shareholders, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares pursuant to the merger agreement. Instead, the Company will remain as a public company and our common stock will continue to be registered under the Exchange Act and listed and traded on NASDAQ. Under specified circumstances, the Company may be required to pay Parent a termination fee, or Parent may be required to pay the Company a termination fee, in each case, as described under “The Merger Agreement—Termination Fees and Expense Reimbursement” beginning on page 105.

Merger-Related Named Executive Officer Compensation

Q:	Why am I being asked to consider and cast a vote, on a non-binding advisory basis, on the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger?
A:	Section 14A of the Exchange Act requires the Company to seek a vote, on a non-binding advisory basis, with respect to certain compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the proposed transactions (we refer to this proposal as the “merger-related named executive officer compensation proposal”). See “Special Factors—Golden Parachute Compensation.” Such compensation results primarily from the accelerated vesting of restricted stock, restricted stock units, and incentive compensation as a result of the merger.
Q:	What will happen if the shareholders do not approve, on a non-binding advisory basis, the merger-related named executive officer compensation proposal?
A:	The vote on the merger-related named executive officer compensation proposal is a vote separate and apart from the vote to approve the merger agreement. Accordingly, you may vote in favor of the merger-related named executive officer compensation proposal and not in favor of the merger agreement, or vice versa. Approval of the merger-related named executive officer compensation proposal is not a condition to consummation of the merger, and it is advisory in nature only, meaning it will not be binding on the Company or the surviving company. Accordingly, because the Company is contractually obligated to pay the compensation, if the merger is completed, the compensation will be payable, subject only to the conditions applicable to such compensation payments, regardless of the outcome of the advisory vote.

The Special Meeting

Q:	Where and when is the special meeting?
A:	The special meeting will be held at 600 Travis, Suite 5800, Houston, Texas 77002 on , 2012, at , local time.
Q:	What matters will be voted on at the special meeting?
A:	You will be asked to consider and vote on the following proposals:
•	the approval of the merger agreement and the merger;
•	the merger-related named executive officer compensation proposal; and
•	the adjournment or postponement proposal, if necessary.
Q:	How does our Board recommend that our shareholders vote?
A:	After careful consideration and based in part upon the unanimous recommendation of the Special Committee, our Board unanimously recommends that you vote “FOR” the approval of the merger agreement and the merger. Our Board also unanimously recommends that you vote “FOR” the approval of the merger-related named executive officer compensation proposal, and “FOR” the adjournment or postponement proposal, if necessary.

You should read “Special Factors—Purpose and Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors; Fairness of the Merger” beginning on page 32 for a discussion of the factors that the Special Committee and Board considered in deciding to recommend the approval of the merger agreement and the merger. In addition, in considering the recommendation of the Special Committee and our Board with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. See “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 67 and “Special Factors—Golden Parachute Compensation” beginning on page 72.

Q:	How do the directors and executive officers of the Company and the Rollover Investors intend to vote?
A:	Our directors and executive officers and the Rollover Investors have informed us that, as of the date of this proxy statement, they intend to vote all of their shares of common stock “FOR” the approval of the merger agreement and the merger because they believe that the merger agreement and the merger are in the best interests of the Company and its shareholders. None of our executive officers and directors or the Rollover Investors has made a recommendation with respect to the proposed transaction other than as set forth in this proxy statement. As of the record date, our directors and officers beneficially own approximately 28.1% of the total number of outstanding shares of the Company’s common stock. The Voting Agreement Parties (some of whom are executive officers and directors) beneficially own approximately 26% of the total number of outstanding shares of the Company’s common stock and have entered into the Voting Agreements with Parent pursuant to which they have agreed to vote their shares of common stock in favor of approval of the merger agreement and the merger. See “Special Factors—Voting Agreements” for more information regarding the Voting Agreements.
Q:	Are all shareholders of the Company as of the record date entitled to vote at the special meeting?
A:	Yes. All shareholders who own our common stock at the close of business on , 2012, which is the record date for the special meeting, will be entitled to vote (in person or by proxy) the shares of our common stock that they hold on that date at the special meeting, or any adjournments of the special meeting. Each shareholder has one vote per share on all matters to be voted on. On , 2012, there were shares of common stock issued and outstanding. A list of registered shareholders entitled to vote will be available at the Company’s offices, 600 Travis, Suite 5800, Houston, Texas, 77002 for ten days prior to the meeting and will be produced and kept open at the special meeting.
Q:	What constitutes a quorum for the special meeting?
A:	The presence at the special meeting in person or by proxy of the holders of a majority of the shares of our common stock outstanding on the record date will constitute a quorum for purposes of the special meeting. There must be a quorum for the meeting to be held. Abstentions are counted in determining the presence or absence of a quorum, but under Texas law are not considered a vote. Shares held by brokers in street name and for which the beneficial owners have withheld from brokers the discretion to vote are called “broker non-votes.” They are counted to determine if a quorum is present but under Texas law are not considered a vote. As of the record date, shares of our common stock, representing the same number of votes, were issued and outstanding. Thus, the presence of holders of our common stock representing at least votes will be required to establish a quorum.
Q:	What do I need to attend the special meeting?
A:	Only shareholders and their proxies may attend the special meeting. If you choose to attend, please bring the enclosed proxy card or proof of identification. Cameras, recording devices, and other electronic devices will not be permitted at the special meeting. If your shares are held by a broker, bank, trustee, or other nominee, you may not vote those shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares directly. Accordingly, to vote in person, you will need to contact your broker, bank, trustee, or nominee to obtain a “legal proxy” and present the proxy at the meeting in order to receive a ballot to vote at the meeting. If you arrive at the special meeting without a proxy card, we will admit you only if we are able to verify that you were an actual shareholder of the Company as of the record date for the special meeting.
Q:	What vote of the Company’s shareholders is required to approve the merger agreement and the merger?
A:	The approval of the merger agreement and the merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Company’s common stock, as well as the Majority of the Minority Approval. A failure to vote your shares, abstention from the vote or a “broker non-vote” will have the same effect as voting “AGAINST” the approval of the merger agreement and the merger. A “broker non-vote” occurs when a broker does not have discretion to vote on approval of the merger agreement and the merger because the broker has not received instructions from the beneficial holder as to how such holder’s shares are to be voted.

Q:	What vote of the Company’s shareholders is required to approve, on a non-binding advisory basis, the merger-related named executive officer compensation proposal?
A:	The approval, on a non-binding advisory basis, of the merger-related named executive officer compensation proposal requires the affirmative vote of a majority of the votes cast by holders of shares of our common stock present or represented by proxy at the special meeting and entitled to vote thereon. A failure to vote your shares of common stock or a broker non-vote will have no effect on the merger-related named executive officer compensation proposal. An abstention will have the same effect as voting “AGAINST” the merger-related named executive officer compensation proposal.
Q:	What vote of the Company’s shareholders is required to adjourn the special meeting for the purpose of soliciting additional proxies to approve the merger agreement and the merger?
A:	Approval of the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the holders of our common stock present in person or by proxy at the special meeting and entitled to vote thereon. A failure to vote your shares of common stock or a broker non-vote will have no effect on the outcome of the vote to approve the proposal to adjourn the special meeting. An abstention will have the same effect as voting “AGAINST” the proposal to adjourn the special meeting.
Q:	How do I vote my shares without attending the special meeting?
A:	If you hold shares in your name as a shareholder of record on the record date, then you received this proxy statement and a proxy card from us. You may submit a proxy for your shares by Internet, telephone, or mail without attending the special meeting. To submit a proxy by Internet or telephone twenty-four hours a day, seven days a week, follow the instructions on the proxy card. To submit a proxy by mail, complete, sign, and date the proxy card and return it in the postage-paid envelope provided. Internet and telephone proxy facilities for shareholders of record will close on , 2012, the day prior to the special meeting. If you hold shares in “street name” through a broker, bank, or other nominee, then you received this proxy statement from the nominee, along with the nominee’s voting instructions. You should instruct your broker, bank, or other nominee on how to vote your shares of common stock using the voting instructions provided to you. Please refer to the enclosed materials for details.
Q:	How do I vote my shares in person at the special meeting?
A:	If you hold shares in your name as a shareholder of record on the record date, you may vote those shares in person at the special meeting by giving us a signed proxy card or ballot before voting is closed. If you would like to do that, please bring your proxy card and your photo identification with you to the special meeting. Even if you plan to attend the special meeting, we strongly encourage you to submit a proxy for your shares in advance as described above, so your vote will be counted if you later decide not to attend. If you hold shares in “street name” through a broker, bank, trustee or other nominee, you may vote those shares in person at the meeting only if you obtain a “legal proxy” from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares directly. Accordingly, to vote in person, you will need to contact your broker, bank, trustee, or nominee to obtain a “legal proxy” and present the proxy at the meeting in order to receive a ballot to vote at the meeting.
Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my nominee vote my shares for me?
A:	Your broker, bank, trustee or other nominee will not vote your shares on your behalf unless you provide instructions to your broker, bank or other nominee on how to vote. You should follow the directions provided by your broker, bank, trustee or other nominee regarding how to instruct it to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the approval of the merger agreement and the merger, but will have no effect on the outcome of the merger-related named executive officers compensation proposal or the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

Q:	Can I revoke or change my vote after I submit my proxy?
A:	Yes. If you hold your shares through a broker, bank, trustee or other nominee, you have the right to change or revoke your proxy at any time before the vote is taken at the special meeting by following the directions received from your broker, bank, trustee or other nominee to change those instructions. If you hold your shares in your name as a shareholder of record, you may change your proxy instructions at any time prior to the vote at the annual meeting. If you voted by mail, you may change your vote by granting a new proxy card or new voting instruction card bearing a later date (which automatically revokes the earlier proxy instructions), or by attending the special meeting and voting in person. If you voted via the Internet or by telephone, you may change your vote with a timely and valid later Internet or telephone vote, as the case may be, or by attending the special meeting and voting in person. Attendance at the special meeting will not cause your previously granted proxy to be revoked unless you give proper notice of revocation to the Corporate Secretary before the proxy is exercised or you vote by ballot at the meeting.
Q:	What does it mean if I receive more than one proxy card or vote instruction form?
A:	If your shares are registered differently and are in more than one account, you may receive more than one proxy card or voting instruction form. Please complete, sign, date and return all of the proxy cards and voting instruction forms you receive regarding this special meeting (or submit your proxy for all shares by telephone or Internet) to ensure that all of your shares are voted.
Q:	Am I entitled to exercise dissenters’ rights instead of receiving the merger consideration for my shares?
A:	Yes. As a holder of shares of common stock, you are entitled to dissenters’ rights under Texas law in connection with the merger if you take all steps provided under the TBOC within the required time periods, including but not limited to objecting to the merger in writing and voting against the proposal to approve the merger agreement and the merger. See “Dissenters’ Rights of Appraisal” beginning on page 108.
Q:	Will any proxy solicitors be used in connection with the special meeting?
A:	Yes. To assist in the solicitation of proxies in connection with the special meeting, the Company has engaged Phoenix Advisory Partners.
Q:	Who will count the votes cast at the special meeting?
A:	A representative of our transfer agent, Computershare Investor Services, will tabulate the votes cast by proxy or in person at the special meeting.
Q:	Should I send in my stock certificates now?
A:	No. Do not send in your stock certificates with your proxy. If you hold your shares in your name as a shareholder of record, if the merger is completed you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the $8.85 per share merger consideration in respect of your shares of our common stock. You should use the letter of transmittal to exchange your stock certificates for the merger consideration which you are entitled to receive as a result of the merger. If you hold your shares in “street name” through a broker, bank, trustee, or other nominee, then you will receive instructions from your broker, bank, trustee, or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration.
Q:	Where can I find the voting results of the special meeting?
A:	We will announce preliminary voting results at the special meeting. We will report final results in a filing with the U.S. Securities and Exchange Commission (the “SEC”) on Form 8-K.
Q:	Who can help answer my other questions?
A:	If you have more questions about the merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact: John T. Unger, Senior Vice President and General Counsel, The Edelman Financial Group Inc., 600 Travis, Suite 5800, Houston, Texas 77002, (713) 993-4645.

SPECIAL FACTORS

Background of the Merger

As part of the ongoing management and oversight of the Company’s business, the Board and senior management regularly review and discuss the Company’s performance, risks, opportunities and overall strategic direction. As part of these discussions, and in light of economic, competitive and other conditions, the Board and senior management have from time to time evaluated the possibility of pursuing various strategic alternatives as part of their ongoing effort to strengthen the Company’s business and enhance shareholder value. Over time, this effort has resulted in the divestiture of certain legacy businesses and interests, including the divestiture of the Company’s investment banking and prime brokerage operations and the sale of the Company’s interest in Salient Partners, L.P. and Endowment Advisers, L.P., and the acquisition of new businesses, including EFS and Global Financial Services, L.L.C. and GFS Advisors, LLC (together the “GFS Companies”), as the Company has reoriented its primary focus toward becoming predominantly a fee-based wealth management firm.

In March 2007, representatives of Lee Equity, Mr. Edelman and Mr. Ball discussed the possibility of a going-private transaction involving the Company, but no further actions materialized based on such discussions. In February 2008, the Company was approached by Lee Equity and another private equity firm both with interest in exploring a possible equity investment in the Company. Lee Equity was interested in investing only in the asset and wealth management operations of the Company, while the other firm was interested in acquiring a minority interest in the Company as a whole. From February 2008 through July 2008, the parties exchanged proposals with respect to the terms of a possible transaction, the Company provided the firms with information concerning the asset and wealth management operations of the Company, and members of management of the Company met with representatives of Lee Equity and the other firm. The parties were unable to reach an agreement and terminated discussions in August 2008.

Mr. Ball maintained contact with Mark Gormley, a Partner at Lee Equity, and spoke with him periodically in the ensuing years. In June 2011, in preparation for a strategic planning meeting of the Company’s management committee, Mr. Ball contacted Mr. Gormley seeking his general advice about taking the Company private, which Mr. Ball and Mr. Edelman had discussed as one of a number of strategic alternatives for the Company. Mr. Ball asked for Mr. Gormley’s opinion as to the amount of equity required and advisors and financial institutions (banks and investment banking firms) that might assist in a transaction. Mr. Gormley called Mr. Ball back some days later and indicated that Lee Equity might have an interest in investigating a going private transaction.

On June 27, 2011, Mr. Gormley contacted Mr. Ball to request certain financial information and that the parties sign a confidentiality agreement. Mr. Ball discussed the inquiry with Mr. Edelman and other executive officers of the Company and the Company agreed to proceed with considering a proposal. After executing a confidentiality agreement with the Company on June 28, 2011, Lee Equity subsequently spoke and met in person with senior management, including Mr. Ball and Mr. Edelman, on several occasions in Houston, Texas, New York, New York, and Fairfax, Virginia over the course of approximately three months in an effort to learn more about the Company’s business, during which time Lee Equity performed due diligence. On July 19, 2011, Mr. Ball and Mr. Gormley met at Lee Equity’s offices in New York to discuss their potential interest and on July 22, 2011, representatives of Lee Equity met with members of the Company’s management team at the Company’s offices in Houston to discuss the Company’s business. On August 30, 2011, Messrs. Edelman, Ball and Moore gave a presentation regarding the Company’s business to representatives of Lee Equity in New York.

On September 21, 2011, Mr. Ball called a special meeting of the Board for September 22, 2011, to discuss the recent conversations with Lee Equity. On September 22, 2011, a special meeting of the Board was held in Houston, Texas, during which Mr. Ball advised the Board of the discussions between Lee Equity and senior management and advised the Board that he expected the Company to receive a proposal from Lee Equity. During this meeting, the Board engaged in a detailed discussion of the possible advantages and disadvantages of being acquired as compared to remaining a standalone public company and the possibility of senior management rolling-over a portion of their equity as part of the transaction. The Board also considered the merits of appointing a special committee of independent directors, with the authorization to select and retain its own independent legal and financial advisors, to evaluate any potential transaction with Lee Equity. The Board determined, however, that until the Company had received a proposal from Lee Equity, it would be premature to form a special committee to evaluate a potential transaction.

Following the special meeting, Mr. Ball communicated to Mr. Gormley that the Board would not take a position as to whether or not to proceed with a going private transaction until the Company had received a formal written indication of interest from Lee Equity.

On September 30, 2011, Lee Equity submitted a letter to the Company indicating a non-binding interest in acquiring all of the outstanding shares of the Company at a price between $8.00 and $8.25 per share in cash, subject to satisfactory confirmatory due diligence, the availability of third-party debt financing, required regulatory approvals and the negotiation of mutually acceptable definitive documentation, which Lee Equity requested include a “no-shop” provision. Lee Equity’s letter also indicated that Lee Equity was open to considering the possibility of permitting members of management to maintain an equity interest in the surviving entity by means of equity rollover arrangements.

On October 3, 2011, a special meeting of the Board was held in Houston, Texas, and Mr. Ball informed the Board that the Company had received a non-binding written indication of interest from Lee Equity. The Board then determined, in light of the possibility of equity rollover arrangements proposed by Lee Equity, which would permit certain directors and members of senior management to retain an interest in the surviving company, that it would proceed with the appointment of a special committee comprised solely of independent directors disinterested in the proposed transaction, that would be responsible for reviewing, evaluating and negotiating the terms and conditions of any transaction with Lee Equity, determining whether such transaction was fair to, and in the best interests of, the Company’s unaffiliated shareholders, exploring and evaluating alternatives to such transaction, approving or disapproving the terms of such transaction, and making a recommendation to the Board with respect to such transaction.

On October 6, 2011, Richard E. Bean, Diana F. Cantor, Charles W. Duncan III, Scott B. McClelland, and Albert W. Niemi, Jr., the independent and disinterested members of the Board, met with representatives of Vinson & Elkins L.L.P. (“Vinson & Elkins”) to discuss matters concerning the formation of a special committee to evaluate the indication of interest from Lee Equity. Vinson & Elkins had acted as counsel to a special committee of the Board previously formed in 2008. These directors discussed with Vinson & Elkins the role that a special committee would play in considering and responding to the indication of interest and the duties of a special committee.

On October 10, 2011, the Board held a special meeting in Houston, during which the Board approved the formation of the Special Committee consisting of Messrs. Bean, Duncan, McClelland and Niemi and Ms. Cantor, each of whom was determined to be an independent director with no interest in any transaction with Lee Equity. The Board authorized the Special Committee to retain independent financial and legal advisors to advise it with regard to the potential transaction with Lee Equity.

Later in the day, on October 10, 2011, the Special Committee held its organizational meeting, during which it elected Mr. Bean to serve as Chairman and retained Vinson & Elkins as its independent legal advisor. The Special Committee also discussed potential firms to serve as independent financial advisor to assist and advise the Special Committee in evaluating the proposal by Lee Equity and any strategic alternatives. On October 18, 2011, the Special Committee interviewed two potential financial advisory firms, including Stephens. On October 19, 2011, the Special Committee held a meeting and, based on such interviews, and proposed engagement letters received from each candidate, as well as Stephens’ qualifications, expertise and reputation as a nationally recognized investment banking firm, the Special Committee selected Stephens as its independent financial advisor. The Special Committee executed an engagement letter with Stephens dated as of October 24, 2011.

On October 17, 2011, Lee Equity sent Mr. Edelman a draft summary of key terms proposal, which proposal reflected Lee Equity’s potential interest in purchasing Mr. Edelman’s minority interest in EFC LLC. Mr. Edelman, believing this proposal to be premature, determined not to engage with Lee Equity with respect to that proposal at that time.

On October 26, 2011, the Special Committee met in person with representatives from Vinson & Elkins and Stephens. Vinson & Elkins provided the Special Committee with a legal presentation regarding director duties in reviewing potential strategic transactions during which members of the Special Committee raised multiple questions about the review process and their roles and responsibilities in such a process. Stephens then reviewed the steps that it had taken since being engaged by the Special Committee as its independent financial advisor, which included discussions with representatives of Lee Equity and senior management of the Company and requests for financial and other information from the Company. Also during the meeting, Vinson & Elkins recommended certain modifications to the confidentiality agreement between Lee Equity and the Company, dated as of June 28, 2011, including the addition of a “standstill” provision. The Special Committee approved the changes to the confidentiality agreement and instructed Vinson & Elkins to renegotiate the confidentiality agreement with Lee Equity. On November 14, 2011, following discussions between Vinson & Elkins and Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”), legal counsel to Lee Equity, a revised confidentiality agreement was executed by Lee Equity and the Company.

Throughout late October and early November, Stephens conducted in-depth due diligence of the Company and held multiple discussions with representatives of Lee Equity and senior management, including a preliminary meeting on November 4, 2011 between representatives of Stephens and Lee Equity and a diligence call held later that same day, in which representatives of Stephens, Lee Equity, Fried Frank and senior management participated. In addition, at a regularly scheduled meeting of the Board held on November 3, 2011, Mr. Bean apprised the Board that the Special Committee had engaged Stephens as its independent financial advisor and Vinson & Elkins as its independent legal counsel and was in the process of reviewing Lee Equity’s proposal. Mr. Bean also informed the Board that it was his understanding that Lee Equity was interested in discussing the terms of the put right held by Mr. Edelman, pursuant to which Mr. Edelman was entitled to sell his interests in EFC LLC to the Company upon a change of control of the Company.

In early November, representatives from Paul, Weiss, Rifkind, Wharton & Garrison LLP, legal counsel to Mr. Edelman (“Paul Weiss”), informed Vinson & Elkins and Fried Frank that they had been engaged by Mr. Edelman to represent him in connection with the proposed acquisition of the Company by Lee Equity.

As part of its due diligence review, Stephens discussed with senior management their projections for the Company’s future financial performance. At the time Stephens commenced work, the most recent set of management projections available were summary long-term projections, which included the financial impact of unidentified acquisitions and other business initiatives that were in a preliminary and conceptual stage of development. These initial projections had been prepared for a management retreat held in June 2011, and were provided to Stephens in late October 2011. Management subsequently advised Stephens that these projections were prepared for strategic planning purposes and did not reflect management’s best view of the Company’s future financial performance. Over the course of several weeks, management began preparing revised and current projections which excluded the potential impact of unidentified and hypothetical acquisitions and other business initiatives which were considered unlikely to be implemented, discontinued operations and certain items related to non-core assets. Management also adjusted its revenue growth assumptions and projected margins to levels that were reflective of their expectations and more consistent with what were believed to be certain comparable companies. As a result of these modifications, management’s revised projections reflected, among other things, lower levels of EBITDA (as defined below in “Special Factors—Opinion of Financial Advisor to the Special Committee”) in 2013 and 2014 than the management projections provided in October. In mid-November 2011, management provided to, and discussed with, Stephens these updated and revised set of three-year projections. Although later further revised to reflect management’s evolving view of certain items (such as an appropriate commission payout ratio assumption, as described below), the mid-November 2011 projections, as so revised, continued to be affirmed by management (as recently as April 12, 2012) as their best currently available financial projections.

Beginning in early November and continuing through December 2011, Stephens had numerous discussions with management of the Company and, in turn, with Lee Equity about the appropriate normalized cash flow generation capacity of the Company’s principal wealth management operations including, among other things, possible adjustments to reflect the Company’s recent significant investment in new offices that were not yet profitable. During this same period, Stephens also had numerous discussions with management, and subsequently Lee Equity, about the financial characteristics of certain non-core assets of the Company (as described in “Special Factors—Opinion of Financial Advisor to the Special Committee”).

On November 14, 2011, the Special Committee met in person with representatives from Vinson & Elkins and Stephens. At the meeting, Stephens reviewed with the Special Committee its preliminary financial analyses with respect to the Company. The types of financial analyses reviewed and discussed with the Special Committee on November 14, 2011 and at subsequent meetings were substantially similar to the types of financial analyses discussed with the Special Committee at the April 13, 2012 meeting, except that the financial analyses reviewed on April 13, 2012 were based on updated information, including stock prices, available as of April 13, 2012, and further due diligence conducted by Stephens. For a more detailed summary of such preliminary presentations, please see the section captioned “Opinion of Financial Advisor to the Special Committee—Other Presentations by Stephens.” The Special Committee reviewed and discussed the financial analyses with Stephens. The Special Committee also discussed how it might respond to Lee Equity’s proposed price of $8.00 to $8.25 per share, as well as how certain proposed merger agreement provisions described in Lee Equity’s proposal should be revised and/or addressed in connection with further price negotiations. The Special Committee, with the assistance of Stephens, also discussed possible strategic alternatives to accepting a proposal from Lee Equity, which included (i) continuing as a standalone public company, (ii) a strategic reorganization of the Company, including the sale of non-core assets or a recapitalization, and (iii) pursuit of an alternative sale process such as an auction of the Company. In connection with this discussion, Stephens noted that representatives of Lee Equity had informed Stephens that Lee Equity was unwilling to participate in a competitive process and would withdraw its offer to purchase the Company in the event that the Company elected to contact other potential buyers. The Special Committee agreed to continue discussions with Lee Equity, but it decided to reconvene in order to determine how best to proceed with negotiations.

On November 21, 2011, the Special Committee met by telephone to formulate a response to Lee Equity’s proposal. During the meeting, Stephens provided the Special Committee with an update to its preliminary financial analyses of the Company, which had been revised to reflect the receipt of updated and revised management projections. Following a discussion during which members of the Special Committee considered the results of Stephens’ preliminary analyses, the Special Committee determined that it would inform Lee Equity that it was receptive to a transaction at a price in the “high $9s to low $10s” per share, provided that Lee Equity would agree to reasonable terms for the definitive documentation, including a reasonable “go-shop” provision. The Special Committee instructed Stephens to communicate its counter-proposal to Lee Equity.

During this time and continuing into December 2011, Lee Equity continued its due diligence process, which included review of information provided by the Company. On December 8, 2011, in response to the Special Committee’s counter-proposal, representatives of Lee Equity contacted representatives of Stephens and informed them that, based on new information provided by the Company and further due diligence, it had overvalued the Company by approximately $0.67 per share. Lee Equity notified Stephens that, due to its revised valuation and the results of its on-going due diligence, it would not be able to offer more than $8.00 per share in cash for the Company.

On December 14, 2011, the Special Committee met by telephone to discuss Lee Equity’s revised proposal of $8.00 per share. During the meeting, Stephens provided the Special Committee with an update to its preliminary financial analyses of the Company. Stephens also informed the Special Committee of certain conversations it had held with Lee Equity in connection with its receipt of Lee Equity’s most recent proposal, including communications with respect to Lee Equity’s valuation of the Company and a detailed overview of Lee Equity’s rationale for its $8.00 per share proposal. Following a lengthy discussion and in light of Stephens’ preliminary valuation analysis, the Special Committee instructed Stephens to counter-propose a price of $9.25 per share so long as Lee Equity would agree to a robust go-shop provision that would permit the Company to solicit interest from other potential buyers subsequent to executing any definitive agreement with Lee Equity.

On December 17, 2011, after further discussions with Stephens and members of senior management, representatives of Lee Equity notified Stephens that it was raising its proposal price to $8.50 per share in cash. In addition, Lee Equity offered to agree to a go-shop provision that would permit the Company 20 business days to contact potential buyers after executing a definitive agreement with Lee Equity, subject to a 3.5% break-up fee in the event that the Company elected to accept an offer from another buyer. Lee Equity based the break-up fee percentage on the consideration to be paid for the common stock of the Company plus an estimate of the value of Messrs. Edelman’s and Moore’s minority interests in EFC LLC, based upon the terms of the put rights held by Messrs. Edelman and Moore (which value such interests based upon a fixed multiple of net income of EFC LLC over a twelve-month period).

On December 20, 2011 and December 22, 2011, the Special Committee met by telephone to consider Lee Equity’s most recent offer. Stephens provided the Special Committee with an update to its preliminary financial analyses of the Company, and Vinson & Elkins gave a legal presentation regarding the role and importance of a go-shop provision in any definitive agreement as well as an overview of common terms for such a provision. Discussion among members of the Special Committee ensued as to the timing and substance of a response to Lee Equity’s most recent proposal and the advantages and disadvantages of (i) continuing to negotiate with Lee Equity, (ii) commencing a broader sale process and (iii) terminating its consideration of the Lee Equity proposal. Members of the Special Committee also discussed the go-shop process with representatives of Stephens and Vinson & Elkins, including (i) the level of interest expected from other potential buyers, (ii) the potential that opening negotiations with other third parties could deter Lee Equity from moving forward with its offer, (iii) the minimum length of go-shop period that the Company would require in order to provide potential buyers with sufficient time to evaluate the Company and (iv) the amount of a “break-up” fee to which the Company could agree without discouraging potential buyers from participating in the go-shop process. Following this discussion, the Special Committee agreed to continue negotiations with Lee Equity and instructed Stephens to counter-propose a price of $9.10 per share, subject to an initial go-shop period of 45 days followed by period of 30 days to negotiate with interested third parties, and a break-up fee of 1.375% during the go-shop period and 2.75% thereafter, which fees would not include the value of Messrs. Edelman’s and Moore’s minority interest in EFC LLC.

On January 6, 2012, after multiple discussions with Stephens and members of senior management, representatives of Lee Equity notified Stephens that it had decided to raise its proposed price to $8.60 per share in cash, subject to a go-shop period of 35 days and a break-up fee of 2.75% during the go-shop period and 3.5% thereafter. Lee Equity also reiterated that the break-up fees should include the value of Messrs. Edelman’s and Moore’s minority interest in EFC LLC.

On January 9, 2012, the Special Committee met to evaluate Lee Equity’s most recent proposal. Members of the Special Committee agreed, however, in light of estimates expected from management for the Company’s fiscal fourth quarter results and a meeting scheduled for January 13, 2012 between Lee Equity and senior management to discuss management’s expectations for the Company’s future financial performance, that the Special Committee should defer any response to Lee Equity’s revised proposal until a later date. At a special meeting of the Board on January 11, 2012, members of the Special Committee provided the Board with a brief overview of the current status of negotiations with Lee Equity.

On January 13, 2012, representatives of Lee Equity and Stephens met by telephone with senior management, including Messrs. Edelman and Ball, in order to discuss management’s estimates of the Company’s fiscal fourth quarter results, which reflected a lower commission expense or “payout ratio” than had been previously projected. In discussions with Stephens during the next few days, management proposed an adjustment to their financial projections to reflect a lower estimated future commission expense.

On January 18, 2012, the Special Committee met to continue its evaluation of Lee Equity’s most recent proposal of $8.60 per share. Stephens provided the Special Committee with an update to its preliminary financial analyses of the Company, which had been revised to incorporate the most recent estimates of the Company’s fiscal fourth quarter results received from management, as well as the effect of management’s revision to its projections to decrease estimated commission expense and thereby increase projected EBITDA. Members of the Special Committee considered possible responses to Lee Equity and their impact on future negotiations, and agreed that, in light of the Company’s fourth quarter performance and improved projections as well as the modest, $0.10 per share increase from Lee Equity’s prior proposal, it was not advisable for the Special Committee to lower its counter-proposal of $9.10 per share. The Special Committee believed that, by remaining firm at its counterproposal of $9.10 per share, it was best positioned to extract a significant increase in Lee Equity’s offering price.

From January 18, 2012 to January 20, 2012, representatives of Stephens held numerous, extensive discussions with representatives of Lee Equity and senior management, concerning the parties’ positions on key terms and the valuation of the Company, including the importance of management’s lowered expectations for commission expense and estimates of fourth quarter performance to Lee Equity’s financial models. Around this time, Mr. Duncan and Ms. Cantor also held separate discussions with Mr. Edelman concerning his willingness to participate in the go-shop process and his openness to working with potential acquirers other than Lee Equity, and Mr. McClelland held a similar conversation with Mr. Ball. Each of Messrs. Edelman and Ball indicated that they would be open to viable alternatives to Lee Equity’s proposal.

On January 20, 2012, the Special Committee met by telephone to consider the results of these discussions. Stephens informed the Special Committee that, although Lee Equity had not formally revised its previous proposal following these negotiations, it had tentatively indicated its willingness to consider a price per share for the Company in the range of $8.70 to $8.75. Discussion ensued among members of the Special Committee regarding a response to this information. Among factors discussed were the recent increases in the Company’s stock price as well as peer comparisons, process considerations in the event that any tentative agreement on price were reached with Lee Equity and the requirements for a go-shop provision that would permit the Company to run a fulsome post-signing sale process in the event of any definitive merger agreement with Lee Equity. Following this discussion and in light of Lee Equity’s indication of its willingness to further raise its offering price, the Special Committee instructed Stephens to propose to Lee Equity a price of $8.95 per share, subject to an initial go-shop period of 40 days followed by period of 30 days to negotiate with interested third parties and a break-up fee of $4 million during the go-shop period or $8 million thereafter. The Special Committee also authorized Messrs. Bean and Duncan, if Lee rejected that proposal, to continue negotiations with Lee Equity on behalf of the Special Committee and, if they considered it advisable in light of a further counterproposal from Lee Equity, to propose a price per share of not less than $8.87 subject to a total go-shop period of 60 days and a break-up fee of not more than $5 million during the go-shop period or $10 million thereafter.

Over the weekend of January 21, 2012 to January 23, 2012, extensive discussions were held among Messrs. Bean and Duncan, representatives of Stephens and Lee Equity. Mr. Ball participated in certain of such discussions. After lengthy negotiations, Lee Equity proposed a price of $8.85 per share, subject to an initial go-shop period of 40 days followed by a period of 20 days to negotiate with interested third parties and a break-up fee of $5 million during the go-shop period and $9 million thereafter (the “January 23 Proposal”). Messrs. Bean and Duncan indicated to Lee Equity that they believed the Special Committee would find these terms acceptable but that any tentative agreement as to price and go-shop duration and related fees would require approval by the full Special Committee, and if so approved, the next step would be to seek to negotiate the terms and conditions of a merger agreement and related documents.

On January 25, 2012, the Special Committee met by telephone to consider the January 23 Proposal. Stephens provided the Special Committee with an update to its preliminary financial analyses of the Company, which included modifications to Stephens’ previous analyses based upon revised estimates from Company management as to the amount of cash on hand at the end of 2011, as well as additional discussions with Lee Equity regarding its debt financing strategy for the proposed transaction. At the conclusion of its presentation, Stephens indicated that, based on currently available information and assuming no material changes in such information and the satisfactory updating and completion of its analyses, Stephens was confident that it would be able to deliver a fairness opinion in connection with a transaction at $8.85 per share. Further discussion then ensued among members of the Special Committee as to the advisability of agreeing to move towards the negotiation of definitive merger documents based upon the January 23 Proposal. After this discussion, the Special Committee approved a motion to commence negotiation of definitive transaction documents based on the January 23 Proposal and authorized Vinson & Elkins to begin the negotiation of such documents.

Following this tentative agreement as to price and go-shop terms, Lee Equity instructed its advisors and consultants, including Fried Frank, PricewaterhouseCoopers LLP and Aon, to complete their due diligence on the Company.

Also on or about January 25, 2012, the Company executed a confidentiality agreement with Robert C.A. Benjamin, Gerardo A. Chapa, and Ricardo Perusquia (the “GFS Principals”), the non-Company members of the GFS Companies in which the Company owns an interest as described in more detail under “Special Factors—Other Relationships—Global Financial Services, L.L.C. and GFS Advisors, LLC.” In the following months, Mr. Ball met with the GFS Principals periodically to discuss the details of the proposed transaction with Lee Equity, including the existing arrangements permitting the GFS Principals to sell a portion of their respective interests in GFS to the Company as a result of the transactions contemplated by the merger agreement.

On January 30 and 31, 2012, representatives of Lee Equity met with Mr. Ball and other executives of the Company in Houston, Texas, during which the parties discussed various due diligence matters including the Company’s business, management’s estimates and projections for the business. The representatives of Lee Equity also attended a management committee meeting and met twice with the GFS Principals. On February 1, 2012, Messrs. Edelman, Ball, Moore and Berry gave a due diligence presentation to potential financing sources at the offices of Lee Equity in New York. Following the presentation, representatives of Lee Equity discussed due diligence matters with the Company’s executives present at Lee Equity’s office.

Also on February 1, 2012, Fried Frank, representatives from Paul Weiss and Vinson & Elkins held a call to update Paul Weiss on the status of discussions and issues related to the transaction.

On February 13, 2012, Fried Frank distributed an initial draft of the merger agreement to Vinson & Elkins. The initial draft of the merger agreement referenced a voting agreement to be entered into by certain unspecified shareholders of the Company, which the Special Committee believed would at least include Messrs. Edelman and Ball, pursuant to which such shareholders would agree, among other things, to vote in favor of approval of the merger agreement and the merger. The initial draft of the merger agreement also referenced a contribution agreement to be entered into by certain unspecified shareholders of the Company, which the Special Committee believed would at least include Messrs. Edelman and Ball, pursuant to which such shareholders would agree, among other things, to commit to contribute to Parent, the surviving corporation or a subsidiary of the surviving corporation certain of their shares of the Company’s common stock. The draft merger agreement contained representations and warranties made on behalf of the Company, Parent and Merger Sub. Throughout its review and negotiation of the merger agreement, the Special Committee, with the assistance of Vinson & Elkins and Stephens, directed certain due diligence activities and sought confirmatory information from the Company and Lee Equity regarding such representations and warranties.

On February 14, 2012, representatives of Vinson & Elkins and Paul Weiss met by telephone and discussed high level mechanical comments to the draft merger agreement as well as disclosure matters regarding EFC LLC and Mr. Edelman’s intellectual property rights, as described below, which would be relevant given the representations and operating covenants included in the draft. Representatives of Paul Weiss informed Vinson & Elkins that Mr. Edelman desired a seat on the board of directors of the surviving corporation as part of his continuing employment following the proposed merger and that Mr. Edelman expected to retain certain intellectual property rights, namely his authored books, in connection with the potential merger.

On February 17, 2012, the Special Committee held a meeting attended by representatives of Vinson & Elkins and Stephens. Representatives of Vinson & Elkins provided an overview of the draft merger agreement and discussed the various issues presented in the draft merger agreement, with particular focus on deal certainty, risk allocation and negotiating strategy.

On February 22, 2012, the Special Committee convened a meeting, attended by representatives from Vinson & Elkins and Stephens. Vinson & Elkins reviewed its proposed mark-up to the draft merger agreement, which reflected the Special Committee’s direction and recommendations from the February 17, 2012 Special Committee meeting.

On February 24, 2012, on behalf of the Special Committee, Vinson & Elkins delivered a revised draft of the merger agreement to Fried Frank. At the direction of the Special Committee, the revisions focused on the go-shop period following execution of the merger agreement and provisions related to deal certainty in the event that the Company did not exercise its rights to terminate the merger agreement with Lee Equity to enter into a superior proposal. Among other things, Vinson & Elkins’ revisions included shorter match right periods for Lee Equity to respond to competing bids, fewer and more limited circumstances in which termination fees or expense reimbursements would be payable by the Company, and a requirement that the merger agreement be approved by a majority of the Company’s unaffiliated shareholders. Vinson & Elkins’ draft also included a provision that would allow the Company to reimburse expenses to competing bidders during the go-shop process under certain circumstances and the termination of Lee Equity’s match rights if an alternative bidder proposed a purchase price considerably higher than Lee Equity’s proposed purchase price of $8.85 per share.

On February 29, 2012, Fried Frank delivered initial drafts of the voting agreement and the contribution agreement to Vinson & Elkins and Paul Weiss. That afternoon, representatives from Fried Frank and Vinson & Elkins held a call in which they discussed at a high level what they considered to be the primary issues presented in the draft merger agreement, which included termination rights, remedies, closing conditions, the go-shop process and financing covenants. Fried Frank also informed Vinson & Elkins that Lee Equity was still discussing with its lenders the possibility of providing debt commitments that survived beyond 120 days. Vinson & Elkins considered longer commitments necessary for the transaction.

On March 1, 2012, Lee Equity delivered to Paul Weiss term sheets reflecting the proposed terms for Mr. Edelman’s employment agreement and equity grant agreement.

Also on March 1, 2012, the Special Committee convened a meeting, attended by representatives from Vinson & Elkins and Stephens, at which representatives from Vinson & Elkins discussed with the Special Committee the issues presented and matters discussed on the previous day’s call with Fried Frank.

On March 4, 2012, Fried Frank delivered a revised draft of the merger agreement to Vinson & Elkins. Over the course of the next several days, representatives from Vinson & Elkins and Fried Frank continued to negotiate the terms of the merger agreement. During the course of these negotiations, Vinson & Elkins and Fried Frank were unable to agree on several key provisions in the merger agreement, including (i) a closing condition requiring that assets under management of EFS at closing be a specified percentage of assets under management as of a certain date prior to signing (the “AUM Condition”), (ii) the amount of the reverse termination fee, (iii) certain mechanics of the go-shop process, (iv) certain circumstances under which termination fees and expenses would be payable by the Company, (v) the Company’s right to reimburse expenses to competing bidders under certain circumstances, and (vi) the termination of Lee Equity’s match rights if an alternative bidder proposed a price considerably higher than Lee Equity’s proposed purchase price. Vinson & Elkins also requested more information surrounding reference to a “market hedge” in connection with the AUM Condition in Fried Frank’s draft merger agreement. Fried Frank promised to obtain such information from Lee Equity and revert to Vinson & Elkins in the next few days.

On March 5, 2012, Paul Weiss delivered to Fried Frank revised drafts of the term sheets related to Mr. Edelman’s employment agreement and equity grant agreement that were delivered to Paul Weiss on March 1, 2012.

On March 6, 2012, representatives of Fried Frank and Vinson & Elkins negotiated the terms and conditions of the draft voting agreement. On that same day, Paul Weiss delivered to Fried Frank comments to the voting agreement and the contribution agreement.

On March 7, 2012, the Special Committee held a meeting, attended by representatives from Vinson & Elkins and Stephens. Representatives from Vinson & Elkins reviewed with the Special Committee the negotiations that had occurred with Fried Frank over the previous days, and the Special Committee provided guidance and direction on how Vinson & Elkins should respond to particular issues in the next draft of the merger agreement. The Special Committee indicated that it was unwilling to agree to any provision in the merger agreement requiring the Company to bear the expense of purchasing a market hedge, and believed that Lee Equity should have the sole responsibility to purchase such hedge. Stephens also updated the Special Committee on the status of Stephens’ identification of companies that should be contacted during the go-shop period.

On March 7, 2012, representatives of Fried Frank and Paul Weiss held a teleconference to negotiate the terms of Mr. Edelman’s employment agreement and equity grant agreement. It was agreed that the existing form of Mr. Edelman’s employment agreement would serve as a starting point for negotiations with respect to his employment agreement. Of particular focus during the negotiations of Mr. Edelman’s employment agreement was (i) whether the Company or Mr. Edelman would own pertinent intellectual property going forward, (ii) the length of Mr. Edelman’s restrictive covenants, (iii) whether Mr. Edelman’s severance would be payable in a lump sum or over a period of time, (iv) the extent of Mr. Edelman’s authority and (v) whether the Company would have the ability to terminate Mr. Edelman’s employment without “cause” (and whether

Mr. Edelman would have a put right with respect to his equity interests in the Lee Summer Partnership in such event). Of particular focus during the negotiations of Mr. Edelman’s equity grant agreement was (i) the total size of the management profits interests pool, (ii) Mr. Edelman’s portion of the management profits interests pool, (iii) the performance metrics of the performance vesting profits interests, (iv) over what period of time the time vesting profits interests would vest, (v) the ratio of time vesting to performance vesting profits interests and (vi) whether Mr. Edelman would have a put right regarding his rolled equity and/or new profits interests in the event that his employment is terminated without “cause” or he terminates for “good reason.”

On the evening of March 7, 2012, Lee Equity delivered certain documentation relating to a market hedge that Lee Equity’s lenders would require to be in place prior to the closing of the merger, which indicated that Lee Equity desired that the Company and certain funds associated with Lee Equity purchase a hedge to protect against any market downturns. Between March 7, 2012 and March 23, 2012, numerous discussions were held among members of the Special Committee, senior management of the Company, Lee Equity, Stephens, Vinson & Elkins and Fried Frank regarding the terms, feasibility, costs and responsibility for obtaining the market hedge.

On March 8, 2012, on behalf of the Special Committee, Vinson & Elkins delivered a revised draft of the merger agreement. Among other things, Vinson & Elkins’ revisions included (i) strengthening Lee Equity’s obligations to obtain and enforce debt financing, (ii) certain changes to the go-shop process, (iii) identifying the measure of damages payable in instances of fraud, (iv) increasing the reverse termination fees payable by Lee Equity, and (v) rights to specific performance.

On March 12, 2012, Paul Weiss delivered a draft of Mr. Edelman’s proposed employment agreement to Fried Frank, who in turn, delivered such draft to Vinson & Elkins.

On March 14, 2012, Fried Frank delivered to Vinson & Elkins initial drafts of (i) the equity commitment letter representing the commitment of certain funds of Lee Equity to purchase equity securities of Parent as funding for a portion of the consideration payable under the merger agreement, and (ii) the limited guarantee representing the guarantee by certain funds of Lee Equity to pay the termination fees that might be payable to the Company under the merger agreement.

On March 14, 2012, Paul Weiss delivered to Fried Frank a draft of Mr. Edelman’s employment agreement which reflected Paul Weiss’s mark-up of Lee Equity’s term sheet but did not address all of the issues discussed on the March 7, 2012 call between Paul Weiss and Fried Frank. The terms included Mr. Edelman retaining all intellectual property, that severance would be payable in a lump sum and a “golden parachute” gross-up provision.

On March 15, 2012, representatives from Vinson & Elkins, Fried Frank and Thompson & Knight LLP, legal counsel to the Company (“Thompson & Knight”), and Mr. Unger held a teleconference to discuss certain issues in the draft merger agreement. Fried Frank agreed to provide an omnibus proposal with respect to the material open issues in the draft merger agreement. Fried Frank also informed Vinson & Elkins that Lee Equity continued to negotiate with its lenders the possibility of providing debt commitments that survived beyond 120 days. That day, Vinson & Elkins received a revised draft voting agreement from Fried Frank.

On March 16, 2012, representatives from Paul Weiss and Fried Frank held a teleconference to discuss material issues in Mr. Edelman’s proposed employment agreement and Fried Frank agreed to provide substantive proposals to Paul Weiss with respect to such open issues. On the same day, Fried Frank sent an initial draft of the limited partnership agreement for the Lee Summer Partnership to Paul Weiss.

On March 18, 2012, on behalf of the Special Committee, Vinson & Elkins delivered revised drafts of the limited guarantee, equity commitment letter and voting agreement to Fried Frank. Over the course of the following weeks and until the signing of the merger agreement, Vinson & Elkins and Fried Frank exchanged various drafts and revisions to the foregoing documents, as well as the contribution agreements.

On March 18, 2012, Fried Frank delivered to Paul Weiss a draft of Mr. Edelman’s employment agreement which reflected the March 7, 2012 negotiations and added non-disparagement and key-man insurance provisions. Whether the Company would have the right to terminate Mr. Edelman’s employment without “cause” (and whether Mr. Edelman would have a put right with respect to his equity interests in the Lee Summer Partnership in such an event) and whether the Company or Mr. Edelman would retain the rights to intellectual property remained open issues.

On March 19, 2012, Mr. Duncan and representatives from Vinson & Elkins, Fried Frank, Stephens and Lee Equity held a teleconference to negotiate certain unresolved issues in the draft merger agreement and the ancillary documents. The negotiations centered around (i) the AUM Condition, (ii) the length of the debt financing commitments and the outside date on which either Lee Equity or the Company could terminate the merger agreement if the closing had not yet occurred (the “Outside Date”), and (iii) the remedies available to the Company and Lee Equity (including the termination fee and reverse termination fee). The participants on the teleconference agreed that an in-person negotiation session in Houston, Texas on March 23, 2012 would be constructive in order to resolve the remaining outstanding issues.

On March 20, 2012, Lee Equity delivered to Stephens its omnibus proposal relating to the principal outstanding issues in the draft merger agreement, including with respect to the AUM Condition, the Outside Date and the length of the debt financing commitments, and the termination and reverse termination fees. Later that day, the Special Committee convened a meeting, attended by representatives from Vinson & Elkins and Stephens, at which representatives from Vinson & Elkins discussed with the Special Committee the issues presented and matters discussed on the previous day’s call and in Lee Equity’s omnibus proposal and confirmed that a negotiation session was scheduled to be held on March 23, 2012. Representatives from Stephens provided an updated preliminary valuation analysis of the Company and informed the Special Committee that Stephens had discussed with members of management certain differences between the financial projections for the Company primarily for 2013 and 2014 that management had previously provided to Stephens and those that had recently been provided by Lee Equity to potential lenders. Representatives from Stephens noted that management of the Company had reaffirmed the reasonableness of the financial projections previously provided to and relied upon by Stephens, and that, as a result, the underlying financial projections upon which Stephens had based its analysis were unchanged from its prior presentation.

On March 21, 2012, representatives from Stephens held a teleconference with Mr. Gormley during which various unresolved matters in the merger agreement, including the AUM Condition, the length of the debt financing commitments and the size of the reverse termination fee were discussed.

Also on March 21, 2012, representatives of Fried Frank, Paul Weiss and Lee Equity met at Fried Frank’s office in New York to discuss the latest drafts of the employment agreement and the potential terms of the equity grant agreement.

On March 22, 2012, Paul Weiss delivered to Fried Frank a term sheet for Mr. Edelman’s employment agreement noting the issues that had been resolved the day before and those outstanding issues that remained to be negotiated. Numerous open issues remained including whether (i) the Company could terminate Mr. Edelman’s employment without “cause,” (ii) the release of claims Mr. Edelman would have to sign to receive severance payments would be mutual, (iii) severance would have a floor of two times annual base salary and (iv) the Company or Mr. Edelman would own the intellectual property.

On March 22, 2012, the Special Committee held a meeting, attended by representatives from Vinson & Elkins and Stephens, at which the Special Committee and its advisors formulated a strategy for the following day’s negotiations, with particular focus on developing a response to Lee Equity’s omnibus proposal and the issues discussed on the March 19, 2012 teleconference. The Special Committee gave Messrs. Bean and Duncan the authority to negotiate with Lee Equity on behalf of the Special Committee at the following day’s negotiations and granted Messrs. Bean and Duncan additional authority to compromise on outstanding issues within limits discussed by the Special Committee. Representatives from Stephens presented information to the Special Committee, in the event the following day’s negotiations were not constructive, regarding the potential timing for an alternative sale process for the Company and the likelihood of the Company obtaining more favorable terms and a more favorable price through such a process.

On March 23, 2012, Fried Frank delivered drafts of the debt commitment letters from Fortress Credit Co LLC and Ares Mezzanine Partners, L.P. (the “Lenders”) and a draft of the Receivables Commitment Letter with Fortress Credit Corp. Over the course of the following weeks and until the signing of the merger agreement, Vinson & Elkins, with the assistance of Stephens, continued to provide comments to Fried Frank regarding the terms and conditions of such commitment letters.

On March 23, 2012, representatives from the Company, Lee Equity, Stephens, Vinson & Elkins, Fried Frank and Paul Weiss, as well as Messrs. Bean and Duncan, participated in an all-day, in-person negotiation session at Vinson & Elkins’ offices in Houston, Texas. The negotiations began by representatives of Vinson & Elkins outlining the Special Committee’s counterproposals to Lee Equity’s omnibus proposal. After consideration, Fried Frank and Lee Equity informed Vinson & Elkins and Messrs. Bean and Duncan that the Lenders would provide debt commitments surviving for 180 days. That afternoon, the participants also reached tentative resolution, subject to the approval of their respective clients (including the full Special Committee), on the AUM Condition and the amount and circumstances under which the termination fee, reverse termination fee and expenses would be payable. In particular, it was decided that the previously agreed upon termination fee payable by the Company during the go-shop period would be reduced from $5.0 million to $4.0 million, and the previously agreed upon termination fee payable by the Company after the go-shop period would be reduced from $9.0 million to $8.0 million. It was also ultimately determined that the expense of any market hedge purchased by Lee Equity would by borne solely by Lee Equity or its affiliates.

Also at such negotiation session, Mr. Edelman, Lee Equity, Paul Weiss and Fried Frank separately discussed certain key issues regarding Mr. Edelman’s employment agreement.

On March 25, 2012, the Special Committee convened a meeting, attended by representatives from Vinson & Elkins and Stephens, at which the entire Special Committee was apprised of the tentative agreements reached at the March 23, 2012 in-person negotiation session. The Special Committee unanimously approved a motion to proceed with the negotiation of definitive documentation on the basis of the terms reached at the March 23, 2012 negotiation session. On March 27, 2012, on behalf of the Special Committee, Vinson & Elkins delivered a revised draft merger agreement, which incorporated the agreements reached at the March 23, 2012 negotiation session.

On March 26, 2012, Fried Frank delivered to Paul Weiss a draft of Mr. Edelman’s employment agreement and a draft of Mr. Edelman’s equity grant agreement.

Between March 26, 2012 and April 4, 2012 Fried Frank and Paul Weiss held numerous teleconferences and exchanged multiple drafts of Mr. Edelman’s employment agreement and equity grant agreement, with particular focus surrounding (i) intellectual property rights, (ii) the conditions pursuant to which the Company may terminate Mr. Edelman’s employment without “cause,” (iii) the definition of “cause” for both the employment agreement and the equity grant agreement, (iv) the definition of “fair market value” for purposes of the grant agreement, (v) under what circumstances the Company would have a repurchase right on Mr. Edelman’s rolled equity and/or new profits interests, (vi) whether the parties would be subject to arbitration, and (vii) the mechanics of the performance triggers of the performance vesting profits interests.

On March 29, 2012, the Special Committee held a meeting, attended by representatives from Vinson & Elkins and Stephens. Representatives from Vinson & Elkins updated the Special Committee on the status of the merger agreement and the various ancillary documents. On that same day, Paul Weiss engaged Vinson & Elkins and Fried Frank in discussions concerning the treatment of certain undistributed earnings of EFC LLC owed to Mr. Edelman (through his sole ownership of TEFC Inc.) in respect of his minority interest in EFC LLC.

Between March 29, 2012 and March 31, 2012, Fried Frank and Vinson & Elkins exchanged drafts of the merger agreement, with particular focus surrounding termination fees and expense reimbursement, rights to specific performance, the mechanics of the AUM Condition, and the measurement of damages in instances of fraud. Fried Frank also requested that Lee Equity’s ability to secure a “key man” insurance policy for Mr. Edelman (the “Insurance Policy”) in favor of certain of the Lenders be a condition to Lee Equity’s obligation to close the merger (the “Insurance Condition”) in order for Lee Equity to get comfortable with a parallel condition required by the Lenders in certain of the debt commitment letters.

On the morning of April 2, 2012, representatives of Vinson & Elkins, Fried Frank and Thompson & Knight and Mr. Unger held a call regarding various outstanding issues in the draft merger agreement. To finance a portion of the merger, Lee Equity planned to sell an asset of the Company—the monetary obligation due to the Company from Endowment Advisers, L.P. Fried Frank informed Vinson & Elkins that the potential purchaser of the EADV Interests would require that Lee Equity make representations with respect to the EADV Interests. As a result, Fried Frank requested that the accuracy of certain of the Company’s representations and warranties with respect to the EADV Interests be a condition to Lee Equity’s obligation to close the merger (the “EADV Condition”). Fried Frank also informed Vinson & Elkins that Lee Equity continued to believe the Insurance Condition was necessary.

On April 2, 2012, representatives of Lee Equity and Paul Weiss discussed whether certain undistributed earnings of EFC LLC were due to the members of EFC LLC (including Mr. Edelman) and whether any such undistributed earnings should be paid prior to the closing of the proposed merger. On that same day, Fried Frank delivered to Paul Weiss a revised draft of the partnership agreement.

On the afternoon of April 2, 2012, the Special Committee held a meeting, attended by representatives from Vinson & Elkins and Stephens. Vinson & Elkins discussed that morning’s call with Fried Frank. Vinson & Elkins reviewed with the Special Committee the consequences of conditioning the transaction on the accuracy of particular representations and warranties, including the possibility that the merger agreement could terminate without any reverse termination fee being payable to the Company. Representatives from Vinson & Elkins updated the Special Committee regarding Fried Frank’s request for the Insurance Condition, but noted that any debate surrounding the necessity of the Insurance Condition could be avoided if the Insurance Policy could be successfully secured prior to the signing of the merger agreement. Representatives of Vinson & Elkins also informed the Special Committee that Lee Equity and Paul Weiss were in negotiations over certain undistributed earnings of EFC LLC. Representatives from Stephens updated the Special Committee regarding recent discussions with management about the go-shop process. Following the meeting, representatives from Vinson & Elkins held a call with representatives from Thompson & Knight and Mr. Unger to discuss certain representations and warranties in the draft merger agreement, with particular emphasis on the representations and warranties surrounding the EADV Interests.

On the evening of April 2, 2012, Fried Frank delivered a revised draft merger agreement to Vinson & Elkins. Fried Frank’s revisions included, among other things, the addition of the EADV Condition and the Insurance Condition, and modified language relating to the measure of the Company’s damages in the case of fraud.

On April 4, 2012, Lee Equity submitted a proposal to Paul Weiss with respect to the undistributed earnings of EFC LLC. The proposal suggested a pre-closing distribution of EFC LLC’s excess cash adjusted for a normalized level of working capital on the EFC LLC balance sheet prior to closing.

On April 4, 2012, Vinson & Elkins delivered to Paul Weiss a proposed amendment to EFC LLC’s operating agreement, which amendment was designed to ensure that Mr. Edelman’s put rights with respect to his interest in EFC LLC were not triggered in connection with the approval of, or signing of definitive documentation with respect to, the proposed transaction.

On April 5, 2012, the Special Committee convened a meeting, attended by representatives from Vinson & Elkins and Stephens. Representatives from Vinson & Elkins informed the Special Committee that, based on conversations with Fried Frank over the course of the previous days, the Insurance Policy had been or was about to be successfully arranged and would no longer be a condition to closing. The Special Committee and representatives of Vinson & Elkins further discussed the EADV Condition, including implications if the EADV Condition were not satisfied. The Special Committee determined that, in light of the $8.85 per share purchase price and the other terms of the current transaction, it would agree to the EADV Condition if such condition were limited to a distinct, limited set of representations regarding the EADV Interests and if the Special Committee could receive substantial comfort from senior members of management of the Company, supplemented by written confirmation, that such representations were true and correct. The Special Committee determined that, if Lee Equity could not accept this compromise, Lee Equity would have to obtain alternative financing not contingent on the EADV Interests or have certain members of management provide a financial back-stop to the financing relating to such EADV Interests.

Between April 6, 2012 and April 11, 2012, Fried Frank and Vinson & Elkins exchanged multiple drafts of the merger agreement, with particular focus surrounding the EADV Condition and the measure of damages in instances of fraud. At the end of this period, Fried Frank and Vinson & Elkins agreed that the merger agreement was in substantially final form, subject to confirmation of the EADV Condition. Also during this period, Fried Frank and Paul Weiss exchanged multiple drafts of the proposed contribution agreement for Mr. Edelman and a representative of Paul Weiss exchanged numerous phone calls and emails with Mr. Gormley and other representatives from Lee Equity regarding the material terms of Mr. Edelman’s employment documents, contribution agreement and voting agreement, including issues surrounding the proposed distribution of undistributed EFC LLC earnings and the periods to be referenced in calculating the value of the put right applicable to Mr. Edelman’s and Mr. Moore’s interests in EFC LLC.

On April 9, 2012, Fried Frank, representatives of Lee Equity and Paul Weiss conducted a telephone call to discuss the payment of the undistributed earnings in respect of the minority interest in EFC LLC prior to the closing of the proposed merger.

On April 9 and 10, 2012, Fried Frank and the Company discussed the terms and exchanged drafts of a proposed letter agreement with the GFS Principals regarding the existing arrangements permitting the GFS Principals to sell a portion of their respective interests in the GFS Companies to the Company as a result of the transactions contemplated by the merger agreement and the potential modifications of those arrangements that would be effective upon completion of the merger.

Over the course of the week of April 9, 2012, Fried Frank and Paul Weiss continued to discuss material outstanding issues with respect to the equity contribution and voting agreements of Mr. Edelman, including the mechanism to apply the existing provisions for valuing Mr. Edelman’s interests in EFC LLC on a multiple of the net income of EFC LLC. Fried Frank, Paul Weiss and Vinson & Elkins continued to discuss arrangements regarding certain undistributed earnings of EFC LLC. Fried Frank and Paul Weiss also continued to work on the terms of the partnership agreement.

On April 11, 2012, the Special Committee convened a meeting, attended by representatives from Vinson & Elkins and Stephens. Representatives of Vinson & Elkins reviewed the status of the EADV Condition, and indicated that, based on conversations with Paul Weiss and Thompson & Knight, Messrs. Edelman, Ball and Unger and Rick Berry, Chief Financial Officer of the Company, and Bruce McMaken, Executive Vice President—Corporate of the Company, were willing to engage in a final confirmation session with the Special Committee regarding the representations and warranties contained in the draft merger agreement, particularly those involving the EADV Interests. The Special Committee determined that such confirmation session would occur the following day, and that the outcome of such session would impact whether or not they would be willing to agree to the EADV Condition. Representatives from Vinson & Elkins also informed the Special Committee that, based on conversations with Fried Frank and Paul Weiss, Lee Equity and Mr. Edelman were close to resolving their disagreement with respect to certain undistributed earnings of EFC LLC.

On April 12, 2012, members of the Special Committee, representatives from Vinson & Elkins and Stephens, and Messrs. Edelman, Ball, Unger, Berry and McMaken held a confirmation session at Vinson & Elkins’ offices in Houston, Texas and via teleconference. Special Committee members questioned the officers of the Company about the process by which the officers had reviewed and confirmed the accuracy of the representations and warranties in the draft merger agreement, including the representations and warranties underlying the EADV Condition. The officers of the Company discussed their process in negotiating and confirming the accuracy of the representations and warranties generally, confirmed that they were familiar with the EADV Interests and confirmed the accuracy of the representations and warranties underlying the EADV Interests. Messrs. Ball and Unger agreed to execute a letter to the Special Committee confirming that they had reviewed the representations and warranties underlying the EADV Condition, and that, to the best of their knowledge, such representations and warranties were true and correct. Mr. Unger also agreed to provide similar confirmation of all of the Company’s representations and warranties contained in the merger agreement.

Also on April 12, 2012, the GFS Principals and the Company entered into a letter agreement that, among other things, sets forth terms and conditions relating to the exercise, by the GFS Principals, of their right to sell a portion of their respective interests in GFS to the Company as a result of the transactions contemplated by the merger agreement.

On April 13, 2012, Fried Frank and Paul Weiss held several conversations in an effort to resolve the outstanding material terms of Mr. Edelman’s contribution agreement, including issues with respect to the treatment of certain undistributed earnings of EFC LLC and the mechanism for determining valuation of the EFC LLC interests in accordance with the existing put right (including issues with respect to the timing of completion of the transaction and the extent to which financial information required for such calculations would be available at that time). During the course of that day, until late in the day, the parties continued to negotiate a mechanic that would ensure that final valuation, and the amounts of retained earnings distributed, would each be based upon final financial information for the last completed quarter prior to closing of the proposed merger.

During the course of negotiations, Lehman & Eilen, LLP, who served as legal counsel to the management employees other than Mr. Edelman, also discussed the terms of employment and contribution agreements for the management employees other than Mr. Edelman and a proposed management incentive plan with Fried Frank.

On April 13, 2012, the Special Committee convened a meeting, attended by representatives from Vinson & Elkins and Stephens. Members of the Special Committee and representatives of Vinson & Elkins provided an overview of the previous day’s confirmation session. Representatives of Vinson & Elkins then reviewed with the Special Committee its fiduciary duties and summarized the key terms of the merger agreement. Stephens next provided a financial presentation regarding the Company and the cash consideration payable in the potential merger. Thereafter, Stephens delivered its oral opinion to the Special Committee and subsequently confirmed in a written opinion, dated April 13, 2012 that, as of that date and based upon and subject to the assumptions and qualifications stated in its written opinion, the $8.85 per share cash consideration to be received by the Company’s public shareholders was fair, from a financial point of view, to the shareholders of the Company other than Parent, its affiliates and the Merger Agreement Rollover Investors (the “public shareholders”). After considering the proposed terms of the merger agreement and the other transaction agreements and the presentations of Vinson & Elkins and Stephens, including the receipt of Stephens’ fairness opinion, and taking into account the other factors described below under the heading titled “Special Factors—Purpose and Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors; Fairness of the Merger,” the Special Committee then unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement were fair to, and in the best interests of, the Company and the Company’s shareholders (other than the Merger Agreement Rollover Investors), and recommended that the Board (i) approve the merger agreement and the consummation of the transactions contemplated by the merger agreement and (ii) recommend that the shareholders of the Company vote to approve the merger agreement.

Immediately following the meeting of the Special Committee, the Board convened a meeting, attended by Messrs. Berry, McMaken, and Unger and representatives of Stephens and Vinson & Elkins. Members of the Special Committee and representatives of Vinson & Elkins provided an overview of the Special Committee’s process and meeting and reported that the Special Committee had unanimously determined that the merger agreement, the merger, and the other transactions contemplated by the merger agreement were fair to, and in the best interests of, the Company and the Company’s shareholders (other than the Merger Agreement Rollover Investors), and recommended that the Board adopt a resolution approving the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommending that the shareholders of the Company approve the merger agreement. Stephens next provided a financial presentation regarding the Company and the cash consideration payable in the proposed merger. Thereafter, Stephens advised the Board that it had delivered to the Special Committee its oral opinion and subsequently had confirmed in a written opinion, dated April 13, 2012, that, as of that date and based upon and subject to the assumptions and qualifications stated in its written opinion, the $8.85 per share cash consideration to be received by the Company’s public shareholders was fair, from a financial point of view, to the public shareholders. Following discussion and after considering the proposed terms of the merger agreement and the other transaction agreements and the presentations of the Special Committee and Stephens, including the unanimous determination by the Special Committee that the merger agreement, the merger, and the other transactions contemplated by the merger agreement were fair to, and in the best interests of, the Company and the Company’s shareholders (other than the Merger Agreement Rollover Investors) and the Special Committee’s unanimous recommendation that the Board adopt a resolution approving the merger agreement and recommending that the Company’s shareholders approve the merger agreement, receipt of Stephens’

fairness opinion, which had been delivered to the Special Committee, and taking into account the other factors described below under the heading titled “Special Factors—Purpose and Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors; Fairness of the Merger,” the Board then unanimously (a) approved the form, terms, and provisions of the merger agreement and the other transaction documents and authorized and directed the proper officers of the Company to execute the merger agreement and the other transaction documents and to take or cause to be taken such actions and to execute such documents as may be necessary or advisable to comply with the terms of the merger agreement and the other transaction documents, (b) approved and declared advisable for the Company to enter into the merger agreement, (c) declared that the merger agreement, the merger, and the other transactions contemplated by the merger agreement were fair to, and in the best interests of, the Company and the Company’s public shareholders, (d) recommended that the shareholders of the Company approve the merger agreement, and (e) directed that the merger agreement and the merger be submitted to a vote of the shareholders of the Company at a special meeting of shareholders along with the Special Committee and Board’s recommendation that the shareholders of the Company approve the merger agreement and the merger.

Over the weekend of April 14 and 15, 2012, the merger agreement and all ancillary documents were finalized.

On the morning of April 16, 2012, Parent, Merger Sub and the Company executed and delivered the merger agreement, and all other ancillary documents were executed and delivered. Thereafter, prior to the opening of trading of the Company’s stock, the Company issued a press release announcing the execution of the merger agreement and related documents and the commencement of the go-shop period.

The merger agreement provides that, until 11:59 p.m. Central time on May 26, 2012, the Company had the right to solicit, initiate, facilitate or encourage the submission of a competing proposal from, furnish non-public information to and participate in discussions and negotiate with third parties with respect to a competing proposal.

At the direction of the Special Committee, Stephens conducted the go-shop process. During the go-shop period, Stephens contacted a total of 74 parties, including 19 strategic parties and 55 financial sponsors to solicit interest in a possible competing proposal. Thirteen parties entered into confidentiality agreements with the Company and were provided certain confidential information regarding the Company. Two of such parties met with Company management, and two of such parties held conference calls with Company management. The go-shop period ended at 11:59 p.m. Central time on May 26, 2012, and no alternative acquisition proposals or offers were made to the Company prior to this deadline.

On May 30, 2012, the Company issued a press release announcing the expiration of the go-shop period and that it had not received any alternative acquisition proposals from any party.

Purpose and Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors; Fairness of the Merger

The purpose of the merger is to enable the Company’s shareholders to realize the value of their investment in the Company through their receipt of the $8.85 per share merger consideration in cash.

The Special Committee

At a meeting on April 13, 2012, the Special Committee unanimously (a) determined that the merger agreement and the matters contemplated thereby are fair to, and in the best interest of, the Company and the Company’s shareholders other than the Merger Agreement Rollover Investors, (b) approved the form, terms and provisions of the merger agreement and deemed it advisable for the Company to enter into the merger agreement, (c) recommended that the Company’s shareholders vote to approve the merger agreement, and (d) recommended that the Board approve the execution, delivery and performance of the merger agreement by the Company and recommend that the Company’s shareholders vote to approve the merger agreement.

In reaching its determinations, the Special Committee consulted with and received the advice of its independent financial advisor and independent legal counsel, and discussed issues regarding the Company and its outlook with the Company’s senior management team. The Special Committee considered a number of factors that it believed supported its determinations, including the following factors:

•	the fact that the $8.85 price per share of Company common stock represents a premium of approximately 43% over the closing price on April 13, 2012, the last trading day before the announcement of the merger agreement and 33% over the volume-weighted average closing price for the previous 30 trading day period ended April 13, 2012;
•	the fact that the Special Committee’s extensive negotiations with Lee Equity resulted, among other things, in an increase in price to $8.85 per share from an initial proposed price in the range of $8.00 to $8.25 per share and in contractual terms more favorable to the Company than those initially proposed by Lee Equity, including the Company’s ability to engage in a “go-shop” process as described below;
•	the financial analyses presented to the Special Committee by Stephens as well as the opinion of Stephens, dated April 13, 2012, to the Special Committee to the effect that, as of that date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the $8.85 cash per share merger consideration to be received by the public shareholders of the Company pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Stephens is attached as Annex B to this proxy statement;
•	the following macroeconomic and industry risks that the Special Committee believed could negatively impact the Company in the future:

-	the highly competitive nature of the financial services and wealth management industries, which include larger competitors that are able to advertise their products and services on a national or regional basis and may have a greater number and variety of services and financial products, larger customer bases, and greater name recognition;
-	the uncertain outlook for the U.S. and global capital markets;
-	increased regulation as a result of legislative and regulatory initiatives which may be particularly burdensome for a small public company and may increase costs and limit the Company’s ability to pursue business opportunities; and
-	the difficulty of achieving superior investment performance amid recent market conditions, either in relative or absolute terms, which affects the profitability of the Company’s investment management business;

•	the following specific risks to the Company that the Special Committee believed could negatively impact the Company in the future:

-	the Company’s dependence on the continuing efforts of the Company’s executive officers and senior management, particularly with respect to the investment advisor business, including EFS which was founded by and is identified with Mr. Edelman and his reputation, and the departure, death, or disability of whom could result in the loss of clients and assets under management;
-	the customers of the Company’s Mass Affluent segment all utilize a very similar product and could be lost at a rapid pace if the product underperforms the market;
-	the difficulties the Company could have growing its business in the future in light of:

■	the past difficulties the Company has faced in achieving its objectives for growth of sales and earnings;
■	the potential for increased competition, particularly in the Company’s Mass Affluent segment, from both larger competitors and small, local competitors;
■	the unproven results of the Company’s recent office expansion; and
■	the risk transitioning from a co-chief executive officer management structure to a single chief executive while continuing to operate two distinctly different segments;

•	the limited liquidity for the Company’s shares and the adverse effect that sales by one or more large shareholders could have on the Company’s stock price;
•	the limited benefits and increasing costs for the Company of operating as a small public company, which costs disproportionately impact smaller public companies like the Company;

•	uncertainty concerning the rates at which dividends and capital gains will be taxed, and the potential adverse consequences which may be experienced by our shareholders if such rates increase;
•	the possible alternatives to a transaction with Lee Equity, including an alternative sales process or continuing as a standalone company and divesting certain non-core assets, conducting a stock repurchase, implementing a special dividend or undertaking a recapitalization, which alternatives the Special Committee considered with the assistance of Stephens and believed were less favorable to the Company’s shareholders than the merger agreement with Parent given the potential risks, rewards and uncertainties associated with those alternatives;
•	the fact that the consideration to be paid in the proposed merger is all cash, which provides certainty of value and liquidity for shares held by unaffiliated shareholders, as opposed to the continued and public market stock value risks perceived by the Special Committee;
•	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

-	the fact that Parent and Merger Sub had obtained debt and equity commitments for the transaction, the limited number and nature of the conditions to the debt and equity financing, the reputation of the financing sources and the obligation of Parent to use its reasonable best efforts to obtain the debt financing, each of which, in the reasonable judgment of the Special Committee, increases the likelihood of such financings being completed;
-	the likelihood and anticipated timing of completing the proposed merger in light of the scope of the conditions to completion;
-	the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay the Company a $16 million termination fee, without the Company having to establish any damages, and the guarantee of such payment obligation by the Guarantors, jointly and severally, pursuant to the Limited Guarantee; and
-	the Company’s ability, under certain circumstances pursuant to the merger agreement and the equity commitment letter, to seek specific performance of Parent’s obligation to cause the Guarantors to make the equity contributions to Parent pursuant to the equity commitment letter and of Parent’s obligation to effect the transactions contemplated by the Rollover Contribution Agreements;

•	the other terms of the merger agreement and related agreements, including:

-	the Company’s ability during the period beginning on the date of the merger agreement and continuing until 11:59 p.m., Central time, on May 26, 2012 (the “initial go-shop period”) to initiate, solicit and encourage alternative acquisition proposals from third parties and to enter into, engage in, and maintain discussions or negotiations with third parties with respect to such proposals;
-	the Company’s ability to continue discussions after the end of the initial go-shop period with parties from whom the Company has received during such period an acquisition proposal that the Special Committee determines in good faith, prior to the end of the initial go-shop period, constitutes a Superior Proposal (as described in “The Merger Agreement—No Solicitation”) or could reasonably be expected to lead to a Superior Proposal (such parties being deemed to be “go-shop parties”) until 11:59 p.m., Central Time, on June 15, 2012 (the “extended go-shop period”);
-	the Company’s ability, at any time from and after the end of the go-shop period but prior to the time the Company shareholders approve the merger agreement, to consider and respond to an unsolicited written acquisition proposal, to furnish confidential information to the person making such a proposal and to engage in discussions or negotiations with the person making such a proposal, if the Special Committee, prior to taking any such actions, determines in good faith that such acquisition proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal;
-	the Board’s ability (acting upon the recommendation of the Special Committee), under certain circumstances, to withhold, withdraw, qualify or modify its recommendation that the shareholders vote to approve the merger agreement;

-	the Company’s ability, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a Superior Proposal, provided that the Company complies with its obligations relating to the entering into of any such agreement and concurrently with the termination of the merger agreement pays to Parent a termination fee of $4 million, plus up to $1 million in Parent’s expenses, in connection with an agreement for a Superior Proposal entered into prior to the end of the initial go-shop period or with a go-shop party prior to the end of the extended go-shop period, or $8 million, plus up to $2 million in Parent’s expenses, in all other circumstances; and
-	the termination fee and expenses payable to Parent under certain circumstances, including as described above, in connection with a termination of the merger agreement, which the Special Committee concluded were reasonable in the context of termination fees and expenses payable in comparable transactions and in light of the overall terms of the merger agreement including the per share merger consideration; and

•	the fact that Mr. Edelman and Mr. Moore are contributing their minority interest in EFC LLC to the Lee Summer Partnership in exchange for cash and limited partnership interests in the Lee Summer Partnership with the aggregate value thereof based upon the multiple of EBITDA provided in their pre-existing contract with the Company upon exercise of their right to put their interests to the Company at the time of a change-in-control, which Stephens’ analyses indicated to be lower than the multiple of trailing EBITDA implied by the proposed merger consideration of $8.85 per share.

The Special Committee also believed that sufficient procedural safeguards were and are present to ensure the fairness of the proposed merger and to permit the Special Committee to represent effectively the interests of the Company’s unaffiliated shareholders. These procedural safeguards include:

•	the fact that the Special Committee is comprised of five independent directors who are not affiliated with either the Rollover Investors or Lee Equity, Parent, Merger Sub or any direct or indirect subsidiary of Parent (together with Parent and Merger Sub, the “Parent Affiliates”) and who are not employees of the Company or any of its subsidiaries;
•	the fact that, other than their receipt of Board and Special Committee fees (which are not contingent upon the consummation of the merger or the Special Committee’s or Board’s recommendation of the proposed merger), customary D&O insurance and their interests described under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger,” members of the Special Committee do not have interests in the proposed merger different from, or in addition to, those of the Company’s unaffiliated shareholders;
•	the fact that the determination to engage in discussions related to the proposed merger and the consideration and negotiation of the price and other terms of the proposed merger was conducted under the oversight of the Special Committee without any limitation on the authority of the Special Committee to act with respect to any alternative transaction or any related matters;
•	the recognition by the Special Committee that it had the authority not to recommend the approval of the merger or any other transaction;
•	the fact that the Special Committee was advised by Stephens, as independent financial advisor, and Vinson & Elkins, as independent legal advisor, each a nationally recognized firm selected by the Special Committee, and the fact that the Special Committee requested and received from Stephens an opinion (based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein), as of April 13, 2012, with respect to the fairness of the per share merger consideration to be received by the Company’s public shareholders;
•	the fact that the merger agreement requires the affirmative vote of (a) at least two-thirds of the outstanding shares of the Company’s common stock and (b) at least a majority of the outstanding shares of the Company’s common stock excluding shares owned by (i) the Merger Agreement Rollover Investors, (ii) Parent Affiliates or any of their affiliates and (iii) by any officer of the Company or any of its subsidiaries who has been designated by the Board as an executive officer for purposes of Section 16 of the Exchange Act;

•	the ability of shareholders who comply with all of the required procedures within applicable time periods under Texas law to seek appraisal of the fair value of their shares (for a full discussion of the dissenters’ rights to which shareholders are entitled to seek and that the Special Committee was aware of and considered, see “Dissenters’ Rights of Appraisal,” beginning on page 108); and
•	that while, pursuant to the Voting Agreements, the Voting Agreement Parties have committed to vote in favor of approving the merger agreement and the merger, such commitments terminate automatically upon termination of the merger agreement in accordance with its terms, including termination by the Company to accept a Superior Proposal and in other circumstances specified in the Voting Agreements.

In the course of its deliberations, the Special Committee also considered a variety of risks and other countervailing factors related to entering into the merger agreement and the proposed merger, including:

•	the risk that the proposed merger might not be completed in a timely manner or at all, including the risk that the proposed merger will not occur if the financing contemplated by the acquisition financing commitments, described under the caption “Special Factors—Financing of the Merger,” or alternative financing is not obtained;
•	the risks and costs to the Company if the proposed merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company’s various business relationships;
•	that the public shareholders of the Company (other than the Rollover Investors) will have no ongoing equity in the surviving corporation following the proposed merger, meaning that the public shareholders (other than the Rollover Investors and any of our employees who may have the opportunity to invest in the Lee Summer Partnership and who choose to make this investment) will cease to participate in the Company’s future earnings or growth, if any, or to benefit from any increases in the value of the Company’s common stock;
•	the restrictions on the conduct of the Company’s business prior to the completion of the proposed merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the proposed merger;
•	that no pre-signing auction or other pre-signing market check was conducted;
•	the possibility that the $4 million termination fee, plus up to $1 million in Parent’s expenses, or the $8 million termination fee, plus up to $2 million in Parent’s expenses, payable by the Company upon the termination of the merger agreement under certain circumstances may discourage other potential acquirors from making a competing proposal for a transaction with the Company;
•	the risk that the Voting Agreements and management’s participation in the proposed transaction may deter third parties from submitting competing proposals;
•	the possibility that the complexity of the Company, including its complicated structure involving partial ownership of numerous subsidiaries, multiple lines of business, and ownership of significant non-core assets, may discourage other potential acquirors from making a competing proposal for a transaction with the Company;
•	that if the proposed merger is not completed, the Company will be required to pay its own expenses associated with the negotiation of the merger agreement, and the transactions contemplated thereby, as well as, under certain circumstances, to pay Parent the $4 million termination fee, plus up to $1 million in Parent’s expenses, or the $8 million termination fee, plus up to $2 million in Parent’s expenses, in connection with the termination of the merger agreement;
•	the fact that Parent and Merger Sub are newly formed corporations with essentially no assets other than the equity commitments of the Guarantors, and that the Company’s remedy in the event of breach of the merger agreement by Parent or Merger Sub may be limited to receipt of the $16 million termination fee, which is guaranteed by the Guarantors, and that under certain circumstances the Company may not be entitled to a termination fee at all;

•	the fact that there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if approved by our shareholders;
•	the fact that an all cash transaction would be taxable to the Company’s shareholders that are U.S. holders for U.S. federal income tax purposes; and
•	the terms of the Rollover Investors’ participation in the merger and the fact that our executive officers and certain directors may have interests in the transaction that are different from, or in addition to, those of our unaffiliated shareholders; see the section captioned “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” on page 67 and “Special Factors—Golden Parachute Compensation” beginning on page 72.

In analyzing the proposed merger and in reaching its determination as to the fairness of the merger agreement and the matters contemplated thereby, the Special Committee considered, among other factors, the analyses and methodologies of Stephens in evaluating the value of the Company. See “Special Factors—Opinion of Financial Advisor to the Special Committee” beginning on page 39. Stephens’ analyses were based upon certain management-provided scenarios and assumptions, but did not include an independent analysis of the liquidation value or book value of the Company. The Special Committee did not consider liquidation value as a significant factor because the Special Committee believes that due to the fact that the Company is being sold as a going concern, the Company’s liquidation value is not relevant. The Special Committee also did not consider the Company’s net book value of $8.56 per share as of December 31, 2011 as a significant factor because it believes that net book value is an accounting concept based on historical costs and not a material indicator of the value of the Company’s common shares. The Special Committee was not aware of any firm offers during the prior two years by any person for the merger or consolidation of the Company with or into another company, the sale or transfer of all or substantially all of the Company’s assets or a purchase of the Company’s securities that would enable the holder to exercise control of the Company.

The foregoing discussion of the factors considered by the Special Committee is not intended to be exhaustive, but rather includes the principal factors considered by the Special Committee. The Special Committee collectively reached the conclusion to approve the merger agreement, the proposed merger and the other transactions contemplated by the merger agreement in light of the various factors described above and other factors that the members of the Special Committee believed were appropriate. In view of the wide variety of factors considered by the Special Committee in connection with its evaluation of the proposed merger and the complexity of these matters, the Special Committee did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Special Committee made its recommendation based on the totality of information presented to it and the investigation conducted by it. In considering the factors discussed above, individual members of the Special Committee may have given different weights to different factors.

The Board of Directors

After considering, among other things, the unanimous recommendations of the Special Committee and the opinion of the Special Committee’s financial advisor described in “Special Factors—Opinion of Financial Advisor to the Special Committee,” our Board unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, and determined that (a) the merger agreement, the terms of the merger agreement, and the transactions contemplated by the merger agreement, including the merger, are fair to, advisable, and in the best interests of the Company and our shareholders, and (b) recommended that the shareholders of the Company approve the merger agreement and the merger.

The Board believes that the merger agreement, the terms thereof, and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Company and its unaffiliated shareholders. The Board, in consultation with its legal advisors and the Company’s management, considered and adopted the analyses and determinations of the Special Committee and Stephens described above in its evaluation of the fairness of the merger agreement and the merger. In determining the reasonableness of the Special Committee’s analyses and the fairness of the merger agreement and the merger, the Board also considered and relied upon the following factors, among others:

•	the unanimous recommendation of the Special Committee to approve the merger agreement and the merger as described above;
•	the fact that the Special Committee consists solely of independent directors and that, other than their receipt of Board and Special Committee fees (which are not contingent on the consummation of the merger or the Special Committee’s or the Board’s recommendation to approve the merger agreement and the merger) and their interests described in “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger,” the members of the Special Committee will not personally benefit from the completion of the merger in a manner different from, or in addition to, the Company’s unaffiliated shareholders;
•	the fact that the merger agreement requires the affirmative vote of (a) at least two-thirds of the outstanding shares of the Company’s common stock and (b) at least a majority of the outstanding shares of the Company’s common stock excluding shares owned by (i) the Merger Agreement Rollover Investors, (ii) Parent, Merger Sub and their respective affiliates and (iii) any officer of the Company or any of its subsidiaries who has been designated by the Board as an executive officer for purposes of Section 16 of the Exchange Act; and
•	the fact that the Special Committee retained independent legal and financial advisors, who participated in negotiations with respect to the merger and the merger agreement and the transaction contemplated thereby and advised the Special Committee as to the proposed merger and alternative transactions.

The Board also was aware of and considered that the Company’s directors and executive officers have interests with respect to the merger that differ from, or are in addition to, their interests as shareholders of the Company, as described in “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” and “Special Factors—Golden Parachute Compensation.”

In analyzing the proposed merger and in reaching its determination as to the fairness of the merger agreement and the matters contemplated thereby, the Board considered, among other factors, the opinion of Stephens delivered to the Special Committee and shared with the Board as to the fairness, from a financial point of view, of the merger consideration to the Company’s public shareholders. See “Special Factors—Opinion of Financial Advisor to the Special Committee” beginning on page 39. Stephens’ analyses were based upon certain management-provided scenarios and assumptions, but did not include an independent analysis of the liquidation value or book value of the Company. The Board did not consider liquidation value as a significant factor because the Board believes that due to the fact that the Company is being sold as a going concern, the Company’s liquidation value is not relevant. The Board also did not consider the Company’s net book value of $8.56 per share as of December 31, 2011 as a significant factor because it believes that net book value is an accounting concept based on historical costs and not a material indicator of the value of the Company’s common shares. The Board did not seek to establish a pre-merger going concern value for the Company common stock to determine the fairness of the merger consideration to the Company’s unaffiliated shareholders. The Board does not believe there is a single method of determining going concern value and, therefore, did not base its valuation of the Company on a concept that is subject to various interpretations. The Board did not specifically consider the purchase prices paid in the transactions described under “Important Information Regarding the Company—Transactions in Common Stock” but notes that the consideration to be received by unaffiliated shareholders represents a premium over such prices.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes material factors considered by the Board, including the factors considered by the Special Committee discussed above. In view of the wide variety of factors considered by the Board and the complexity of these matters, the Board did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weights to the foregoing factors in reaching its determination, and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board. In addition, individual members of the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others.

Other than as described in this proxy statement, the Board is not aware of any firm offers by any other person during the past two years for a merger or consolidation of the Company with or into another company, the sale or other transfer of all or any substantial part of the Company’s assets or a purchase of the Company’s securities that would enable the holder to exercise control of the Company.

Neither the Special Committee nor the Board retained an unaffiliated representative to act solely on behalf of unaffiliated shareholders for purposes of negotiating the terms of the proposed merger or preparing a report concerning the fairness of the transaction; however, the Board believes that the proposed merger is procedurally fair due to the participation of the Special Committee composed of independent directors and the Special Committee’s retention of independent legal and financial advisors in addition to the other factors noted above.

The Board has unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, and recommends that the Company’s shareholders approve the merger agreement and the merger.

Our Board recommends that you vote “FOR” the proposal to approve the merger agreement and the merger.

Opinion of Financial Advisor to the Special Committee

Stephens was retained to serve as financial advisor to the Special Committee in connection with any business combination transaction involving the Company. As part of its engagement, the Special Committee requested the opinion of Stephens as to the fairness, from a financial point of view, to the Company’s public shareholders of the $8.85 per share cash consideration to be received by the Company’s public shareholders in the merger pursuant to the merger agreement. For purposes of this opinion, “public shareholders” of the Company means the holders of outstanding shares of common stock, other than Parent or any affiliate of Parent and the Merger Agreement Rollover Investors. On April 13, 2012, Stephens delivered its oral opinion to the Special Committee and subsequently confirmed in a written opinion, dated April 13, 2012, that as of that date and based upon and subject to the assumptions and qualifications stated in its written opinion, the $8.85 per share cash consideration to be received by the Company’s public shareholders was fair, from a financial point of view, to the public shareholders.

Stephens provided the opinion described above for the information and assistance of the Special Committee in connection with its consideration of the approval of the merger agreement. The terms of the merger agreement, including the amount and form of the consideration payable pursuant to the merger agreement to the Company’s public shareholders, were determined through negotiations between the Special Committee and Lee Equity, and were unanimously approved by the Board following the unanimous recommendation of the Special Committee. Stephens did not recommend the amount or form of consideration payable pursuant to the merger agreement. Stephens has consented to the inclusion within this proxy statement of its opinion and the description of its opinion appearing under this subheading “Special Factors—Opinion of Financial Advisor to the Special Committee.” The full text of the written opinion of Stephens, dated April 13, 2012, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion is attached as Annex B to this proxy statement.

Stephens’ opinion does not address the merits of the underlying decision by the Company to enter into the merger agreement, the merits of the merger as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person as to how to vote on the proposal to approve the merger agreement. In addition, except as explicitly set forth in Stephens’ opinion, Stephens was not asked to address, and Stephens’ opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company other than the public shareholders. Stephens was not asked to express any opinion, and does not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or to any group of such officers, directors or employees, relative to the compensation to other shareholders of the Company, including (but not limited to) any consideration expected to be received by any such persons in connection with the merger. Stephens’ fairness opinion committee approved Stephens’ opinion.

In connection with its opinion, Stephens has:

•	analyzed certain publicly available financial statements and reports regarding the Company;
•	analyzed certain internal financial statements and other financial and operating data (including financial forecasts for fiscal years 2012-2014) concerning the Company prepared by the management of the Company;
•	reviewed the reported prices and trading activity for the Company’s common stock;
•	compared the financial performance of the Company and the prices and trading activity of the Company’s common stock with that of certain other publicly-traded companies that Stephens deemed relevant and their securities;
•	reviewed the financial terms, to the extent publicly available, of certain transactions that Stephens deemed relevant;
•	reviewed the most recent draft provided to Stephens of the merger agreement and related documents;
•	discussed with management of the Company the operations of and future business prospects for the Company;
•	assisted in the Special Committee’s deliberations regarding the material terms of the merger agreement and in its negotiations with affiliates of Parent; and
•	performed such other analyses and provided such other services as Stephens has deemed appropriate.

As described in this proxy statement under “Special Factors—Background of the Merger,” Stephens conducted the go-shop process, during which time it solicited the interest of other third parties with respect to a possible business combination transaction with the Company in accordance with the terms of the merger agreement.

In rendering its opinion, Stephens relied on the accuracy and completeness of the information and financial data provided to it by the Company and of the other information reviewed by it in connection with the preparation of its opinion, and Stephens’ opinion is based upon such information. Stephens has not assumed any responsibility for independent verification of the accuracy or completeness of any of such information or financial data. The management of the Company has assured Stephens that they are not aware of any relevant information that has been omitted or remains undisclosed to Stephens. Stephens has not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or Parent, and it has not been furnished with any such evaluations or appraisals; nor has it evaluated the solvency or fair value of the Company or Parent under any laws relating to bankruptcy, insolvency or similar matters. Stephens has not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecasts prepared by the management of the Company, Stephens has assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. Stephens’ opinion is necessarily based upon market, economic, and other conditions as they existed and could be evaluated, and on the information made available to them, as of the date of its opinion. It should be understood that subsequent developments may affect this opinion and that Stephens does not have any obligation to update, revise or reaffirm this opinion. Stephens also assumed that the representations and warranties contained in the merger agreement and all related documents are true, correct and complete in all material respects. Stephens has also assumed that the merger will be consummated on the terms of the latest draft of the merger agreement provided to Stephens, without material waiver or modification. Stephens has assumed that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the merger to the public shareholders of the Company. Stephens did not express any opinion as to the price at which the common stock or any other securities of the Company would trade following the announcement of the merger.

The following is a summary of the material financial analyses performed and material factors considered by Stephens in connection with its opinion. Stephens performed certain procedures, including each of the financial analyses described below, and reviewed with the Special Committee and the Board the assumptions upon which the analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by Stephens within this regard, it does set forth those considered by Stephens to be material in arriving at its opinion. The order of the summaries of analyses described does not represent the relative importance or weight given to those analyses by Stephens. It should be noted that in arriving at its opinion, Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Stephens believes that its analysis must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

Premium Analysis. Stephens analyzed the consideration to be received by holders of the Company’s common stock pursuant to the merger agreement in relation to the closing price of the Company’s common stock on April 12, 2012 (prior to announcement of the merger agreement), and the average closing prices of the Company’s common stock for the 30-day, 60-day, 90-day and 12-month periods ended April 12, 2012. This analysis indicated that the price per share to be paid to the holders of shares of the Company’s common stock pursuant to the merger agreement represented a premium of:

•	39.2% based on the closing stock price on April 12, 2012 of $6.36 per share
•	30.4% based on the 30-day average closing price of $6.79 per share
•	29.8% based on the 60-day average closing price of $6.82 per share
•	26.7% based on the 90-day average closing price of $6.98 per share
•	24.2% based on the 12-month average closing price of $7.12 per share
•	2.5% based on the 52-week high closing stock price of $8.63 per share that occurred on April 29, 2011

Premiums Paid Analysis. Stephens performed a premiums paid analysis based upon the premiums paid in 94 precedent public merger and acquisition transactions, including 15 transactions with targets in the financial services industry. The transactions utilized within the analysis were completed or announced between January 1, 2010 and February 28, 2012 and involved U.S. targets with enterprise values between $100 million and $500 million and LTM EBITDA greater than $0. The analysis excluded targets in the energy and power and real estate industries. In the premiums paid analysis, Stephens analyzed the premiums paid based on the closing stock price of the target one day prior to announcement of the transaction and the average closing prices of the target for the 7-day, 30-day, 60-day and 90-day periods prior to announcement of the transaction. The means for the one-day, 7-day average, 30-day average, 60-day average and 90-day average premiums were 41.6%, 41.2%, 44.6%, 46.6% and 48.1%, respectively. The medians for the one-day, 7-day average, 30-day average, 60-day average and 90-day average premiums were 36.2%, 36.0%, 39.1%, 39.8% and 42.7%, respectively.

The means with respect to transactions with targets in the financial services industry for the one-day, 7-day average, 30-day average, 60-day average and 90-day average premiums were 36.3%, 36.2%, 38.5%, 41.0% and 42.0%, respectively. The medians with respect to transactions with targets in the financial services industry for the one-day, 7-day average, 30-day average, 60-day average and 90-day average premiums were 36.2%, 33.7%, 36.1%, 38.7% and 39.6%, respectively.

In addition, Stephens calculated the percentage of the examined transactions completed where the premium paid was greater than 0 in 10% increments, up to 100% and greater. The results of this analysis are set forth below:

Premium	1-Day	7-Day Avg.	30-Day Avg.	60-Day Avg.	90-Day Avg.
>100%	3.2%	5.3%	7.4%	7.4%	5.3%
90.0% – 100.0%	4.3%	0.0%	0.0%	3.2%	4.3%
80.0% – 90.0%	1.1%	3.2%	4.3%	2.1%	4.3%
70.0% – 80.0%	4.3%	4.3%	3.2%	4.3%	1.1%
60.0% – 70.0%	4.3%	6.4%	5.3%	4.3%	7.4%
50.0% – 60.0%	10.6%	8.5%	9.6%	11.7%	13.8%
40.0% – 50.0%	11.7%	14.9%	18.1%	14.9%	17.0%
30.0% – 40.0%	31.9%	22.3%	20.2%	22.3%	20.2%
20.0% – 30.0%	12.8%	18.1%	16.0%	18.1%	21.3%
10.0% – 20.0%	9.6%	8.5%	11.7%	10.6%	5.3%
0.0% – 10.0%	6.4%	8.5%	4.3%	1.1%	0.0%
	100.0%	100.0%	100.0%	100.0%	100.0%

With respect to transactions with targets in the financial services industry, Stephens also calculated the percentage of the examined transactions completed where the premium paid was greater than 0 in 10% increments, up to 100% and greater. The results of this analysis are set forth below:

Premium	1-Day	7-Day Avg.	30-Day Avg.	60-Day Avg.	90-Day Avg.
>100%	0.0%	0.0%	0.0%	0.0%	0.0%
90.0% – 100.0%	0.0%	0.0%	0.0%	0.0%	0.0%
80.0% – 90.0%	0.0%	0.0%	0.0%	0.0%	0.0%
70.0% – 80.0%	0.0%	0.0%	0.0%	0.0%	0.0%
60.0% – 70.0%	0.0%	6.7%	6.7%	13.3%	13.3%
50.0% – 60.0%	20.0%	13.3%	13.3%	13.3%	20.0%
40.0% – 50.0%	20.0%	20.0%	20.0%	6.7%	13.3%
30.0% – 40.0%	33.3%	26.7%	33.3%	33.3%	26.7%
20.0% – 30.0%	20.0%	26.7%	20.0%	26.7%	20.0%
10.0% – 20.0%	0.0%	0.0%	6.7%	6.7%	6.7%
0.0% – 10.0%	6.7%	6.7%	0.0%	0.0%	0.0%
	100.0%	100.0%	100.0%	100.0%	100.0%

Stephens noted that the merger consideration of $8.85 per share represented a premium of 39.2% over the closing share price of the Company on April 12, 2012, a premium of 39.5% over the average of the closing share prices of the 7 days prior to April 12, 2012, a premium of 30.4% over the average of the closing share prices of the 30 days ended April 12, 2012, a premium of 29.8% over the average of the closing share prices of the 60 days ended April 12, 2012 and a premium of 26.7% over the average of the closing share prices of the 90 days ended April 12, 2012.

Implied Transaction Multiples. Stephens calculated select implied transaction multiples for the Company based upon the merger and financial information provided by Company management. For analytical purposes, Stephens separately considered certain assets, which consist of long-term receivables and other investments, owned by the Company but unrelated to the Company’s primary business activities (“Non-Core Assets”). Stephens worked with management to consider the net book value and estimated market value of Non-Core Assets (net of related deferred tax liabilities). Stephens utilized management’s guidance and analysis to arrive at an estimated high and low market value (net of the estimated tax liability) for the Non-Core Assets of $62.7 million and $50.7 million, respectively. Such high end value approximates net book value of the Non-Core Assets as of December 31, 2011. The low end value of the range was assigned by Stephens after performing discounted cash flow analyses and reviewing information provided by management regarding management’s previous negotiations to sell certain of the Non-Core Assets, as well as cash flows and cash flow coverage ratios. Specifically, management informed Stephens that the payments by Endowment Advisors, L.P. pursuant to the EADV Interests could continue to be made so long as the assets under management of Endowment Advisors, L.P. remained in excess of approximately $1.5 billion, versus contemporaneous assets under management of approximately $5.0 billion.

Stephens calculated an implied equity value for the transaction by multiplying the $8.85 merger consideration by the aggregate number of shares of the Company’s common stock on a fully diluted basis (including restricted stock, performance units and stock options on a net exercise basis). Stephens then calculated an implied enterprise value for the transaction based on the implied equity value plus (i) indebtedness, minus (ii) cash and cash equivalents, minus (iii) certain adjustments for pending cash payments. Stephens then adjusted enterprise value and equity value to exclude the estimated market value of Non-Core Assets.

As used in Stephens’ financial analyses, “Primary Operations” means the Company’s operations excluding (i) non-recurring income and expense and (ii) gains, losses and cash flows generated by Non-Core Assets, as identified by management; “EBITDA” means earnings before interest, taxes, depreciation and amortization; “Cash EPS” means earnings per share before intangibles amortization expense; and “EPS” means earnings per share. Unless noted otherwise, however, for purposes of this section, “Special Factors—Opinion of Financial Advisor to the Special Committee,” Stephens has adjusted EBITDA, Cash EPS and EPS to include only the results from the Company’s Primary Operations. Specifically, EBITDA of the Company has been reduced by $7.3 million ($4.1 million increase to exclude non-recurring items and $11.5 million reduction to exclude earnings from Non-Core Assets) and $7.5 million ($0.7 million reduction to exclude non-recurring items and $6.8 million reduction to exclude earnings from Non-Core Assets) for 2011 and estimated 2012, respectively, and Cash EPS and EPS have been reduced by $0.145 and $0.148 for 2011 and estimated 2012, respectively, to exclude (i) and (ii) above.

The results of these analyses are summarized in the table below:

	Company Transaction Multiple Adjusted for Non-Core Assets Market Value
	Low Non-Core Assets Market Value		High Non-Core Assets Market Value
Enterprise Value to:
2011 EBITDA	11.6	x	10.9	x
2012 EBITDA Estimate	8.0	x	7.5	x
Offer Price to:
2011 Cash EPS	29.8	x	28.2	x
2011 EPS	46.7	x	44.1	x

Relevant Companies Analysis. Stephens analyzed the public market statistics of certain companies relevant to the Company and examined various market valuation data and information relating to those companies. Stephens divided the companies into two groups: retail or independent broker/dealers and asset managers. Stephens selected the companies below because their businesses and operating profiles are reasonably similar to the Company. No selected company identified below is identical to the Company, but Stephens considers the retail or independent broker/dealers to be the more relevant of the two groups. Stephens also noted that the equity market values of each of the selected companies in the two groups is larger than that of the Company. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of those selected companies. Mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected company data.

In choosing relevant companies to analyze, Stephens selected the following companies:

Retail or Independent Broker/Dealers

•	Charles Schwab Corporation ($18,118 million market capitalization), LPL Investment Holdings Inc. ($4,120 million market capitalization), Raymond James Financial, Inc. ($4,974 million market capitalization), Stifel Financial Corp. ($1,909 million market capitalization) and TD Ameritrade Holding Corporation ($10,703 million market capitalization)

Asset Managers

•	Affiliated Managers Group, Inc. ($5,732 million market capitalization), Ameriprise Financial, Inc. ($12,136 million market capitalization), BlackRock, Inc. ($36,215 million market capitalization), Cohen & Steers, Inc. ($1,518 million market capitalization), Eaton Vance Corp. ($3,148 million market capitalization), Epoch Holding Corporation ($577 million market capitalization), Federated Investors, Inc. ($2,227 million market capitalization), GAMCO Investors, Inc. ($1,251 million market capitalization), Invesco Ltd. ($11,368 million market capitalization), T. Rowe Price Group, Inc. ($16,001 million market capitalization) and Waddell & Reed Financial, Inc. ($2,677 million market capitalization)

Stephens examined the market trading multiples of the selected relevant companies based on the April 12, 2012 closing price and information publicly available at that time, including the multiple of Enterprise Value to EBITDA for 2011 and estimated 2012 and of price to Cash EPS for 2011 and estimated 2012. Stephens noted the disparity between the market trading multiples of the selected companies and the Company.

The results of these analyses are summarized in the table below:

	Selected Companies				Company Trading Price
	Retail or Indep. Broker/ Dealers Median		Asset Managers Median		Low Non-Core Assets Market Value		High Non-Core Assets Market Value
Enterprise Value to:
2011 EBITDA	8.6	x	10.4	x	7.3	x	6.6	x
2012 EBITDA Estimate	7.9	x	9.4	x	5.0	x	4.5	x
Price to:
2011 Cash EPS	16.1	x	15.5	x	19.5	x	17.8	x
2012 Cash EPS Estimate	15.2	x	14.6	x

Based on this data and its understanding of the relative operating, financial and trading characteristics of the selected relevant companies and of the Company, Stephens derived a range for the implied value per share of the Company’s Primary Operations of $3.37 – $7.18. Stephens added the high and low Non-Core Assets market value to the valuation range of the Company’s Primary Operations to derive an implied valuation of $5.04 – $9.25 per share. Stephens noted that the merger consideration of $8.85 per share for the Company’s common stock was within the range.

Relevant Transactions Analysis. Stephens reviewed the financial terms of selected retail or independent broker/dealer and asset manager acquisition transactions announced since January 1, 2005, with transaction values between $10 million and $15 billion and for which multiples of EBITDA or earnings were publicly available. The following transactions were considered by Stephens (in each case, the first named company was the acquirer and the second named company was the acquired company and the transaction date announcement is noted parenthetically):

•	Raymond James Financial / Morgan Keegan (1/11/12)
•	Sanders Morris Harris Group Inc. / Global Financial Services, L.L.C. & GFS Advisors, LLC (11/26/10)
•	Westwood Holdings Group, Inc. / McCarthy Group Advisors, LLC (9/22/10)
•	Man Group Plc / GLG Partners, Inc. (5/17/10)
•	Piper Jaffray Companies / Advisory Research Holdings, Inc. (12/20/09)
•	Affiliated Managers Group, Inc. / Highbury Financial Inc. (12/12/09)
•	Macquarie Group Limited / Delaware Management Holdings, Inc. (8/18/09)
•	BlackRock, Inc. / Barclays Global Investors business (6/11/09)
•	Aabar Investments PJSC / AIG Private Bank Ltd. (12/1/08)
•	Federated Investors, Inc. / Clover Capital Management Inc. (9/12/08)

•	Ladenburg Thalmann Financial Services Inc. / Triad Advisors, Inc. (7/9/08)
•	Titanium Asset Management Corporation / National Investment Services, Inc. (2/28/08)
•	Ladenburg Thalmann Financial Services Inc. / Investacorp, Inc. (10/19/07)
•	Titanium Asset Management Corporation / Wood Asset Management, Inc. (9/5/07)
•	Madison Dearborn Partners LLC / Nuveen Investments, Inc. (6/19/07)
•	Wachovia Corporation / A.G. Edwards, Inc. (5/30/07)
•	BlackRock, Inc. / Merrill Lynch Investment Managers, LP (2/15/06)
•	Hellman & Friedman & Texas Pacific Group / Linsco/Private Ledger Corporation (LPL) (12/28/05)
•	Legg Mason, Inc. / Permal Group Ltd (6/23/05)
•	Sanders Morris Harris Group Inc. / The Edelman Financial Center, LLC (5/10/05)

Stephens considered these selected retail or independent broker/dealer and asset management acquisition transactions to be reasonably similar, but not identical, to the merger. Two of these 20 transactions involved the Company as the acquirer, those being the acquisition of the GFS Companies and EFC LLC. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected transactions and other factors that could affect the transaction values in those selected transactions to which the merger is being compared. Mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected transaction data.

As used to evaluate the purchase multiples paid for these selected retail or independent broker/dealer and asset management acquisition transactions, “LTM EBITDA” means earnings before interest, taxes, depreciation and amortization and “LTM Earnings” means net income, each for the most recent available 12-month period prior to the announcement of each acquisition transaction.

Stephens used publicly available financial information to determine the multiple of Enterprise Value to LTM EBITDA and of equity purchase price to LTM Earnings for the eight selected transactions listed above which were announced after March 31, 2009 and for the 20 transactions which were announced since January 1, 2005, respectively.

	Company (Based on $8.85 Offer Price)				Median Selected Transactions
	Low Non-Core Assets Market Value		High Non-Core Assets Market Value		Since March 31, 2009		Since January 1, 2005
Enterprise Value to:
LTM EBITDA	11.6	x	10.9	x	7.2	x	10.0	x
Equity purchase price to:
LTM Earnings	46.7	x	44.1	x	17.3	x	13.2	x

Based on this data, its understanding of the relative operating and financial characteristics of the target company and of the Company, and its understanding of the market, economic and other conditions as they existed as of the date of the selected transactions and of its opinion, Stephens derived an implied value range of approximately $2.31 – $5.67 per share for the Company’s Primary Operations. Stephens added the high and low Non-Core Assets market value to the valuation range of the Company’s Primary Operations to derive an implied valuation of $3.98 – $7.74 per share. Stephens noted that the merger consideration of $8.85 per share for the Company’s common stock was above the range.

Discounted Cash Flow Analysis. Stephens performed two discounted cash flow analyses on the Company using projections developed by management for fiscal years 2012 – 2014. The projections included assumptions, among others, of revenue increasing at a compound annual growth rate of 11.7% from fiscal year 2011 to 2014 and EBITDA margins expanding from 10.7% in fiscal year 2011 to 14.7% in 2014.

EBITDA Terminal Value

Utilizing the Company projections, Stephens calculated a range of implied prices per share of the Company’s Primary Operations based upon the discounted net present value of the sum of the projected stream of unlevered free cash flows (excluding cash flows from Non-Core Assets) for the years ending December 31, 2012 to December 31, 2014 and a projected terminal value of the Company’s Primary Operations at December 31, 2014. Stephens considered discount rates ranging from 16.0% to 18.0% (based on a weighted average cost of capital analysis) and EBITDA exit multiples ranging from 7.5x – 9.5x. The weighted average cost of capital was determined by the sum of (a) the market value of equity as a percentage of the total market value of the Company’s capital multiplied by the Company’s estimated cost of equity, and (b) the market value of debt as a percentage of the total market value of the Company’s capital multiplied by the Company’s estimated after-tax market cost of debt. The Company’s estimated cost of capital was calculated using the Capital Asset Pricing Model which took into account the risk free rate, the Company’s beta, betas of relevant companies, and applicable risk premiums, resulting in discount rates ranging from 16.0% to 18.0%. Utilizing the ranges of discount rates and exit multiples, Stephens derived an implied valuation range for the Company’s Primary Operations of $6.48 – $8.25. Stephens added the high and low Non-Core Assets market value to the valuation range of the Company’s Primary Operations to derive an implied valuation of $8.16 – $10.32. Stephens noted that the merger consideration of $8.85 per share for the Company’s common stock was within the range.

Net Income Terminal Value

Utilizing the Company projections, Stephens calculated a range of implied prices per share of the Company’s Primary Operations based upon the discounted net present value of the sum of the projected stream of free cash flows to equity holders (excluding cash flows from Non-Core Assets) for the years ending December 31, 2012 to December 31, 2014 and a projected terminal value of the Company’s Primary Operations at December 31, 2014. Stephens considered discount rates ranging from 17.0% to 19.0% (based on a weighted average cost of equity analysis) and EPS exit multiples ranging from 15.0x – 17.0x. The Company’s estimated cost of equity was calculated using the Capital Asset Pricing Model which took into account the risk free rate, the Company’s beta, betas of relevant companies, and applicable risk premiums. Utilizing the ranges of discount rates and exit multiples, Stephens derived an implied valuation range for the Company’s Primary Operations of $5.07 – $5.92. Stephens added the high and low Non-Core Assets market value to the valuation range of the Company’s Primary Operations to derive an implied valuation of $6.75 – $7.99. Stephens noted that the merger consideration of $8.85 per share for the Company’s common stock was above the range.

Leveraged Buyout Analysis. Stephens performed a leveraged buyout analysis on the Company using projections developed by management for fiscal years 2012 – 2014, adjusted for annual public company expenses of approximately $2.0 million. This analysis calculates current values for the Company based on the value that a hypothetical new equity investor would be willing to pay for the Company (less the Non-Core Assets), as well as certain minority interests of the Company expected to be purchased due to pre-existing contractual puts to the Company in the event of a change in control, in order to generate acceptable internal rates of return. Based on a range of target internal rates of return of 22.5% to 27.5% for the hypothetical equity investor, leverage of 4.0x to 4.5x 2011 EBITDA (including EBITDA expected to be purchased from minority owners) and a 2.5-year EBITDA exit multiple of 7.5x – 9.5x, the analysis yielded values for the Company’s Primary Operations of $5.33 – $7.66. Stephens added the high and low Non-Core Assets market value to the range for the Company’s Primary Operations to derive a value of $7.01 – $9.73. Stephens noted that the merger consideration of $8.85 per share for the Company’s common stock was within the range.

Historical Trading Analysis. Stephens analyzed the historical daily closing prices per share of the Company’s common stock for the one-year period ending April 12, 2012. Stephens noted that during this period, the 52-week high (reached on April 29, 2011) price per share of the Company’s common stock was $8.63. Stephens further noted that the merger consideration of $8.85 per share for the Company’s common stock was above the 52-week high closing price per share of the Company’s common stock for the one-year period ended April 12, 2012.

As part of Stephens’ investment banking business, Stephens regularly issues fairness opinions and is continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. Stephens expects to pursue future investment banking services assignments from participants in the merger. In the ordinary course of business, Stephens and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company or of any other participant in the merger.

Fee Arrangements

The Special Committee retained Stephens based on its qualifications and expertise and its reputation as a nationally recognized investment banking firm. Pursuant to a letter agreement dated October 24, 2011, Stephens received a retainer fee of $50,000 upon execution of the letter agreement and a fee of $500,000 for the delivery of its opinion on April 13, 2012. Under the terms of the October 24, 2011 letter agreement negotiated by the Special Committee and Stephens, Stephens will be entitled to receive an additional fee of approximately $2.1 million upon consummation of the merger. The Company is also obligated to reimburse Stephens for certain of its out-of-pocket expenses (including the reasonable fees and expenses of its counsel) and will indemnify Stephens against potential liabilities arising out of its engagement, including certain liabilities under the U.S. federal securities laws. During the two year period prior to the date of Stephens’ opinion, no material relationship existed between Stephens and its affiliates, on the one hand, and the Company and its affiliates, on the other hand, pursuant to which compensation was received or was intended to be received by Stephens or its affiliates as a result of such a relationship, and no such relationship was mutually understood to have been contemplated.

Other Presentations by Stephens

In addition to the final financial presentation made to the Special Committee on April 13, 2012 that is described above, Stephens also gave presentations to the Special Committee during meetings held on November 14, November 21, December 14 and December 20, 2011 and January 18, January 25 and March 20, 2012. None of these other presentations by Stephens, alone or together, constitute an opinion of Stephens as to the fairness, from a financial point of view, to the Company’s public shareholders of the $8.85 per share cash consideration to be received by the Company’s public shareholders in the merger pursuant to the merger agreement.

The analyses contained within these other presentations were based on information that was available as of the dates of the respective presentations, including, as applicable, the Retreat Projections and the Revised Projections (each as defined under ”Special Factors—Certain Projections”), which were later adjusted to reflect management’s evolving view of certain items, and on Stephens’s preliminary working assumptions at those times. For additional information about the projections underlying the presentations summarized below, please see ”Special Factors—Certain Projections.”

The contents of these presentations are summarized as follows:

•	At the November 14, 2011 Special Committee meeting, Stephens presented background information regarding the acquisition proposal received from Lee Equity and the status of discussions with Lee Equity, and summarized preliminary significant transaction considerations, such as contractual rights that would be triggered upon a change of control transaction, which had been identified by Stephens during its initial due diligence. Stephens also presented certain background information regarding the Company and its shareholder base and preliminary observations relating to the Company’s recent financial performance and Wall Street research analyst estimates, as well as those of selected peer companies. As part of this presentation, Stephens reviewed its preliminary observations on the Company’s Retreat Projections and the new business initiatives contained therein, and presented a preliminary comparison of the Retreat Projections to certain adjusted versions of the Retreat Projections which eliminated results attributable to certain new business initiatives and otherwise sensitized the Retreat Projections based on more realistic assumptions regarding assets under management and operating expenses. The adjusted and sensitized projections were presented for illustrative and comparative purposes only. The presentation also included preliminary financial analyses based on the as adjusted and sensitized Retreat Projections. In addition, Stephens reviewed perspectives on the Special Committee’s options and identified a preliminary list of potential strategic merger partners and financial buyers. The full text of the presentation presented on November 14, 2011 is filed as Exhibit (c)(5) to the Schedule 13E-3 filed by the Company.

•	On November 21, 2011, Stephens provided the Special Committee with an update on the discussions with Lee Equity, Stephens’ due diligence and market conditions. Stephens reviewed with the Special Committee an updated version of the Revised Projections, as prepared by management to be used by Stephens, including the assumptions underlying those projections, and for illustrative and comparative purposes only, compared them to the Retreat Projections as they had been adjusted and presented to the Special Committee on November 14, 2011. The presentation also included updated preliminary financial analyses based on the Revised Projections. The full text of the presentation presented on November 21, 2011 is filed as Exhibit (c)(2) to the Schedule 13E-3 filed by the Company.

•	At the December 14, 2011 Special Committee meeting, the Special Committee members met to consider Lee Equity’s revised proposal of $8.00 per share. Stephens presented updated information regarding the status of Stephens’ due diligence, as well as information regarding the approach Lee Equity was purportedly using to value the Company and discrepancies between Lee Equity’s approach and Stephens’ approach. Stephens also presented updated preliminary financial analyses based on the Revised Projections, the Company’s most recent historical financial results and updated market information. In addition, Stephens reviewed perspectives on the various process alternatives available to the Special Committee and the timelines associated with those options. Stephens also presented an updated preliminary list of potential strategic merger partners and financial buyers. The full text of the presentation presented on December 14, 2011 is filed as Exhibit (c)(6) to the Schedule 13E-3 filed by the Company.

•	On December 20, 2011, the Special Committee met to consider Lee Equity’s most recent offer of $8.50 per share. Stephens provided the Special Committee with an update to its preliminary financial analyses, based on the Revised Projections and the most recent historical financial results of the Company and market information. The full text of the presentation presented on December 20, 2011 is filed as Exhibit (c)(7) to the Schedule 13E-3 filed by the Company.

•	On January 18, 2012, Stephens met with the Special Committee to provide an update on the Company’s financial performance and Stephens’ ongoing financial due diligence, as the Special Committee considered Lee Equity’s most recent proposal of $8.60 per share. Stephens reviewed with the Special Committee the preliminary fourth quarter financial results which had been provided by management as well as minor adjustments to the Revised Projections related to assumed overhead expenses and a lower commission expense or ”payout ratio“ than had been previously projected. Stephens summarized for the Special Committee the history of the negotiations to that point, and also provided the Special Committee with updated preliminary financial analyses based on the preliminary fourth quarter financial results and the most recent Revised Projections and market information. Stephens also reviewed with the Special Committee key terms of a recently announced transaction in the financial services industry, the acquisition of Morgan Keegan by Raymond James Financial. The full text of the presentation presented on January 18, 2012 is filed as Exhibit (c)(8) to the Schedule 13E-3 filed by the Company.

•	On January 25, 2012, the Special Committee met to consider the January 23 proposal, which included a proposed price of $8.85 per share. The presentation by Stephens to the Special Committee during the January 25, 2012 meeting included an overview of the negotiation history with Lee Equity up to that date, as well as updated preliminary financial analyses based on the most recent historical financial data, management projections and market data. The full text of the presentation presented on January 25, 2012 is filed as Exhibit (c)(3) to the Schedule 13E-3 filed by the Company.

•	On March 20, 2012, Stephens presented to the Special Committee an update on the negotiation process and the status of Lee Equity’s due diligence, information regarding research analysts’ views of the Company and the proposed financial terms related to the purchase of Mr. Edelman’s and Mr. Moore’s minority interests in EFC LLC. In addition, Stephens updated its preliminary financial analyses based on the most recent historical financial data, management projections and market data. Stephens also summarized certain historical information related to the Company’s assets under management and the net changes in assets under management over time and termination fee data from precedent public company acquisitions with “go shop” provisions. This information had been requested by the Special Committee to inform negotiations with respect to the AUM Condition and termination fees. Stephens also provided a preliminary list of potential acquirers or merger partners to contact in the event the Company signed a merger agreement with a “go shop” provision. The full text of the presentation presented on March 20, 2012 is filed as Exhibit (c)(9) to the Schedule 13E-3 filed by the Company.

The financial analyses contained in these other presentations were based on the adjusted or sensitized Retreat Projections or the most recent version of the Revised Projections, as applicable, and market, economic, and other conditions as they existed as of such dates as well as other information that was available and Stephens’s preliminary working assumptions at those times. Except as described in the above bullet points, the methodologies and types of financial analyses conducted by Stephens throughout its engagement as financial advisor to the Special Committee were substantially similar to the analyses contained in the final financial presentation given to the Special Committee on April 13, 2012. However, the results of the financial analyses contained in these other presentations occasionally differed due to changes in management’s projections, the terms of Lee Equity’s offer, historical financial results of the Company, and market and economic conditions. In addition, throughout its engagement, Stephens continued to refine various aspects of its financial analyses with respect to the Company over time. The other presentations described above were in each case preliminary and did not reflect the final transaction structure and price that the Special Committee considered on April 13, 2012. These other presentations were therefore superseded by the presentation that Stephens made to the Special Committee on April 13, 2012 before giving its oral opinion, subsequently confirmed in writing, that, as of that date and based upon and subject to the assumptions and qualifications stated in its written opinion, the $8.85 per share cash consideration to be received by the Company’s public shareholders was fair, from a financial point of view, to the public shareholders.

Purpose and Reasons for the Merger of the Rollover Investors, the Edelman Financial Filing Persons, the Lee Equity Filing Persons, Parent and Merger Sub

Under the SEC rules governing “going-private” transactions, each of the Rollover Investors, the Edelman Financial Filing Persons (as defined under “Special Factors—Position of the Rollover Investors and the Edelman Filing Persons as to the Fairness of the Merger”), the Lee Equity Filing Persons (as defined under “Special Factors—Effects of the Merger”), Parent and Merger Sub may be deemed to be affiliates of the Company, and, therefore, required to express their reasons for the proposed merger to the Company’s unaffiliated shareholders, as defined in Rule 13e-3 of the Exchange Act. The Rollover Investors, the Edelman Financial Filing Persons, the Lee Equity Filing Persons, Parent and Merger Sub are making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. For the Rollover Investors, the Edelman Financial Filing Persons, the Lee Equity Filing Persons, Parent and Merger Sub, the primary purpose for the proposed merger is to benefit from any future earnings and growth of the Company after shares of the Company cease to be publicly traded. The transaction structure will have the effect of the Company becoming a privately held company wholly owned by Parent.

In addition, for the Rollover Investors, pursuant to the Rollover Contribution Agreements, the Rollover Investors will maintain a meaningful investment in the Company following the consummation of the merger through their interests in the Lee Summer Partnership to be issued to them pursuant to their respective Rollover Contribution Agreements. For more information, see the caption entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Rollover Investments” on page 67 of this proxy statement. The Rollover Investors and the Edelman Financial Filing Persons believe that the Company’s future business prospects can be improved with the financial backing of Lee Equity and through the Company’s experienced management team.

The Rollover Investors and the Edelman Financial Filing Persons believe that it is in the best interests of the Company to operate as a privately held entity. As a privately held entity, the Company will have the flexibility to focus on continuing improvements to its business without the constraints, distractions, and expenses associated with publicly held companies. In addition, as an entity whose common stock is not publicly traded, the Company will be able to more easily make strategic decisions that may negatively affect short-term financial performance but that may, in the long run, increase the value of the Company because it is often difficult for a public company to make decisions that could negatively affect it in the short term when the result of those decisions is often a reduction in the per-share price of the publicly traded equity securities of such company. As a result of being privately held, the Company will also enjoy certain additional efficiencies, such as a reduction of the time devoted by its management and certain other employees to compliance with the reporting and other requirements applicable to a public company.

Position of Parent, Merger Sub and the Lee Equity Filing Persons as to the Fairness of the Merger

Under the SEC rules governing “going-private” transactions, each of the Lee Equity Filing Persons, Parent and Merger Sub may be deemed to be affiliates of the Company, and, therefore, required to express their beliefs as to the fairness of the proposed merger to the Company’s unaffiliated shareholders. The Lee Equity Filing Persons, Parent and Merger Sub are making the statements included in this Section solely for the purposes of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. The Lee Equity Filing Persons, Parent and Merger Sub believe that the proposed merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement has been filed with the SEC) is fair to the Company’s unaffiliated shareholders on the basis of the factors described in “Special Factors—Purpose and Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors; Fairness of the Merger” and the additional factors described below.

None of the Lee Equity Filing Persons, Parent or Merger Sub participated in the deliberations of the Special Committee or the Board regarding, or received advice from the Company’s legal advisors, or the Special Committee’s legal or financial advisors as to, the fairness of the proposed merger. None of the Lee Equity Filing Persons, Parent or Merger Sub has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the proposed merger to the Company’s unaffiliated shareholders. Based on the knowledge and analysis by the Lee Equity Filing Persons, Parent and Merger Sub of available information regarding the Company, as well as discussions with members of the Company’s senior management regarding the Company and its business and the factors considered by, and the analysis and resulting conclusions of, the Board and the Special Committee discussed in this proxy statement in “Special Factors—Purpose and Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors; Fairness of the Merger” (which analysis and resulting conclusions the Lee Equity Filing Persons, Parent and Merger Sub adopt) the Lee Equity Filing Persons, Parent and Merger Sub believe that the proposed merger is substantively and procedurally fair to the Company’s unaffiliated shareholders. In particular, the Lee Equity Filing Persons, Parent and Merger Sub believe that the proposed merger is both procedurally and substantively fair to the unaffiliated shareholders of the Company based on their consideration of the following factors, among others:

•	the fact that the merger agreement and the transactions contemplated thereby were negotiated and unanimously approved by the Special Committee and the fact that the Special Committee consists solely of directors who are not officers or employees of the Company, who are independent of and have no economic interest or expectancy of an economic interest in Lee Equity or its affiliates, who are independent from the Rollover Investors and who do not have any economic interest or expectancy of an economic interest in Parent or the surviving corporation (other than the interests described under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger”);
•	the fact that the merger consideration of $8.85 per share in cash represents a premium over the market price of the Company common stock before the public announcement of the merger agreement, namely, approximately a 43% premium over the market closing price of $6.18 per share on April 13, 2013, the last trading day preceding the announcement, and approximately a 33% premium over the volume weighted average closing price over the last 20 trading days immediately preceding the announcement;
•	the per share price of $8.85 represents a 30.4% premium based on the 30-day average closing price of $6.79 per share for period ended April 12, 2012;
•	the per share price of $8.85 represents a 29.8% premium based on the 60-day average closing price of $6.82 per share for the period ended April 12, 2012;
•	the fact that the merger consideration of $8.85 in cash per share of common stock resulted from lengthy negotiations between the Special Committee and Lee Equity;

•	the fact that the merger consideration is all cash, which provides certainty of value and liquidity to unaffiliated shareholders and allows the unaffiliated shareholders not to be exposed to risks and uncertainties relating to the prospects of the Company;
•	the fact that the merger agreement permitted the Company to solicit alternative acquisition proposals for a period of 40 days (with an extension for an additional 20 days for parties meeting certain requirements), and the Company (through the Special Committee) did so, and the merger agreement permitted the Company to provide information and participate in negotiations after such period with respect to unsolicited acquisition proposals in circumstances described in the merger agreement and, in either case, to the terminate the merger agreement to accept a Superior Proposal;
•	the fact that the press release announcing the transaction disclosed the active solicitation process and the ability to respond to proposals;
•	the fact that the Special Committee had the authority to reject the transaction proposed by Lee Equity;
•	the fact that neither Lee Equity nor the Rollover Investors participated in the deliberative process of, or the conclusions reached by, the Special Committee;
•	the fact that the Special Committee received an opinion from its own independent financial advisor as to the fairness, from a financial point of the view and as of the date of the opinion, of the $8.85 per share merger consideration to be received by the public shareholders notwithstanding that the opinion delivered to the Special Committee from its financial advisor was provided solely for its benefit and that the Lee Equity Filing Persons, Parent and Merger Sub were not permitted to, and therefore did not rely on such opinion;
•	the fact that the merger agreement contains the Majority of the Minority Approval requirement;
•	the fact that the merger and the merger agreement were approved by all of the members of the Board who are not employees of the Company;
•	the fact that Parent and Merger Sub obtained debt and equity financing commitments for the transaction, the limited number and nature of the conditions to the debt and equity financing, and the obligation of Parent to use its reasonable best efforts to obtain the debt financing; and
•	the fact that under Texas law, the shareholders of the Company have the right to dissent to the merger and to seek payment of the fair value of their shares in accordance with the procedures provided under Texas law if the proposed merger is effected.

In their consideration of the fairness of the proposed merger, the Lee Equity Filing Persons, Parent and Merger Sub did not find it practicable to, and did not, appraise the assets of the Company to determine the liquidation value for the Company’s unaffiliated shareholders because of the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, because they considered the Company to be a viable going concern, and because the Company will continue to operate its business following the merger. The Lee Equity Filing Persons, Parent and Merger Sub did not consider net book value, which is an accounting concept, for purposes of determining the fairness of the per share merger consideration to the Company’s unaffiliated shareholders because, in their view, net book value is not indicative of the Company’s market value but rather an indicator of historical costs. In making their determination as to the substantive fairness of the proposed merger to the unaffiliated shareholders, Parent, Merger Sub and the Lee Equity Filing Persons were not aware of any other firm offers during the prior two years by any person for the merger or consolidation of the Company with or into another company, the sale or transfer of all or substantially all of the Company’s assets or a purchase of the Company’s securities that would enable the holder to exercise control of the Company. The Lee Equity Filing Persons, Parent and Merger Sub did not specifically consider the purchase prices paid in the transactions described under “Important Information Regarding the Company—Transactions in Common Stock” but note that the consideration to be received by unaffiliated shareholders represents a premium over such prices. The Lee Equity Filing Persons, Parent and Merger Sub did not seek to establish a pre-merger going concern value for the Company’s common stock to determine the fairness of the merger consideration to the Company’s unaffiliated shareholders because following the merger the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the pre-announcement per share price of the Company’s common stock, the per share merger consideration of $8.85 represented a premium to the going concern value of the Company.

The foregoing discussion of the information and factors considered and weight given by the Lee Equity Filing Persons, Parent and Merger Sub in connection with their evaluation of the fairness to the Company’s unaffiliated shareholders of the merger agreement is not intended to be exhaustive but is believed to include all material factors considered. The Lee Equity Filing Persons, Parent and Merger Sub found it impracticable to assign, nor did they assign, relative weight to the individual factors considered in reaching their conclusions as to fairness. The Lee Equity Filing Persons, Parent and Merger Sub believe that these factors provide a reasonable basis for their belief that the proposed merger is fair to the Company’s unaffiliated shareholders. This belief should not, however, be construed as a recommendation to any of the Company’s shareholders to approve the merger agreement. The Lee Equity Filing Persons, Parent and Merger Sub do not make any recommendation as to how shareholders of the Company should vote their shares of Company common stock relating to the proposal to approve the merger agreement and the merger at the special meeting.

Position of the Rollover Investors and the Edelman Financial Filing Persons as to the Fairness of the Merger

Under the rules of the SEC, the Rollover Investors and EFS, EFC LLC, Rick Berry and Domenico Conti (the “Edelman Financial Filing Persons”), who may be considered affiliates of the Company or the Rollover Investors, are required to express their belief as to the fairness of the proposed merger to the Company’s shareholders who are unaffiliated with such persons. Each Rollover Investor and each Edelman Financial Filing Person believes that the proposed merger is both procedurally and substantively fair to such unaffiliated shareholders based on their consideration of the following factors, among others:

•	the fact that the merger consideration of $8.85 per share in cash represents a premium over the market price of the Company common stock before the public announcement of the merger agreement, namely, approximately a 43% premium over the market closing price of $6.18 per share on April 13, 2013, the last trading day preceding the announcement, and approximately a 33% premium over the volume-weighted average closing price over the last 20 trading days immediately preceding the announcement;
•	the fact that the merger consideration of $8.85 in cash per share of common stock resulted from lengthy negotiations between the Special Committee and Lee Equity;
•	the fact that the $8.85 per share consideration represents an amount in excess of the book value per share as of December 31, 2011, which was $8.56;
•	the fact that the merger agreement and the transactions contemplated thereby were negotiated and unanimously approved by the Special Committee and the fact that the Special Committee consists solely of directors who are not officers or employees of the Company, who are independent of and have no economic interest or expectancy of an economic interest in Lee Equity or its affiliates, who are independent from the Rollover Investors and the Edelman Financial Filing Persons and who do not have any economic interest or expectancy of an economic interest in Parent or the surviving corporation (other than the interests described under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger”);
•	the fact that the Special Committee retained its own nationally recognized legal and financial advisors, which the Special Committee determined had no relationships that would compromise the independence of the Special Committee;
•	the fact that the merger consideration is all cash, thus eliminating any uncertainties in valuing the consideration to be received by the shareholders of the Company;
•	the fact that the merger agreement permitted the Company to solicit alternative acquisition proposals for a period of 40 days (with an extension for additional 20 days for parties meeting certain requirements), and the Company (through the Special Committee) did so, and the merger agreement permitted the Company to provide information and participate in negotiations after such period with respect to unsolicited acquisition proposals in the circumstances described in the merger agreement and, in either such case, to terminate the merger agreement to accept a Superior Proposal;
•	the fact that the press release announcing the transaction disclosed the active solicitation process and the ability to respond to proposals;
•	the fact that the Rollover Investors and the Edelman Financial Filing Persons believe that the termination fee of $4,000,000, or $8,000,000 in certain circumstances (or approximately 1.5% and 3.0%, respectively, of the equity value of the transaction), coupled with the requirement that the Company reimburse certain expenses incurred by Lee Equity and its affiliates in connection with the transaction up to a maximum amount of $2,000,000 in certain circumstances, is reasonable and would not be likely to preclude a third party from considering a transaction with the Company at a higher price;
•	the fact that the Special Committee unanimously determined and recommended to the Board that the proposed merger is fair to and in the best interests of the Company’s shareholders (other than the Merger Agreement Rollover Investors);
•	the fact that the Special Committee had the authority to reject the transaction proposed by Lee Equity and thus the Rollover Investors’ participation therein;
•	the fact that none of Lee Equity, the Rollover Investors or the Edelman Financial Filing Persons participated in the deliberative process of, or the conclusions reached by, the Special Committee;
•	the fact that the Special Committee received an opinion from its own independent financial advisor as to the fairness, from a financial point of view and as of the date of the opinion, of the $8.85 per share merger consideration to be received by the public shareholders notwithstanding that the opinion delivered to the Special Committee from its financial advisor was provided solely for its benefit and that the Rollover Investors and the Edelman Financial Filing Persons were not permitted to, and therefore did not, rely on such opinion;
•	the fact that the Voting Agreements (pursuant to which certain of the Rollover Investors have committed to vote in favor of approving the merger agreement and the merger) terminate automatically upon the termination of the merger agreement by the Company to accept a Superior Proposal and in other circumstances specified therein;
•	the fact that the merger agreement contains the Majority of the Minority Approval requirement;
•	the fact that the merger and the merger agreement were approved by all of the members of the Board who are not employees of the Company;
•	the fact that Mr. Edelman and Mr. Moore are contributing their minority interest in EFC LLC to the Lee Summer Partnership in exchange for cash and limited partnership interests in the Lee Summer Partnership with the aggregate value thereof based upon the multiple of EBITDA provided in their pre-existing contract with the Company upon exercise of their right to put such interests to the Company at the time of a change-in-control, which Stephens’ analyses indicated to be lower than the multiple of trailing EBITDA implied by the proposed merger consideration of $8.85 per share; and
•	the fact that under Texas law, the shareholders of the Company have the right to dissent to the merger and to seek payment of the fair value of their shares in accordance with the procedures provided under Texas law if the proposed merger is effected.

The Rollover Investors and the Edelman Financial Filing Persons believe that the proposed merger is fair to the Company’s unaffiliated shareholders based on the factors described above. However, the Rollover Investors and the Edelman Financial Filing Persons have not performed, or engaged a financial advisor to perform, any valuation or other analysis to assess the fairness of the merger to the Company’s unaffiliated shareholders. In making its determination that the merger is fair to the Company’s unaffiliated shareholders, the Rollover Investors and the Edelman Financial Filing Persons further considered the same substantive, procedural and other factors, and risks and negative factors considered by the Special Committee and expressly adopt the analyses of the Board and the Special Committee and Stephens. See “Special Factors—Purpose and Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors; Fairness of the Merger” beginning on page 32.

The Rollover Investors and the Edelman Financial Filing Persons believe that the proposed merger is fair despite the fact that the Board did not retain an unaffiliated representative, other than the Special Committee, to act solely on behalf of the Company’s unaffiliated shareholders for purposes of negotiating the terms of the merger agreement. In this regard, the Rollover Investors and the Edelman Financial Filing Persons note that the use of a Special Committee is a mechanism recognized to ensure the fairness of certain transactions. The Rollover Investors and the Edelman Financial Filing Persons considered that the members of the Special Committee are all independent directors as defined by NASDAQ and do not have interests in the proposed merger different from, or in addition to, those of the Company’s unaffiliated shareholders, other than their receipt of Board and Special Committee fees (which are not contingent upon the consummation of the proposed merger or the Special Committee’s or Board’s recommendation of the proposed merger) and their interests described under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger.” In making their determination as to the substantive fairness of the merger to the unaffiliated shareholders, the Rollover Investors and the Edelman Financial Filing Persons were not aware of any firm offers during the prior two years by any person for (a) the merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets or (c) a purchase of the Company’s securities that would enable the holder to exercise control of the Company. The Rollover Investors and the Edelman Financial Filing Persons also believe that the merger is fair despite the fact that certain Rollover Investors, in their capacity as members of the Board, participated in the deliberation of the Board on April 13, 2012, where the Board approved the merger agreement. In this regard, the Rollover Investors and the Edelman Financial Filing Persons note that all of the other members of the Board who voted on the transaction approved the merger agreement. None of the Rollover Investors, the Edelman Financial Filing Persons or their advisors participated in the deliberations of the Special Committee regarding the fairness of the proposed merger.

In their consideration of the fairness of the proposed merger, the Rollover Investors and the Edelman Financial Filing Persons did not find it practicable to, and did not, appraise the assets of the Company to determine the liquidation value for the Company’s unaffiliated shareholders because of the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, because they considered the Company to be a viable going concern, and because the Company will continue to operate its business following the merger. The Rollover Investors and the Edelman Financial Filing Persons did not consider net book value, which is an accounting concept, for purposes of determining the fairness of the per share merger consideration to the Company’s unaffiliated shareholders because, in their view, net book value is not indicative of the Company’s market value but rather an indicator of historical costs. The Rollover Investors and the Edelman Financial Filing Persons did not seek to establish a pre-merger going concern value for the Company common stock to determine the fairness of the merger consideration to the Company’s unaffiliated shareholders. The Rollover Investors and the Edelman Financial Filing Persons do not believe there is a single method of determining going concern value and, therefore, did not base its valuation of the Company on a concept that is subject to various interpretations. The Rollover Investors and the Edelman Financial Filing Persons did not specifically consider the purchase prices paid in the transactions described under “Important Information Regarding the Company—Transactions in Common Stock” but note that the consideration to be received by unaffiliated shareholders represents a premium over such prices. Further, the Rollover Investors and the Edelman Financial Filing Persons did not specifically consider historical market prices of the Company’s common stock but note that it was considered by Stephens in its analysis that was presented to the Special Committee. The Rollover Investors and the Edelman Financial Filing Persons believe that the other factors considered by the Rollover Investors and the Edelman Financial Filing Persons in reaching their decision as to the fairness of the proposed merger to the Company’s unaffiliated shareholders provide a proper basis for supporting their determination and that attempting to establish a going concern value would not have materially impacted the Rollover Investors’ or the Edelman Financial Filing Persons’ determination.

The foregoing discussion of the information and factors considered and weight given by the Rollover Investors and the Edelman Financial Filing Persons in connection with their evaluation of the fairness to the Company’s unaffiliated shareholders of the merger agreement is not intended to be exhaustive but is believed to include all material factors considered. The Rollover Investors and the Edelman Financial Filing Persons found it impracticable to assign, nor did they assign, relative weight to the individual factors considered in reaching their conclusions as to fairness. The Rollover Investors and the Edelman Financial Filing Persons believe that the factors they considered provide a reasonable basis for their position that the proposed merger is fair to the Company’s unaffiliated shareholders. The Rollover Investors’ and the Edelman Financial Filing Persons’ views as to the fairness of the proposed merger to the unaffiliated shareholders should not be construed as a recommendation to any shareholder as to whether such shareholder should vote in favor of the merger agreement and the merger. Other than as described in this proxy statement, the Rollover Investors and the Edelman Financial Filing Persons are not aware of any firm offers by any other person during the past two years for a merger or consolidation of the Company with or into another company, the sale or other transfer of all or any substantial part of the Company’s assets or a purchase of the Company’s securities that would enable the holder to exercise control of the Company.

The Rollover Investors and the Edelman Financial Filing Persons have an interest in the proposed merger not shared by other shareholders of the Company. These interests are described under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” and “Special Factors—Golden Parachute Compensation.” Certain of the Rollover Investors are contractually obligated to, and intend to, subject to the terms and conditions of the Voting Agreements, vote their shares (constituting in the aggregate approximately 26% of the voting power of the Company’s shareholders) in favor of the approval of the merger agreement and the merger. For more information, see the caption entitled “Special Factors—Voting Agreements” on page 67 of this proxy statement.

Plans for the Company After the Merger

If the merger is consummated, Lee Equity, the Rollover Investors and the Edelman Financial Filing Persons anticipate that the Company’s operations will be conducted substantially as they are currently being conducted (except that the Company will (i) cease to be an independent public company and will instead be a wholly owned subsidiary of Parent and (ii) have substantially more debt than it currently has), and that the Company will retain its core operating assets. Other than as described in this proxy statement, Lee Equity, the Rollover Investors and the Edelman Financial Filing Persons have no present plans or proposals that relate to or would result in an extraordinary corporate transaction involving the Company’s corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations, or sale or transfer of a material amount of assets, other than the EADV Interests. However, in conjunction with management, Lee Equity, the Rollover Investors and the Edelman Financial Filing Persons will continue to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions. After completion of the merger, Lee Equity and the Rollover Investors intend to retain their interests in the Company and have no current plans to retire or otherwise dispose of such interests.

After completion of the merger, the board of directors of the Company will consist of seven directors. Pursuant to the terms of the Edelman Contribution Agreement (described below under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Rollover Investments”), the directors will be comprised of the following: Mr. Edelman, Mr. Ball and Mr. Moore (designated by Mr. Edelman) and Thomas H. Lee, Mr. Gormley, Benjamin Hochberg, and Michael Anderson (designated by Lee Equity).

After the effective time of the merger, the officers of the Company immediately prior to the effective time of the merger will remain the officers of the Company, in each case until the earlier of their resignation or removal.

Effects of the Merger

If the merger agreement is approved by our shareholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into The Edelman Financial Group with The Edelman Financial Group continuing as the surviving corporation.

If the merger is completed, each share of our common stock will be converted into the right to receive $8.85 in cash, without interest, other than (a) shares owned by any of our shareholders who properly exercise dissenters’ rights under Texas law, (b) shares owned by the Company (as treasury stock or otherwise) or any of its subsidiaries, other than shares held by SMH in its proprietary trading account immediately prior to the completion of the merger, and (c) shares owned by Parent or Merger Sub, including shares to be contributed to the Lee Summer Partnership immediately prior to the completion of the merger by the Rollover Investors.

Each outstanding option to purchase shares of common stock granted under our equity incentive plans, whether or not then vested or exercisable, will be cancelled as of the effective time of the merger. The holder of such stock option will be entitled to receive a cash payment, equal to the product of (a) the excess, if any, of the $8.85 per share merger consideration over the applicable per share exercise price of such stock option, multiplied by (b) the number of shares of common stock such holder could have purchased had such holder exercised such option in full immediately prior to the effective time of the merger, without interest. Each outstanding share of restricted stock granted under our equity incentive plans, to the extent not previously earned and vested, will become fully earned and vested as of the effective time of the merger. The holder of such restricted stock will be entitled to receive, in exchange for such restricted stock, a cash payment equal to the product of (a) the number of restricted shares that have not been settled or paid immediately prior to the effective time of the merger, multiplied by (b) the $8.85 per share merger consideration, without interest. Each outstanding restricted stock unit award representing the right to receive shares of common stock granted under our equity incentive plans will vest and be cancelled as of the effective time of the merger. The holder of such restricted stock unit award will be entitled to receive a cash payment equal to the product of (a) the number of units covered by such restricted stock unit award, multiplied by (b) the $8.85 per share merger consideration, without interest. The amounts payable with respect to such stock options, restricted stock and outstanding restricted stock unit awards will be paid as soon as practicable, but in no event later than 30 days after, the closing of the merger.

Following the completion of the merger, all of the equity interests in the Company will be owned indirectly through Parent by LEP Summer Holdings LLC, a Delaware limited liability company and affiliate of Lee Equity (“LEP Holdings”), the Rollover Investors, certain of the Lenders and certain other employees of the Company, through their ownership of interests in the Lee Summer Partnership issued to them in connection with the consummation of the transactions contemplated by the merger agreement and the other agreements described in this proxy statement. The general partner of the Lee Summer Partnership is Lee Summer GP, LLC, a Delaware limited liability company (“Lee Summer GP”). Following completion of the merger, the members of Lee Summer GP will be LEP Holdings and TEFC Inc. (wholly owned by Mr. Edelman).

The members of LEP Holdings are Lee Equity Partners Fund Summer AIV, L.P., a Delaware limited partnership (“AIV1”), Lee Equity Strategic Partners Fund Summer AIV, L.P., a Delaware limited partnership (“AIV2”), Lee Equity Strategic Partners Fund (Offshore) Summer AIV, L.P., a Cayman islands exempted partnership (together with AIV1 and AIV2, the “Lee Summer AIVs”) and Thomas H. Lee. Lee Equity Partners GP, LLC, a Delaware limited liability company (the “Lee Equity Funds GP”) is the general partner of each of the Lee Summer AIVs. Thomas H. Lee is a managing member of the Lee Equity Funds GP, and any action, consent, approval, election, decision or determination of the managing members of the Lee Equity Funds GP requires Mr. Lee’s consent. Lee Equity is the non-member manager of LEP Holdings, and serves as the investment manager of the Lee Summer AIVs. Thomas H. Lee is also the managing member of Lee Equity. We refer to LEP Holdings and Mr. Lee as the “Lee Equity Filing Persons.”

The foregoing structure is reflected in the second chart below. If the merger is completed, LEP Holdings, the Rollover Investors, certain of the Lenders and certain other employees of the Company, through the ownership of interests in the Lee Summer Partnership issued to them in connection with the consummation of the transactions contemplated by the merger agreement and the other agreements described in this proxy statement will be the beneficiaries of the Company’s future earnings and growth, if any, and they will be the only ones entitled to vote on corporate matters affecting the surviving corporation following the merger. Similarly, such persons will bear all of the risks of the ongoing operations of the surviving corporation, including the risks of any decrease in the value of the surviving corporation after the merger and other risks related to the incurrence by the surviving corporation of debt as described below under “Special Factors—Financing of the Merger.”

The charts below reflect the current ownership structure of the Company and the ownership structure of the Company if the merger is completed:

Current Ownership Structure

Post-Merger Ownership Structure

The Edelman Financial Group’s common stock is currently registered under the Exchange Act and is quoted on NASDAQ under symbol “EF.” As a result of the merger, The Edelman Financial Group will be a privately held corporation, and there will be no public market for its common stock. After the merger, our common stock will cease to be quoted on NASDAQ and the registration of our common stock under the Exchange Act is expected to be terminated. Termination of registration of our common stock under the Exchange Act will substantially reduce the information required to be furnished by the Company to our shareholders and the SEC, and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement in connection with shareholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company.

After completion of the merger, the board of directors of the Company will consist of seven directors. Pursuant to the terms of the Edelman Contribution Agreement, the directors will be comprised of the following: Mr. Edelman, Mr. Ball and Mr. Moore (designated by Mr. Edelman) and Thomas H. Lee, Mr. Gormley, Mr. Hochberg, and Mr. Anderson (designated by Lee Equity). The current officers of The Edelman Financial Group will become the officers of the surviving corporation. The certificate of formation and bylaws of The Edelman Financial Group will be amended and restated in their entirety as a result of the merger.

Interest in Net Book Value and Net Earnings

Following the merger, all of the equity interests in The Edelman Financial Group will be owned indirectly through the Lee Summer Partnership by LEP Holdings, the Rollover Investors, other employees who are given the opportunity to invest in the Lee Summer Partnership, and the Lenders if they choose to exercise their option to invest in the Lee Summer Partnership. No other shareholders will have an interest in the Company’s net book value or net earnings. The table below sets forth the direct and indirect interests in the Company’s net book value and net earnings of the Lee Summer Partnership, LEP Holdings, each director and executive officer, and the Rollover Investors prior to and immediately after the merger, the contribution by Mr. Edelman, TEFC Inc., and Mr. Moore of their interest in EFC LLC to the Lee Summer Partnership, and the Company’s acquisition of an additional interest in the GFS Companies, based on the net book value at December 31, 2011 and March 31, 2012, and net earnings for the year ended December 31, 2011 and the three months ended March 31, 2012.

	Ownership of the Company Prior to the Merger			Ownership of the Company After the Merger
	% Ownership	Net book value at December 31, 2011	Net earnings for the year ended December 31, 2011	% Ownership(1)	Net book value at December 31, 2011	Net earnings for the year ended December 31, 2011
	($ in thousands)
Parent	0.0%	$—	$—	100.0%	$230,919	$12,451
LEP Holdings	0.0%	—	—	54.0%	124,696	6,723
Fredric M. Edelman	11.8%	32,469	5,535	21.5%	49,647	2,677
Don A. Sanders	6.8%	15,299	376	5.5%	12,701	685
George L. Ball	3.9%	8,624	212	2.8%	6,466	349
Ben T. Morris	3.0%	6,754	166	2.1%	4,849	261
Bruce R. McMaken	0.6%	1,326	33	0.4%	924	50
Edward P. Moore	0.3%	1,293	462	1.5%	3,464	187
Rick Berry	*	96	2	0.0%	—	—
Joseph Bottazzi, II	*	17	—	0.0%	—	—
Lesley V. Roberts	*	64	1	0.1%	231	12
The 2003 Sanders Children’s Trust	0.9%	2,201	46	0.0%	—	—
John T. Unger	0.2%	422	10	0.0%	—	—
Domenico Conti	*	57	—	0.0%	—	—
Richard E. Bean	0.3%	752	19	0.0%	—	—
Diana F. Cantor	*	51	1	0.0%	—	—
Charles W. Duncan, III	0.2%	417	10	0.0%	—	—
Scott B. McClelland	0.1%	311	8	0.0%	—	—
Albert W. Niemi, Jr. Ph.D.	0.1%	283	7	0.0%	—	—
Rollover Investors (as a group)	28.3%	70,103	6,892	33.9%	78,281	4,221

*	Less than 0.1%

	Ownership of the Company Prior to the Merger			Ownership of the Company After the Merger
	% Ownership	Net book value at March 31, 2012	Net earnings for the quarter ended March 31, 2012	% Ownership(1)	Net book value at March 31, 2012	Net earnings for the quarter ended March 31, 2012
	($ in thousands)
Parent	0.0%	$—	$—	100.0%	$226,077	$1,932
LEP Holdings	0.0%	—	—	54.0%	122,082	1,043
Fredric M. Edelman	11.8%	33,074	1,341	21.5%	48,607	415
Don A. Sanders	6.8%	14,870	—	5.5%	12,434	106
George L. Ball	3.9%	8,383	—	2.8%	6,330	54
Ben T. Morris	3.0%	6,565	—	2.1%	4,748	41
Bruce R. McMaken	0.6%	1,289	—	0.4%	904	8
Edward P. Moore	0.3%	1,394	122	1.5%	3,391	29
Rick Berry	*	94	—	0.0%	—	—
Joseph Bottazzi, II	*	16	—	0.0%	—	—
Lesley V. Roberts	*	63	—	0.1%	226	2
The 2003 Sanders Children’s Trust	0.9%	2,152	13	0.0%	—	—
John T. Unger	0.2%	410	—	0.0%	—	—
Domenico Conti	*	58	1	0.0%	—	—
Richard E. Bean	0.3%	731	—	0.0%	—	—
Diana F. Cantor	*	50	—	0.0%	—	—
Charles W. Duncan, III	0.2%	406	—	0.0%	—	—
Scott B. McClelland	0.1%	303	—	0.0%	—	—
Albert W. Niemi, Jr. Ph.D.	0.1%	275	—	0.0%	—	—
Rollover Investors (as a group)	28.3%	69,792	1,463	33.9%	76,640	655

*	Less than 0.1%
(1)	Assumes that other employees acquire an aggregate 3% ownership interest in Lee Summer Partnership and the Lenders acquire an aggregate 7% ownership interest in the Lee Summer Partnership.

Effects on the Company if the Merger is Not Completed

If the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares of common stock pursuant to the merger agreement. Instead, we will remain a public company and our common stock will continue to be registered under the Exchange Act and listed on NASDAQ. In addition, if the merger is not completed, we expect that our management will operate our business in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same risks and opportunities to which they currently are subject, including, among other things, general economic, regulatory and market conditions.

If the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. In the event the merger is not completed, the Board will continue to evaluate and review our business operations, prospects and capitalization, and make such changes as are deemed appropriate. If the merger agreement is not approved by our shareholders, or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered in the future or that our business, prospects or results of operations will not be adversely impacted.

If the merger agreement is terminated under certain circumstances, including termination by the Company prior to obtaining the Shareholder Approval in order to enter into a definitive agreement with respect to a Superior Proposal, we will be obligated to pay Parent a termination fee of up to $8 million, in addition to reasonable and documented out-of-pocket expenses incurred by Parent and Merger Sub in connection with the merger agreement in an amount not to exceed $2 million. On the other hand, Parent will have to pay us a termination fee of $16 million if the merger agreement is terminated under certain other circumstances. For a description of the circumstances triggering payment of the termination fees, see “The Merger Agreement—Termination Fees and Expense Reimbursement.”

Financing of the Merger

Parent has obtained equity, debt, and other financing commitments for the transactions contemplated by the merger agreement, the aggregate proceeds of which will be used by Parent to (a) pay the aggregate merger consideration, (b) pay any cash amounts owed under the Edelman Contribution Agreement and the Moore Contribution Agreement (described below in “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Rollover Investments”), (c) pay any and all related fees and expenses required to be paid by Parent, Merger Sub, and the surviving corporation in connection with the merger and the transactions contemplated by the Rollover Contribution Agreements, (d) pay for the purchase of additional interests in the GFS Companies, (e) refinance or repay existing indebtedness of the Company and its subsidiaries, (f) satisfy all of the other payment obligations of Parent, Merger Sub, and the surviving corporation contemplated by the merger agreement, and (g) after the closing date of the merger (the “Closing Date”), finance capital expenditures, working capital, and permitted acquisitions and other investments. The aggregate amount of the equity, debt and other financing commitments is approximately $322 million.

Debt Financing

In connection with Parent’s entry into the merger agreement, Parent received a commitment letter dated April 16, 2012 (the “Senior Secured Commitment Letter”), from Fortress Credit Co LLC (“Fortress”). Fortress has committed under the Senior Secured Commitment Letter to provide an aggregate of $102.8 million in debt financing (the “Senior Secured Facilities”) to Merger Sub, consisting of (a) a revolving credit facility in an aggregate principal amount of $10.0 million of which, no more than $500,000 may be drawn at the closing of the merger, and (b) a term loan facility (the “Term Loan Facility”) in an aggregate principal amount of $92.8 million. In addition, the borrower will have the right from time to time, on one or more occasions, subject to the satisfaction of certain conditions, to add one or more incremental term loan facilities to the Senior Secured Facilities and/or increase the Term Loan Facility in minimum amounts to be agreed and in an aggregate total principal amount not to exceed $20.0 million.

In connection with Parent’s entry into the merger agreement, Parent has also received a mezzanine commitment letter dated April 16, 2012 (the “Mezzanine Commitment Letter”), from Ares Mezzanine Partners, L.P. (the “Lead Investor”). The Lead Investor has committed under the Mezzanine Commitment Letter to purchase an aggregate of $46.4 million of unsecured senior subordinated notes of Merger Sub (the “Mezzanine Notes”).

The borrower under the Senior Secured Facilities and the issuer of the Mezzanine Notes will initially be Merger Sub and, upon consummation of the merger with and into the Company, the rights and obligations of Merger Sub under such facilities will be assumed by the Company as the surviving corporation in the merger.

Senior Secured Facilities. Interest under the Senior Secured Facilities will be payable at a rate per annum equal to (a) LIBOR (subject to a floor of 1.50%) plus 7.00% or (b) a reference rate (based on the highest of (i) 2.75%, (ii) the Federal Funds rate plus 0.50%, (iii) the one-month LIBOR rate plus 1.00%, and (iv) the reference rate, base rate or prime rate publically announced by JPMorgan Chase Bank in New York, New York from time to time) plus 6.25%. If any event of default shall occur and be continuing, interest will accrue at a rate per annum equal to 2% in excess of the rate of interest otherwise in effect. All interest shall accrue from the Closing Date and shall be payable in cash monthly in arrears, provided that interest that accrues at the default rate shall be payable on demand.

The Senior Secured Facilities will be guaranteed on a joint and several basis by Parent, Summer Holdings I, LLC, EFC LLC and by all existing and future wholly-owned direct and indirect domestic subsidiaries of Merger Sub (which will include, after the merger, all the existing and future direct and indirect domestic subsidiaries of the Company) other than (a) immaterial subsidiaries (the definition thereof to be agreed between Fortress and the borrower), (b) any subsidiary that is prohibited by law or regulation from granting such guarantee or that would require a governmental (including regulatory) consent, approval, license or authorization in order to grant such guarantee to the extent that the burden or cost of obtaining a guaranty outweighs the benefit afforded thereby (as reasonably determined by Fortress and the borrower), if any, (c) any other subsidiary to the extent that the burden or cost of obtaining a guaranty outweighs the benefit afforded thereby, (d) not-for-profit subsidiaries, if any, and (e) other subsidiaries that may fall under other exceptions to be mutually agreed between Fortress and the borrower. Sanders Morris Harris, Inc. and HWG Insurance Agency Inc. will also not guarantee the Senior Secured Facilities. The Senior Secured Facilities will be required to be guaranteed by any guarantors of the Mezzanine Notes. The Senior Secured Facilities will be secured, subject to permitted liens and other agreed upon exceptions, by substantially all the assets of Parent, Merger Sub (which will include after the merger substantially all of the assets of the Company) and each subsidiary guarantor (the “Collateral”).

The Senior Secured Facilities contemplated by the Senior Secured Commitment Letter are subject to certain closing conditions, including, without limitation:

•	since the date of the Senior Secured Commitment Letter, the absence of a Company Material Adverse Effect (as defined in the merger agreement), or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as defined in the merger agreement);
•	the execution and delivery of definitive documentation for the Senior Secured Facilities;
•	delivery of evidence that (i) certain insurance typically maintained by the Company has been obtained or remains effective, and (ii) certain key man life insurance policies on Mr. Edelman are effective;
•	receipt of evidence that (i) the equity investment made directly or indirectly to Parent in an amount not less than $160.4 million has been made on or prior to the Closing Date and (ii) at least $90.2 million of the equity investment was contributed by Lee Equity and its co-investors currently unaffiliated with Company;
•	the accuracy of certain representations and warranties in the merger agreement and certain specified representations and warranties in the loan documents, in each case as of the Closing Date;
•	subject to certain exceptions, the granting in favor of Fortress of a perfected, first priority lien on all Collateral, and receipt of customary lien search results;
•	consummation of the merger pursuant to the merger agreement as in effect on April 16, 2012, substantially concurrently with the initial funding of the Senior Secured Facilities, without giving effect to any amendments thereto or waivers thereof that are materially adverse to the Fortress, in its capacity as a lender, without the consent of Fortress, such consent not to be unreasonably withheld or delayed;
•	receipt of certain audited, unaudited and pro forma financial statements;
•	receipt by Merger Sub of not less than $46.4 million in gross cash proceeds from the issuance of the Mezzanine Notes which shall be on the terms set forth in the Mezzanine Commitment Letter;
•	sale of the EADV Interests pursuant to the terms set forth in the Receivables Commitment Letter for net cash proceeds of at least $17.5 million (as reduced to reflect any payment received on such receivables between April 10, 2012, and the effective time of the merger);
•	receipt of evidence that Merger Sub and/or its affiliates shall have purchased a market hedge on terms and conditions that in the aggregate are not materially less favorable to the borrower and its affiliates than those set forth in the Senior Secured Commitment Letter, or otherwise on terms reasonably satisfactory to Fortress and such market hedge will have been contributed to the borrower or a guarantor;
•	payment of fees and expenses required to be paid on or prior to the Closing Date;
•	delivery of customary closing documents (including, among others, a solvency certificate, legal opinions, evidence of insurance, authorizing resolutions, secretary and officers certificates, and certified copies of definitive documentation for the Mezzanine Notes and the merger agreement together with all schedules and exhibits thereto); and
•	confirmation that the availability under the revolving credit facility, after giving effect to all loans to be made on the Closing Date, is not less than $9.5 million.

The Senior Secured Facilities will mature on the sixth anniversary of the Closing Date. The Term Loan Facility will amortize in quarterly installments of $550,000 for the first three years and $1,100,000 installments thereafter, with the balance payable on the sixth anniversary of the Closing Date.

The Senior Secured Commitment Letter expires on the earliest of (a) the termination of the merger agreement, (b) the consummation of the merger without the use of the Senior Secured Facilities, and (c) 5:00 p.m., New York City time, on October 13, 2012.

Mezzanine Notes. Interest on the Mezzanine Notes will accrue at a fixed rate per annum equal to 13.50% (the “Applicable Rate”). If an event of default shall have occurred and be continuing, at the request of the majority holders, interest will accrue at a rate per annum of 2% in excess of the Applicable Rate. Interest on the Mezzanine Notes will be payable quarterly in arrears in cash, except that the issuer may elect to pay a portion of such interest in-kind by adding such interest to the principal amount of the Mezzanine Notes or in cash.

The Mezzanine Notes will be guaranteed on a joint and several basis by Parent, Summer Holdings I, LLC, EFC LLC and by all existing and future wholly-owned direct and indirect domestic subsidiaries of EFC LLC and Merger Sub (which will include, after the merger, all the existing and future direct and indirect domestic subsidiaries of the Company) other than (a) any subsidiary that is prohibited by law or regulation from granting such guarantee or that would require a governmental (including regulatory) consent, approval, license or authorization in order to grant such guarantee other than those obtained in connection with the transactions contemplated by the Mezzanine Commitment Letter, if any, (b) any subsidiary to the extent that the burden or cost of obtaining a guaranty outweighs the benefit afforded thereby (as reasonably determined by the Lead Investor and the issuer), (c) not-for profit subsidiaries, if any, (d) any subsidiary that is owned directly by a foreign subsidiary, (e) any domestic subsidiary if it has no assets other than the equity of one or more foreign subsidiaries or cash to the extent incidental to any permitted pass-through activities and (f) other subsidiaries that may fall under other exceptions to be mutually agreed. Sanders Morris Harris, Inc. and HWG Insurance Agency Inc. will also not guarantee the Mezzanine Notes. The Mezzanine Notes will be required to be guaranteed by any guarantors of the Senior Secured Facilities. The Mezzanine Notes will be unsecured.

The purchase of the Mezzanine Notes contemplated by the Mezzanine Commitment Letter is subject to certain closing conditions, including, without limitation:

•	since the date of the Mezzanine Commitment Letter, the absence of a Company Material Adverse Effect (as defined in the merger agreement), or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as defined in the merger agreement);
•	the execution and delivery of definitive documentation for the Mezzanine Notes (including a note purchase agreement (or subordinated loan agreement), notes and guarantees) and other customary closing documentation (including, among others, a solvency certificate, legal opinions, “payoff letters”, authorizing resolutions, secretary and officers certificates, certified copies of executed definitive documentation for the Senior Secured Facility and the merger agreement together with all schedules and exhibits thereto, and a VCOC letter);
•	prior to or substantially concurrently with the issuance of the Mezzanine Notes, the effectiveness of the Senior Secured Facilities, on terms and conditions as consistent in material respects with those set forth in the Senior Secured Commitment Letter and as to material terms not addressed therein on terms reasonably satisfactory to Lead Investor, the receipt of evidence that no more than $500,000 of the revolving credit facility under the Senior Secured Facilities shall have been drawn on the closing date, and the funding of the term loan facility under the Senior Secured Facilities in an amount not to exceed $92.8 million on the closing date;
•	receipt of evidence that, after giving effect to the transactions on the Closing Date, the ratio of the total indebtedness (which shall only include indebtedness under the Senior Secured Facilities and in respect of the Mezzanine Notes) to Merger Sub’s pro forma EBITDA (which shall be calculated in a manner consistent with the calculation of EBITDA set forth in the “Project Summer Draft Financial Due Diligence Report” dated April 10, 2012 by Pricewaterhouse Coopers LLP) and for which such financial statements are required to have been delivered pursuant to the terms of the Mezzanine Commitment Letter for the trailing twelve month period covered by the financial statements most recently ended prior to the Closing Date shall not exceed 4.75:1.00; provided that in the event such ratio exceeds 4.75:1:00, Lee Equity (together with its controlled affiliates and funds) and those certain other co-investors, if any, shall have the right to invest additional cash equity into the capital stock or other equity securities of Parent on the closing date and reduce the funded amount of the term loans under the Senior Secured Facilities and the Mezzanine Notes (on a pro rata basis), in each case, such that the pro forma ratio described above will be satisfied;

•	receipt of evidence that Merger Sub and/or its affiliates shall have purchased a market hedge on terms and conditions which are in the aggregate not materially less favorable to the issuer and its affiliates than those set forth in the Mezzanine Commitment Letter, or otherwise on terms reasonably satisfactory to the Lead Investor and such market hedge shall have been contributed to the issuer or a guarantor;
•	sale of the EADV Interests pursuant to the terms set forth in the Receivables Commitment Letter for net cash proceeds of at least $17.5 million (as reduced to reflect of payment received on such receivables between April 10, 2012 and the closing date);
•	receipt, at least 5 business days prior to the closing date, of all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act;
•	payment of fees and out-of-pocket expenses required to be paid on or prior to the closing date;
•	receipt of certain unaudited financial statements and other financial information;
•	the merger agreement shall be in form and substance reasonably satisfactory to the Lead Investor (it being understood that the merger agreement in effect as of April 16, 2012, and previously delivered to the Lead Investor is satisfactory to the Lead Investor);
•	consummation of the merger substantially concurrently with the funding of the Mezzanine Notes, in accordance with the terms of the merger agreement in effect as of April 16, 2012, without giving effect to any amendments thereto or waivers thereof or any change to the legal structure of the Lee Summer Partnership and its direct and indirect subsidiaries after giving effect to the merger, in each case that are materially adverse to the interests of the Lead Investor, without the consent of the Lead Investor (such consent or rejection of consent not to be unreasonably delayed);
•	receipt of evidence that (i) the equity investment made directly or indirectly to Parent in an amount not less than $160.4 million has been made, (ii) at least $90.2 million of the equity investment was cash equity invested by Lee Equity and its co-investors (with at least $77.2 million of such equity being invested by Lee Equity and its controlled affiliates and funds) and (iii) $70.2 million of the equity investment is rollover equity from existing management (with at least $40.7 million of such rollover equity being from Fredric Edelman);
•	delivery of evidence that (i) certain insurance typically maintained by the Company has been obtained or remains effective and (ii) certain key man life insurance policies on Mr. Edelman are effective; and
•	the accuracy of certain representations and warranties in the merger agreement, and certain specified representations and warranties in the loan documents, in each case as of the Closing Date.

The Mezzanine Notes will mature six and one-half years from the Closing Date.

The Mezzanine Commitment Letter expires on the earliest of (a) the termination of the merger agreement, (b) the consummation of the merger without the use of the Mezzanine Notes, and (c) 5:00 p.m., New York City time, on October 13, 2012.

As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described above is not available as anticipated. The documentation governing the debt financing facilities has not been finalized and, accordingly, their actual terms may differ from those described in this proxy statement. Although there can be no assurance, Parent believes that cash flow from operations should be sufficient to service the repayment obligations under the debt financing facilities for the foreseeable future. Except as described herein, there is no plan or arrangement regarding the refinancing or repayment of the debt financing facilities.

EADV Sale

On April 16, 2012, Fortress Credit Corp. (“Fortress Credit”) entered into a commitment letter with Parent (the “Receivables Commitment Letter”) pursuant to which Fortress Credit committed to purchase concurrently with the consummation of the merger, all right, title and interest, and liabilities and obligations of SMH SPEADV, LLC (the “Seller”) in and to the Agreement to Retire Partnership Interest and Second Amendment to the Limited Partnership Agreement of Endowment Advisers, L.P. (the “Retiring Partner Agreement”), dated August 29, 2008, among the Company, Endowment Advisers, L.P., The Endowment Fund GP, L.P. and The Endowment Fund Management, LLC, and their respective partners and members, which was assigned to the Seller pursuant to the Assignment and Assumption Agreement, dated as of May 1, 2009, between the Company, as Assignor, and the Seller, as Assignee (the “Assignment and Assumption Agreement”) (collectively, the “EADV Interests”). The purchase price for the EADV Interests will be (i) $40,747,784 less (ii) all amounts received by the Seller on or after the date of the mutual execution of the Receivables Commitment Letter (but prior to the Closing Date (as defined in the merger agreement)) with respect to the Assigned Interests, but including the payment due with respect to the first calendar quarter of 2012 (the “Purchase Price”).

Fortress Credit’s obligation to purchase the EADV Interests contemplated by the Receivables Commitment Letter is subject to certain closing conditions, including, without limitation:

•	the delivery by the Seller of notice of the purchase of the EADV Interests to Endowment Advisors, L.P. at least 30 days (or such shorter period agreed to by Endowment Advisers, L.P.) prior to the closing date;
•	the execution and delivery by the Seller of (i) a purchase agreement reflecting the terms and conditions outlined in the Receivables Commitment Letter, and the term sheet made part thereof, and other customary immaterial or administrative terms and (ii) an assignment and assumption agreement in the form attached to the Receivables Commitment Letter;
•	the accuracy of certain specified representations and warranties of the Seller; and
•	no conflict with or violation of any decree, order, judgment, injunction or other order in any suit or proceeds of by or with a governmental entity applicable to the Seller or the EADV Interests.

The Receivables Commitment Letter terminates automatically on the date of termination of the merger agreement, except for provisions, thereof that survive such termination.

Subsequent to the date of the Receivables Commitment Letter, Fortress Credit reached an agreement in principle to permit an entity to be formed and owned by George Ball, Bruce McMaken, Ben Morris, Don Sanders, The 2003 Sanders Children’s Trust, Don Weir and other investors (the “Management EADV Investor”) to acquire an approximate 25% interest in the special purpose vehicle that Fortress Credit will use to acquire the EADV Interests. The terms of such investment will be no more favorable to the Management EADV Investor than the terms that Fortress Credit negotiated on an arms’ length basis, and it is anticipated that Fortress Credit will control the entity in which the Management EADV Investor acquires an interest. Further, the investment and involvement by the Management EADV Investor is not a condition to Fortress Credit’s obligation to close the transactions under the Receivables Commitment Letter.

Rollover Financing

Pursuant to the Rollover Contribution Agreements, the Rollover Investors (other than Mr. Edelman, TEFC Inc. and Mr. Moore) have agreed to contribute, immediately prior to the consummation of the merger and in the aggregate, 2,302,320 shares of the Company’s common stock to the Lee Summer Partnership (the equivalent of a $20,375,532 investment based upon the $8.85 per share merger consideration) in exchange for partnership interests in the Lee Summer Partnership. Mr. Edelman, TEFC Inc., and Mr. Moore have agreed to contribute to the Lee Summer Partnership, immediately prior to the consummation of the merger, all of their respective interests in EFC LLC in exchange for partnership interests in the Lee Summer Partnership and cash. The value of the investment to be made in the Lee Summer Partnership by Mr. Edelman (through TEFC Inc.) and by Mr. Moore is agreed to be an amount equal to 50% of the sum of (x) the aggregate value of the interests in EFC LLC contributed by such Rollover Investor, plus (y) the aggregate pre-tax proceeds payable to such Rollover Investor pursuant to the merger agreement in respect of the common stock and other equity interests in the Company held by such Rollover Investor, estimated at the time the merger agreement was entered into to be approximately $40.8 million, in the case of Mr. Edelman, and approximately $2.8 million, in the case of Mr. Moore. The Rollover Contribution Agreements are more fully described under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Rollover Investments.”

Equity Financing

The Guarantors have committed to capitalize Parent, at or prior to the closing of the merger agreement, with an aggregate equity contribution in an amount up to $132 million, on the terms and subject to the conditions set forth in an equity commitment letter dated April 16, 2012. The Guarantors have also agreed to guarantee the full amount of the reverse termination fee and certain other monetary obligations that may become payable by Parent under the merger agreement, on the terms and subject to the conditions set forth in the Limited Guarantee in favor of the Company.

In the event that any portion of the financing becomes unavailable in the manner or from the sources contemplated in the Financing Commitments or the Financing Commitments shall be terminated, Parent has agreed to use its reasonable best efforts to arrange to obtain any such portion from alternative sources in an amount sufficient to consummate the merger and the other transactions contemplated by the merger agreement.

The foregoing discussion of the equity, debt, and other financial commitments is only a summary of their material terms and may not include all of the information that is important to a particular shareholder. See Exhibits (b)(1), (b)(2) and (d)(3) to the Schedule 13E-3 filed by the Company, the Rollover Investors, Parent, Merger Sub and the Lee Equity Filing Persons with the SEC on May 17, 2012, for more details regarding the debt and equity commitment letters.

Material United States Federal Income Tax Consequences

The following is a summary of certain material U.S. federal income tax consequences of the merger that are relevant to U.S. holders (as defined below) of shares of the Company’s common stock whose shares will be converted to cash in the merger and who will not own (actually or constructively) any shares of the Company’s common stock after the merger. The following discussion does not address the tax consequences to shareholders who are not U.S. holders, nor does it purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders of shares of the Company’s common stock. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed, and temporary regulations promulgated under the Code, and rulings, administrative pronouncements, and judicial decisions as in effect on the date of this proxy statement, changes to which could materially affect the tax consequences described below and could be made on a retroactive basis. The discussion applies only to U.S. holders of shares of the Company’s common stock in whose hands the shares are capital assets within the meaning of Section 1221 of the Code and may not apply to U.S. holders who exercise dissenters’ rights with respect to their shares, who acquired their shares pursuant to the exercise of stock options or other compensation arrangements with the Company or who hold their shares as part of a hedge, straddle, conversion or other risk reduction transaction or who are subject to special tax treatment under the Code (such as foreign persons, brokers and dealers in securities or foreign currency, traders subject to a mark-to-market method of tax accounting with respect to the Company’s common stock, insurance companies, other financial institutions, real estate investment trusts and regulated investment companies and their shareholders, tax-exempt entities, former citizens or long-term residents of the United States, S corporations, partnerships and investors in S corporations and partnerships, and taxpayers subject to the alternative minimum tax). In addition, this discussion does not consider the effect of any state, local, or foreign tax laws.

If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds shares of the Company’s common stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Accordingly, partnerships that hold shares of the Company’s common stock and partners in such partnerships are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of the Company’s common stock that is, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;
•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created in or under the laws of the United States or of any state (including the District of Columbia);
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or a trust that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Tax Consequences of the Merger for U.S. Holders

The receipt of cash in exchange for the Company’s common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in the shares surrendered for cash pursuant to the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same price per share in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for such shares is more than one year at the time of consummation of the merger. For non-corporate taxpayers, long-term capital gains are generally taxable at a reduced rate under current law. Deductions of capital losses may be subject to certain limitations.

Information Reporting and Backup Withholding

Cash payments made to U.S. holders pursuant to the merger will be reported to the recipients and the Internal Revenue Service to the extent required by the Code and applicable U.S. Treasury Regulations. In addition, certain non-corporate U.S. holders may be subject to backup withholding at a 28% rate on cash payments received in connection with the merger. Backup withholding will not apply, however, to a U.S. holder who (a) furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on IRS Form W-9 or any successor form, or (b) is otherwise exempt from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

The discussion set forth above is included for general information only. Each beneficial owner of shares of the Company’s common stock should consult his, her or its own tax advisor with respect to the specific tax consequences of the merger to him, her or it, including the application and effect of state, local and foreign tax laws.

Remedies; Limited Guarantee

Concurrently with the execution of the merger agreement, the Guarantors entered into the Limited Guarantee in our favor to guarantee payment of the full amount of the reverse termination fee and certain other monetary obligations that may become payable by Parent under the merger agreement. The Limited Guarantee will terminate on the earliest of (i) the effective time of the merger, (ii) the termination of the merger agreement under circumstances in which Parent would not be obligated to pay the reverse termination fee and (iii) three months from the date of the valid termination of the merger agreement in circumstances where the reverse termination fee would be payable if the Company has not made a claim in writing to Parent or the Guarantors prior to such date. If, however, the Company or any of its affiliates asserts a claim other than as permitted under the Limited Guarantee, including a claim against certain specified non-recourse parties or a claim in excess of the guaranteed amounts, the Limited Guarantee will immediately terminate and become null and void by its terms, all payments previously made pursuant to the Limited Guarantee must be returned and neither the Guarantors nor certain of their related parties will have any liability under the Limited Guarantee, the merger agreement or any related documents. The Limited Guarantee is our sole recourse against the Guarantors for any damages we may incur in connection with a termination of the merger agreement, except in the case of fraud.

Voting Agreements

Concurrently with the execution of the merger agreement, Parent entered into the Voting Agreements with the Voting Agreement Parties, who collectively beneficially own approximately 26% of the outstanding shares of the Company’s common stock. Pursuant to the Voting Agreements, the Voting Agreement Parties (solely in their capacities as shareholders of the Company) agreed, subject to the terms and conditions of their respective Voting Agreements, among other things, to:

•	appear at the special meeting or otherwise cause all of their shares of the Company’s common stock to be counted as present for purposes of establishing a quorum;
•	vote, or cause to be voted, all of their shares of the Company’s common stock in favor of the approval of the merger agreement, the merger and any related proposal necessary to consummate the merger; and
•	vote, or cause to be voted, all of their shares of the Company’s common stock against any Competing Proposal, against any change in the composition of the Board, and against any action, proposal or transaction that could reasonably be expected to (i) result in a breach of any representation, warranty, covenant or other obligation or agreement of the Company under the merger agreement, the applicable Rollover Contribution Agreement or the applicable Voting Agreement or (ii) impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the merger.

The Voting Agreement Parties also granted Parent an irrevocable proxy with respect to the voting of their shares in relation to the matters set forth above. Further, the Voting Agreement Parties agreed not to transfer or otherwise dispose of any of their shares or enter into any other voting agreement with respect to their shares. The Voting Agreements provide that the Voting Agreement Parties will not, solely in their capacity as shareholders, take certain actions that the Company is prohibited from taking under the merger agreement, including the taking of actions under certain circumstances with the purpose of facilitating a Competing Proposal (although Mr. Edelman is permitted to take such actions to the same extent the Company is permitted to take such actions). The Voting Agreements will terminate on the earliest to occur of (a) the effective time of the merger, (b) the termination of the merger agreement in accordance with its terms, or (c) the consummation of the merger. Each Voting Agreement Party’s Voting Agreement also terminates upon termination of such party’s respective Rollover Contribution Agreement. The Company is a third party beneficiary of certain provisions of the Voting Agreements but is not a party to the Voting Agreements.

The foregoing discussion of the Voting Agreements is only a summary of their material terms and may not include all of the information that is important to a particular shareholder. Shareholders are urged to read the Voting Agreements in their entirety, copies of which have been filed as Exhibits (d)(4) and (d)(5) to the Schedule 13E-3 filed by the Company, the Rollover Investors, Parent, Merger Sub and the Lee Equity Filing Persons with the SEC on May 17, 2012, for more details regarding the Voting Agreements.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of our Board with respect to the merger agreement, you should be aware that certain of the Company’s directors and executive officers have interests in the proposed merger that are different from, or in addition to, the interests of our shareholders generally, as more fully described below, under “Special Factors—Golden Parachute Compensation” and under “Special Factors—Financing—EADV Sale.” Unless otherwise indicated, the Special Committee and our Board were aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement and recommend that the Company’s shareholders vote in favor of approving the merger agreement. See “Special Factors—Background of the Merger” and “Special Factors—Purpose and Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors; Fairness of the Merger” for a further discussion of these matters.

Employment Arrangements with Key Executives

Concurrent with the execution of the merger agreement, Mr. Edelman entered into an employment agreement (the “FE Employment Agreement”) with the Lee Summer Partnership and EFC LLC, an entity of which Mr. Edelman indirectly owns a 22% member interest that he has agreed to contribute to the Lee Summer Partnership immediately prior to the closing of the merger. In addition, following the approval and execution of the merger agreement on April 23, 2012, Mr. Ball, Mr. McMaken, and Mr. Berry entered into employment agreements with SMH and Mr. Moore, Mr. Bottazzi, and Ms. Roberts entered into employment agreements with EFS, which employment agreements are to become effective only upon the consummation of the merger. While the Special Committee was apprised of the proposed principal terms for such employment agreements prior to making their recommendation with respect to the merger agreement and the merger, the actual forms of such employment agreements were not negotiated until after the execution of the merger agreement and the Special Committee only took into account the proposed principal terms as opposed to the subsequently negotiated actual agreements.

The following table summarizes the terms of the employment agreements.

Employee	Employer	Position	Annual Salary	Target Bonus(1)	Term(2)	Non-Compete Term(3)
Fredric M. Edelman	Edelman Financial Center, LLC	Chief Executive Officer of the Company, EFC LLC and related entities	$750,000	$450,000	4 years(4)	5 years
George L. Ball	Sanders Morris Harris Inc.	Non-Executive Chairman of the Board of Lee Summer GP, LLC and Chief Executive Officer of SMHI	425,000	255,000	3 years	2 years(5)
Rick Berry	Sanders Morris Harris Inc.	Chief Financial Officer of the Company and Senior Vice President of SMHI	250,000	125,000	1 year	1 year
Joseph Bottazzi, II	Edelman Financial Services, LLC	Chief Communications Officer of the Company and EFS	350,000	75,000	1 year	1 year
Bruce R. McMaken	Sanders Morris Harris Inc.	Executive Vice President—Corporate of the Company and Executive Vice President of SMHI	250,000	125,000	1 year	1 year
Edward P. Moore	Edelman Financial Services, LLC	Executive Vice President of Wealth Management of the Company and SMHI and President of EFS	300,000	240,000	3 years	1 year(6)
Lesley V. Roberts	Edelman Financial Services, LLC	Chief of Staff of EFS	175,000	50,000	1 year	1 year

(1)	Not less than.
(2)	If an employee’s employment is terminated by the employer without Cause (as defined in the applicable employment agreement) during the term or employee terminates his employment for Good Reason (as defined in the applicable employment agreement), the employee would be entitled to receive his salary and bonus (based on an average of prior bonuses or the target bonus if employment is terminated in the same fiscal year as the closing of the merger) through the end of the employment term (or, in the case of Messrs. Berry, Bottazzi, and McMaken, and Ms. Roberts, for one year), as well as any accrued but unpaid salary, bonus, vacation, and expenses, continuation of certain welfare benefits and, in the case of Messrs. Edelman, Ball and Moore, a prorated bonus for the year of termination. Following the initial term of each agreement and on each anniversary thereafter, the term is automatically extended for an additional one-year period, unless the employer or employee has provided the other at least 90 days prior written notice before a particular extension date that the term will not be extended.
(3)	During the employment term and for the indicated period thereafter, the employee agrees not to engage in the securities brokerage, asset management or investment advisory business in competition with Parent or any of its controlled affiliates or to solicit customers or employees from Parent or any of its controlled affiliates.
(4)	During the first 2 1/2 years of the employment term, Mr. Edelman’s employment cannot be terminated without Cause (as defined in the FE Employment Agreement) unless (a) Parent’s 2012 EBITDA is less than 85% of the product of (i) EFC LLC’s 2012 EBITDA through the closing date of the merger multiplied by (ii) a fraction, the numerator of which is 365 and the denominator of which is the number of days in 2012 through and including the closing date of the merger, (b) Parent’s EBITDA for any other fiscal year in such period is less than 85% of the budget set by the board of directors for such fiscal year, or (c) Mr. Edelman engages in certain acts of moral turpitude.
(5)	The later of (a) the third anniversary of the effective date of the merger or (b) the second anniversary of the date of termination of employment.
(6)	The later of (a) the third anniversary of the effective date of the merger or (b) the first anniversary of the date of termination of employment.

2012 Incentive Plans

The Company intends to terminate the 2012 Senior Executive Incentive Plan, the 2012 Executive Incentive Plan, the 2012 Manager Incentive Plan, the 2012 Executive and Key Manager Restricted Stock Unit Sub-Plan, and the 2012 Manager Restricted Stock Unit Sub-Plan following the merger. The 2012 Executive and Key Manager Restricted Stock Unit Sub-Plan and the 2012 Manager Restricted Stock Unit Sub-Plan will be replaced by the Management Incentive Plan described below. The 2012 Senior Executive Incentive Plan and the 2012 Executive Incentive Plan will be replaced with a new cash bonus plan.

Employee Arrangements

For the one-year period following the effective time of the merger Parent will cause the surviving company to provide to employees of the Company and our subsidiaries (including our executive officers) who remain employees after the effective time of the merger, employee benefits (other than equity based incentive compensation) that are substantially comparable in the aggregate to those provided to such employees immediately prior to the effective time of the merger under the Company’s employee benefit plans. During the one-year period commencing on the effective time of the merger, Parent shall cause the surviving company to provide to employees annual salaries that are not substantially less than the annual salaries provided to employees immediately prior to the effective time of the merger. In addition, Parent has agreed to recognize the service of employees with us prior to the merger as service with Parent and its subsidiaries in connection with any employee benefit plan, including any vacation, paid time off and severance plans, maintained by Parent or its subsidiaries which is made available following the merger by Parent or its subsidiaries for all purposes, including determining eligibility to participate, level of benefits, benefit accruals and vesting, except that an employee will not be entitled to a duplication of benefits with respect to the same period of time. See “The Merger Agreement—Employee Matters.”

Management Incentive Plan

The Lee Summer Partnership adopted a Management Incentive Plan (the “MIP”) as of April 16, 2012, effective as of the effective time of the merger. The MIP is intended to provide an additional incentive to attract and retain qualified and competent persons who provide services to the Lee Summer Partnership and/or its subsidiaries and upon whose efforts and judgment the success of the Lee Summer Partnership and its subsidiaries is largely dependent, by enabling such persons to acquire an equity interest in the Lee Summer Partnership and participate in the long-term growth and financial success of the Lee Summer Partnership and its subsidiaries. Subject to certain adjustment provisions set forth in the MIP, the aggregate Class B Units available for issuance as awards under the MIP are 16,250,000 Class B Units, 8,125,000 of which are Time Vesting Units (B-1 Units) (“Time Vesting Units”) and 8,125,000 of which are Performance Vesting Units (B-2, B-3, and B-4 Units) (“Performance Vesting Units”).

The Time Vesting Units vest from time to time after the date of grant based upon the passage of time. 6.25% of the Time Vesting Units vest upon the expiration of each full three-month period which elapses during the period commencing on the date of grant and through the date on which a plan participant’s employment is terminated or the Time Vesting Units become 100% vested. Time Vesting Units would become fully vested four years after the date of grant. In the event of a termination of employment of a participant for Cause (as defined in the MIP), all Time Vesting Units and Performance Vesting Units will be forfeited. In general, in the event of a Change of Control (as defined in the MIP) or liquidation of the Lee Summer Partnership, the total Time Vesting Units which constitute vested Class B Units will be increased by 50% (and by 100% in the case of Mr. Edelman and Mr. Ball) of the Time Vesting Units that are then not vested.

Performance Vesting Units vest from time to time after the date of grant based on the amount of cash payments or distributions and the fair market value of any non-cash assets received by the Lee Equity sponsor funds (the “LEP Funds”) from the Lee Summer Partnership. If the LEP Funds receive a multiple of two times or more on their investment in the Lee Summer Partnership on or before the second anniversary of the effective time of the merger or if, on or prior to such date, the Lee Summer Partnership or its affiliates, enters into definitive written agreements to engage in a change of control transaction, that, when consummated, results in the LEP Funds receiving such a multiple, 100% of all Performance Vesting Units will vest.

Otherwise, the Performance Vesting Units will vest in accordance with the following chart as of any Measurement Event (as defined in the MIP) or upon the liquidation of the Lee Summer Partnership or the LEP Funds’ sale of all of their Units:

If the Investor’s IRR(1), compounded annually from (and including) the effective date through the date of such event, is	and the multiple (the “Applicable Multiple”) of Investor’s Cash Amounts over Investor’s Cash Invested is	then, the percentage of Performance Vesting Units which shall be Vested Class B Units shall be:
Equal to or greater than 20.0% but less than 23.5%	Equal to or greater than 2.5 but less than 2.9
100% of Class B-2 Units and such percentage of Class B-3 Units as is equal to 100% multiplied by a percentage equal to the lesser of (a) the quotient of (x) the Applicable Multiple less 2.5, divided by (y) 0.4 and (b) the quotient of (x) Investor’s IRR, less 20%, divided by (y) 3.5%.

Equal to or greater than 23.5% but less than 27.0%	Equal to or greater than 2.9 but less than 3.3
100% of Class B-2 Units, 100% of Class B-3 Units, and such percentage of Class B-4 Units as is equal to 100% multiplied by a percentage equal to the lesser of (a) the quotient of (x) the Applicable Multiple less 2.9, divided by (y) 0.4, and (b) the quotient of (x) Investor’s IRR less 23.5%, divided by (y) 3.5%.

Equal to or greater than 27.0%	Equal to or greater than 3.3	100% of all Class B-2 Units, 100% of Class B-3 Units, and 100% of Class B-4 Units.

(1)	Investor’s IRR means the pre-tax rate of return on the LEP Funds’ cash invested in the Lee Summer Partnership, computed using the XIRR function of the Microsoft Excel version sold with Microsoft Office as in effect as of April 16, 2012. The internal rate of return shall take into account the amount and timing of all cash distributions and payments (excluding all expense reimbursements and fees under the Advisory Services and Monitoring Agreement between LEP Funds and the Lee Summer Partnership), and the fair market value at the time of receipt of any non-cash assets (including, without limitation, securities and property) actually received by LEP Funds on or before such date of calculation with respect to or arising out of or related to its ownership interest in the Lee Summer Partnership or the sale or other disposition of Units (whether such cash or assets are received from the Lee Summer Partnership or any third party).

A Measurement Event is any transaction or series of transactions (other than a liquidation of the Lee Summer Partnership) where LEP Funds has not sold or disposed of all of its Units and immediately following which LEP Funds has received cash payments or distributions of marketable securities and the value of those cash payments and the fair market value of those marketable securities exceeds the LEP Funds’ cash invested in the Lee Summer Partnership. In the event of a transaction or series of transactions where the LEP Funds have sold or disposed of all of their Units or where the Lee Summer Partnership has liquidated, the final determination of whether the performance standards noted above have been satisfied will be made. Any Performance Vesting Units that have not vested at such time will be forfeited.

The following officers have been granted the following respective numbers of Time Vesting Units and Performance Vesting Units (in the case of Messrs. Edelman, Ball, Berry, Bottazzi, McMaken and Moore and Ms. Roberts), or may be granted up to the following respective numbers of Time Vesting Units and Performance Vesting Units (in the case of Mr. Unger).

Participant	Percent of Total Pool	Total B Units	B-1 Units	B-2 Units	B-3 Units	B-4 Units
Fredric M. Edelman	37.00%	6,012,500	3,006,250	601,250	1,202,500	1,202,500
George L. Ball	6.00%	975,000	487,500	97,500	195,000	195,000
Edward P. Moore	5.00%	812,500	406,250	81,250	162,500	162,500
Rick Berry	2.55%	414,375	207,188	41,438	82,875	82,874
Bruce R. McMaken	2.55%	414,375	207,188	41,438	82,875	82,874
Joseph Bottazzi, II	2.00%	325,000	162,500	32,500	65,000	65,000
Lesley V. Roberts	2.00%	325,000	162,500	32,500	65,000	65,000
John T. Unger	1.80%	292,500	146,250	29,250	58,500	58,500

Rollover Investments

Concurrent with the execution of the merger agreement, Mr. Edelman, TEFC Inc., Mr. Moore, Mr. Ball, Mr. Morris, and Mr. Sanders each entered into a Rollover Contribution Agreement with the Lee Summer Partnership. Pursuant to their respective Rollover Contribution Agreements, Mr. Edelman and TEFC Inc. (the “Edelman Contribution Agreement”) and Mr. Moore (the “Moore Contribution Agreement”) agreed, immediately prior to the closing of the merger, to contribute all of their respective interests in EFC LLC (the “EFC Interests”) to the Lee Summer Partnership in exchange for equity interests of the Lee Summer Partnership and cash in an amount to be determined based upon the value of the EFC Interests contributed. Pursuant to their respective Rollover Contribution Agreements, Mr. Sanders, Mr. Ball, Mr. Morris, and Mr. McMaken agreed to contribute to the Lee Summer Partnership a number of shares of our common stock owned by them approximately equal to 50% of the aggregate value of all shares of our common stock owned by them together with the value of any restricted stock or restricted stock unit awards that they hold in exchange for Class A partnership interests in the Lee Summer Partnership.

Other employees of the Company may be given the opportunity to contribute a portion of their shares of common stock in exchange for or otherwise invest in the Class A Units in the Lee Summer Partnership. Following the approval and execution of the merger agreement, on April 23, 2012, Mr. Bottazzi and Ms. Roberts each entered into a Rollover Contribution Agreement pursuant to which they each agreed to contribute to the Lee Summer Partnership a number of shares of our common stock owned by them (and in the case of Mr. Bottazzi and Ms. Roberts, an amount of cash) in exchange for Class A Units in the Lee Summer Partnership, which the Special Committee and the Board were not aware of at the time of approval of the merger agreement.

The following table summarizes the Rollover Contribution Agreements.

Executive Officer	Agreed Contribution	Estimated Partnership Interest	Estimated Cash Payment(1)
Fredric M. Edelman	220 Units of The Edelman Financial Center, LLC	22%	$8.8 million
George L. Ball	585,842 shares of common stock	3%	N/A
Don A. Sanders	1,036,301 shares of common stock(2)	6%	N/A
Ben T. Morris	438,819 shares of common stock	2%	N/A
Edward P. Moore	20 Units of The Edelman Financial Center, LLC	2%	$1.7 million
Bruce R. McMaken	95,804 shares of common stock	*	N/A
Joseph Bottazzi, II	2,165 shares of our common stock and $9,095 in cash	*	N/A
Lesley V. Roberts	8,389 shares of our common stock and $22,081 in cash	*	N/A

*	Less than 1%
(1)	The difference between the value of the Put Option (as defined below) and 50% of the sum of (a) the value of the Put Option, (b) the value of such officer’s shares of common stock, and (c) the pretax value of any restricted shares and restricted stock units held by such officer.
(2)	In addition, the 2003 Sanders Children’s Trust agreed to contribute 125,000 shares of common stock.

The Edelman Contribution Agreement is conditioned upon the contemporaneous consummation of the merger, and there not having been any amendment to the merger agreement that would reasonably be expected to be materially adverse to Mr. Edelman or TEFC Inc. (an “Adverse Change”) and to which Mr. Edelman did not consent, including (i) any change to the merger consideration, (ii) the waiver of any condition to Parent and Merger Sub’s obligations to complete the merger to the extent such condition contemplates the absence of a material adverse effect, (iii) the waiver of the condition to Parent and Merger Sub’s obligations to complete the merger related to the assets under management of EFS, (iv) any change to the Company’s ability to cause distributions by EFC LLC, and (v) any addition of a condition to the obligations of any party to the merger agreement. The Edelman Contribution Agreement shall terminate upon the termination of the merger agreement or of the equity commitment letter delivered to Parent by affiliates of Lee Equity, in each case, in accordance with their terms, upon fifteen days prior written notice by Mr. Edelman at any time after October 13, 2012, or upon notice by Mr. Edelman within ten days of the occurrence of an Adverse Change that occurred without his prior consent. Each Rollover Contribution Agreement is conditioned upon the contemporaneous consummation of the merger, and shall terminate upon the termination of the merger agreement in accordance with its terms.

The Edelman Financial Center, LLC Put Option

Pursuant to Article XI of the Limited Liability Company Agreement of EFC LLC dated as of May 10, 2005 as amended (the “EFC LLC Agreement”), among the Company, TEFC Inc., and Mr. Edelman (and applicable to Mr. Moore following TEFC Inc.’s transfer to him of a 2% ownership interest in EFC LLC), at any time within 60 days following the occurrence of an SMH Change of Control (as defined in the EFC LLC Agreement), TEFC Inc. and Mr. Moore have the right and option (the “Put Option”) to require the Company to purchase all units of member interests owned by them for an aggregate purchase price payable in cash equal to the product of (a) 24%, multiplied by (b) 9.5, multiplied by EFC LLC’s net income for the twelve months ending on the last day of the calendar quarter most recently ended prior to delivery of a put notice. Based on the twelve months ended December 31, 2011, the Company estimated that the value of the Put Option was approximately $54.1 million.

In lieu of exercising the Put Option, TEFC Inc. and Mr. Moore agreed to contribute all of their interests in EFC LLC to the Lee Summer Partnership in exchange for Class A partnership interests and a cash payment. The value of the investment to be made in the Lee Summer Partnership by Mr. Edelman (through TEFC Inc.) and by Mr. Moore is agreed to be an amount equal to 50% of the sum of (x) the aggregate value of the respective interests in EFC LLC contributed by TEFC Inc. and Mr. Moore, plus (y) the aggregate pre-tax value of proceeds payable to TEFC Inc. and Mr. Moore pursuant to the merger agreement in respect of the common stock and other equity interests in the Company held by TEFC Inc. and Mr. Moore.

Special Committee Compensation

The members of the Special Committee received the following compensation: (a) a retainer of $40,000 paid in four monthly installments beginning October 3, 2011, (b) $1,000 for each meeting attended, and (c) since the term of the Special Committee has extended beyond January 31, 2012, an additional retainer of $10,000 per month. The chairman of the Special Committee received an additional retainer of $10,000 paid in four monthly installments beginning October 3, 2011, an additional meeting fee of $500 for each meeting attended, and since the term of the Special Committee has extended beyond January 31, 2012, an additional retainer of $2,500 per month.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

As described below under “The Merger Agreement—Indemnification and Insurance,” the merger agreement provides that, for a period of six years after completion of the merger, the Company will maintain in effect director, officer and employee exculpation, indemnification and advancement of expenses provisions no less favorable than those of the Company’s and any of its subsidiaries’ certificates of incorporation and by-laws as in effect immediately prior to the merger or in any indemnification agreements of the Company or its subsidiaries with any of their directors, officers or employees as in effect immediately prior to the merger. The merger agreement also provides that the Company will, to the fullest extent permitted under applicable law, indemnify and hold harmless each current and former director, officer or employee of the Company or any of its subsidiaries against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after completion of the merger. The Company shall use its reasonable best efforts to purchase, with the consent of Parent, prior to the Effective Time, a six-year prepaid “tail” policy (at an aggregate cost not exceeding 200% of the aggregate annual premium most recently paid by the Company prior to the date of the merger agreement) on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance.

Golden Parachute Compensation

Stock Options, Restricted Stock and Restricted Stock Units

As of the effective time of the merger:

•	Each outstanding Company stock option that remains outstanding immediately prior to the effective time of the merger, whether vested or unvested, will become fully vested, and the holder of the stock option will receive in connection with the cancellation of such stock option a cash payment, less applicable withholding taxes, equal to the product of (1) the number of shares subject to the option as of the effective time of the merger, multiplied by (2) the excess, if any, of the $8.85 per share merger consideration over the exercise price per share of Company common stock subject to such option.

•	Each share of restricted Company common stock will vest in full and be converted into the right to receive a cash payment in an amount equal to the $8.85 per share merger consideration, less any applicable withholding taxes.
•	Each right to receive Company common stock pursuant to an outstanding restricted stock unit award will vest and become free of any forfeiture or holding restrictions or performance, or other conditions, and will entitle the holder thereof to receive, in connection with the cancellation of such restricted stock unit award, a cash payment less applicable withholding taxes, equal to the product of (1) the number of units covered by such restricted stock unit award, multiplied by (2) the $8.85 per share merger consideration.

Cash Incentive Compensation Plan

The merger is a change in control event under the terms of the 2011 Senior Executive Incentive Plan and 2011 Executive Incentive Plan. The plans provide that upon the occurrence of a change in control event all unpaid installments of cash awards will be accelerated and paid at the effective time of the change in control, in this case, the effective time of the merger.

2009 Supplemental Executive Bonus Plan

In February 2009, the Company’s Compensation Committee approved a supplemental executive bonus plan to reward the executive officers of the Company who personally contributed to the successful acquisition, growth (including the establishment of The Endowment Fund), and disposition of Endowment Advisers and Salient Partners between 2003 and 2008 and to incentivize such executive officers to ensure that the Company realizes the full purchase price. The supplemental executive bonus plan awards an aggregate amount equal to 7.5% of the actual consideration received by the Company in connection with the disposition of its interest in Endowment Advisers and Salient Partners in individual awards to Messrs. Ball, Morris, Sanders, Berry, and McMaken, and Robert E. Garrison II.

In connection with the merger, the Company is selling the monetary obligations represented by the EADV Interests, which are part of the 2009 Supplemental Executive Bonus Plan. The terms of the Receivable Commitment Letter provide for the sale of the EADV Interest for $40,747,784 less the amount of any payments received between January 1, 2012, and the effective time of the merger. Assuming the payments received by the Company prior to the effective time of the merger are comparable to those in prior years, the amount to be paid to the plan participants is estimated to be approximately $2,605,700, which will be paid at the effective time of the merger.

Quantification of Golden Parachute Compensation

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K under the Exchange Act, which requires disclosure of information about compensation for each “Named Executive Officer” of the Company that is based on or otherwise relates to the proposed merger. The 2011 Senior Executive Incentive Plan, the terms of the restricted stock awards under the Long-Term Incentive Plan, and the restricted stock units issued under the 2010 and 2011 Executive and Key Manager Restricted Stock Unit Sub-Plans each provide for the acceleration of payment or full vesting of awards upon the occurrence of a Change in Control (as defined in the respective plan documents) of the Company. In addition, the sale of the EADV Interests will result in a payment under the 2009 Supplemental Executive Bonus Plan, as described above. The compensation described below is referred to as “golden parachute compensation.” The payments and benefits set forth below are (a) “single-trigger,” meaning the payments would be made in connection with the consummation of the merger, and (b) payable in a lump sum.

Name and Principal Position	Cash ($)		Equity ($)		Pension/NQ DC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
George L. Ball, Chairman and Co-Chief Executive Officer(1)	$985,371	(2)	$772,198	(4)	$—	$—	$—	$—	$1,757,569
Fredric M. Edelman, President and Chief Executive Officer	221,500	(3)	1,469,790	(5)	—	—	—	—	1,691,290
Ben T. Morris, Chief Executive Officer(6) and Vice Chairman	729,587	(7)	—		—	—	—	—	729,587
Rick Berry, Chief Financial Officer	189,283	(8)	372,027	(9)	—	—	—	—	561,310
Don A. Sanders, Vice Chairman	625,360	(7)	750,073	(10)	—	—	—	—	1,375,433
Bruce R. McMaken, Executive Vice President	191,783	(11)	387,347	(12)	—	—	—	—	579,130
Edward P. Moore,(13) Executive Vice President Wealth Management	—		188,195	(14)	—	—	—	—	188,195

(1)	Mr. Ball served as Co-Chief Executive Officer until May 24, 2012.
(2)	Includes $859,871 payable under the 2009 Supplemental Bonus Plan and (b) $125,500 payable under the 2011 Senior Executive Incentive Plan that will be accelerated in connection with the merger.
(3)	Includes amounts payable under the 2011 Senior Executive Incentive Plan that will be accelerated in connection with the merger.
(4)	Amount obtained by multiplying (a) the sum of (i) 2,500, which is the number of restricted shares that will become fully vested in connection with the merger, (ii) 33,022, which is the number of restricted stock units awarded under the 2010 Executive and Key Manager Restricted Stock Unit Sub-Plan (the “2010 RSUP”) that will become fully vested in connection with the merger, and (iii) 51,732, which is the number of restricted stock units awarded under the 2011 Executive and Key Manager Restricted Stock Unit Sub-Plan (the “2011 RSUP”) that will become fully vested in connection with the merger, by (b) the merger consideration of $8.85 per share.
(5)	Amount obtained by multiplying (a) the sum of (i) 5,000, which is the number of restricted shares that will become fully vested in connection with the merger, (ii) 69,842, which is the number of restricted stock units awarded under the 2010 RSUP that will become fully vested in connection with the merger, and (iii) 91,236, which is the number of restricted stock units awarded under the 2011 RSUP that will become fully vested in connection with the merger, by (b) the merger consideration of $8.85 per share.
(6)	Mr. Morris served as Chief Executive Officer until May 27, 2009.
(7)	Includes amounts payable under the 2009 Supplemental Bonus Plan that will be accelerated in connection with the merger.
(8)	Includes $130,283 payable under the 2009 Supplemental Bonus Plan and (b) $59,000 payable under the 2011 Senior Executive Incentive Plan that will be accelerated in connection with the merger.
(9)	Amount obtained by multiplying (a) the sum of (i) 2,500, which is the number of restricted shares that will become fully vested in connection with the merger, (ii) 15,186, which is the number of restricted stock units awarded under the 2010 RSUP that will become fully vested in connection with the merger, and (iii) 24,351, which is the number of restricted stock units awarded under the 2011 RSUP that will become fully vested in connection with the merger, by (b) the merger consideration of $8.85 per share.
(10)	Amount obtained by multiplying (a) the sum of (i) 33,022, which is the number of restricted stock units awarded under the 2010 RSUP that will become fully vested in connection with the merger and (ii) 51,732, which is the number of restricted stock units awarded under the 2011 RSUP that will become fully vested in connection with the merger, by (b) the merger consideration of $8.85 per share.
(11)	Includes $130,283 payable under the 2009 Supplemental Bonus Plan and (b) $61,500 payable under the 2011 Senior Executive Incentive Plan that will be accelerated in connection with the merger.
(12)	Amount obtained by multiplying (a) the sum of (i) 2,500, which is the number of restricted shares that will become fully vested in connection with the merger, (ii) 15,186, which is the number of restricted stock units awarded under the 2010 RSUP that will become fully vested in connection with the merger, and (iii) 26,082, which is the number of restricted stock units awarded under the 2011 RSUP that will become fully vested in connection with the merger, by (b) the merger consideration of $8.85 per share.
(13)	Mr. Moore was elected Executive Vice President Wealth Management on April 4, 2011.
(14)	Amount obtained by multiplying (a) the sum of (i) 7,737, which is the number of restricted stock units awarded in 2010 under the Long-Term Incentive Plan that will become fully vested in connection with the merger and (ii) 13,528, which is the number of restricted stock units awarded in 2011 under the Long-Term Incentive Plan that will become fully vested in connection with the merger, by (b) the merger consideration on of $8.85 per share.

The foregoing table does not include payments to be made to Mr. Edelman (through TEFC Inc.) and Mr. Moore as a result of the contribution by TEFC Inc. and Mr. Moore of their respective interests in EFC LLC to the Lee Summer Partnership. See “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Rollover Investments.”

Other Relationships

Parent has indicated that it or its affiliates may pursue agreements, arrangements or understandings with the Company’s and its subsidiaries’ executive officers and other members of management which may include cash, stock and co-investment opportunities. Prior to the closing of the merger, Parent may initiate negotiations of these agreements, arrangements or understandings, and may enter into definitive agreements regarding employment with, or the right to participate in the equity of, the surviving corporation or its affiliates on a going-forward basis following the completion of the merger.

On April 16, 2012, the Company, Mr. Edelman, TEFC Inc., and Mr. Moore entered into a letter agreement pursuant to which Mr. Edelman and TEFC Inc. waived their right to require the Company to purchase any member units in EFC LLC owned by TEFC Inc. to the extent such rights are triggered by the merger and the Company agreed to cause EFC LLC to distribute to TEFC Inc. and Mr. Moore, immediately prior to the effective time of the merger, an aggregate amount equal to (a) the positive balance of their capital accounts ($8,230,000 in the aggregate at April 16, 2012) as adjusted to reflect the results of EFC LLC’s business up to the last day of the calendar quarter ending prior to the effective time of the merger, minus (ii) the amount of all distributions made to TEFC Inc. and Mr. Moore after the last day of the most recent calendar quarter ending prior to the effective time of the merger, and prior to the effective time of the merger, minus (iii) $1.9 million.

Global Financial Services, L.L.C. and GFS Advisors, LLC

On January 1, 2011, pursuant to the terms of a Purchase Agreement dated as of November 26, 2010, we purchased from Robert C.A. Benjamin, Gerardo A. Chapa, and Ricardo Perusquia (the “GFS Principals”) 50.1% of the profits interests and 48.743311% of the capital interests in Global Financial Services, L.L.C. (“GFS BD”) and 50.1% of the profits interest and capital interests in GFS Advisors, LLC (“GFS IA” and together with GFS BD, the “GFS Companies”). Pursuant to the terms of the original transaction with the GFS Companies, within 30 days following a change of control, we have an option to purchase up to one-half of all interests not owned by us (the “GFS Option Interests”) in the GFS Companies from the GFS Principals and if we do not exercise our option, the GFS Principals have an option to put the Option Interests to us. The purchase price for the Option Interests is defined as an amount equal to the EBITDA of the GFS Companies allocable (directly or indirectly) to the GFS Principals for the twelve-month period ending on the last day of the calendar quarter immediately prior to the option closing multiplied by the greater of (a) six or (b) if the change of control is a result of the merger or consolidation of the Company with another person, the multiple of the Company’s EBITDA imputed to such transaction; provided, such multiple shall not exceed twelve. In addition, two years following a change of control, each GFS Principal, at his option, exercisable within 30 days following the expiration of such two-year period, may sell his remaining interests to GFS BD or GFS IA, as the case may be, for the greater of (a) two-thirds of the option purchase price or (ii) the option purchase price recalculated using a multiple of six. Also pursuant to the terms of the original GFS Companies transaction, upon a change of control of the Company, GFS BD is obligated to repurchase from the GFS Principals 100 Special Units at a price of $10,000 per Special Unit.

In addition, upon a change of control GFS BD is obligated to repurchase from the GFS Principals 100 Special Units at a price of $10,000 per Special Unit.

On or about January 25, 2012, the GFS Principals executed a confidentiality agreement with the Company and Mr. Ball advised them of the discussions with Lee Equity. Thereafter, during February and March and the first two weeks of April, Mr. Ball met with the GFS Principals periodically to discuss the details of the proposed transaction with Lee Equity, the potential exercise of the option to purchase the GFS Option Interests, the potential for the GFS Principals to rollover a portion of their equity into the Lee Summer Partnership, extension of the employment agreements of the GFS Principals, the Special Unit option, and the mechanics of distributing available cash from the GFS Companies to the Company.

On April 12, 2012, the GFS Principals and the Company entered into a letter agreement that provides, subject to completion of the merger, among other things:

•	The merger will be considered a change in control, the GFS Principals will exercise their option to sell the GFS Option Interests to the Company, and the option closing will be contemporaneous with the closing of the merger.
•	The GFS Principals may elect to contribute up to 50% of the option purchase price into an equity investment in the Lee Summer Partnership on substantially the same terms and conditions as other Company management shareholders (other than Mr. Edelman) are permitted to contribute their common shares to the Lee Summer Partnership.
•	GFS BD will not be obligated to repurchase any Special Units upon closing of the proposed merger.
•	A new put option in favor of the GFS Principals will be added granting them the right to sell their remaining interest in GFS BD and GFS IA to the Company following any future change of control for an option purchase price calculated in the same manner as the current change of control provision.
•	The GFS Principals agree that the determination of the timing and amounts of distributions of distributable cash flow to the members of the GFS Companies may be made by a majority vote of the managers so long as (i) such distributions are made pro rata among all members simultaneously, and (ii) either (A) the company from which distributions are made does not owe any debt to (I) any member, or (II) if incurred other than in the ordinary course of business, any other creditor or lender, or (B) such distribution is required to permit the Company to maintain or effect compliance with the covenants contained in its credit agreements and (I) such distribution is made no more frequently than quarterly, (II) only the amount required for the Company to come into compliance with such covenants may be distributed to the Company, and (III) such distributions may only be made for a maximum of four quarters (which must be consecutive), after which approval of two-thirds of the board of managers would be required to make additional distributions under this clause (B).
•	Mr. Benjamin agrees that the initial term of his employment agreement will be extended so that its term is one year from the closing date of the merger and Mr. Chapa and Mr. Perusquia each agree that the initial term of their employment agreement will be extended so that its term is two years from the closing date of the merger.

Pursuant to the letter agreement, contemporaneous with the closing of the merger, the Company will acquire an additional 24.2744% capital interest and 24.95% profits interest in GFS BD and an additional 24.95% capital interest in GFS IA and after the merger will hold a to 73.0177% capital interest and 75.05% profits interest in GFS BD and a 75.05% capital interest in GFS IA.

Certain Projections

The Company does not as a matter of course publicly disclose projections as to its future financial performance, revenues, earnings, or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. In connection with their due diligence review of our Company, we provided Lee Equity with certain financial forecasts of our operating performance for years 2012 through 2014 prepared by our management. We also provided certain financial projections (the “Projections”) to Stephens for use in connection with its financial analyses, as summarized in “Special Factors—Opinion of Financial Advisor to the Special Committee.” The Projections as set forth below represented our management’s best view of the Company’s future financial performance as of the time the Projections were prepared. See “Special Factors—Background of the Merger.”

As discussed in “Special Factors—Background of the Merger,” our management also provided certain other projections to Stephens that we do not disclose in this proxy statement either because our management does not believe they are reliable for the purposes of estimating the future financial performance of the Company or they deviate only immaterially from the Projections. In connection with a brainstorming session at a strategic planning retreat in June 2011, management prepared certain projections (the “Retreat Projections”) that included the financial impact of unidentified acquisitions and other business initiatives that were in a preliminary and conceptual stage of development. These Retreat Projections did not include all the costs that would have been associated with pursuing these new lines of businesses, nor did management believe it was realistic to assume that all the goals included in the Retreat Projections could be realistically achieved. Indeed, to date, the Company has made no acquisitions and none of the potential lines of business identified in the Retreat Projections has generated appreciable revenues. The Retreat Projections were provided to Stephens in late October 2011. Management advised Stephens that the Retreat Projections did not reflect management’s best view of the Company’s future financial performance. Over the course of several weeks, management prepared revised projections (the “Revised Projections”) that excluded the potential impact of unidentified and hypothetical acquisitions and other business initiatives that were considered unlikely to be implemented, discontinued operations, and certain items related to non-core assets. Management also adjusted its revenue growth assumptions and projected margins to levels that were reflective of their expectations of future financial results. The Revised Projections were further updated from time to time prior to April 12, 2012, to reflect actual results of operations for the quarter and year ended December 31, 2011, and to revise the projected EFS commission expense for 2012, 2013, and 2014 in line with the actual rate for 2011, ultimately resulting in the Projections. The Revised Projections and subsequent revisions are not disclosed in this proxy statement as they deviate only immaterially from the Projections.

The Projections were prepared on a basis consistent with the accounting principles used in our historical internal financial statements. The Projections were not prepared with a view to public disclosure and are included in this proxy statement only to give shareholders access to the information that was made available, in whole or in part, to Stephens for use in connection with its financial analyses summarized above, and are not included in this proxy statement in order to influence any shareholder to make any investment decision with respect to the proposed merger or any other purposes, including whether or not to exercise dissenters’ rights under Texas law. The Projections were not prepared with a view to compliance with published guidelines of the SEC regarding projections, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or U.S. generally accepted accounting principles (“GAAP”). Furthermore, neither Grant Thornton LLP, our independent auditor, nor any other independent accountants, has examined, reviewed, compiled, or otherwise applied procedures to the Projections and, accordingly, assumes no responsibility for, and expresses no opinion on them. The Projections included in this proxy statement have been prepared by, and are the responsibility of, our management.

In compiling the Projections, our management took into account historical performance, combined with estimates regarding client assets, revenues, operating income, and EBITDA, and these estimates were in turn developed taking into account trends in historical and expected operational performance on a variety of operational and financial metrics. Although the Projections are presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the Projections were prepared.

The financial model on which the Projections are based separates the Company’s asset and wealth management business into 12 units for analysis of revenue and expenses. Different economic and business assumptions can be applied to each individual unit. The key assumptions underlying the Projections were revenue growth ranging from a decline of 5% to an increase of 24% annually across the Company’s different business units and expenses ranging from a decrease of 4% to an increase of 24% annually per category of expense. Revenues at EFS were assumed to increase by 23% in 2012, 7% in 2013, and 10% in 2014, with concomitant annual increases in expenses of 24%, 9%, and 8% and revenues at GFS were assumed to increase by 20% in 2012, 15% in 2013, and 16% in 2014, with concomitant annual increases in expenses of 16%, 5%, and 20%. The Projections assumed that no new EFS offices would be opened other than the offices planned to be open by the end of 2011 and assumed, consistent with historical data, that new offices would become profitable after a period of two years from the date the office was opened. However, these assumptions should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as the conditions of the asset and wealth management industry and general economic, regulatory and market conditions, all of which are difficult to predict and beyond the control of our management, may cause the Projections or the underlying assumptions not to be reflective of actual future results. In addition, the Projections do not take into account any circumstances or events occurring after they were prepared and, accordingly, do not give effect to the merger or any changes to our operations or strategy that may be implemented after the completion of the merger. As a result, there can be no assurance that the Projections will be realized, and actual results may be materially better or worse than those contained in the Projections.

The inclusion of this information should not be regarded as an indication that the Company, Lee Equity, the Rollover Investors, the financing sources of Parent, Stephens, or any other recipient of this information considered, or now considers, the Projections to be material information or predictive of actual future results.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility to, update or otherwise revise the Projections to reflect circumstances existing after the date when prepared or to reflect the occurrence of future events even in the event that any of the assumptions underlying the Projections are shown to be in error. The Projections constitute forward looking statements; see “Cautionary Statement Concerning Forward-Looking Information.”

Certain of the Projections set forth in the table below, including Core EBITDA and Adjusted Core EBITDA, may be considered non-GAAP financial measures. The Company provided this information to Stephens because the Company believed it could be useful to potential bidders in evaluating, on a prospective basis, the Company’s operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used in the Projections may not be comparable to similarly titled amounts used by other companies.

The following table discloses the material line items in the Projections that management provided to Lee Equity, the Board, the Special Committee, and Stephens and upon which Stephens relied in preparing its fairness opinion:

	Year Ended December 31,
	2012P	2013P	2014P
	(in millions)
Selected Income Statement Information:
Revenue	$195.6	$211.1	$231.2
Adjusted Revenue(1)	189.3	205.3	225.9
Core EBITDA(2)	27.2	30.0	35.0
Adjusted Core EBITDA(3)	25.3	28.1	33.2

Selected Additional Information:
Client assets at end of period	$19,280.4	$22,162.8	$25,228.4

(1)	Revenue adjusted to exclude interest income from the EADV Interests and the Unsecured Subordinated Promissory Note dated August 29, 2008, issued by Salient Partners, L.P. payable to the order of the Company in the original principal amount of $9,349,340 (collectively, the “EADV Salient Receivables”).
(2)	Core EBITDA represents income from continuing operations excluding interest, taxes, depreciation and amortization, stock-based compensation expense, and gains on securities/notes.
(3)	Adjusted Core EBITDA is Core EBITDA adjusted to exclude fees from the Proton Therapy Center and depreciation expense related to certain minority interests.

Intent to Vote in Favor of the Merger

Our directors and executive officers and Rollover Investors have informed us that, as of the date of this proxy statement, they intend to vote all of their shares of common stock “FOR” the approval of the merger agreement and the merger because they believe that the merger agreement and the merger are in the best interests of the Company and its shareholders. None of our executive officers and directors or the Rollover Investors has made a recommendation with respect to the proposed transaction other than as set forth in this proxy statement. As of the record date, our directors and officers beneficially own approximately 28.1% of the total number of outstanding shares of the Company’s common stock. The Voting Agreement Parties (some of whom are executive officers and directors) beneficially own approximately 26% of the total number of outstanding shares of the Company’s common stock and have entered into Voting Agreements with Parent pursuant to which they have agreed to vote their shares of common stock in favor of approval of the merger agreement and the merger. See “Special Factors—Voting Agreements” for more information regarding the Voting Agreements. You should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. See “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” and “Special Factors—Golden Parachute Compensation.”

Governmental and Regulatory Approvals

In connection with the merger, the Company is required to file a certificate of merger with the Secretary of State of the State of Texas in accordance with the TBOC at the closing of the merger.

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), the merger may not be completed until the Company and Parent each file a notification and report form under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) and the applicable waiting period has expired or been terminated. The Company and Parent filed the notification and report forms under the HSR Act with the FTC and the DOJ on April 25, 2012, and early termination was granted on May 4, 2012.

At any time before or after consummation of the merger, notwithstanding any termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ, the FTC or another antitrust and competition authority could take such action under applicable antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of The Edelman Financial Group or Parent’s affiliates. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Under NASD Rule 1017, the Company must provide notice of and apply for approval of change of ownership to FINRA and must respond as promptly as practicable to any request for additional information and documentary material made by FINRA pursuant to such rule. The Company notified FINRA on April 26, 2012 of the proposed change of control, and on May 23, 2012, the Company received a letter from FINRA requesting additional information and documentary material.

On May 22, 2012, the Company received a letter from FINRA stating that FINRA has placed interim restrictions on the Company based upon the standards in NASD Rule 1014 and pending completion of its review of the proposed change in ownership. The Company anticipates FINRA’s review to be completed before the closing date.

Provisions for Unaffiliated Shareholders

No provision has been made to grant the unaffiliated shareholders access to the files of the Company, Parent, Merger Sub or the Lee Equity Filing Persons to obtain counsel or appraisal services at the expense of any of the foregoing.

Litigation Related to the Merger

On April 20, 2012, a putative class action lawsuit was filed in the District Court in Harris County, Texas purportedly on behalf of a class of shareholders of the Company or alternatively, derivatively on behalf of the Company, docketed as Lax v. Ball et al., Case No. 2012-23137 (the “Lax Complaint”). The Lax Complaint names as defendants the Company, all of the Company’s directors and Parent and Merger Sub. The Lax Complaint seeks certification of a class of the Company’s shareholders and alleges, inter alia, that the members of the Board breached fiduciary duties owed to the Company’s shareholders by failing to engage in a fair sales process in connection with the proposed transaction, by agreeing to an inadequate price, and by agreeing to certain deal protection provisions, among other claims and that Lee Equity, Parent and Merger Sub aided and abetted the alleged breach of fiduciary duties. The Lax Complaint seeks, among other relief, an injunction prohibiting the transactions contemplated by the merger agreement, rescission in the event such transactions are consummated, compensatory damages, and attorneys’ fees and costs of the action. On June 6, 2012, a first amended compliant was filed (the “Amended Lax Complaint”). The Amended Lax Complaint seeks the same relief and asserts the same claims as the Lax Compliant.

On May 22, 2012, a shareholder derivative action lawsuit was filed in the District Court in Harris County, Texas and on May 23, 2012, a first amended complaint to the shareholder derivative action lawsuit was filed purportedly on behalf of a class of shareholders of the Company, docketed as Shams v. Ball et al., Case No. 2012-29785 (the “Shams Complaint” and together with the Lax Complaint and the Amended Lax Complaint, the “Complaints”). The Shams Complaint names as defendants the Company, the Company’s directors, Lee Equity, Parent and Merger Sub. The Shams Complaint alleges, inter alia, that the members of the Board breached fiduciary duties owed to the Company’s shareholders by engaging in self-dealing and obtaining financial benefits for themselves that were not shared by other shareholders, by agreeing to an inadequate price, and by agreeing to certain deal protection provisions, among other claims and that Lee Equity, Parent and Merger Sub aided and abetted the alleged breach of fiduciary duties. The Shams Complaint seeks, among other relief, an injunction prohibiting the transactions contemplated by the merger agreement, rescission in the event such transactions are consummated and attorneys’ fees and costs of the action.

The Company believes the Complaints are without merit and that it has valid defenses to all claims raised by the plaintiffs in the Complaints. The Company intends to defend itself vigorously against these actions. However, there can be no assurances as to the outcome of the litigation.

Delisting and Deregistration of the Company’s Common Shares

If the merger is completed, the shares of the Company’s common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and shares of our common stock will no longer be publicly traded.

Estimated Fees and Expenses of the Merger

The Company has paid or will be responsible for paying certain expenses in connection with the proposed merger. The estimated fees and expenses in connection with the proposed merger are as follows:

Financial Advisor Fees and Expenses	$2,655,000
Legal, Accounting and Other Professional Fees	$4,151,050
Printing Proxy Solicitation and Mailing Costs	$100,000
Financing Related Fees and Debt Prepayment Penalty	$4,800,000
Filing Fees	$155,630	(1)
Paying Agent Fees	$25,000
Miscellaneous	$1,200,000	(2)
Total	$13,086,680

(1)	Includes $125,000 related to the Company’s and Parent’s filing fees pursuant to the HSR Act, paid for by Parent.
(2)	Includes Board and Special Committee fees of approximately $600,000 and directors and officers’ insurance premiums of approximately $600,000.

The estimate for legal, accounting and other professional fees set forth in the table above does not include any amounts attributable to any existing or future litigation challenging the merger. See “Special Factors—Litigation Related to the Merger.”

If the merger agreement is terminated under certain circumstances or if the merger is not consummated, the Company may be required to reimburse Parent for certain out-of-pocket costs and expenses pursuant to the terms of the merger agreement, and such costs and expenses are not reflected in the table above. See “The Merger Agreement—Termination Fees and Expense Reimbursement.”

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our Board for use at the special meeting to be held at                  local time on                 , 2012, at 600 Travis, Suite 5800, Houston, Texas, or at any postponement or adjournment of the special meeting. The purpose of the special meeting is for our shareholders to consider and vote upon the following proposals:

•	approval of the merger agreement and the merger;
•	the merger-related named executive officer compensation proposal; and
•	the adjournment or postponement proposal, if necessary.

A copy of the merger agreement is attached as Annex A to this proxy statement. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about                , 2012.

PROPOSAL NO. 1 — The Merger Agreement and the Merger

Summary

As discussed elsewhere in this proxy statement, our shareholders will consider and vote on a proposal to approve the merger agreement and the merger. You should carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read in its entirety the merger agreement, which is attached as Annex A to this proxy statement.

Vote Required

The approval of the merger agreement and the merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock, as well as the Majority of the Minority Approval.

For the proposal to approve the merger agreement and the merger, you may vote FOR or AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to approve the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as a vote “AGAINST” the approval of the merger agreement and the merger.

If your shares of common stock are held in “street name,” you will receive instructions from your broker, bank, trustee or other nominee that you must follow in order to have your shares voted. Brokers who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the approval of the merger agreement and the merger and, as a result, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” These “broker non-votes” will be counted for purposes of determining whether a quorum is present at the special meeting but will have the same effect as a vote “AGAINST” the approval of the merger agreement and the merger.

Board Recommendation

After considering, among other things, the unanimous recommendations of the Special Committee and the opinion of the Special Committee’s financial advisor that, as of April 13, 2012, and based upon and subject to the assumptions and qualifications set forth therein, the merger consideration to be received by the Company’s public shareholders in the merger was fair, from a financial point of view, to such holders, our Board unanimously (a) approved and declared advisable the merger agreement, (b) declared that the merger agreement, the terms of the merger agreement, and the transactions contemplated by the merger agreement, including the merger, are fair to, advisable, and in the best interests of the Company and our shareholders, and (c) recommended that the shareholders of the Company approve the merger agreement and the merger. For a discussion of the material factors considered by the Special Committee and our Board in reaching their conclusions, see “Special Factors—Purpose and Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors; Fairness of the Merger.”

Our Board unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and the merger.

PROPOSAL NO. 2 — Advisory Vote Regarding Certain Executive Compensation

Summary

Section 14A of the Exchange Act requires the Company to seek a vote, on a non-binding advisory basis, with respect to certain compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the proposed transactions as set forth in this proxy statement including the compensation table and the related narrative named executive officer compensation disclosures set forth in “Special Factors—Golden Parachute Compensation” (we refer to this proposal as the merger-related named executive officer compensation proposal).

Accordingly, the Company is asking you to approve the following resolution at the special meeting:

“RESOLVED, that the shareholders approve, on a non-binding advisory basis, the agreements or understandings with and items of compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, as disclosed in the section of this proxy statement entitled “Special Factors—Golden Parachute Compensation.”

The vote on the merger-related named executive officer compensation proposal is a vote separate and apart from the vote to approve the merger agreement and the merger. Accordingly, you may vote in favor of the merger-related named executive officer compensation proposal and not in favor of the merger agreement and the merger, or vice versa. Approval of the merger-related named executive officer compensation proposal, on a non-binding advisory basis, is not a condition to consummation of the proposed merger, and it is advisory in nature only, meaning it will not be binding on the Company or the surviving company. Accordingly, because the Company is contractually obligated to pay the compensation, if the merger is completed, the compensation will be payable, subject only to the conditions applicable to such compensation payments, regardless of the outcome of the advisory vote.

Vote Required

The approval, on a non-binding advisory basis, of the merger-related named executive officer compensation proposal requires the affirmative vote of a majority of the votes cast by holders of shares of the outstanding shares of our common stock present or represented by proxy at the special meeting and entitled to vote thereon.

For the merger-related named executive officer compensation proposal, you may vote FOR or AGAINST or ABSTAIN. An abstention will have the same effect as voting “AGAINST” the merger-related named executive officer compensation proposal.

If your shares of common stock are held in “street name,” you will receive instructions from your broker, bank, trustee or other nominee that you must follow in order to have your shares voted. Brokers who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the approval of the merger-related named executive officer compensation proposal and, as a result, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” A failure to vote your shares of common stock or a broker non-vote will have no effect on the merger-related named executive officer compensation proposal.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the merger-related named executive officer compensation proposal.

PROPOSAL NO. 3 — Any Adjournment or Postponement to Solicit Additional Proxies, if Necessary

Summary

The special meeting may be adjourned or postponed to another time and place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of approval of the merger agreement and the merger.

We are asking you to authorize the holder of any proxy solicited by the Board to vote in favor of any adjournment or postponement of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement and the merger at the time of the special meeting.

Vote Required

Approval of the proposal to adjourn or postpone the special meeting, if necessary, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the holders of our common stock present in person or by proxy at the special meeting and entitled to vote thereon.

For the proposal to adjourn the meeting, you may vote FOR or AGAINST or ABSTAIN. An abstention will have the same effect as voting “AGAINST” the adjournment or postponement proposal.

If your shares of common stock are held in “street name,” you will receive instructions from your broker, bank, trustee or other nominee that you must follow in order to have your shares voted. Brokers who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters and, as a result, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” A failure to vote your shares of common stock or a broker non-vote will have no effect on the proposal to adjourn the meeting.

Board Recommendation

Our Board unanimously recommends that you vote “FOR” the adjournment or postponement proposal, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement and merger.

Record Date and Quorum

The Board has fixed the close of business on            , 2012 as the record date for the special meeting, and only holders of record of our common stock on the record date are entitled to vote at the special meeting. On                  , 2012, there were                       shares of our common stock entitled to be voted at the special meeting held by               holders of record. Each share of common stock outstanding on the record date entitles its holder to one vote on all matters properly coming before the shareholders at the special meeting.

The presence at the special meeting in person or by proxy of the holders of a majority of the shares of our common stock outstanding on the record date will constitute a quorum for the purpose of considering the proposals at the special meeting. Shares of common stock represented at the special meeting but not voted, including shares of common stock for which we have received proxies indicating that the submitting shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence of a quorum for the transaction of all business. In the event that a quorum is not present, or if there are insufficient votes to approve the merger agreement at the time of the special meeting, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies.

Stock Ownership and Interests of Certain Persons

As of the record date, our directors and officers beneficially own approximately 28.1% of the total number of outstanding shares of the Company’s common stock (some of whom are also Voting Agreement Parties beneficially owning approximately 26% of the total number of outstanding shares of the Company’s common stock). Our directors and executive officers and the Rollover Investors have informed us that, as of the date of this proxy statement, they intend to vote all of their shares of common stock “FOR” the approval of the merger agreement and the merger because they believe that the merger agreement and the merger are in the best interests of the Company and its shareholders. None of our executive officers and directors or the Rollover Investors has made a recommendation with respect to the proposed transaction other than as set forth in this proxy statement. You should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. See “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” and “Special Factors—Golden Parachute Compensation.”

In addition, the Voting Agreement Parties (some of whom are officers and directors), who collectively beneficially own approximately 26% of the outstanding shares of the Company’s common stock, have entered into the Voting Agreements with Parent. See “Special Factors—Voting Agreements.” Pursuant to the Voting Agreements, the Voting Agreement Parties agreed, among other things, subject to the terms and conditions of such agreements, to vote, or cause to be voted, all of their shares of the Company’s common stock in favor of the approval of the merger agreement, the merger and any related proposal necessary to consummate the merger. The foregoing discussion of the Voting Agreements is only a summary of their material terms and may not include all of the information that is important to a particular shareholder. Shareholders are urged to read the Voting Agreements in their entirety, copies of which have been filed as Exhibits (d)(4) and (d)(5) to the Schedule 13E-3 filed by the Company, the Rollover Investors, Parent, Merger Sub, and the Lee Equity Filing Persons with the SEC on May 17, 2012, for more details regarding the Voting Agreements.

Proxies and Revocation

If you hold shares in your name as a shareholder of record on the record date, then you received this proxy statement and a proxy card from us. You may submit a proxy for your shares by Internet, telephone, or mail without attending the special meeting. To submit a proxy by Internet or telephone twenty-four hours a day, seven days a week, follow the instructions on the proxy card. To submit a proxy by mail, complete, sign, and date the proxy card and return it in the postage-paid envelope provided. Internet and telephone proxy facilities for shareholders of record will close on                       , 2012, the day prior to the special meeting. If you hold shares in “street name” through a broker, bank, or other nominee, then you received this proxy statement from the nominee, along with the nominee’s voting instructions. You should instruct your broker, bank, or other nominee on how to vote your shares of common stock using the voting instructions provided to you by your broker, banker or other nominee.

If you submit a proxy by telephone or Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval of the merger agreement and the merger, “FOR” the merger-related named executive officer compensation proposal, and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our Board on any other matters properly brought before the shareholders at the special meeting for a vote.

Proxies received at any time before the special meeting, and not changed or revoked before being voted, will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote is taken at the special meeting if you hold your shares through a broker, bank, trustee or other nominee, by following the directions received from your broker, bank or other nominee to change or revoke those instructions.

You have the right to change or revoke your proxy at any time before the vote is taken at the special meeting if you hold your shares in your name as a shareholder of record by:

•	delivering to our Corporate Secretary at The Edelman Financial Group, 600 Travis, Suite 5800, Houston, Texas 77002, a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;
•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, change or revoke your proxy—you must vote in person at the meeting to change or revoke a prior proxy);
•	submitting a later-dated proxy card; or

•	submitting a proxy again at a later time by telephone or Internet prior to the time at which the telephone and Internet proxy facilities close by following the procedures applicable to those methods of submitting a proxy.

If your shares are registered differently and are in more than one account, you may receive more than one proxy card or voting instruction form. Please complete, sign, date and return all of the proxy cards and voting instruction forms you receive regarding this special meeting (or submit your proxy for all shares by telephone or Internet) to ensure that all of your shares are voted.

A representative of our transfer agent, Computershare Investor Services, will tabulate the votes cast by proxy or in person at the special meeting.

PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. IF THE MERGER IS COMPLETED, A SEPARATE LETTER OF TRANSMITTAL WILL BE MAILED TO YOU IF YOU ARE A SHAREHOLDER OF RECORD THAT WILL ENABLE YOU TO RECEIVE THE $8.85 PER SHARE MERGER CONSIDERATION IN EXCHANGE FOR YOUR THE EDELMAN FINANCIAL GROUP STOCK CERTIFICATES.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Approval of the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the holders of our common stock present in person or by proxy. Any signed proxies received by us in which no voting instructions are provided on this matter will be voted “FOR” an adjournment of the special meeting, if necessary, to solicit additional proxies. In addition, when any meeting is convened, the presiding officer, if directed by our Board, may adjourn the meeting if (a) no quorum is present for the transaction of business or (b) our Board determines that adjournment is necessary to enable the shareholders to consider fully information which our Board determines has not been made sufficiently or timely available to shareholders or otherwise to exercise effectively their voting rights. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them prior to their use at the special meeting as adjourned or postponed.

Rights of Shareholders Who Object to the Merger

Shareholders are entitled to exercise dissenters’ rights under Texas law in connection with the merger, provided that all requirements are met. This means that you are entitled to have the fair market value of your shares of Company common stock determined by an appraiser selected by a Texas court and to receive payment based on that valuation. The ultimate amount you would receive as a dissenting shareholder in an appraisal proceeding may be more than, the same as, or less than, the amount you would have received under the terms of the merger agreement.

To exercise your rights of dissent and appraisal, you must deliver a written objection to the merger before the merger agreement is voted on at the special meeting and you must vote against the approval of the merger and the merger agreement. After the effective time of the merger, you must deliver a written demand for the payment of “fair value” of your shares to the Company. Your failure to follow exactly the procedures, including the applicable time periods, specified under Texas law will result in the loss of your rights of dissent and appraisal. See “Dissenters’ Rights of Appraisal” beginning on page 108 and Annex C to this proxy statement.

Solicitation of Proxies

This proxy solicitation is being made by us on behalf of our Board and will be paid for by the Company. In addition, we have engaged Phoenix Advisory Partners (the “Proxy Solicitor”) to assist in the solicitation of proxies for the special meeting and we estimate that we will pay the Proxy Solicitor a fee of $10,000 plus certain costs associated with its services. We have also agreed to pay the Proxy Solicitor for out-of-pocket expenses and to indemnify it against certain losses arising out of its proxy solicitation services. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional compensation for their efforts. We will also request brokers, banks and other nominees to forward proxy solicitation material to the beneficial owners of shares of our common stock that the brokers, banks and nominees hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses related to forwarding the material.

Other Matters

We do not know of any other business that will be presented at the special meeting. Should any business other than that set forth in the notice of special meeting of shareholders properly come before the special meeting, the enclosed proxy confers discretionary authority to vote with respect to only such matters that our Board does not know, a reasonable time before proxy solicitation, are to be presented at the special meeting. If any of these matters are presented at the special meeting, then the proxy holders named in the enclosed proxy card will vote in accordance with their judgment.

Questions and Additional Information

If you have more questions about the merger agreement and the proposed merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact: John T. Unger, Senior Vice President and General Counsel, The Edelman Financial Group Inc., 600 Travis, Suite 5800, Houston, Texas 77002, (713) 993-4645.

THE PARTIES TO THE MERGER

The Edelman Financial Group Inc.
600 Travis, Suite 5800
Houston, Texas 77002
(888) 752-6742

The Edelman Financial Group Inc., a Texas corporation and formerly Sanders Morris Harris Group Inc., is a wealth management company. Through our subsidiaries and affiliates, we provide wealth management services to a wide range of investors. Our businesses include asset wealth management activities, programs, and products to support our wealth managers. In addition, we offer a variety of trading, sales, and research services for institutional investors.

The Company’s principal subsidiaries include Sanders Morris Harris Inc. (“SMH”), Edelman Financial Services, LLC (“EFS”), and Global Financial Services, L.L.C. (“GFS BD”).

Sanders Morris Harris Inc. SMH, a member of FINRA/Securities Investor Protection Corporation (“SIPC”), headquartered in Houston, Texas, provides wealth management services directly through its private client business. Its financial advisors serve high net worth clients, many of whom have long-standing relationships with SMH. As a full service firm, SMH offers its clients wealth management financial advice relating to equity securities, bonds, private placements, mutual funds, defined contribution plans, wrap-fee programs, money market funds and insurance products. The Company owns 100% of SMH.

Edelman Financial Services, LLC and The Edelman Financial Center, LLC. The Edelman Financial Center, LLC (“EFC LLC”), which owns EFS, is the Company’s largest subsidiary. EFC LLC is managed by our Chief Executive Officer, Fredric M. Edelman. Mr. Edelman’s business is centered on serving the mass affluent household, which are defined as households with $50,000 to $1.0 million in investable assets. The core of the EFC LLC’s experience is personal financial planning and advice. The Company owns 76% of EFC LLC.

Global Financial Services, L.L.C. and GFS Advisors, LLC. GFS BD, a registered broker-dealer, and GFS IA, both located in Houston, Texas serve high net worth clients residing in Mexico, Central and South America, many of whom have long-standing relationships with the GFS Companies. As a full service firm, the GFS Companies offer their clients wealth management financial advice relating to equity securities and options, bonds, currencies, mutual funds, money market funds and other securities. The Company has a 48.7% equity interest and a 50.1% profits interests in GFS BD and a 50.1% equity and profits interest in GFS IA.

For more information about us, please visit our website at http://www.edelmanfinancial.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. See also “Where You Can Find More Information.” Our common stock is listed on NASDAQ under the symbol “EF.”

Summer Holdings II, Inc.
Summer Merger Sub, Inc.
c/o Lee Equity Partners, LLC
650 Madison Avenue
21st Floor
New York, NY 10022

Parent is a Delaware corporation. Merger Sub is a Texas corporation and a wholly owned subsidiary of Parent. Both Parent and Merger Sub are affiliates of Lee Equity and the Guarantors (as defined in “Summary Term Sheet—Remedies”) and were formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Neither Parent nor Merger Sub has engaged in any business except for the activities incident to its formation and in connection with the transactions contemplated by the merger agreement. Upon consummation of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation and a wholly owned subsidiary of Parent.

Lee Equity Partners, LLC
650 Madison Avenue
21st Floor
New York, NY 10022

Lee Equity is a middle-market private equity investment firm managing more than $1 billion of capital. Lee Equity was founded by Thomas H. Lee and focuses on control buyouts and growth capital financings, typically investing $30 million to $150 million per transaction in companies with enterprise values of $100 million to $500 million. The firm seeks to partner with top-tier management teams to build companies with differentiated market position and high growth potential. Target sectors include business services, consumer/retail, distribution/logistics, financial services, healthcare services, and media.

THE MERGER AGREEMENT

The following discussion of the merger agreement is only a summary of its material terms and may not include all of the information that is important to a particular shareholder. Shareholders are urged to read the merger agreement, a copy of which has been included as Annex A to this proxy statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not the summary set forth in this section or any other information contained in this proxy statement, and such summaries are qualified in their entirety by reference to the complete text of the merger agreement.

The merger agreement has been included to provide you with information regarding its terms and provisions. The merger agreement contains, among other things, representations, warranties and covenants of the Company, Parent and Merger Sub, which are solely for the benefit of the parties to the merger agreement. These representations, warranties and covenants may be subject to important limitations and qualifications agreed to by the contracting parties, including being qualified by confidential disclosures exchanged between the parties, and qualifications with respect to materiality and knowledge. Furthermore, these representations and warranties in the merger agreement were used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts and may be subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to shareholders. The disclosure letters to the merger agreement contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Factual disclosures about the Company, Parent, Merger Sub or their respective affiliates contained in this proxy statement or in the Company’s public reports filed with the SEC, which are available without charge at www.sec.gov, may supplement, update or modify the factual disclosures about the Company, Parent, Merger Sub or their respective affiliates contained in the merger agreement.

The Merger

The merger agreement provides for the merger of Merger Sub, a wholly owned subsidiary of Parent, with and into The Edelman Financial Group upon the terms and subject to the conditions set forth in the merger agreement. After the merger, The Edelman Financial Group will continue as the surviving corporation and as a wholly owned subsidiary of Parent.

The surviving corporation will be a privately held corporation and our current shareholders (other than the Rollover Investors) will cease to have any ownership interest in the surviving corporation or rights as shareholders. Therefore, such current shareholders will not participate in any future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation.

At the effective time of the merger, the directors of Merger Sub will become the directors of the surviving corporation and the current officers of The Edelman Financial Group will become the officers of the surviving corporation. The certificate of formation and bylaws of The Edelman Financial Group will be amended and restated in their entirety as a result of the merger to be the same as those of Merger Sub, subject to any revisions contemplated therein, and will be the certificate of formation and bylaws of the surviving corporation. After the merger, our common stock will be delisted from NASDAQ and deregistered under the Exchange Act.

Effective Time

The merger will be effective at the time a certificate of merger is filed with the Secretary of State of the State of Texas or such other time as may be agreed upon by the parties as the effective time of the merger. Unless otherwise agreed by the parties to the merger agreement, the closing of the merger will occur on the third business day after the satisfaction or waiver of the conditions described in this proxy statement under “The Merger Agreement—Conditions to the Completion of the Merger.”

Merger Consideration

Except as noted below, each issued and outstanding share of the Company’s common stock will be converted into the right to receive $8.85 in cash, without interest. The following shares of common stock will not be converted into the right to receive the merger consideration in connection with the merger:

•	shares owned by the Company (as treasury stock or otherwise) or any of its subsidiaries, other than such shares of common stock beneficially owned and held of record by SMH in its proprietary trading accounts, will be automatically cancelled and no consideration will be paid with respect thereto;
•	shares owned by Parent, Merger Sub, including shares to be contributed to the Lee Summer Partnership immediately prior to the completion of the merger by the Merger Agreement Rollover Investors, will be automatically cancelled and no consideration will be paid with respect thereto; and
•	so long as the requirements of Texas law are satisfied, shares held by shareholders who have properly demanded and perfected, and have not timely withdrawn, their dissenters’ rights with respect to such shares in accordance with Texas law will be cancelled, and the holders of those shares will have only the rights granted by Texas law. See “Dissenters’ Rights of Appraisal” and Annex C.

At the effective time of the merger, each holder of a certificate formerly representing any shares of common stock or of book-entry shares will no longer have any rights with respect to the shares, except for the right to receive the merger consideration upon surrender thereof.

Payment Procedures

Parent will appoint a paying agent mutually agreeable to the Company and Parent to receive the aggregate merger consideration for the benefit of the holders of shares of our common stock. At or prior to the closing of the merger, Parent will deposit or cause to be deposited with the paying agent immediately available funds constituting an amount equal to the aggregate merger consideration payable in respect of all of the common shares (such aggregate amount as deposited with the paying agent, the “Payment Fund”). If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of common stock are entitled under the merger agreement, Parent shall take all steps necessary to enable or cause the surviving corporation promptly to deposit additional cash with the paying agent sufficient to make all payments required under the merger agreement, and Parent and the surviving corporation shall in any event be liable for payment thereof.

At the effective time of the merger, we will close our stock transfer books. After that time, there will be no further transfer of shares of our common stock that were outstanding immediately prior to the effective time of the merger.

As soon as reasonably practicable after the effective time of the merger, but in any event within three business days thereafter, Parent and the surviving corporation in the merger will cause the paying agent to mail to each holder of record of our shares a letter of transmittal and instructions advising you how to exchange your certificates or uncertificated shares for the merger consideration. The paying agent will pay you your merger consideration after you have (a) surrendered your certificates to the paying agent (or other evidence that the paying agent may request in the case of uncertificated shares) and (b) provided to the paying agent your completed and signed letter of transmittal and any other items reasonably required by the paying agent. Interest will not accrue or be paid in respect of the merger consideration. Holders of uncertificated shares will not be required to deliver a letter of transmittal, and shall receive the merger consideration payable with respect to such holder’s uncertificated shares upon adherence to the procedures established by the paying agent. The paying agent and the surviving corporation are entitled to reduce the amount of any merger consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

Any portion of the Payment Fund that is not claimed within 12 months following the effective time of the merger will be returned to Parent upon demand. Subject to any applicable abandoned property, escheat or other similar property laws, after that point, holders of our common stock will be entitled to look only to Parent with respect to any merger consideration that may be payable upon surrender of any certificates.

If you have lost your certificate, or if it has been stolen or destroyed, you will be required to provide an affidavit to that fact, and, if required by the surviving corporation, post a bond as an indemnity against any claim that may be made against such certificate. The letter of transmittal instructions will tell you what to do in these circumstances.

Treatment of Stock Options, Restricted Common Stock and Restricted Stock Units

Stock Options

Under the merger agreement, each outstanding option to purchase shares of common stock granted under our equity incentive plans, whether or not then vested or exercisable, will be cancelled as of the effective time of the merger. The holder of such stock option will be entitled to receive a cash payment, payable as soon as practicable but in no event later than 30 days after the closing of the merger, equal to the product of (a) the excess, if any, of the $8.85 per share merger consideration over the applicable per share exercise price of such stock option, multiplied by (b) the number of shares of common stock such holder could have purchased had such holder exercised such option in full immediately prior to the effective time of the merger, without interest.

Restricted Common Stock

Under the merger agreement, each outstanding share of restricted stock granted under our equity incentive plans, to the extent not previously earned and vested, will upon the effective time of the merger become fully earned and vested. The holder of such restricted stock will be entitled to receive, in exchange for such restricted stock, a cash payment, payable as soon as practicable but in no event later than 30 days after the closing of the merger, equal to the product of (a) the number of restricted shares that have not been settled or paid immediately prior to the effective time of the merger, multiplied by (b) the $8.85 per share merger consideration, without interest.

Restricted Stock Units

Under the merger agreement, each outstanding restricted stock unit award representing the right to receive shares of common stock granted under our equity incentive plans will vest and be cancelled as of the effective time of the merger. The holder of such restricted stock unit award will be entitled to receive a cash payment, payable as soon as practicable but in no event later than 30 days after the closing of the merger, equal to the product of (a) the number of units covered by such restricted stock unit award, multiplied by (b) the $8.85 per share merger consideration, without interest.

Representations and Warranties

The Company’s representations and warranties relate to, among other things:

•	due organization, good standing and qualification;
•	delivery of certain organizational documents and absence of changes therein;
•	our capitalization, the absence of voting agreements and certain related matters;
•	our subsidiaries and the absence of Company equity interests in any other person;
•	our corporate authority and authorization to enter into, and enforceability of, the merger agreement, determinations and recommendations of the Special Committee of our Board and by our Board, and the required shareholder vote to approve the principal terms of the merger agreement and the merger;
•	the absence of conflicts with, or defaults under, organizational documents, other contracts, and applicable judgments or laws; the required regulatory filings and consents and approvals of governmental authorities;
•	adequacy and possession of licenses, permits and registrations; compliance with laws and obligations related to such licenses, permits and registrations (including compliance with certain investment adviser and broker dealer regulations and self-regulating organization requirements);

•	documents filed with or furnished to the SEC, the accuracy of the information in those documents, including our financial statements, and the furnishing by the Company to Parent of certain SEC comment letters;
•	documents filed with, and fees paid to, governmental entities; absence of unresolved violations by any governmental entity;
•	audited financial statements of proprietary funds; organization of such funds and compliance with regulatory requirements; each current prospectus not being false or misleading and in compliance with applicable laws;
•	assets under management in the accounts of proprietary funds; effectiveness and enforceability of, and compliance with, advisory agreements;
•	compliance with ERISA, tax investment advisor regulations with respect to certain employee benefit plan clients; other than the proprietary funds, the absence of providing investment management services to certain types of issuers;
•	absence of “custody” of client funds within the meaning of Rule 206(4)-2 under the Advisers Act; absence of exemptive orders, “no-action” letters or similar exemptions or regulatory relief;
•	regulatory compliance with respect to certain requirements under the Investment Company Act of 1940 (the “Investment Company Act”), the Securities Act of 1933 and the Advisers Act;
•	absence of orders, consents or agreements with any governmental entity;
•	internal controls and books and records of our subsidiaries;
•	our internal controls over financial reporting, certain disclosures made to the Company’s auditors and the audit committee of the Company’s Board relating to our internal controls, and our disclosure controls and procedures;
•	the absence of investigations regarding the Company’s accounting, auditing or internal control practices;
•	absence of certain changes or events since December 31, 2010 that have had or would reasonably be expected to have a Company Material Adverse Effect (as defined below in “The Merger Agreement—Definition of Company Material Adverse Effect”);
•	the absence of certain undisclosed liabilities and “off-balance sheet arrangements;”
•	absence of litigation, proceedings and government orders;
•	employee benefit and labor matters;
•	intellectual property;
•	tax matters;
•	real property;
•	environmental matters;
•	material contracts (including the enforceability thereof and compliance therewith);
•	the monetary obligation due to the Company from Endowment Advisers, L.P. and the agreements related thereto;
•	the Company’s interests in The Proton Therapy Center—Houston Ltd., LLP and the agreements and other entities related thereto;
•	insurance matters;
•	transactions with affiliates;
•	information supplied by the Company in relation to this proxy statement or the Schedule 13E-3;

•	the absence of violations of the Foreign Corrupt Practices Act of 1977 or similar laws;
•	the opinion of the financial advisor to the Special Committee of the Board;
•	application of certain anti-takeover statutes;
•	the vote of the Company’s shareholders required to approve the merger agreement and the merger;
•	absence of brokers’ and finders’ fees; and
•	non-reliance on any representation or warranty, express or implied, made by Parent, Merger Sub or any their respective representatives, other than those set forth in the merger agreement.

The merger agreement also contains various representations and warranties made jointly and severally by Parent and Merger Sub relating to, among other things:

•	their due organization, good standing and qualification;
•	their corporate authority and authorization to enter into, and enforceability of, the merger agreement;
•	the absence of conflicts with, or defaults under, organizational documents, other contracts and applicable judgments or laws; required regulatory filings and consents and approvals of governmental authorities;
•	the absence of litigation, proceedings and government orders;
•	information supplied by Parent or Merger Sub in relation to this proxy statement;
•	the absence of brokers’ and finders’ fees;
•	delivery of copies of equity and debt commitment letters and the Rollover Contribution Agreements and absences of changes therein;
•	enforceability and absence of default under the equity and debt commitment letters;
•	absence of certain agreements related to financing;
•	operations of Merger Sub and Parent’s ownership of the outstanding stock of Merger Sub;
•	the sufficiency of financing to pay the aggregate merger consideration and any other amounts required to be paid by Parent or Merger Sub in connection with the consummation of the transactions contemplated by the merger agreement;
•	no ownership of shares of common stock of the Company;
•	delivery of the Limited Guarantee and absence of changes therein;
•	enforceability and absence of default of the guarantors under the Limited Guarantee;
•	representations related to Section 15(f) of the Investment Company Act;
•	access to information;
•	non-reliance on Company estimates, projects, forecasts, forward-looking statements and business plans;
•	the solvency of Parent and the surviving corporation and its subsidiaries, on a consolidated basis, following the merger;
•	absence of additional votes or consents of Parent or Merger Sub; and
•	non-reliance on any representation or warranty, express or implied, made by the Company or any of its representatives, other than those set forth in the merger agreement.

The representations and warranties of the parties will expire upon consummation of the merger.

Definition of Company Material Adverse Effect

Many of the representations and warranties in the merger agreement are qualified by a Company Material Adverse Effect standard. For purposes of the merger agreement, “Company Material Adverse Effect” means any fact, circumstance, event, change, effect, violation or occurrence (each, an “Event”), that, individually or in the aggregate with all other Events, (a) has a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and our subsidiaries, taken as a whole, or (b) would prevent the Company from consummating or materially delay the Company from consummating the merger or any of the other transactions provided for in the merger agreement or materially adversely affects the Company’s ability to perform its obligations under the merger agreement; provided, however, that in the case of clause (a) only, none of the following, and no effect arising out of or resulting from the following, shall be deemed to be a Company Material Adverse Effect:

•	changes in general economic, financial market or geopolitical conditions, except where such effect has a materially disproportionate adverse impact on the Company and our subsidiaries, taken as a whole, relative to other companies in the principal industries in which the Company and our subsidiaries operate;
•	general changes or developments in any of the industries in which the Company or our subsidiaries operate, except where such effect has a materially disproportionate adverse impact on the Company and our subsidiaries, taken as a whole, relative to other companies in the principal industries in which the Company and our subsidiaries operate;
•	the announcement of the merger agreement and the transactions contemplated in the merger agreement;
•	changes in any applicable laws or applicable accounting regulations or principles or interpretations thereof after the date of the merger agreement, except where such effect has a materially disproportionate adverse impact on the Company and our subsidiaries, taken as a whole, relative to other companies in the principal industries in which the Company and our subsidiaries operate;
•	any outbreak or escalation of hostilities or war or any act of terrorism, except where such effect has a materially disproportionate adverse impact on the Company and our subsidiaries, taken as a whole, relative to other companies in the principal industries in which the Company and our subsidiaries operate; or
•	any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect).

Conduct of Business Prior to Closing

We have agreed in the merger agreement that, until the effective time of the merger, except as expressly required by the merger agreement or law, or as consented to by Parent (which consent will not be unreasonably withheld, conditioned or delayed), we will, and will cause our subsidiaries to:

•	conduct our and their respective businesses in the ordinary course of business consistent with past practice in all material respects; and
•	use reasonable best efforts to preserve intact our and their current business organization, maintain existing relations with clients and other persons with whom we and our subsidiaries have business relations and keep available the services of our and their present officers, employees and consultants who are integral to the operation of our and their businesses as presently conducted.

We have also agreed in the merger agreement that, until the effective time, subject to certain exceptions in the Company’s disclosure schedule, except with Parent’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed), we will not, and will not permit our subsidiaries to:

•	amend our or their certificate of formation, bylaws or other organizational documents;

•	except for transactions among us and our wholly owned subsidiaries, issue, deliver, sell, pledge, dispose, encumber or grant any shares of our or their capital stock or any options, warrants, convertible securities or other rights of any kind to acquire any shares of our or their capital stock (except for issuances required upon the exercise of stock options and the vesting of any restricted stock units on the date of the merger agreement in accordance with their terms);
•	reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, or propose or offer to redeem, purchase or otherwise acquire, any outstanding shares of our capital stock or any other equity interests of the Company or any of our subsidiaries (except as required pursuant to any Company benefit plan);
•	declare, authorize, make, set aside or pay any dividend or distribution, with respect to our or their capital stock, other than (i) cash dividends paid by any wholly owned subsidiary of the Company to the Company or any other wholly owned subsidiary of the Company, (ii) regular quarterly cash dividends on the Company capital stock not in excess of $0.05 per quarter, (iii) the cash distribution by our subsidiary EFC LLC contemplated in the merger agreement and (iv) cash distributions by any subsidiary of the Company other than EFC LLC to such subsidiary’s members other than the Company or another subsidiary thereof in the ordinary course of business consistent with past practice and that are required pursuant to the terms of the agreements governing such subsidiaries as in effect as of the date of the merger agreement;
•	increase the compensation or other benefits payable or to become payable to directors, and our executive officers, other than annual increases in compensation that are consistent with prior periods (except as required by law or pursuant to existing written agreements or in Company benefit plans);
•	grant or increase any severance or termination pay of or enter into or materially amend any severance or termination agreement with any or our or their directors or executive officers (except as required by law or pursuant to existing written agreements or in Company benefit plans);
•	establish, adopt, enter into or amend any Company benefit plan, collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any of our or their current or former directors, officers or employees or any of their beneficiaries (except as required by law or pursuant to existing written agreements or in Company benefit plans);
•	enter into or amend any employment agreement with any of our executive officers (except as required by law or pursuant to existing written agreements or in Company benefit plans);
•	hire any new key executive or terminate the employment of any current key executive officer;
•	grant, confer or award options, convertible security, restricted stock, restricted stock units or other rights to acquire any of our or their capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except for up to 37,500 restricted stock units in connection with new hires, promotions and annual performance reviews and awards consistent with prior periods);
•	acquire by merger, consolidation, acquisition of stock or assets or otherwise (except in respect of any merger, consolidation or business combinations among the Company and our wholly owned subsidiaries or among the Company’s wholly owned subsidiaries) any corporation, partnership, limited liability company or other business organization or any division thereof, or all or substantially all of the assets of any person in connection with acquisitions or investments, or enter into any agreement, arrangement or understanding with respect to any such acquisition, including any confidentiality, exclusivity, standstill or similar agreements;
•	incur any (i) indebtedness for borrowed money (ii) capitalized lease obligations other than in the ordinary course of business consistent with past practice, (iii) guarantees and other arrangements having the economic effect of a guarantee of any indebtedness of any other person or (iv) obligations or undertakings to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations of others, except for indebtedness for borrowed money in an aggregate principal amount not to exceed $250,000, which indebtedness shall be prepayable in full without premium or penalty;

•	(i) modify or amend in any material respect any of our material contracts, (ii) waive, release or assign any material rights or material claims under any of our material contracts or (iii) except in the ordinary course of business consistent with past practice enter into any material contract;
•	make any material change in accounting methods, except (i) as required by generally accepted accounting principles (ii) to permit the audit of the Company’s financial statements in compliance with generally accepted accounting principles, (iii) as required by a change in applicable law or (iv) as disclosed in the Company’s SEC reports filed prior to the date of the merger agreement;
•	except for transactions among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any lien or otherwise dispose of any material portion of its properties or assets, other than in the ordinary course of business consistent with past practice;
•	make, change or revoke any material tax election or adopt or change any material accounting method related to taxes;
•	file an amendment to any material tax return;
•	settle or compromise any material tax liability or refund;
•	enter into any ruling request, material closing agreement or similar agreement relating to taxes;
•	surrender any right to claim a material refund of taxes, settle any material claim or assessment relating to taxes or consent to any material claim or assessment relating to taxes or any waiver of the statute of limitations for any such claim or assessment;
•	settle, compromise, discharge or agree to settle any litigation, investigation, arbitration or proceeding other than those that do not involve the payment of monetary damages in excess of $250,000, in the aggregate, after taking into account any applicable reserves and insurance coverage, and do not involve any material injunctive or other material non-monetary relief or impose material restrictions on our and their business or operations;
•	make capital expenditures, except (i) capital expenditures made in accordance with the Company’s annual budget and capital expenditure plan, copies of which were provided to Parent prior to signing the merger agreement, or (ii) other capital expenditures in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $200,000;
•	sell, lease, mortgage, sell and leaseback or otherwise dispose of any of our or their leased real properties or interests therein except in the ordinary course of business;
•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of our subsidiaries, or alter through merger, liquidation, reorganization or restructuring the corporate structure of the Company or any of our subsidiaries; or
•	authorize, commit or agree to take any of the foregoing actions.

Go Shop; Solicitation

During the period beginning on April 16, 2012 and continuing until 11:59 p.m. Central time on May 26, 2012 (the “Go-Shop Period End Date”), the Company and its subsidiaries and representatives, had the right, under the direction of the Special Committee, to:

•	solicit, initiate, facilitate or encourage the submission of any Competing Proposal (as described below);
•	furnish nonpublic information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and its subsidiaries to any person (subject to the Company’s receipt of an acceptable confidentiality agreement);

•	enter into and maintain discussions or negotiations with any person with respect to any Competing Proposal; and
•	otherwise cooperate with or assist or participate in or facilitate any discussions or negotiations or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could be reasonably expected to result in, a Competing Proposal.

Under the merger agreement, the term “Competing Proposal” means any written bona fide proposal made by a third party relating to any direct or indirect acquisition or purchase of assets or operations that represent twenty five percent (25%) or more of the revenues or earnings of the Company and its subsidiaries, taken as a whole, or twenty five percent (25%) or more of the combined voting power of the shares of our common stock, any tender offer or exchange offer that if consummated would result in any person beneficially owning twenty five percent (25%) or more of the combined voting power of the shares of our common stock or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries in which the other party thereto or its shareholders will own twenty five percent (25%) or more of the combined voting power of the parent entity resulting from any such transaction, other than transactions contemplated by the merger agreement. Within two business days following the Go-Shop Period End Date, the Company must deliver to Parent a list of all persons from whom the Company received, prior to the Go-Shop Period End Date, a Competing Proposal that the Special Committee in good faith determines (after consultation with outside legal counsel and financial advisors) is bona fide and constitutes, or could be reasonably expected to result in, a Superior Proposal (as defined below). All such persons are so identified as “Go-Shop Parties.”

Under the merger agreement, the term “Superior Proposal” means a Competing Proposal that the Special Committee in good faith determines (after consultation with outside legal counsel and its financial advisors) would, if consummated, result in a transaction that is (a) more favorable to the Company’s shareholders (other than the Merger Agreement Rollover Investors) from a financial point of view than the transactions contemplated hereby, after taking into account all relevant factors as the Special Committee considers to be appropriate, but which shall include all the terms and conditions of such proposal and the merger agreement (including any changes to the terms of and conditions of the merger agreement proposed by Parent in writing in response to such proposal after Parent’s receipt of notice of the Superior Proposal) and (b) reasonably capable of being consummated on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal. Additionally, for purposes of the definition of “Superior Proposal,” the references to “twenty five percent (25%) or more” in the definition of Competing Proposal shall be deemed to be references to “more than fifty percent (50%).”

At the Go-Shop Period End Date, the Special Committee had not received any Competing Proposals.

No Solicitation

From and after the Go-Shop Period End Date, the Company and its subsidiaries and representatives are required to:

•	cease any existing solicitations, discussions or negotiations with any persons that may be ongoing with respect to any Competing Proposal or any proposal that could be reasonably expected to result in a Competing Proposal (and use reasonable best efforts to have all copies of all material non-public information it or its subsidiaries or their respective representatives have distributed or made available since the date of the merger agreement to persons in connection with their consideration of any Competing Proposal, destroyed or returned to the Company as soon as possible); and
•	not to, directly or indirectly through any person:

-	solicit, initiate, knowingly facilitate or knowingly encourage any Competing Proposal;
-	furnish to any person any material non-public information in connection with any Competing Proposal;
-	engage in discussions or negotiations with any person with respect to any Competing Proposal;
-	approve or recommend any Competing Proposal; or

-	enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement, or similar document or any agreement or commitment relating to any Competing Proposal or enter into any contract or agreement in principle that is intended or would reasonably be expected to result in a Competing Proposal (other than a confidentiality agreement as permitted by the merger agreement).

Notwithstanding the limitations described above, if at any time after the Go-Shop Period End Date, but prior to obtaining Shareholder Approval, the Company, any of its subsidiaries or representatives receives a Competing Proposal that did not result from a material breach of the merger agreement, including the obligations set forth above, and that the Special Committee in good faith determines (after consultation with outside legal counsel and its financial advisors) constitutes or could reasonably be expected to result in a Superior Proposal, then the Company may:

•	furnish non-public information and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and its subsidiaries to the third party making such Competing Proposal (subject to the Company’s receipt of a confidentiality agreement); and
•	enter into and maintain discussions or negotiations with such third party with respect to the Competing Proposal.

If the Special Committee makes such a determination, we are required as promptly as reasonably practicable (but in any event, within two business days) to provide written notice to Parent of such Competing Proposal, indicating in reasonable detail the terms and conditions of, such Competing Proposal, with copies of any proposed definitive agreements. We are required to keep Parent reasonably informed on a reasonably prompt basis of the status and details of any such Competing Proposal.

The Company has the right to:

•	waive the provisions of any confidentiality agreement to permit a Go-Shop Party to make a Competing Proposal on a non-public basis to the Company and the Board or the Special Committee;
•	continue to engage in the activities permitted before the Go-Shop Period End Date following such date with any Go-Shop Party until 11:59 p.m. Central time on June 15, 2012 (such date as may be extended as described below, the “Cut-Off Date”); and
•	engage in the activities described above in this “The Merger Agreement—No Solicitation” provision with respect to any person, including a person that was previously a Go-Shop Party, subject to the terms and conditions of the merger agreement.

Termination in Connection with a Superior Proposal

Although the Board has recommended that you approve the merger agreement and the merger, if prior to obtaining the Shareholder Approval the Company receives a Competing Proposal that did not result from a material breach of the non-solicitation provisions of the merger agreement that the Board (with the concurrence of a majority of the Special Committee) determines in good faith (after consultation with outside legal counsel and its or the Special Committee’s financial advisors) constitutes a Superior Proposal, the Board may: change its recommendation and/or terminate the merger agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Board may not take such actions unless:

•	the Company has provided prior written notice to Parent and Merger Sub, at least three business days in advance of such change of recommendation or such termination, of its intention to effect a change of recommendation in response to such Superior Proposal or terminate the merger agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice must specify the material terms and conditions of any such Superior Proposal (including the identity of the person making such Superior Proposal);
•	the Company and its representatives must, during such three business day notice period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement so that such Competing Proposal ceases to constitute a Superior Proposal; and

•	in the event of any material amendment to such Superior Proposal, the Company will be required to provide Parent with a new notice of a Superior Proposal, and a new notice period of two calendar days will begin.

If the Company had provided Parent with an initial notice of a Superior Proposal prior to the Cut-Off Date, the Cut-Off Date would have extended until the next calendar day after the final day of the applicable notice period ended.

Agreement to Use Reasonable Best Efforts

Subject to the terms and conditions set forth in the merger agreement, the Company, Parent and Merger Sub have agreed to use their reasonable best efforts to:

•	take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the merger and the other transactions contemplated by the merger agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents;
•	obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any governmental entity necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement and to conduct the business of the surviving corporation and its subsidiaries after the closing in the same manner as conducted by the Company and its subsidiaries as of the date the merger agreement was signed;
•	cooperate in all material respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry;
•	keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign governmental entity, regarding any of the transactions contemplated hereby; and
•	permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other governmental entity and, to the extent permitted by the FTC, the DOJ or such other applicable governmental entity, give the other party the opportunity to attend and participate in such meetings and conferences.

The Company has also agreed to use its reasonable best efforts to:

•	obtain consents of all third parties necessary, proper or advisable for the consummation of the transactions contemplated by the merger agreement; however, the Company shall not (i) be required to make any payments of money to any third parties or (ii) modify or amend any advisory agreements to provide for increased fees or other terms adverse to the Company;
•	provide any notices to third parties required to be provided prior to the effective time of the merger, including under any leases or insurance policies;
•	provide notice of and apply for approval of change of control to FINRA under NASD Rule 1017 which notice was provided on April 26, 2012 and to respond as promptly as practicable to any request for additional information and documentary material made by FINRA pursuant to such rule;
•	inform clients whose advisory agreements require consent about the merger and request written consent from such clients (which may be in the form of deemed consent if permitted by the merger agreement);
•	for any client that is registered as an Investment Company under the Investment Company Act, obtain the due consideration and approval by the board of trustees of a new advisory agreement, to be in effect as of, and subject to, the closing of the merger, on terms no less favorable than the terms of each existing advisory agreement as of the date the merger agreement was signed;

•	for any client that is an Investment Company but not a registered Investment Company obtain the consent and approval (as applicable) of any governing body and investors required by such constituent documents and applicable law of either (i) the continuation of each advisory agreement between each subsidiary of the Company and such Investment Company to the assignment or deemed assignment of such advisory agreement as a result of the merger (to the extent any such agreement may continue in effect following the merger with such consent) or (ii) a new advisory agreement between each subsidiary of the Company and such Investment Company (to the extent the existing advisory agreement will terminate as a result of the merger), in each case (x) to be in effect with each subsidiary of the Company as of, and subject to, the closing of the merger, and (y) on terms no less favorable to such subsidiary than the terms of such existing advisory agreement with such Investment Company; and
•	for clients where the relationship between a subsidiary of the Company and the ultimate underlying client is through a financial intermediary (e.g., a “wrap” sponsor or managed account program sponsor) (each, a “Program Sponsor”), the Company shall, or shall cause such subsidiary to, send a separate written notice to each Program Sponsor informing such Program Sponsor of the merger and (i) requesting written consent to the assignment or deemed assignment of such Program Sponsor’s master agreement (the “Master Agreement”) with each subsidiary of the Company resulting from the merger (where such Master Agreement may by its terms and under applicable law remain in effect following consummation of the merger with such consent of the Program Sponsor), or (ii) requesting such Program Sponsor to enter into a new Master Agreement with each subsidiary of the Company (where the existing Master Agreement will terminate as a result of the merger by its terms or under applicable law) to be in effect with each such subsidiary as of, and subject to, the closing of the merger on terms substantially identical (and identical with respect to fee rates) to the terms of each subsidiary’s existing Master Agreement with such Program Sponsor.

Each party also agreed to use their reasonable best efforts to take the following actions with respect to the HSR Act:

•	make an appropriate filing of a notification and report form pursuant to the HSR Act, which was filed with the FTC and the DOJ on April 25, 2012 and early termination was granted on May 4, 2012;
•	respond as promptly as practicable to any request for additional information and documentary material pursuant to the HSR Act; and
•	take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

None of Parent, Merger Sub or any of their affiliates will be required to, and the Company and its subsidiaries may not, without the prior written consent of Parent, become subject, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to:

•	sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the surviving corporation, Parent, Merger Sub or any of their respective subsidiaries or affiliates;
•	conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the surviving corporation, Parent, Merger Sub or any of their respective subsidiaries in any manner; or
•	impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the surviving corporation, Parent, Merger Sub or any of their respective subsidiaries or affiliates, if, in any such case, the effect of any such requirement, condition, limitation, understanding, agreement or order, individually or in the aggregate, would or could reasonably be expected to impair in any material respect the business operations of Parent, Merger Sub, the Company and its subsidiaries, taken as a whole, as combined in the manner currently intended by the parties; provided that if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order.

Financing

Parent has agreed to use its reasonable best efforts to, and to use its reasonable best efforts to cause its affiliates to take or cause to be taken, and do or cause to be done, all things necessary, proper or advisable to, arrange and consummate the financing on the terms and conditions described in the equity commitment letter from the Guarantors, the Rollover Contribution Agreements from the Merger Agreement Rollover Investors, the Receivables Commitment Letter and the debt commitments letters received by Parent in connection with the execution of the merger agreement (the “Financing Commitments”), including using reasonable best efforts to:

•	enter into definitive agreements with respect to the Financing Commitments on the terms and conditions contained in the Financing Commitments (subject to certain permitted amendments);
•	enforce its rights to cause the Lenders and the other persons providing the financing to fund the financing required to consummate the merger at or prior to the closing of the merger (but Parent shall not be required to commence any litigation or arbitration against any of the persons party to the debt commitment letters or the Receivable Commitment Letter in order to cause debt financing and/or the sale of the EADV Interests to be consummated); and
•	consummate the financing no later than the closing of the merger.

In the event that any portion of the financing becomes unavailable in the manner or from the sources contemplated in the Financing Commitments or the Financing Commitments shall be terminated, Parent has agreed to promptly notify the Company and use its reasonable best efforts to arrange to obtain any such portion from alternative sources in an amount sufficient to consummate the merger and the other transactions contemplated by the merger agreement on terms that are not materially less favorable from the standpoint of Parent and Merger Sub than the terms and conditions set forth in the Financing Commitments, as promptly as practicable following the occurrence of such event.

Employee Matters

For the one-year period following the effective time of the merger, Parent will cause the surviving corporation to provide to employees of the Company and our subsidiaries who remain employees of the surviving corporation and any of its subsidiaries after the effective time of the merger, employee benefits (other than equity based incentive compensation plans) that are substantially comparable in the aggregate to the employee benefits (other than equity based or other incentive compensation plans) being provided to the Company employees immediately prior to the effective time of the merger under the current Company benefit plans. During the one year period following the effective time of the merger, Parent will also cause the surviving corporation to provide to Company employees annual salaries that are not substantially less than the annual salaries provided to Company employees immediately prior to the Effective Time.

In general, Parent has agreed to recognize the service of employees with us and our subsidiaries prior to the merger as service with Parent and its subsidiaries in connection with any employee benefit plan maintained by Parent or its subsidiaries which is made available following the merger, for the purposes of determining eligibility, vesting, accrual and level of benefits, except that an employee will not be entitled to a duplication of benefits with respect to the same period of time. With respect to any new benefit plan which is a group health plan, Parent and its subsidiaries shall use reasonable best efforts to cause such plan to provide credit for any co-payments or deductibles and maximum out-of-pocket payments made by the Company employees under any comparable Company benefit plan during the year in which closing occurs and waive all pre-existing condition exclusions.

Indemnification and Insurance

Parent and Merger Sub have agreed that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time (including any matters arising in connection with the transactions contemplated by the merger agreement), now existing in favor of the current directors and officers of the Company or our subsidiaries as provided in our and their respective organization documents or in any written indemnification agreement will survive the merger and continue in full force and effect. The surviving corporation will, or Parent will cause the surviving corporation to, indemnify, defend and hold harmless, and advance expenses to any officer or director of the Company or served on behalf of the Company at the request or for the benefit of the Company as an officer, director or employee of any of the Company’s subsidiaries or affiliates or any of their predecessors in all of their capacities (each an “Indemnitee”) with respect to all acts or omissions by them in their capacities as such at any time prior to the effective time of the merger, solely to the extent required by our and our subsidiaries respective organization documents or in any written indemnification agreement in effect on the date of the merger agreement.

For a period of six years after the effective date of the merger, the surviving corporation will indemnify and hold harmless and provide advancement of expenses to, each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer or employee of the Company or any of its subsidiaries or affiliates; or the merger, the merger agreement and any transactions contemplated thereby.

Under the terms of the merger agreement, prior to the effective time of the merger and with Parent’s prior written consent, Company will use its reasonable best efforts to (and if the Company is unable to, Parent will cause the surviving corporation as of the effective time to) obtain directors’ and officers’ liability insurance “tail” policy for a period of at least six years after the effective time of the merger with respect to acts or omissions at or prior to the effective time of the merger with respect to those persons who are currently covered by the current policies of the directors’ and officers’ liability insurance maintained by the Company (the “Current D&O Policy”) with such coverage levels no less favorable to such indemnified persons than those of the Current D&O Policy, so long as the annual premium for such policies do not exceed 200% of the last annual premium paid by the Company for such existing policies.

Other Covenants

The merger agreement contains additional agreements between the Company and Parent relating to, among other things:

•	the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments or any requests for additional information from the SEC with respect to either statement);
•	the special meeting of our shareholders, and the recommendation of the Board;
•	Parent’s access to our properties, books and records, contracts, commitments, officers, and employees between the date of the merger agreement and the closing (subject to all applicable legal or contractual obligations and restrictions and confidentiality);
•	notification of certain matters;
•	coordination of press releases and other public announcements;
•	the Company’s cooperation with Parent in connection with the arrangement of financing;
•	take reasonable steps necessary to cause the disposition of our equity securities held by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 under the Exchange Act;
•	maintaining key man insurance policies; and
•	defense of shareholder litigation in connection with the merger.

Conditions to the Completion of the Merger

The obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following conditions on or prior to the effective time of the merger:

•	the Shareholder Approval being obtained;
•	the absence of any decree, ruling, injunction, or other order that prohibits, restrains or enjoins the consummation of the merger and the other transactions provided for in the merger agreement; no law shall have been adopted or enacted that makes consummation of the merger illegal or otherwise prohibited;

•	the expiration or termination of the applicable waiting period under the HSR Act; and
•	the expiration of the applicable waiting period under NASD Rule 1017(c)(1) without FINRA placing an interim restriction on any of our subsidiaries that is a FINRA member based on the standards in NASD Rule 1014. On May 22, 2012, the Company received a letter from FINRA stating that FINRA has placed interim restrictions on the Company based upon the standards in NASD Rule 1014 and pending completion of its review of the proposed change in ownership. The Company anticipates FINRA’s review to be completed before the closing date.

In addition to the conditions for all parties to the merger agreement, the obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction at or prior to the effective time, of the following conditions:

•	the representations and warranties made by the Company regarding:

-	the effectiveness of our certificate of formation, bylaws and other organizational documents must be true and correct at and as of the closing date as if made on the closing date;
-	our capitalization must be true and correct at and as of the closing date as if made on the closing date (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties must be true and correct as of such date) except for inaccuracies that would result in the payment of an additional $750,000 or less of merger consideration;
-	our corporate power and authority to execute and deliver the merger agreement must be true and correct at and as of the closing date as if made on the closing date;
-	all other matters shall be true and correct (except with respect to certain representations regarding the Receivables Commitment Letter and disregarding all qualifications and limitations as to materiality) as of the closing as though made on or as of the closing except, in each case:

■	representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct as of such date; or
■	where the failure of such representations to be true and correct would not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•	the Company’s performance, in all material respects, of its obligations and compliance, in all material respects, with the agreements and covenants required to be performed by the Company in the merger agreement at or prior to the effective time of the merger;
•	the absence of a Company Material Adverse Effect, or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;
•	the receipt by Parent and Merger Sub of a certification signed by a senior officer of the Company stating that certain of the conditions described above have been satisfied in all respects;
•	our delivery of customary documents from each debt payoff recipient, including a payoff letter, evidencing the repayment in full of all indebtedness owing to each such debt payoff recipient (and the termination of all agreements, commitments and instruments and the irrevocable release of all liens in connection therewith);
•	the aggregate dollar amount of assets in the accounts of the clients managed by EFS as of the closing date of the merger shall not have declined by more than 15% since February 29, 2012 (excluding market appreciation or depreciation from and after such date);
•	Mr. Edelman’s employment agreement is in full force and effect and on the closing date of the merger Mr. Edelman is alive and employed by the Company, and has not been incapacitated in such a manner as would, or would reasonably be expected to, prevent or materially impair Mr. Edelman’s ability to perform his material duties on behalf of the Company and our subsidiaries; and
•	the representations and warranties made by the Company related to the EADV Interests shall be true and correct at and as of the closing date as if made on the closing date except for inaccuracies that do not, individually or in the aggregate, cause the failure of certain conditions contained in the Receivables Commitment Letter.

In addition to the conditions for all parties to the merger agreement, the Company’s obligation to complete the merger is subject to the satisfaction of the following conditions at or prior to the effective time:

•	the representations and warranties made by Parent and Merger Sub regarding:

-	their due organization, good standing and qualification must be true and correct at and as of the closing date as if made on the closing date;
-	their corporate authority and authorization to enter into, and enforceability of, the merger agreement must be true and correct at and as of the closing date as if made on the closing date;
-	the representations and warranties made by Parent and Merger Sub in the merger agreement (disregarding all qualifications and limitations as to materiality) must be true and correct as of the date of the merger agreement and as of the closing date as though made on and as of the closing date, except:

■	those representations and warranties that address matters only as of a particular date or period of time and only need to be true as of such date or period; or
■	where the failure of such representations to be true a has not, and does not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated by the merger agreement;

•	Parent’s and Merger Sub’s performance, in all material respects, the obligations, and compliance, in all material respects, with the agreements and covenants, required to be performed by or complied with by it under the merger agreement at or prior to the effective time of the merger; and
•	the receipt by Company of a certification signed by a senior officer of Parent stating that certain of the conditions described above have been satisfied in all respects.

None of the parties to the merger agreement may rely on the failure of any of the above conditions to be satisfied, either as a basis for not consummating the merger or terminating the merger agreement and abandoning the merger, if such failure was caused by such party’s failure to reasonable best efforts required from such party to consummate the merger and the other transactions contemplated by the merger agreement.

Termination of the Merger Agreement

The Company and Parent may agree in writing to terminate the merger agreement without completing the merger at any time, even after our shareholders have approved the merger agreement. The merger agreement may also be terminated upon written notice in certain other circumstances, including:

•	by either the Company or Parent:

-	if the merger is not completed on or before October 13, 2012, except that the right to terminate will not be available to any party (a) that is in material breach of its obligations under the merger agreement or (b) whose failure to fulfill its obligations or to comply with its covenants under the merger agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party under the merger agreement;
-	if a law or final and non-appealable governmental order permanently enjoins or otherwise prohibits the transactions contemplated in the merger agreement, so long as the party seeking to terminate has used its reasonable best efforts to challenge the governmental order;
-	if the Shareholder Approval was not obtained at the special meeting or any adjournment or postponement of the special meeting;
-	if the other party breaches any of its representations or warranties or fails to perform any of its covenants contained in the merger agreement such that certain closing conditions to the merger agreement would not be satisfied, and which breach has not been or is incapable of being cured by the breaching party within thirty calendar days after the non-breaching party’s receipt of written notice thereof, except that the right to terminate will not be available to any party (a) that is also in material breach of its obligations under the merger agreement or (b) whose failure to fulfill its obligations or to comply with its covenants under the merger agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party under the merger agreement;

•	by Parent:

-	at any time prior to obtaining the Shareholder Approval, if the Board or the Special Committee has changed its recommendation in favor of the merger, approved a Competing Proposal or taken other action inconsistent with its recommendation of the merger; provided, however, that this right to terminate must be exercised by Parent within ten business days following the change of recommendation;

•	by the Company:

-	at any time prior to obtaining the Shareholder Approval, if the Board has determined to enter into a definitive agreement with respect to a Superior Proposal (described below under “The Merger Agreement—No Solicitation”); provided that, the Company shall not be entitled to this right to unless (i) the Company has complied certain requirements of the merger agreement and (ii) on the date of such termination, the Company pays to Parent the termination fee contemplated in the merger agreement; or
-	if the Shareholder Approval has been obtained and all other conditions to the obligations of the parties to effect the merger (other than as specified in the merger agreement) have been satisfied, we have notified Parent of the commencement of three business day period contemplated in the merger agreement and Parent and Merger Sub have failed to consummate the merger by the end of such three business day period and the Company confirmed in writing to Parent that all conditions to our obligations to effect the merger (other than as specified in the merger agreement) have been satisfied or will be waived.

Termination Fees and Expense Reimbursement

We will be obligated to pay to Parent a termination fee of $8 million in cash if:

•	the merger agreement is terminated by Parent because the Board has changed its recommendation in favor of the merger, approved a Competing Proposal (described above under “The Merger Agreement—Go Shop; Solicitation”) or taken other action inconsistent with its recommendation of the merger; or
•	prior to this meeting, a Competing Proposal has been publicly proposed or publicly disclosed, and not publicly withdrawn at the time of this meeting and:

-	the merger agreement is terminated by either the Company or Parent because the merger is not completed on or before October 13, 2012;
-	the merger agreement is terminated by either the Company or Parent because the Shareholder Approval was not obtained at the special meeting or any adjournment or postponement of the special meeting; or
-	the merger agreement is terminated by either Parent if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in the merger agreement;

provided, however, that no termination fee will be payable by the Company if Parent or the Company terminates the merger agreement unless and until within twelve months following the date of such termination, we enter into a definitive agreement relating to a Competing Proposal or consummates the transactions contemplated by a Competing Proposal (whether or not such Competing Proposal was received, originally announced or made known subsequent to the execution of the merger agreement), in which case the Company shall pay to Parent the termination fee to Parent or its designee (as liquidated damages and not as a penalty) in immediately available funds at the closing (and as a condition of closing) of the transactions contemplated by the Competing Proposal; provided, however, that each reference to “twenty five percent (25%)” in the definition of Competing Proposal shall be deemed to be a reference to “more than fifty percent (50%)”).

We would have been obligated to pay to Parent a lesser termination fee of $4 million in cash if the merger agreement was terminated by the Company if pursuant to a determination by the Board to enter into a definitive agreement with a Go-Shop Party with respect to a Superior Proposal prior to 11:59 p.m. Central time on the Cut-Off Date (described above under “The Merger Agreement—No Solicitation”).

If the merger agreement is terminated by us or Parent, under certain circumstances, we may also be obligated to pay to Parent the reasonable and documented out-of-pocket expenses incurred by Parent and Merger Sub in connection with the merger agreement and the transactions contemplated by the merger agreement in an amount not to exceed $2 million pursuant to the terms of the merger agreement (or, if the merger agreement was terminated by the Company pursuant to a determination by the Board to enter into definitive agreement with a Go-Shop Party with respect to a Superior Proposal prior to 11:59 p.m. Central time on the Cut-Off Date, an amount not to exceed $1 million).

Parent will be obligated to promptly (but in no event later than two business days after the date of such termination) pay us a termination fee of $16 million if:

•	the merger agreement is terminated by us because Parent failed to perform any of its representations, warranties or covenants contained in the merger agreement such that certain of our closing conditions to the merger agreement would not be satisfied, and which breach not been or is incapable of being cured by Parent within thirty calendar days after our receipt of written notice thereof, except that the right to terminate will not be available if we (a) are also in material breach of our obligations under the merger agreement or (b) fail to fulfill our obligations or to comply with our covenants under the merger agreement, which were the cause of, or resulted in, the failure to satisfy any condition or the obligations of Parent under the merger agreement; or
•	the merger agreement is terminated by us because the Shareholder Approval has been obtained and all other conditions to the obligations of parties to effect the merger (other than as specified in the merger agreement) have been satisfied, we have notified Parent of the commencement of the three business day period contemplated in the merger agreement, and Parent and Merger Sub have failed to consummate the merger by the end of such three business day period, and the Company confirmed in writing to Parent that all conditions to our obligations to effect the merger (other than as specified in the merger agreement) have been satisfied or will be waived.

Liability Cap and Limitation on Remedies

We have the right to receive payment of a termination fee from Parent and reimbursement for certain out-of-pocket costs and expenses, as described above in “The Merger Agreement—Termination Fees and Expense Reimbursement,” as a remedy against Parent, Merger Sub, the Guarantors and certain of their respective affiliates and representatives in the event the merger agreement is terminated in certain circumstances. In no event will we be entitled to monetary damages under the merger agreement other than the $16.0 million termination fee plus certain out-of-pocket costs and expenses, though nothing in the merger agreement will relieve any party of any liability or damages incurred or suffered as a result of fraud by such party.

Parent has the right to receive payment of a termination fee from the Company and reimbursement for certain out-of-pocket costs and expenses, as described above in “The Merger Agreement—Termination Fees and Expense Reimbursement,” are the sole and exclusive remedies of Parent and Merger Sub and their respective affiliates and representatives against the Company and its affiliates and representatives for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement (except in the case of fraud).

Both we and Parent are entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement and to enforce the terms of the merger agreement without bond or other similar collateral.

In addition, we may seek specific performance to cause (a) Parent and/or Merger Sub to draw down the full proceeds of the equity financing, (b) Parent to effect the transactions contemplated by the Rollover Contribution Agreements (pursuant to the terms and conditions thereof) and (c) Parent and/or Merger Sub to effect the closing of the merger agreement, if:

•	we have satisfied our closing conditions (other than those conditions that, by their nature, are to be satisfied at the closing of the merger and which are capable of being satisfied if the closing of the merger were to occur at such time) or the failure of which to be satisfied is attributable primarily to a breach by Parent or Merger Sub of their respective representations, warranties, covenants or agreements contained in the merger agreement);
•	the debt financing or any alternative debt financing has been funded or would be funded at the date the closing of the merger is required to have occurred pursuant to the terms of the merger agreement if the equity financing and the contributions from the Merger Agreement Rollover Investors had previously or simultaneously been funded on such date;
•	Parent and Merger Sub fail to complete the closing of the merger by the date the closing is required to have occurred pursuant to the terms of the merger agreement;
•	the Company has confirmed in writing to Parent that all closing conditions have been satisfied or that it would be willing to waive any unsatisfied closing conditions for purposes of consummating the merger; and
•	such specific performance would result in the consummation of the merger in accordance with the merger agreement substantially contemporaneously with the consummation of the debt financing, the equity financing and the contributions from the Merger Agreement Rollover Investors.

Amendment

At any time prior to the consummation of the merger, the merger agreement may be amended by written agreement of Parent, Merger Sub and the Company, except that after receipt of the Shareholder Approval of the merger agreement, no amendment may be made to the merger agreement that by law or by applicable NASDAQ rules would require further approval by our shareholders without such approval having been obtained.

Extension of Time and Waiver

At any time prior to the effective time of the merger, each of Parent, Merger Sub and the Company may:

•	extend the time for the performance of any of the covenants, obligations or other acts of the other parties to the merger agreement; or
•	waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations;

provided, however, that (a) no failure by the Company, Parent or Merger Sub in asserting any right under the merger agreement or otherwise will constitute a waiver of that right, and (b) the waiver of any right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances and each right will be deemed an ongoing right that may be asserted at any time and from time to time. Any agreement on the part of a party to the merger agreement to any such extension or waiver will be valid only if in writing and signed on behalf of such party.

DISSENTERS’ RIGHTS OF APPRAISAL

Holders, as of the record date, of the Company’s common stock who dissent and vote against the merger agreement and merger are entitled to certain dissenters’ rights under the TBOC in connection with the merger, as described below and in Annex C hereto. Such holders who perfect their dissenters’ rights and strictly follow certain procedures in the manner prescribed by Subchapter H of Chapter 10 of the Texas Business Organizations Code (“Subchapter H”), as in effect on the date the parties entered into the merger agreement, will be entitled to receive payment of the fair value of their shares in cash from the Company, as the surviving corporation in the merger.

ANY SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS’ RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW ANNEX C CAREFULLY AND SHOULD CONSULT HIS OR HER LEGAL ADVISOR, SINCE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

If a shareholder has a beneficial interest in shares of the Company’s common stock that are held of record in the name of another person, such as a broker or nominee, and such shareholder desires to perfect whatever dissenters’ rights such beneficial shareholder may have, such beneficial shareholder must act promptly to cause the holder of record timely and properly to follow the steps summarized below.

FAILURE TO VOTE AGAINST THE MERGER AGREEMENT AND MERGER BY A SHAREHOLDER WILL RESULT IN A WAIVER OF SUCH SHAREHOLDER’S DISSENTERS’ RIGHTS.

When the merger becomes effective, shareholders who strictly comply with the procedures prescribed in Subchapter H will be entitled to an appraisal of the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, and to receive payment of the fair value of their shares in cash from the Company, as the surviving corporation in the merger. The following is a brief summary of the statutory procedures that must be followed by a shareholder of the Company in order to perfect dissenters’ rights under the TBOC. This summary is not intended to be complete and is qualified in its entirety by reference to Subchapter H, the text of which is included as Annex C to this proxy statement. We advise any shareholder considering demanding appraisal to consult legal counsel.

To preserve your rights if you wish to exercise your statutory dissenters’ rights, you must satisfy each of the conditions listed below and more fully described in Subchapter H:

•	You must deliver to the Company a written notice dissenting to the merger. Voting against the approval of the merger agreement and the merger by itself does not constitute a demand for the payment of the fair value of your shares within the meaning of Subchapter H. Your written notice must be addressed to The Edelman Financial Group Inc., Attention: Corporate Secretary, 600 Travis, Suite 5800, Houston, Texas 77002, and must be delivered before the merger is considered for approval. Your written notice must provide to the Company an address to which a notice relating to the dissent and appraisal procedures under Subchapter H may be sent.
•	You must vote against the approval of the merger agreement and the merger. An abstention from or vote in favor of the approval of the merger agreement and merger, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your dissenters’ rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the approval of the merger agreement and the merger. Therefore, a shareholder who wishes to exercise dissenters’ rights must vote against the merger agreement and the merger.
•	You must follow the statutory procedures for perfecting dissenters’ rights under the TBOC. If the merger is consummated, within 10 days following the effective time of the merger, we will send written notice that the merger has become effective to all shareholders who voted against the merger and who have given written notice under the dissenters’ rights provisions. You may then, within twenty (20) days after the date of the Company’s mailing of the notice, make a written demand on the Company for the payment of the fair value of your shares. Your demand must state the number and class of shares of the Company’s common stock that you own and your estimate of the fair value of your common stock. If you fail to make such a demand within the twenty (20)-day period, you will lose your rights of dissent and appraisal and will be bound by the terms of the merger agreement and merger. Within 20 days after making demand for payment, the shareholder must deliver to the Company any certificates representing the shares to which the demand relates. Failure to submit the certificates within the 20 day period has the effect of terminating, at the option of the Company, the shareholder’s rights to dissent and appraisal.

If you fail to satisfy any of these conditions, you will not be entitled to exercise your dissenters’ rights.

You may withdraw your demand for the payment of the fair value of your shares at any time before payment for the shares has been made or a petition requesting a finding and determination of the fair value of your shares has been filed. Unless the Company consents to the withdrawal of the demand, you may not withdraw your demand for payment after payment for the shares has been made or a petition requesting a finding and determination of the fair value of your shares has been filed.

Within 20 days after the Company receives your demand for payment, the Company must respond to you in writing by accepting the amount claimed in the demand as the fair value of the shares specified in the notice, or by rejecting the demand.

If the Company accepts the amount claimed in your demand, the Company must pay the amount within 90 days after the effective time of the merger if you deliver to the Company endorsed certificates representing your shares. If the Company rejects the amount claimed in the demand, we must provide to you in our response an estimate by the Company of the fair value of your shares with an offer to pay the amount of that estimate. The Company’s offer must remain open for at least 60 days from the date the offer is first delivered to you. If you accept the offer or if you and the Company reach an agreement as to the fair value of the shares, and if you deliver to the Company endorsed certificates representing your shares, the Company must pay the agreed amount within 60 days after the date the offer is accepted or the agreement is reached.

If you and the Company are unable to reach an agreement as to the fair value of your shares within 60 days of the offer of payment for your shares, you or the Company may file a petition requesting a finding and determination of the fair value of your shares in a court in Harris County, Texas. The petition must be filed within 60 days after the expiration of the 60 day period following the Company’s offer. Upon your filing of a petition, service of a copy of the petition must be made to the Company. The Company has no obligation to file such a petition in the event there are dissenting shareholders. Accordingly, your failure to file such a petition within the period specified could nullify your previously written demand for payment. There is no present intent on the part of the Company to file a petition, and you should not assume that the Company will file such a petition or that the Company will initiate any agreement as to the value of your shares. Therefore, if you desire to have the fair value of your shares determined, you should initiate any petitions necessary for the perfection of your dissenters’ rights within the time periods and in the manner prescribed in Subchapter H.

Within ten days after the Company receives a copy of a petition requesting a finding and determination of the fair value of the shares, the Company must file with the clerk of the court in Harris County, Texas a list containing the names and addresses of each shareholder of the Company who has duly demanded payment for shares and with whom agreement as to the value of the shares has not been reached with the Company. The clerk of the court will provide notice of the hearing by registered mail to the Company and to each shareholder on the list. The court will determine which shareholders have perfected their rights and become entitled to receive payment for the fair value of their shares, and will appoint an appraiser to determine the fair value of the shares, which determination is subject to final approval by a court. All court costs will be allocated between the parties in the manner that the court deems fair and equitable.

Subchapter H provides that the fair value of the shares subject to dissenters’ rights is the value of the shares on the date preceding the merger. Any increase or decrease in the value of the shares occurring in anticipation of the merger or as a result of the merger is not included in the computation of the fair value of the shares. You should be aware that the fair value of your shares as determined under Subchapter H could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement. You should also be aware that investment banking opinions as to the fairness, from a financial point of view, of the consideration to be received in a sale transaction, such as the proposed merger, are not opinions as to fair value under Subchapter H.

Any shareholder who has demanded payment for the shareholder’s shares is not entitled to vote or exercise any other rights of a shareholder with respect to the shares except the right to receive payment for the shares under Subchapter H and bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent. Shares for which payment has been demanded will not be considered outstanding for purposes of any subsequent vote or action.

Any shareholder who fails to strictly comply with the requirements of Subchapter H, attached as Annex C to this proxy statement, will forfeit his, her or its rights to dissent from the merger and to exercise dissenters’ rights and will receive merger consideration on the same basis as all other shareholders.

THE PROCESS OF REQUESTING APPRAISAL REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. THOSE INDIVIDUALS OR ENTITIES WISHING TO DISSENT AND TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SUBCHAPTER H. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SUBCHAPTER H, SUBCHAPTER H SHALL CONTROL.

IMPORTANT INFORMATION REGARDING THE COMPANY

Directors and Executive Officers of the Company

Set forth below for each of the directors and executive officers of The Edelman Financial Group Inc. is his or her respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and his or her five-year employment history. Except as otherwise noted, each person identified below is a citizen of the United States of America and can be reached c/o The Edelman Financial Group, 600 Travis, Suite 5800, Houston, Texas 77002 or by telephone at (888) 752-6742.

During the last five years, none of The Edelman Financial Group, our directors or our executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Edelman Financial Group has a board of directors with nine members. The terms of the current directors will terminate upon the effectiveness of the merger.

Directors

George L. Ball. Mr. Ball, age 72, was appointed to our Board of Directors on February 1, 2000, as part of our merger with Sanders Morris Mundy Inc. (the “Sanders Transaction”) and has served as our Chairman since May 2002. Mr. Ball served as our Chief Executive Officer from May 27, 2009 until May 24, 2012. At the time of the Sanders Transaction, he served as Chairman of the Board and a director of Sanders Morris Mundy Inc. Mr. Ball also serves as Chief Executive Officer and a director of SMH, as a director of SMH Capital Advisors, Inc. (“SMCA”), EFC LLC, Global Financial Services, LLC, and Select Sports Group Holdings, LLC (“SSG”). He served as a director of Sanders Morris Mundy Inc. from May 1992 to February 2000 and was its non-executive Chairman of the Board from May 1992 to July 1997. From September 1992 to January 1994, Mr. Ball was a Senior Executive Vice President of Smith Barney Shearson Inc. From September 1991 to September 1992, he was a consultant to J. & W. Seligman & Co. Incorporated. Mr. Ball served as President and Chief Executive Officer of Prudential-Bache Securities, Inc. from 1982 until 1991 and Chairman of the Board from 1986 to 1991. He also served as a member of the Executive Office of Prudential Insurance Company of America from 1982 to 1991. Before joining Prudential, Mr. Ball served as President of E.F. Hutton Group, Inc. Mr. Ball is a former governor of the American Stock Exchange and the Chicago Board Options Exchange, and served on the Executive Committee of the Securities Industries Association. Mr. Ball serves as a director of RediClinic, LLC, a leading provider of high-quality convenience care centers located in retail stores.

Richard E. Bean. Mr. Bean, age 67, has been a certified public accountant since 1968 and since 1976 has been the Executive Vice President and a director of Pearce Industries Inc., a privately held company that designs and packages engine-driven equipment which includes power generation, pumps, blowers, control panels, and switchgear. Mr. Bean also served as Chief Financial Officer of Pearce Industries Inc. from 1976 to 2004. In addition, Mr. Bean has served as a director and audit committee member of FirstCity Financial Corporation, a public financial services company, since July 1995 and was elected Chairman of the Board in December 2005. Mr. Bean served as a member of the Portfolio Administration Committee of FirstCity Liquidating Trust from July 1995 until February 2004 when the trust was terminated and distributed its assets. He also serves as a director and as chairman of the compensation committee of WCA Waste Corporation, a public waste collection and disposal company. Mr. Bean is also a shareholder and director of several closely held corporations. Mr. Bean is involved in numerous civic organizations such as the Houston Livestock Show and Rodeo where he serves as Director and member of the audit committee.

Diana F. Cantor. Mrs. Cantor, age 53, is a Partner with Alternative Investment Management, LLC, an independent, privately held investment management firm, and she is the Chairman of the Virginia Retirement System, where she additionally is a member of the Audit and Compliance Committee and is responsible for the agency’s annual audit and budget. From 2008 to 2009, she was a Managing Director of New York Private

Bank & Trust, the wealth management division of Emigrant Bank, where she managed wealth management professionals providing a full range of financial, trust, estate, tax planning, and investment management services. From 1996 to 2007, she served as the Founder and Executive Director of the Virginia College Savings Plan, an independent agency of the Commonwealth of Virginia. She was Vice President of Richmond Resources, Ltd., a real estate development, construction and management company from 1990 to 1996, and she held several positions, including Vice President, at Goldman, Sachs & Co. between 1985 and 1990. She previously was an associate at Kaye, Scholer, Fierman, Hays & Handler, a New York law firm, from 1983 to 1985. Ms. Cantor is also a member of the Board of Directors of Domino’s Pizza Inc., where she serves as the Chairperson of the Audit Committee and as a member Nominating and Governance Committees and of Media General, Inc., where she serves as a Chairperson of the Audit Committee.

Charles W. Duncan, III. Mr. Duncan, age 51, has spent his entire career in investment banking or private equity investing and has served as President of Duncan Equities, Inc. since 1990 and Duncan Partnerships, Inc. since 1998. Duncan Equities, Inc. is active in structuring financings for, directly investing in, and providing strategic advice to, small to medium sized private companies, primarily located in Texas. Duncan Partnerships, Inc. oversees a portfolio of public, private, and real estate investments. Mr. Duncan serves on the boards of directors, and is involved in the operations, of several private companies. In addition, he serves on the boards of directors of several non-profit institutions and foundations including the board of directors of Communities in Schools, Houston, and The Methodist Hospital Research Institute.

Fredric M. Edelman. Mr. Edelman, age 52, was appointed to our Board of Directors and elected President in February 2009 and was elected Chief Executive Officer on May 24, 2012. For the past year, Mr. Edelman served as the Company’s Co-Chief Executive Officer with Mr. Ball. Mr. Edelman has served as Chairman and Chief Executive Officer of EFC LLC since May 2005, when the Company acquired a 51% ownership interest. From December 1987 to May 2005, he owned and managed Edelman Nebel Financial Services, renamed Edelman Financial Services, Inc. in 1991 (a predecessor to EFS). Barron’s has twice named Mr. Edelman the #1 independent financial advisor in the nation (2009 and 2010) and nine times (2004 to 2012) among America’s 100 top independent financial advisors. In 2004, he was inducted into the Financial Advisor Hall of Fame by Research Magazine. In 2012, RIABiz.com named Mr. Edelman the most influential financial advisor in America. He has written seven books on personal finance: The Truth About Money, which was named Book of the Year by Small Press magazine, The New Rules of Money, Ordinary People, Extraordinary Wealth, What You Need to Do Now, Discover the Wealth Within You, The Lies About Money, recipient of the Excellence in Financial Literacy Award, and Rescue Your Money. The Ric Edelman Show has been on the air for more than 20 years, and is heard in dozens of markets throughout the country, with more than 1 million listeners every week. In 2012, the show was named #2 most important weekend-only talk show in America by TALKERS magazine. In 2003, Mr. Edelman won the A.I.R. Award for Best Talk Show Host in Washington, DC. The Truth About Money with Ric Edelman can be seen on more than 200 public television stations across the country and has won 8 Telly Awards. He served five years on the board of the United Way of the National Capital Area, including as Chairman in 2006 and 2007. He is a National Trustee of the Boys & Girls Clubs of America, a member of the Foundation Board of the Boys & Girls Clubs of Greater Washington, and a member of the BGCGW Leadership Council. He is also a full partner of the American Savings Education Council and the Jump$tart Coalition for Personal Financial Literacy, a board member of the Wolf Trap Foundation for the Performing Arts, and formerly served on the boards of Junior Achievement of the National Capital Area and the Washington National Opera. Mr. Edelman holds six professional designations.

Scott B. McClelland. Mr. McClelland, age 54, is President of H.E. Butt (“H-E-B”) Grocery Company’s Houston and Central Market Division. H-E-B is the 8th largest grocery chain in the United States with over 76,000 employees and 340 stores in Texas and Northern Mexico. Mr. McClelland joined H-E-B in 1990 as Vice President of Operations for the Austin Region. After transferring to H-E-B corporate headquarters in San Antonio in 1991, Mr. McClelland has held several leadership positions for the Company including Vice President of General Merchandise Marketing and Group Vice President, DrugStore. In 1995 he was promoted to Senior Vice President of Marketing followed by a promotion to Chief Merchandising Officer in 2000. His responsibilities were expanded to include Central Market in late 2001. Prior to joining H-E-B, he worked for Pepsico’s Frito Lay Division for 10 years. Mr. McClelland serves on the Boards of Directors for the Greater Houston Partnership, Memorial Hermann Hospital System, and the Houston Food Bank.

Ben T. Morris. Mr. Morris, age 65, was appointed to our Board of Directors on February 1, 2000, as part of the Sanders Transaction and served as our Chief Executive Officer from May 2002 to May 27, 2009. He co-founded Sanders Morris Mundy Inc. in 1987 and served as its President and Chief Executive Officer and as a director at the time of the Sanders Transaction. From February 1, 2000 to May 27, 2009, Mr. Morris also served as President, Chief Executive Officer, and a director of SMH. Mr. Morris served as the Chief Operating Officer of Tatham Corporation from 1980 to 1984. From 1973 to 1980, he served in a number of executive positions with Mid-American Oil and Gas, Inc. and predecessor companies, and was its President from 1979 to 1980. Mr. Morris is a certified public accountant.

Albert W. Niemi, Jr., Ph.D. Dr. Niemi, age 68, is the Dean of the Edwin L. Cox School of Business at Southern Methodist University, where he also holds the Tolleson Chair in Business Leadership. Before joining SMU, Dr. Niemi served as Dean of the Terry College of Business at the University of Georgia from 1982 to 1996. Dr. Niemi graduated cum laude from Stonehill College with an A.B. in economics and earned an M.A. and Ph.D. in economics from the University of Connecticut. Dr. Niemi has served as a member of the Business Accreditation Committee of the American Assembly of Collegiate Schools and has chaired or served as a member on the accreditation review teams to more than 20 universities. Dr. Niemi recently completed terms on the Boards of Governors of the American Association of University Administrators and Beta Gamma Sigma. He also serves on the board of directors of the Southwest Graduate School of Business and on the advisory board of Bank of Texas, N.A.

Don A. Sanders. Mr. Sanders, age 74, was appointed to our Board of Directors on February 1, 2000, as part of the Sanders Transaction. At the time of the Sanders Transaction, he served as Chairman of the Executive Committee and as a director of Sanders Morris Mundy Inc., which he co-founded in 1987. Mr. Sanders also serves as the investment manager of the Sanders Opportunity Funds, private investment funds sponsored by SMH. He also serves on the management committee and is an owner of the Round Rock Baseball Company, L.P. and serves on the boards of several Houston-based community organizations. Since the Sanders Transaction, he has served as our Vice Chairman and as one of our directors and as a director of SMH. From 1987 to 1996, Mr. Sanders was President of Sanders Morris Mundy Inc. Before joining Sanders Morris Mundy Inc., he was employed by E.F. Hutton & Co., Inc. where he served from 1959 in various capacities, including as an Executive Vice President from 1982 to 1987 and as a member of its board of directors from 1983 to 1987.

Non-Director Executive Officers

Edward P. Moore. Mr. Moore was elected Executive Vice President—Wealth Management in April 2011. Mr. Moore joined Edelman Financial Services, Inc. in 1990 (a predecessor to EFS) and prior to his election was President of EFS and a manager of EFC LLC. Mr. Moore holds the professional designation of a CFP® or Certified Financial Planner™.

Rick Berry. Mr. Berry has served as our Chief Financial Officer since February 2001 and as our Principal Financial Officer since June 2000. He also serves as Chief Financial Officer of SMH and SMCA. From March 1999 to April 2000, Mr. Berry served as Executive Vice President, Chief Financial Officer, Corporate Secretary and a director of Petrocon Engineering, Inc. From April 1998 to March 1999, Mr. Berry was Executive Vice President and Chief Financial Officer of OEI International, Inc. Mr. Berry was Secretary of TEI, Inc. from January 1997 to April 1998, and the Executive Vice President, Chief Financial Officer, and Treasurer of TEI from December 1991 to April 1998. Mr. Berry is a certified public accountant.

Bruce R. McMaken. Mr. McMaken was elected Executive Vice President-Corporate in March 2008. Mr. McMaken joined SMH in 1992 and prior to his election was a Senior Vice President. He serves as a manager for the SMH Private Equity Group Funds I and II and for The M.D. Anderson Proton Therapy Center, a for-profit venture between The University of Texas M.D. Anderson Cancer Center, the Company, and a third partner that developed and operates a cancer treatment facility in Houston.

John T. Unger. Mr. Unger has served as our Senior Vice President and General Counsel since July 2005. Mr. Unger was a partner in the law firm of Thompson & Knight LLP from May 2000 until June 2005 and currently serves as Of Counsel to such firm. Previously, he was a shareholder in the law firm of Snell & Smith, P.C. from its founding in 1993 to May 2000, and was a partner in the law firm of Butler & Binion LLP from 1988 to 1993. He has more than 30 years’ experience in the areas of corporate and securities law.

Joseph Bottazzi, II. Mr. Bottazzi was elected Chief Communications Officer in January 2012. Mr. Bottazzi joined EFS in August 2011 and prior to his election he was Executive Vice President, Business Development of EFS. Prior to joining EFS, Mr. Bottazzi was a senior executive with Hewlett-Packard Company, most recently as Senior Vice President and General Manager of HP’s Americas Technology Services. Previously, Mr. Bottazzi served as vice president of the HP Services U.S. Pursuit Organization. He also served as director and general manager for HP Services in the northeast United States and held a range of other sales and marketing management positions within Hewlett-Packard. Mr. Bottazzi received a Bachelor of Science degree in marketing from Rowan University in 1980 and a Master of Business Administration-Finance from Fordham University in 1990. Mr. Bottazzi is the Secretary of the Rowan University Foundation Board and has been a member since 2009.

Selected Historical Financial Data

The following table sets forth selected historical financial and operating data of the Company for the periods indicated. The selected financial data set forth below as of December 31, 2011 and 2010 and for the fiscal years ended December 31, 2011, 2010 and 2009 has been derived from the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which information is incorporated by reference in this proxy statement. The selected financial data set forth below as of December 31, 2009, 2008 and 2007, and for the fiscal years ended December 31, 2008 and 2007, have been derived from the Company’s audited consolidated financial statements which information is not incorporated by reference in this proxy statement. The selected financial data for the three months ended March 31, 2012 and 2011 has been derived from the unaudited interim consolidated financial statements contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 which is incorporated herein by reference. In the opinion of management, the unaudited interim information reflects all adjustments necessary for the fair presentation of the results of operations and financial condition of the Company for the three month periods ended March 31, 2012 and 2011. Results of the interim periods should not be considered indicative of results for any other periods or for the fiscal year. The data set forth below should be read in conjunction with our consolidated financial statements for the fiscal years ended December 31, 2011, and December 31, 2010 and the fiscal quarters ended March 31, 2012 and March 31, 2011, and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” related thereto.

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(in thousands except per share amounts)
Statements of Operations:
Total revenue	$42,454	$41,593	$169,005	$130,224	$108,261	$99,540	$160,374
Income (loss) from continuing operations	$916	$3,459	$17,662	$17,236	$159	$(9,697)	$(4,017)
Income (loss) from discontinued operations, net of income taxes	(134)	(810)	(2,233)	(1,701)	(529)	(8,700)	3,647
Net income (loss)	2,303	5,900	15,429	15,535	(370)	(18,397)	(370)
Less: Net income attributable to the noncontrolling interest	(2,302)	(3,063)	(9,933)	(5,839)	(5,112)	(6,896)	(5,112)
Net income (loss) attributable to The Edelman Financial Group Inc.	$1	$2,837	$5,496	$9,696	$(5,482)	$(25,293)	$(5,482)
Diluted earnings (loss) per common share:
Continuing operations	$0.01	$0.12	$0.27	$0.39	$(0.16)	$(0.70)	$(0.19)
Discontinued operations	(0.01)	(0.02)	(0.09)	(0.06)	(0.03)	(0.24)	0.03
Net earnings (loss)	$0.00	$(0.10)	$0.18	$0.33	$(0.19)	$(0.94)	$(0.22)
Weighted average common shares outstanding—diluted	30,035	29,998	29,912	29,370	28,402	26,972	25,086

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(in thousands except per share amounts)
Amounts attributable to The Edelman Financial Group Inc. common shareholders:
Income from continuing operations, net of income taxes	$258	$3,489	$8,148	$11,574	$(4,717)	$(18,951)	$(4,801)
Discontinued operations, net of income taxes	$(257)	$(652)	(2,652)	(1,878)	(765)	(6,342)	(681)
Net income (loss)	$1	$2,837	$5,496	$9,696	$(5,482)	$(25,293)	$(5,482)
Balance Sheet Data:
Cash and cash equivalents	$36,653	$31,073	$48,605	$44,521	$40,455	$28,971	$46,503
Financial instruments owned, at fair value	31,158	43,686	30,907	40,504	32,663	38,094	85,567
Total assets	329,983	360,111	343,107	365,892	320,038	297,470	291,548
Total liabilities	79,682	97,893	87,093	102,477	80,354	67,054	49,208
The Edelman Financial Group Inc. shareholders’ equity	217,497	228,312	223,760	225,678	223,251	221,611	222,235
Noncontrolling interest	32,804	33,906	32,254	37,737	16,433	8,805	20,105
Total equity	250,301	262,218	256,014	263,415	239,684	230,416	242,340
Cash dividends declared per common share	$0.05	$0.05	$0.200	$0.185	$0.180	$0.180	$0.180

Refer to “Note 2—Acquisitions and Dispositions” and “Note 1—Principles of Consolidation” of our Consolidated Financial Statements set forth in our Form 10-K for the year ended December 31, 2011 for additional information on significant transactions that impact the Consolidated Balance Sheets for 2011 and 2010 for the following significant transactions:

•	Madison Williams equity and note receivable write-offs
•	Global acquisition
•	Concept disposition
•	Adoption of ASC Topic 810, Consolidation

No separate financial information is provided for Parent because Parent is a newly formed entity formed in connection with the merger and has no independent operations. No pro forma data giving effect to the merger has been provided. The Company does not believe that such information is material to our shareholders in evaluating the proposed merger and merger agreement because (a) the proposed merger consideration is all-cash, and (b) if the merger is completed, the Company’s common stock will cease to be publicly traded.

Ratio of Earnings to Fixed Charges

The following table presents the Company’s ratio of earnings to fixed charges for the fiscal periods indicated. Ratio of earnings to fixed charges means the ratio of income before fixed charges and income taxes to fixed charges, where fixed charges include interest expense and an estimate of interest expense on rental expenses.

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010
Income from continuing operations before equity in income of limited partnerships, income taxes, and noncontrolling interest	$2,234	$5,686	$18,676	$12,296
Add fixed charges:
Interest expense	451	601	1,982	1,744
Estimate of interest within rental expense	724	284	2,309	2,087
Income from continuing operations before equity in income of limited partnerships, income taxes, noncontrolling interest, and fixed charges	$3,409	$6,571	$22,967	$16,127
Fixed charges:
Interest expense	$451	$601	$1,982	$1,744
Estimate of interest within rental expense	724	284	2,309	2,087
Total fixed charges	$1,175	$885	$4,291	$3,831
Ratio of earnings to fixed charges	2.90	7.43	5.35	4.21

No separate financial information is provided for Parent because Parent is a newly formed entity formed in connection with the merger and has no independent operations. No pro forma data giving effect to the merger has been provided. The Company does not believe that such information is material to our shareholders in evaluating the proposed merger and merger agreement because (a) the proposed merger consideration is all-cash, and (b) if the merger is completed, the Company’s common stock will cease to be publicly traded.

Net Earnings and Book Value Per Share

The following table presents the Company’s net earnings per share and book value per share for the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010
Basic earnings (loss) per common share:
Continuing operations	$0.01	$0.12	$0.28	$0.40
Discontinued operations	(0.01)	(0.02)	(0.09)	(0.07)
Net earnings (loss)	$—	$0.10	$0.19	$0.33
Diluted earnings (loss) per common share:
Continuing operations	$0.01	$0.12	$0.27	$0.39
Discontinued operations	(0.01)	(0.02)	(0.09)	(0.06)
Net earnings (loss)	$—	$0.10	$0.18	$0.33
Book value per common share:
Basic	$8.56	$8.99	$8.76	$9.02
Diluted	$8.33	$8.76	$8.56	$8.97

Transactions in Common Stock

Purchases by The Edelman Financial Group, Parent, Merger Sub, the Lee Equity Filing Persons and the Rollover Investors

The Company announced a share repurchase program in November 2007, to purchase up to one million shares of the Company’s shares of common stock. In May 2010, the Board approved the repurchase of up to an additional one million shares of common stock, subject to maximum expenditure of $2.5 million under our credit agreement. In April 2011, we received a waiver from the bank to repurchase up to $2.5 million of shares.

			Range of prices
	Shares Purchased	Average Price	Low	High
2010:
First Quarter	367,798	$5.14	$4.95	$5.87
Second Quarter	311,388	$5.58	$5.18	$6.00
Third Quarter	403,938	$5.34	$5.17	$6.19
Fourth Quarter	124,019	$6.18	$5.61	$7.07

2011:
First Quarter	70,752	$7.13	$6.80	$7.20
Second Quarter	335,869	$7.78	$7.08	$8.67
Third Quarter	0	—	—	—
Fourth Quarter	0	—	—	—

2012:
First Quarter	8,153	$6.57	$6.22	$6.93

In addition, Mr. Edelman purchased 100,000 shares of common stock on March 17, 2011, for $6.92 per share and Mr. Ball purchased 25,000 shares of common stock on March 22, 2011, for $7.02 per share. Other than the transactions described in this proxy statement, none of the Rollover Investors, Parent, Merger Sub, or the Lee Equity Filing Persons have made any purchases of the Company’s common stock during the past two years.

Prior Public Offerings

There have been no underwritten public offerings of the Company’s common stock during the past three years.

Transactions During the Past Sixty Days

Except for the execution of the Voting Agreements by the parties thereto and repurchases related to common stock received by the Company from employees for the payment of withholding taxes due on shares issued under stock-based compensation plans, there have been no transactions in shares of the Company’s common stock during the past 60 days by the Company, any of the Company’s officers or directors, Parent, Merger Sub, any of the officers or directors of Parent or Merger Sub, the Rollover Investors, any of the officers, directors or trustees of the Rollover Investors, or any pension, profit-sharing or similar plan, associate or majority-owned subsidiary of the foregoing. Except for the execution of the Voting Agreements by the parties thereto, there have been no transactions in shares of the Company’s common stock during the past 60 days by the Lee Equity Filing Persons, its affiliates, or their respective directors (or managing members) and executive officers.

Security Ownership of Certain Beneficial Owners and Management

The following table shows the number of shares of our common stock beneficially owned by each director, executive officer, Rollover Investor and five percent shareholder known to us, and by all directors and executive officers as a group. The table shows ownership at June 18, 2012.

Directors and executive officers as a group beneficially own approximately 28.1% of our outstanding common stock. For purposes of reporting total beneficial ownership, shares of common stock which may be acquired through stock option exercises that have vested or will vest within 60 days following June 18, 2012, are included.

The information in this section is based on information required to be reported and filed with the SEC under Sections 13 and 16 of the Exchange Act. The number of shares beneficially owned by each entity, person, director, or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose.

Name	Number of Common Shares Beneficially Owned		Percent of Class
Fredric M. Edelman(1)	3,410,337	(2)	11.7%
Don A. Sanders(3)	2,221,421	(4)	7.6
Royce & Associates, LLC(5)	2,035,676	(5)	7.0
T. Rowe Price Associates, Inc.(6)	1,562,700	(6)	5.4
Dimensional Fund Advisers, L.P.(7)	1,562,097	(7)	5.4
George L. Ball	1,086,930	(8)	3.7
Ben T. Morris	877,638	(9)	3.0
The 2003 Sanders Children’s Trust	250,000		*
Bruce R. McMaken	172,263	(10)	*
Edward P. Moore	99,743		*
Richard E. Bean	97,728	(11)	*
John T. Unger	54,787	(12)	*
Charles W. Duncan, III	54,230	(13)	*
Scott B. McClelland	40,448	(14)	*
Albert W. Niemi, Jr. Ph.D.	36,824	(15)	*
Rick Berry	12,500	(16)	*
Lesley V. Roberts	8,389		*
Diana F. Cantor	6,690		*
Joseph Bottazzi, II	2,165		*
Domenico Conti	7,523		*
All directors and executive officers as a group (14 persons)	8,173,704	(17)	28.1

*	Less than 1% of outstanding shares.
(1)	Has a principal business address of 4000 Legato Road, 9th Floor Fairfax, Virginia 22033.
(2)	Includes 3,149,287 shares owned by The Edelman Financial Center, Inc. and 5,000 restricted shares.
(3)	Has a principal business address of 600 Travis, Suite 5800, Houston, Texas 77002.
(4)	Includes 52,164 shares owned by the Tanya Jo Drury Trust of which Mr. Sanders is co-trustee, and 181,407 shares held in client brokerage accounts over which he has shared dispositive power. Mr. Sanders disclaims beneficial ownership of all shares held in client brokerage accounts over which he has shared dispositive power.
(5)	As reported in a Schedule 13G filed January 11, 2012, Royce & Associates, LLC holds voting and dispositive power over 2,035,676 shares on behalf of advisory clients. Royce & Associates, LLC’s principal business address is 745 Fifth Avenue, New York, New York 10151.
(6)	As reported in a Schedule 13G/A filed February 10, 2012, T. Rowe Price Associates, Inc. holds voting power over 117,900 shares and dispositive power over 1,562,700 shares on behalf of advisory clients. T. Rowe Price Associates, Inc.’s principal business address is 100 E. Pratt Street, Baltimore, Maryland 21202.
(7)	As reported in a Schedule 13G filed February 14, 2012, Dimensional Fund Advisors, LP holds voting power over 1,518,483 shares and dispositive power over 1,562,077 shares on behalf of advisory clients. Dimensional Fund Advisors, LP’s principal business address is Palisades West Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(8)	Includes 2,500 shares of restricted stock and 25,551 shares owned by Mr. Ball’s wife and 6,000 shares owned by the Bonner S. Ball Family Trust Agency.
(9)	Includes 1,250 shares of restricted stock.
(10)	Includes 2,500 shares of restricted stock.
(11)	Includes 10,000 shares issuable on exercise of stock options and 5,535 shares of restricted stock.
(12)	Includes 10,000 shares issuable on exercise of stock options and 4,387 shares of restricted stock
(13)	Includes 10,000 shares owned by the Duncan Investors Partnership. Mr. Duncan disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Includes 5,000 shares issuable on exercise of stock options and 4,612 shares of restricted stock.
(14)	Includes 5,000 shares issuable on exercise of stock options and 3,690 shares of restricted stock.
(15)	Includes 5,000 shares issuable on exercise of stock options and 4,612 shares of restricted stock.
(16)	Includes 2,500 shares of restricted stock.
(17)	Includes 50,000 shares issuable on exercise of stock options, 29,336 shares of restricted stock and 181,407 shares held in client brokerage accounts over which Mr. Sanders has shared dispositive power.

Market Price of Common Stock and Dividend Information

Our common stock trades on the Global Select Market Security tier of The NASDAQ Stock Market under the symbol “EF.” The following table sets forth the quarterly high and low sales prices for our common stock for the calendar quarters indicated, each as reported on NASDAQ, and cash dividends declared per share of common stock:

Calendar Period	High		Low		Cash Dividend
2012:
First Quarter		$7.98		$5.91		$0.050
Second Quarter		$8.84		$6.08		$0.050
Third Quarter (through , 2012)	$		$		$

2011:
First Quarter		$8.19		$6.70		$0.050
Second Quarter		$8.87		$6.99		$0.050
Third Quarter		$8.31		$5.84		$0.050
Fourth Quarter		$7.25		$6.01		$0.050

2010:
First Quarter		$6.40		$4.50		$0.045
Second Quarter		$6.49		$5.10		$0.045
Third Quarter		$5.89		$4.89		$0.045
Fourth Quarter		$7.74		$5.48		$0.050

At              , 2012, there were         holders of record of our common stock.

Dividend Policy

In 2002, our Board instituted a policy of paying regular quarterly dividends on our common stock. During 2005, we increased the declared quarterly dividend payment to $0.045 per share (an annual amount of $0.18 per share). We further increased the declared quarterly dividend payment to $0.050 per share (an annual amount of $0.20 per share) in the fourth quarter of 2010. In February 2012, the Board declared a dividend for the first quarter of 2012 in the amount of $0.050 per share. Our declaration and payment of future dividends is subject to the discretion of our Board. In exercising this discretion, the Board will take into account various factors, including general economic and business conditions, our strategic plans, our financial results and condition, our expansion plans, any contractual, legal and regulatory restrictions on the payment of dividends, and such other factors the Board considers relevant.

We have agreed that, until the effective time, except with Parent’s prior written consent, the Company will not, and will not permit our subsidiaries to declare, authorize, make, set aside or pay any dividend or distribution, with respect to our or their capital stock, other than (i) cash dividends paid by any wholly owned subsidiary of the Company to the Company or any other wholly owned subsidiary of the Company, (ii) regular quarterly cash dividends on the Company capital stock not in excess of $0.05 per quarter, (iii) a cash distribution by our subsidiary EFC LLC immediately prior to the closing in respect of certain undistributed earnings allocated to the minority holders thereof and (iv) cash distributions by any subsidiary of the Company other than EFC LLC to such subsidiary’s members other than the Company or another subsidiary thereof in the ordinary course of business consistent with past practice and that are required pursuant to the terms of the agreements governing such subsidiaries as in effect as of the date of the merger agreement.

The closing trading price of our common stock on NASDAQ on April 13, 2012, the last trading day prior to our public announcement that we had entered into the merger agreement, was $6.18 per share. The merger consideration represents a premium of approximately 43% to our closing share price on April 13, 2012. On             , 2012, which is the most recent practicable trading date prior to the date of this proxy statement, the closing price of our common stock was $               per share. You are encouraged to obtain current market quotations for our common stock.

IMPORTANT INFORMATION REGARDING PARENT, MERGER SUB AND
THE LEE EQUITY FILING PERSONS

Summer Holdings II, Inc. (“Parent”)
Summer Merger Sub, Inc. (“Merger Sub”)

Summer Holdings II, Inc. is a newly formed Delaware corporation formed in connection with the transactions contemplated by the merger agreement. Summer Merger Sub, Inc. is a newly formed Texas corporation formed in connection with the transactions contemplated by the merger agreement.

The principal business address and telephone number for each of Parent and Merger Sub is c/o Lee Equity Partners, LLC, 650 Madison Avenue, 21st Floor, New York, New York 10022, telephone number (212) 888-1500.

Set forth below is the name, citizenship, business address, business phone number, current principal occupation or employment and material occupations, positions, offices or employment for at least the past five years for each director and executive officer of Summer Holdings II, Inc. and each person identified below is a citizen of the United States of America.

Mark Gormley. Mr. Gormley serves as the President of Parent and Merger Sub. Mr. Gormley is a Partner of Lee Equity, where he has worked since 2006.

Benjamin Hochberg. Mr. Hochberg serves as an Executive Vice President of Parent and Merger Sub. Mr. Hochberg is a Partner of Lee Equity, where he has worked since 2006.

Michael Anderson. Mr. Anderson serves as an Executive Vice President of Parent and Merger Sub. Mr. Anderson is a Principal of Lee Equity, where he has worked since 2006.

Joseph Rotberg. Mr. Rotberg serves as the sole director and as Treasurer and Secretary of Parent and Merger Sub. Mr. Rotberg is the Chief Financial Officer of Lee Equity, where he has worked since 2006.

The principal business address and telephone number for Messrs. Gormley, Hochberg, Anderson and Rotberg is 650 Madison Avenue, 21st Floor, New York, New York 10022, telephone number (212) 888-1500.

During the last five years, none of Parent, Merger Sub or any of the officers or directors of Parent or Merger Sub listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Lee Equity Partners, LLC (“Lee Equity”)
LEP Summer Holdings, LLC (“LEP Holdings”)
Lee Summer, LP (the “Lee Summer Partnership”)

The Lee Summer Partnership is a Delaware limited partnership. The general partner of the Lee Summer Partnership is Lee Summer GP, LLC, a Delaware limited liability company (“Lee Summer GP”). The sole member of the Lee Summer GP is LEP Holdings.

LEP Holdings is a Delaware limited liability company and affiliate of Lee Equity. The members of LEP Holdings are Lee Equity Partners Fund Summer AIV, L.P., a Delaware limited partnership (“AIV1”), Lee Equity Strategic Partners Fund Summer AIV, L.P., a Delaware limited partnership (“AIV2”), Lee Equity Strategic Partners Fund (Offshore) Summer AIV, L.P., a Cayman islands exempted partnership (together with AIV1 and AIV2, the “Lee Summer AIVs”) and Mr. Lee. Lee Equity Partners GP, LLC, a Delaware limited liability company (the “Lee Equity Funds GP”) is the general partner of each of the Lee Summer AIVs. Mr. Lee is a managing member of the Lee Equity Funds GP, and any action, consent, approval, election, decision or determination of the managing members of the Lee Equity Funds GP requires Mr. Lee’s consent. Lee Equity is the non-member manager of LEP Holdings, and serves as the investment manager of the Lee Summer AIVs. Mr. Lee is also the managing member of Lee Equity. We refer to LEP Holdings and Mr. Lee as the “Lee Equity Filing Persons.”

The principal business address and telephone number for Lee Equity Partners, LLC, LEP Summer Holdings, LLC, Mr. Lee and Lee Summer, LP is 650 Madison Avenue, 21st Floor, New York, New York 10022, telephone number (212) 888-1500.

Set forth below is the name, business address, business phone number, current principal occupation or employment and material occupations, positions, offices or employment for at least the past five years for each director and executive officer of Lee Equity and each person identified below is a citizen of the United States of America.

Thomas H. Lee. Mr. Lee is the President and a Partner of Lee Equity, where he has worked since 2006.

Mark Gormley. Mr. Gormley is a Partner of Lee Equity, where he has worked since 2006.

Benjamin Hochberg. Mr. Hochberg is a Partner of Lee Equity, where he has worked since 2006.

Yoo Jin Kim. Mr. Kim is a Partner of Lee Equity, where he has worked since 2006.

David J. Morrison. Mr. Morrison is a Partner of Lee Equity, where he has worked since 2006.

Joseph Rotberg. Mr. Rotberg is the Chief Financial Officer of Lee Equity, where he has worked since 2006.

Douglas A. Schreiber. Mr. Schreiber is a Partner of Lee Equity, where he has worked since 2007.

Richard P. Walsh. Mr. Walsh is a Partner of Lee Equity, where he has worked since 2008.

The principal business address and telephone number for Messrs. Lee, Gormley, Hochberg, Kim, Morrison, Rotberg, Schreiber and Walsh is 650 Madison Avenue, 21st Floor, New York, New York 10022, telephone number (212) 888-1500.

During the last five years, none of the persons or entities listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

IMPORTANT INFORMATION REGARDING THE ROLLOVER INVESTORS AND
THE EDELMAN FINANCIAL FILING PERSONS

Fredric M. Edelman. See information provided for Mr. Edelman above under “Important Information Regarding the Company—Directors and Executive Officers of the Company.”

The Edelman Financial Center, Inc. The Edelman Financial Center, Inc. (“TEFC Inc.”) is a Virginia corporation and is a wholly owned by Mr. Edelman. The principal business address and telephone number for TEFC Inc. is 4000 Legato Road, 9th Floor, Fairfax, Virginia 22033 or by telephone at (703) 818-0800. Mr. Edelman is the sole stockholder, sole director and President of TEFC Inc. See information provided for Mr. Edelman above under “Important Information Regarding the Company—Directors and Executive Officers of the Company.”

Edelman Financial Services, LLC. Edelman Financial Services, LLC (“EFS”) is a Delaware limited liability company. The principal business address for EFS is 4000 Legato Road, 9th Floor, Fairfax, Virginia 22033 and its telephone number is (703) 818-0800. See information provided for EFS under “The Parties to the Merger.”

George L. Ball. See information provided for Mr. Ball above under “Important Information Regarding the Company—Directors and Executive Officers of the Company.”

Don A. Sanders. See information provided for Mr. Sanders above under “Important Information Regarding the Company—Directors and Executive Officers of the Company.”

The 2003 Sanders Children’s Trust. The 2003 Sanders Children’s Trust dated January 1, 2003 is an irrevocable trust established by Mr. Sanders for the benefit of his children. The trust acts through its trustee, Don V. Weir. The address of the trust is c/o The Edelman Financial Group Inc., 600 Travis, Suite 5800, Houston, Texas 77002 and the telephone number is (713) 220-5118.

Donald V. Weir has served as a Director of CBIZ, Inc. since September 2003, when he was elected as an independent director. Mr. Weir is a Vice President of Private Equity for SMH and has been with SMH for the past eleven years. Prior to this Mr. Weir was Chief Financial Officer and director of publicly-held Deeptech International Inc. and two of its subsidiaries, Tatham Offshore, Inc. and Leviathan Gas Pipeline Company, both of which were publicly-held companies. Prior to his employment with Deeptech, Mr. Weir worked for eight years with Sugar Bowl Gas Corporation, as Controller and Treasurer and later in a consulting capacity. Mr. Weir was associated with Price Waterhouse, an international accounting firm, from 1966 to 1979. Mr. Weir is a citizen of the United States.

Ben T. Morris. See information provided for Mr. Morris above under “Important Information Regarding the Company—Directors and Executive Officers of the Company.”

Rick Berry. See information provided for Mr. Berry above under “Important Information Regarding the Company—Directors and Executive Officers of the Company.”

Bruce R. McMaken. See information provided for Mr. McMaken above under “Important Information Regarding the Company—Directors and Executive Officers of the Company.”

Joseph Bottazzi, II. See information provided for Mr. Bottazzi above under “Important Information Regarding the Company—Directors and Executive Officers of the Company.”

Lesley V. Roberts. Ms. Roberts has been Chief of Staff and Chief Operations Officer of EFS for more than 5 years. Ms. Roberts joined Edelman Financial Services, LLC in 1998 as the Director of Human Resources. Her principal business address is 4000 Legato Road, 9th Floor, Fairfax, Virginia 22033 and her telephone number is (703) 251-0107.

Edward P. Moore. See information provided for Mr. Moore above under “Important Information Regarding the Company—Directors and Executive Officers of the Company.”

Domenico Conti. Mr Conti has been the Chief Financial Officer of EFS and Director of EFC LLC since 2011 and has been affiliated with EFS for more than 5 years. His principal business address is 4000 Legato Road, 9th Floor, Fairfax, Virginia 22033 and his telephone number is 703-818-0800.

During the last five years, none of the persons or entities listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

If the merger is completed, we will have no public shareholders and there will be no public participation in any of our future shareholder meetings. We intend to hold the 2012 annual meeting of shareholders (the “2012 Annual Meeting”) only if the merger is not completed.

As of the date of this proxy statement, the Board knows of no other matters which may be presented for consideration at the special meeting. If, however, any other matter is presented properly for consideration and action at the meeting or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

You may submit proposals on matters appropriate for shareholder action at future annual meetings by following the procedures prescribed in SEC Rule 14a-8. If the 2012 Annual Meeting is held, we must have received proposals intended for inclusion in the 2012 Annual Meeting proxy statement and proxy card no later than December 17, 2011, unless the date of the 2012 Annual Meeting is more than 30 days after May 26, 2012, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals and notifications should be addressed to our Corporate Secretary at 600 Travis, Suite 5800, Houston, Texas 77002. Submission of a proposal does not guarantee inclusion in our proxy statement or form of proxy because certain SEC rules must be met.

Under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise properly brought before the meeting by or at the direction of our Board or by a shareholder entitled to vote who has delivered an appropriate notice to the Corporate Secretary. To be properly brought before the meeting, a shareholder must deliver a written notice to the Corporate Secretary at the address set forth in the following paragraph of the shareholder’s intention to present a proposal (containing certain information specified in the bylaws about the shareholder and the proposed action) not less than 60 nor more than 180 days prior to the anniversary date of the prior annual meeting; provided, however, that in the event the date of the annual meeting is changed by more than 30 days from such anniversary date, your notice to be timely must be received not later than the close of business on the tenth day following the day on which such notice is mailed or such public disclosure was made.

In addition, under our bylaws, if you are a shareholder and wish to make a director nomination at a shareholders’ meeting, you must deliver written notice of your intent to make such a nomination either by personal delivery or by U.S. mail, postage prepaid, to Susan Bailey, Corporate Secretary, The Edelman Financial Group Inc., 600 Travis, Suite 5800, Houston, Texas 77002, within the time limits described above for delivering of notice of shareholder proposal and comply with the information requirements in the bylaws relating to shareholder nominations.

These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Corporate Secretary, 600 Travis, Suite 5800, Houston, Texas 77002.

If we do not receive notice of any matter that a shareholder wishes to raise at the 2012 annual meeting by the appropriate time, and a matter is raised at that meeting, the proxy holders for next year’s meeting will have discretionary authority to vote on the matter.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Statements that describe the objectives, expectations, plans or goals of the Company, Parent, Merger Sub or their affiliates are forward-looking statements, including, without limitation, statements relating to the completion of the merger. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary Term Sheet,” “Questions and Answers about the Merger and the Special Meeting,” “Special Factors,” “Special Factors—Opinion of Financial Advisor to the Special Committee,” “Special Factors—Plans for the Company After the Merger,” “Special Factors—Effects of the Merger,” “Special Factors—Certain Projections,” “Special Factors—Governmental and Regulatory Approvals,” and “Special Factors—Litigation Related to the Merger,” and in statements containing words such as “believes,” “plans,” “estimates,” “anticipates,” “intends,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should” or “would” or other similar words or phrases. There are a number of risks and uncertainties that could cause actual results or events to differ materially from these forward-looking statements, including the following:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;
•	the inability to complete the merger due to the failure to obtain Shareholder Approval or the failure to satisfy other conditions to consummation of the merger;
•	the aggregate dollar amount of assets in the accounts of the clients managed by EFS on the fifth business day prior to the closing date of the merger shall have declined by more than 15% since February 29, 2012 (excluding market appreciation or depreciation from and after such date);
•	the failure to obtain the necessary debt financing arrangements set forth in the debt commitment letter received in connection with the merger agreement;
•	the failure to receive the proceeds from the sale of the EADV Interests as set forth in the Receivables Commitment Letter received in connection with the merger agreement;
•	the failure to obtain equity financing as set forth in the equity commitment letter received in connection with the merger agreement;
•	the failure of the merger to close for any other reason;
•	risks that the proposed transaction disrupts current plans and operations and the potential challenges for employee retention as a result of the merger;
•	business uncertainty and contractual restrictions during the pendency of the merger;
•	the diversion of management’s attention from ongoing business concerns;
•	the possible effect of the announcement of the merger on our business relationships, operating results and business generally;
•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger;
•	the merger agreement’s contractual restrictions on the conduct of our business prior to the completion of the merger;
•	the possible adverse effect on our business and the price of our common stock if the merger is not completed in a timely matter or at all; and
•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against us;

and other risks detailed in our current filings with the SEC, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find More Information” beginning on page 126. We cannot guarantee any future results, levels of activity, performance or achievements. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the “SEC” section of our website at http://www.edelmanfinancial.com/investors.

The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Because the merger is a “going private” transaction The Edelman Financial Group, Parent, Merger Sub and the Lee Equity Filing Persons have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The reports, opinions or appraisals referenced in this proxy statement and filed as exhibits to the Schedule 13E-3 will also be made available for inspection and copying at the principal executive offices of The Edelman Financial Group during regular business hours by any interested holder of the Company’s common stock or any representative who has been so designated in writing.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, and later information filed with the SEC will update and supersede the information in this proxy statement.

The following documents filed with the SEC are incorporated by reference in this proxy statement:

•	The Edelman Financial Group Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on March 15, 2012;
•	The Edelman Financial Group Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011 filed with the SEC on April 30, 2012;
•	The Edelman Financial Group Annual Report on Form 10-Q for the quarter ended March 31, 2012 filed with the SEC on May 10, 2012; and
•	The Edelman Financial Group Current Reports on Form 8-K, filed with the SEC on April 16, 2012, May 25, 2012 and May 30, 2012.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

We also incorporate by reference each document we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished under Items 2.02 and 7.01) after the date of this proxy statement and before the special meeting.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to John T. Unger at The Edelman Financial Group, 600 Travis, Suite 5800, Houston, Texas 77002, telephone (888) 752-6742, or on our website at http://www.edelmanfinancial.com or from the SEC through the SEC’s website at http://www.sec.gov. Documents incorporated by reference are available without charge, excluding any exhibits to those documents (unless the exhibit is specifically incorporated by reference into this proxy statement).

Parent has supplied all information in this proxy statement pertaining to Parent, Merger Sub and the Lee Equity Filing Persons and we have supplied all information in this proxy statement pertaining to us.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED                              . YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
SUMMER HOLDINGS II, INC.,
SUMMER MERGER SUB, INC.
AND
THE EDELMAN FINANCIAL GROUP INC.

DATED AS OF APRIL 16, 2012

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 16, 2012, is by and among Summer Holdings II, Inc., a Delaware corporation (“Parent”), Summer Merger Sub, Inc., a Texas corporation (“Merger Sub”) and wholly owned subsidiary of Parent, and The Edelman Financial Group Inc., a Texas corporation (the “Company”).

WITNESSETH:

WHEREAS, the Board of Directors of the Company, upon considering, among other things, the recommendation of the Special Committee, has unanimously determined that it is fair to, advisable and in the best interests of the Company and the holders of the common stock of the Company, par value $0.01 per share (the “Company Capital Stock”), to enter into this Agreement with Parent and Merger Sub, providing for the merger (the “Merger”) of Merger Sub with and into the Company, with the Company as the surviving corporation of the Merger (the “Surviving Corporation”), in accordance with the Texas Business Organizations Code (the “TBOC”), has adopted and approved this Agreement and the transactions contemplated hereby, including the Merger, and has adopted a resolution recommending that this Agreement and the transactions contemplated hereby be approved by the shareholders of the Company;

WHEREAS, the respective Board of Directors of each of Parent and Merger Sub has approved and declared it advisable for Parent and Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein, and Parent, in its capacity as the sole shareholder of Merger Sub, has adopted and approved this Agreement and the transactions contemplated hereby;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, certain shareholders of the Company are entering into voting agreements (the “Voting Agreements”) with Parent pursuant to which, among other things, such shareholders have agreed, on the terms and subject to the conditions set forth in their respective Voting Agreements, to (a) vote their shares of Company Capital Stock in favor of adoption and approval of this Agreement and (b) take certain other actions in furtherance of the transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, the Executive is entering into an employment agreement (the “Executive Employment Agreement”) with The Edelman Financial Center, LLC, dated as of the date hereof, to be effective as of the Effective Time;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, LEP Summer Holdings, LLC, Lee Equity Partners Fund, L.P., Lee Equity Strategic Partners Fund, L.P. and Lee Equity Strategic Partners Fund (Offshore), L.P. (the “Guarantors”) are entering into a limited guarantee (the “Limited Guarantee”) in favor of the Company with respect to certain of Parent’s and Merger Sub’s obligations under this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Rollover Investors have entered into the Rollover Contribution Agreements with Parent pursuant to which, among other things, the Rollover Investors have agreed, on the terms and subject to the conditions set forth in the Rollover Contribution Agreements, to make the Rollover Investment.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
THE MERGER

1.1. The Merger.

Upon the terms and subject to the conditions of this Agreement, and in accordance with the relevant provisions of the TBOC, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation as a wholly owned subsidiary of Parent.

1.2. Closing; Effective Time.

(a) Subject to the provisions of Article VIII, the closing of the Merger (the “Closing”) shall take place (i) at the offices of Vinson & Elkins L.L.P., 1001 Fannin St., Houston, Texas 77002, at 9:00 a.m. local time, on the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions). The date on which the Closing occurs is hereinafter referred to as the “Closing Date”.

(b) At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Texas (the “Secretary of State”), in such form as required by and executed in accordance with the relevant provisions of the TBOC. The Merger shall become effective on such date and at such time as the Certificate of Merger is filed with the Secretary of State or at such later time (or subsequent date and time) as Parent and the Company shall agree and specify in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

1.3. Effect of the Merger.

The Merger shall have the effects set forth herein and in the applicable provisions of the TBOC. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation, all without any transfer or assignment having occurred.

1.4. Conversion of Company Capital Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(a) Each issued and outstanding share of Company Capital Stock at the Effective Time (other than Dissenting Shares and Excluded Shares) shall be converted into the right to receive $8.85 in cash, without interest (the “Merger Consideration”).

(b) Each share of Company Capital Stock that is (i) owned by the Company (as treasury stock or otherwise) or any of its Subsidiaries, other than such shares of Company Capital Stock beneficially owned and held of record by a wholly owned Subsidiary of the Company in its proprietary trading account as set forth in Section 1.4(b) of the Company Disclosure Letter, immediately prior to the Effective Time or (ii) owned by Parent or Merger Sub immediately prior to the Effective Time, including, for the avoidance of doubt, each share of Company Capital Stock contributed to Parent by the Rollover Investors in accordance with the Rollover Contribution Agreements (collectively, the “Excluded Shares”), shall be automatically cancelled and retired and cease to exist, and no consideration shall be paid with respect to the Excluded Shares.

(c) All shares of the Company Capital Stock converted pursuant to Section 1.4(a) shall no longer be outstanding and shall automatically be cancelled and retired and cease to exist, and each certificate representing any such shares of Company Capital Stock (each, a “Certificate”) and each such uncertificated share of Company Capital Stock (each, an “Uncertificated Share”) which immediately prior to the Effective Time was registered to a holder on the stock transfer books of the Company, shall from and after the Effective Time represent only the right to receive the Merger Consideration in accordance with Section 1.4(a).

(d) If at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Capital Stock shall occur as a result of any stock split (including a reverse stock split) or combination, or any stock dividend or stock distribution (including any dividend or distribution of securities convertible into or exchangeable for shares of Company Capital Stock) is declared with a record date during such period, then the Merger Consideration shall be equitably adjusted to reflect such change.

1.5. Conversion of Common Stock of Merger Sub.

Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

1.6. Dissenting Shares.

Notwithstanding any other provision contained in this Agreement, shares of Company Capital Stock that are issued and outstanding as of the Effective Time and that are held by a shareholder who has not voted such shares in favor of the Merger and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with (and has otherwise taken all of the steps required by) Subchapter H of Chapter 10 of the TBOC to properly exercise and perfect such shareholder’s rights of dissent and appraisal (“Dissenting Shares”) shall be deemed to have ceased to represent any interest in the Surviving Corporation as of the Effective Time and shall be entitled to those rights and remedies set forth in Subchapter H of Chapter 10 of the TBOC; provided, however, that in the event that a shareholder of the Company fails to perfect, withdraws or otherwise loses any such right or remedy granted by the TBOC, the shares of Company Capital Stock held by such shareholder shall be converted into and represent only the right to receive the Merger Consideration pursuant to Section 1.4(a). The Company shall give Parent (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of Company Capital Stock, attempted withdrawals of such notices, and any other instruments served pursuant to applicable Law that are received by the Company with respect to shareholders’ rights of dissent and appraisal, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands for payment of fair value under the TBOC. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle any such demands for payment of fair value under the TBOC.

ARTICLE II
EXCHANGE OF CERTIFICATES

2.1. Paying Agent.

Prior to the Effective Time, Parent shall appoint a paying agent mutually agreeable to the Company and Parent to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration. On the Closing Date and prior to the filing of the Certificate of Merger, Parent shall deposit or shall cause to be deposited with the Paying Agent, in a separate fund established for the benefit of the holders of shares of the Company Capital Stock for payment in accordance with this Article II, immediately available funds constituting an amount equal to the Merger Consideration that is payable in respect of all shares of Company Capital Stock (such aggregate amount as deposited with the Paying Agent, the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration payable pursuant to Section 1.4 out of the Payment Fund. The Payment Fund shall be invested in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; provided, however, that any interest or other income resulting from the investment of the Payment Fund shall be solely for the account of Parent or the Surviving Corporation. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of Company

Capital Stock are entitled under Section 1.4, Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for payment thereof. The Payment Fund shall not be used for any other purpose. Parent shall pay all charges and expenses of the Paying Agent in connection with the exchange of shares for the Merger Consideration.

2.2. Payment Procedures.

As soon as reasonably practicable after the Effective Time (and in any event within three (3) Business Days after the Effective Time), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate immediately prior to the Effective Time (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and which shall be in customary form reasonably satisfactory to the Company and Parent, and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of (a) the number of shares of Company Capital Stock, as the case may be, represented by such Certificate multiplied by (b) the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. Any holder of Uncertificated Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration, and, upon adherence to those procedures established by the Paying Agent, such holder of Uncertificated Shares shall be entitled to receive in exchange therefor cash in an amount equal to the product of (1) the number of Uncertificated Shares held by such holder multiplied by (2) the Merger Consideration. No interest will be paid or will accrue on the Merger Consideration payable in respect of shares of Company Capital Stock.

2.3. No Further Ownership Rights.

All cash paid as Merger Consideration upon the surrender of Certificates or Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the applicable shares of Company Capital Stock.

2.4. No Liability.

Any portion of the Payment Fund that remains unclaimed by the holders of Company Capital Stock twelve (12) months after the Effective Time shall, to the extent permitted by applicable Law, be delivered to Parent, upon demand, and any holders of Company Capital Stock who have not theretofore complied with the provisions of this Article II shall thereafter look only to Parent for satisfaction of their claims for such Merger Consideration. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered immediately prior to the date on which any Merger Consideration payable to the holder of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration, to the extent permitted by applicable Law, shall become the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto. Any portion of the Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares shall, upon demand, be returned to Parent.

2.5. Lost Certificates.

If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Capital Stock, as the case may be, formerly represented thereby, pursuant to this Agreement.

2.6. Withholding Rights.

Parent, Merger Sub, the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Law. To the extent that amounts are so properly deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.7. Stock Transfer Books.

At the close of business on the Closing Date, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Capital Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates and Uncertificated Shares shall cease to have any rights with respect to such shares of Company Capital Stock formerly represented thereby, except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates or Uncertificated Shares presented to the Paying Agent or Parent for any reason shall, subject to applicable Law and Section 1.6 in the case of Dissenting Shares, be converted into the Merger Consideration, with respect to the shares of Company Capital Stock formerly represented thereby (and excluding the Excluded Shares).

2.8. Equity Awards Under Company Stock Plans.

(a) At the Effective Time, each then outstanding option to purchase shares of Company Capital Stock under the Company Stock Plans (each, a “Company Stock Option”), whether or not exercisable or vested, shall be canceled and the Surviving Corporation shall pay each holder of any such Company Stock Option as soon as administratively practicable after the Effective Time (and in any event no later than thirty (30) calendar days following the Effective Time) for each such Company Stock Option canceled an amount in cash, without interest, determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable per share exercise price of such Company Stock Option by (ii) the number of shares of Company Capital Stock such holder could have purchased (assuming full vesting of all Company Stock Options) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time.

(b) At the Effective Time, each then outstanding restricted stock unit award representing the right to receive shares of Company Capital Stock granted pursuant to the Company Stock Plans (each, a “Company Restricted Stock Unit”) shall vest, be canceled, and the Surviving Corporation shall pay each holder of any such Company Restricted Stock Unit as soon as administratively practicable after the Effective Time (and in any event no later than thirty (30) calendar days following the Effective Time) for each such Company Restricted Stock Unit canceled an amount in cash, without interest, determined by multiplying (i) the Merger Consideration by (ii) the number of units covered by such Company Restricted Stock Unit.

(c) At the Effective Time, each outstanding performance based award representing the right to receive shares of Company Capital Stock granted pursuant to the Company Stock Plans that vests based on the level of achievement of performance goals (each, a “Company Performance Award”) shall vest at the target level (to the extent not vested) and become free of such other lapsing restrictions as of the Effective Time and shall, as of the Effective Time, be canceled, and the Surviving Corporation shall pay each holder of any such Company Performance Award as soon as administratively practicable after the Effective Time (and in any event no later than thirty (30) calendar days following the Effective Time) for each such Company Performance Award canceled an amount in cash, without interest, determined by multiplying (i) the Merger Consideration by (ii) the number of units covered by such Company Performance Award that have not been settled or paid immediately prior to the Effective Time.

(d) At the Effective Time, each then outstanding share of restricted Company Capital Stock issued under the Company Stock Plans (the “Restricted Shares”) shall, to the extent not previously earned and vested, contingent upon the Effective Time, be deemed fully earned and vested, and the Surviving Corporation shall pay to each holder of such Restricted Shares as soon as administratively practicable after the Effective Time (and in any event no later than thirty (30) calendar days following the Effective Time), in exchange for such

Restricted Share, an amount in cash, without interest, determined by multiplying (i) the Merger Consideration by (ii) the number of Restricted Shares that have not been settled or paid immediately prior to the Effective Time.

(e) After the date of this Agreement, but prior to the Effective Time, the Company shall take all such actions with respect to the equity or compensation plans or arrangements as may be necessary to give effect to the transactions contemplated by this Section 2.8. All payments provided pursuant to this Section 2.8 shall be made through the Surviving Corporation’s payroll systems and the Surviving Corporation shall be entitled to deduct and withhold from such payments any amounts as it may be required to deduct and withhold with respect to the making of such payments under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. No interest will be paid or will accrue on the amounts payable pursuant to this Section 2.8 in respect of any Company Stock Options, Company Restricted Stock Units, Company Performance Awards or Restricted Shares.

ARTICLE III
CERTAIN CORPORATE MATTERS

3.1. Certificate of Formation of the Surviving Corporation.

At the Effective Time, the Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to the form of the Certificate of Formation of Merger Sub immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be “The Edelman Financial Group Inc.”), and, as so amended, shall be the Certificate of Formation of the Surviving Corporation.

3.2. By-Laws of the Surviving Corporation.

At the Effective Time and without any further action on the part of the Company and Merger Sub, the by-laws of the Surviving Corporation shall be amended and restated to read the same as the by-laws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein, by the Certificate of Formation of the Surviving Corporation or by applicable Law, except that the by-laws shall be amended to reflect that the name of the Surviving Corporation is “The Edelman Financial Group Inc.”.

3.3. Directors and Officers of the Surviving Corporation.

The directors of Merger Sub immediately prior to the Effective Time shall become, from and after the Effective Time, the directors of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal. The officers of the Company immediately before the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Formation and by-laws.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the Company SEC Reports filed with the U.S. Securities and Exchange Commission (the “SEC”) on or after March 16, 2011 and prior to the date of this Agreement (other than disclosures contained under the captions “Risk Factors” or “Forward Looking Statements”), or (b) in the disclosure letter delivered by the Company to Parent prior to or concurrent with the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection), the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1. Organization and Qualification; Subsidiaries.

Each of the Company and its Subsidiaries is a corporation, limited liability company or other legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation. Each of the Company and its Subsidiaries has the requisite corporate, partnership or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and other assets and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as would not have or be reasonably expected to have a Company Material Adverse Effect.

4.2. Certificate of Incorporation and By-Laws.

The Company has made available to Parent a true, complete and correct copy of (i) its Articles of Incorporation and the Amended and Restated By-Laws of the Company, each as amended to the date of this Agreement, and (ii) the articles of incorporation and by-laws (or similar organizational documents) of each of its Subsidiaries (collectively, the “Organizational Documents”) in effect as of the date of this Agreement. The Organizational Documents are in full force and effect, and none of the Company or any of its Subsidiaries is in material violation of any provision thereof.

4.3. Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Capital Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.10 per share (the “Company Preferred Stock”). As of the close of business on March 30, 2012, (i) 29,597,807 shares of Company Capital Stock were issued and outstanding, (ii) 1,621,967 shares of Company Capital Stock were held in treasury, and (iii) no shares of Company Preferred Stock were issued and outstanding. As of the close of business on March 30, 2012, there were (i) 2,296,360 shares of Company Capital Stock authorized for future issuance under Company Stock Plans, and (ii) (A) outstanding Company Stock Options to purchase 235,000 shares of Company Capital Stock, of which Company Stock Options to purchase 15,000 shares of Company Capital Stock have an exercise price equal to or less than $8.85 per share, (B) 600,410 shares of Company Capital Stock subject to unvested Company Performance Awards in the form of Restricted Stock Units, and (C) 91,841 outstanding unvested Restricted Shares. Except as set forth above and changes since March 30, 2012 resulting from the exercise of Company Stock Options or the vesting of Company Restricted Stock Units or Company Performance Awards outstanding at such date, and except for issuances expressly permitted under Section 6.1, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

(b) Except as set forth in Section 4.3(a) and except for issuances expressly permitted under Section 6.1, there are no outstanding subscriptions, options, warrants, calls, convertible securities, evidences of Indebtedness or other similar rights, agreements, commitments or other Contracts of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests (including any voting debt) in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests (including any voting debt) in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract or obligating the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities or dividends paid thereon or revenues, earnings or financial performance or other attribute of the Company or its Subsidiaries.

(c) There are no shareholders’ agreements, voting agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(d) Section 4.3(d) of the Company Disclosure Letter sets forth a complete and accurate list of (i) each Subsidiary of the Company and the record ownership of all issued and outstanding shares or other equity or ownership interests thereof, including the percentage and type of ownership interest thereof held by the Company or its Subsidiaries, and (ii) all other equity interests in any other Person owned by the Company or any of its Subsidiaries, other than securities held in proprietary trading accounts and investment accounts in the ordinary course of business.

(e) All outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries that are owned directly or indirectly by the Company are owned free and clear of all Liens, other than Liens arising as a result of the agreements identified on Section 4.3 of the Company Disclosure Letter.

(f) The Company has no commitments, obligations or understandings to purchase or redeem or otherwise acquire any shares of Company Capital Stock or the capital stock of any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other Person.

4.4. Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Required Shareholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company (acting upon recommendation of the Special Committee) and all other necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the receipt of the Required Shareholder Approval, as well as the filing of the Certificate of Merger with the Secretary of State as required by the TBOC). This Agreement has been, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) The Special Committee, at a meeting duly called and held, has, by unanimous vote, (i) determined that it is in the best interests of the Company and its shareholders (other than the Rollover Investors), and declared it advisable, for the Company to enter into this Agreement, (ii) recommended to the Board of Directors of the Company the approval of the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger (subject to obtaining the Company Shareholder Approval) and (iii) recommended to the Board of Directors of the Company the adoption of a resolution recommending that this Agreement be approved by the Company Shareholder Approval.

(c) The Board of Directors of the Company, at a meeting duly called and held, has, by unanimous vote (i) determined that it is in the best interests of the Company and its shareholders (other than the Rollover Investors), and declared it advisable, for the Company to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger (subject to obtaining the Company Shareholder Approval), (iii) adopted a resolution recommending that this Agreement be approved by the Company Shareholder

Approval, and (iv) subject to Section 7.1, directed that this Agreement be submitted to the shareholders of the Company for their approval at a shareholders’ meeting duly called and held for such purpose.

4.5. No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company do not and will not (i) conflict with or violate the Organizational Documents (assuming the Required Shareholder Approval), (ii) assuming the consents, approvals and authorizations specified in Section 4.5(b) have been received and the waiting periods referred to therein have expired or terminated, and any condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) or require any consent under, result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of any Company Material Contract, or result in the creation of any Lien other than Permitted Liens, upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, amendment, cancellation, acceleration, or failure to obtain any such consent, approval, authorization or waiver, that would not have or be reasonably expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, do not and will not, require any consent, approval, authorization, waiver or permit of, action by or filing with or notification to, any Governmental Entity, except for (i) the filing and recordation of the Certificate of Merger with the Secretary of State as required by the TBOC, (ii) the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), and state securities or “blue sky” laws, (iii) the filing of the Proxy Statement and the Schedule 13E-3 with the SEC, (iv) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and any applicable non-U.S. competition, antitrust or investment Laws (“Foreign Competition Laws”), (v) the consents, approvals and notices required or contemplated under the Investment Company Act of 1940, as amended (the “Investment Company Act”), (vi) the applicable rules and regulations of the NASDAQ Stock Market (“NASDAQ”), (vii) the applicable rules and regulations of the Financial Industry Regulatory Authority (“FINRA”) or any other applicable self-regulatory organization, (viii) the consents, approvals and notices required or contemplated under the Laws listed in Section 4.5(b) of the Company Disclosure Letter, or (ix) where failure to obtain any such consents, approvals, authorizations, waivers or permits, or to make such filings or notifications, would not have or be reasonably expected to have a Company Material Adverse Effect.

4.6. Permits and Licenses; Compliance with Laws.

(a) Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company or any of its Subsidiaries to own, lease and operate the properties of the Company and its Subsidiaries or to carry on its business as it is now being conducted and contemplated to be conducted, including membership in the National Futures Association, FINRA or any other self-regulatory organization in which such membership is required (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened in writing, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect.

(b) None of the Company or any of its Subsidiaries is in conflict with, or in default or violation of, in each case (i) any Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (ii) any of the material Company Permits or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, except, in each case, as would not be reasonably expected to have a Company Material Adverse Effect. Edelman Mortgage Services, LLC (“EMS”), a Delaware limited liability company owned and operated by the Company and/or its Subsidiaries was, during the three (3) years prior to the discontinuance of such business, owned and operated in compliance in all material respects with all applicable Laws. None of the Company or any of its Subsidiaries has any material liability or obligation with respect to its ownership, operation, disposition or discontinuance of EMS, and, to the Knowledge of the Company, there exist no facts or circumstances that would reasonably be expected to result in any such liability or obligation.

(c) Except for instances of noncompliance that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) each Subsidiary of the Company identified in Section 4.6(c) of the Company Disclosure Letter is, and at all times required by the Investment Advisers Act of 1940, as amended (the “Advisers Act”) during its existence has been, duly registered as an investment adviser under the Advisers Act;

(ii) each Subsidiary of the Company that is required to be is, and at all times required by applicable Law (other than the Advisers Act) has been, duly registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of its business required such registration, licensing or qualification;

(iii) no Subsidiary of the Company not identified in Section 4.6(c) of the Company Disclosure Letter (A) is or has been an “investment adviser” required to register under the Advisers Act or any other applicable Law, (B) is required to be registered, licensed or qualified as an investment adviser under the Advisers Act or any other applicable Law or (C) is subject to any liability or disability by reason of any failure to be so registered, licensed or qualified; and

(iv) each Subsidiary of the Company identified in Section 4.6(c) of the Company Disclosure Letter is in compliance with Rule 206(4)-7 under the Advisers Act.

(d) Each Subsidiary of the Company identified in Section 4.6(d) of the Company Disclosure Letter that is required to be is, and at all times required by applicable Law has been, duly registered, licensed or qualified as a broker or dealer in each jurisdiction where the conduct of its business required such registration, licensing or qualification, except where the failure to be so registered, licensed or qualified or to have such registration in full force and effect would not have or be reasonably expected to have a Company Material Adverse Effect. No Subsidiary of the Company not identified in identified in Section 4.6(d) of the Company Disclosure Letter is required to be registered, licensed or qualified as a broker or dealer under any applicable Law or is subject to any material liability or disability by reason of any failure to be so registered, licensed or qualified, except where the failure to be so registered, licensed or qualified or to have such registration in full force and effect would not have or be reasonably expected to have a Company Material Adverse Effect.

(e) Each employee of a Subsidiary of the Company that is required to be registered in any capacity, including, but not limited to, as investment adviser representative, registered representative, sales person, or in any commodities-related capacity with the SEC, the National Futures Association, FINRA or any state or any other Governmental Entity is duly registered as such and such registration is in full force and effect, except where the failure to be so registered or to have such registration in full force and effect would not have or be reasonably expected to have a Company Material Adverse Effect.

(f) None of the Company, any of its Subsidiaries, or any Proprietary Funds, or any officer, director or employee thereof, is a party or subject to any Order (other than exemptive Orders) relating to its business with or by any federal, state, local or foreign Governmental Entities, except where such Order has not had and would not be reasonably expected to have a Company Material Adverse Effect.

(g) Since December 31, 2010, there has existed no “out of balance” condition, pricing error, or similar condition with respect to any customer account maintained by the Company or any of its

Subsidiaries, or any Proprietary Fund, except for such conditions, individually or in the aggregate, as have since been rectified or would not have or be reasonably expected to have a Company Material Adverse Effect.

(h) Section 4.6(h) of the Company Disclosure Letter sets forth a complete list as of the date of this Agreement of all securities exchanges, commodities exchanges, boards of trade, and similar organizations in which any Subsidiary of the Company holds a membership or has been granted trading privileges.

(i) None of the Company’s Subsidiaries and the “affiliated persons” (as defined in the Advisers Act) of any of them is ineligible pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or “associated person” (as defined in the Advisers Act) of a registered investment adviser, and there is no proceeding pending and served or, to the Knowledge of the Company or any Subsidiary of the Company, pending and not served or threatened by any Governmental Entity, which would result in the ineligibility of any Subsidiary of the Company or any “affiliated person” to serve in any such capacities. None of the Company’s Subsidiaries or their associated persons is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an “associated person” (as defined in the Exchange Act) of a registered broker-dealer, as applicable, and there is no proceeding pending and served or, to the Knowledge of the Company or any Subsidiary thereof, pending and not served or threatened by any Governmental Entity, which would result in the ineligibility of any Subsidiary of the Company or any “affiliated person” to serve in any such capacities.

4.7. Company SEC Reports; Financial Statements.

(a) The Company has filed with or furnished to the SEC, on a timely basis, all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since March 16, 2009 (the “Company SEC Reports”). As of their respective filing dates (and in the case of registration statements and proxies, their respective effectiveness and mailing dates), or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or subsequent filing, each of the Company SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, applicable to such Company SEC Reports and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein, at the time it was filed (or, if amended prior to the date of this Agreement, the date of the filing of such amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. There are no outstanding comments from the SEC with respect to any of the Company SEC Reports. Other than any of the Company’s Subsidiaries that are registered as broker dealers, none of the Company’s Subsidiaries is required to file or furnish any reports or forms with the SEC pursuant to the Exchange Act.

(b) The audited consolidated financial statements (including all balance sheets, income statements, statements of cash flows and related notes and schedules) and unaudited consolidated interim financial statements of the Company included in the Company SEC Reports fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as and at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) and were prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

4.8. Regulatory Reports.

The Company, each of its Subsidiaries and to the Knowledge of the Company, each Investment Company for which the Company or any of its Subsidiaries provides Investment Management Services that is sponsored by the Company or any Subsidiary thereof and/or for which any of them acts as a general partner, managing member or in a similar capacity (collectively, the “Proprietary Funds”) have filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2011 with all applicable Governmental Entities, and have paid all fees and assessments due and payable in connection therewith, except where such failure would not have or be reasonably expected to have a Company Material Adverse Effect. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of the Company and its Subsidiaries, no Governmental Entity has initiated any proceeding or investigation or inquiry into the business or operations of the Company, any of its Subsidiaries or any Proprietary Fund, since January 1, 2011. There is no unresolved violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries or any Proprietary Fund other than those that would not have or be reasonably expected to have a Company Material Adverse Effect.

4.9. Proprietary Funds.

(a) The three (3) most recent audited financial statements of each Proprietary Fund, as reported by such Proprietary Fund’s independent auditors, have been prepared in accordance with GAAP applied on a consistent basis, except as otherwise disclosed therein, and present fairly, in all material respects, the financial position and results of operations of each Proprietary Fund at the dates and for the periods stated therein.

(b) Since January 1, 2009 or if later, the date of formation of the respective Proprietary Fund, each Proprietary Fund has had (and now has) all material permits, licenses, certificates of authority, orders and approvals of, and has made all material filings, applications and registrations with, Governmental Entities that are required in order to permit each of them to carry on its respective business as presently conducted, and such material permits, licenses, certificates of authority, registrations, orders and approvals are in full force and effect. The conduct of its respective business by each Proprietary Fund does not violate or infringe any Laws in a manner that would be reasonably expected to have a Company Material Adverse Effect.

(c) Each current prospectus (which term, as used in this Agreement, shall include any related statement of additional information and any private placement memorandum), as amended or supplemented, relating to each Proprietary Fund, and all current supplemental advertising and marketing material relating to each Proprietary Fund complies with the Securities Act, the Investment Company Act, the Advisers Act, applicable state laws and, where applicable, the rules of FINRA, except for noncompliance which would not have or be reasonably expected to have a Company Material Adverse Effect. None of such prospectuses, amendments, supplements or supplemental advertising and marketing materials, as of their respective dates, included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.10. Advisory Agreements; Clients.

(a) The aggregate dollar amount of assets in the accounts of the Clients managed by Edelman Financial Services, LLC, a Delaware limited liability company (“EFS”) as of February 29, 2012 (the “Base Date”) is accurately set forth in Section 4.10(a)(i) of the Company Disclosure Letter (such aggregate amount, the “Base Date AUM”). The aggregate dollar amount of assets in the accounts of the Proprietary Funds and the Clients managed by the Company and its Subsidiaries as of the Base Date is accurately set forth in Section 4.10(a)(ii) of the Company Disclosure Letter.

(b) Except as would not be reasonably expected to have a Company Material Adverse Effect, (x) each Advisory Agreement has at all times since its effective date been (and currently is) duly authorized, executed and delivered by each Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto and, to the extent applicable, adopted and subsequently renewed in compliance with the Advisers Act, and at all such times has been a valid and binding agreement of such Subsidiary and, to the Knowledge of the Company, each other party thereto, enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity), and (y) each Subsidiary of the Company has been at all times since January 1, 2011 (and currently is) in compliance with the material terms of each Advisory Agreement to which it is a party (including the applicable investment guidelines and restrictions thereunder, where applicable), and no event has occurred or condition exists that constitutes or with notice or the passage of time would reasonably be expected to constitute a default thereunder.

(c) Each Client to which any Subsidiary of the Company provides Investment Management Services that is (i) an employee benefit plan, as defined in Section 3(3) of ERISA, that is subject to the fiduciary responsibility provisions of Title I of ERISA or to Section 4975 of the Code, (ii) a person acting on behalf of such plan, or (iii) an entity whose assets include the assets of such a plan, within the meaning of Section 3(42) of ERISA and applicable regulations of the Department of Labor (any such plan, person or entity, an “ERISA Client”) has been managed by each such Subsidiary such that each such Subsidiary in the provision of such services is in compliance in all material respects with the applicable requirements of ERISA and Section 4975 of the Code. Each Subsidiary of the Company that provides services to an ERISA Client complies in all material respects with the Advisers Act registration, minimum assets under management and minimum shareholders’ or partners’ equity requirements to qualify as a qualified professional asset manager (a “QPAM”) under Prohibited Transaction Class Exemption 84-14 (the “QPAM Exemption”), and each such Subsidiary is not disqualified from relying on the QPAM Exemption with respect to the transactions negotiated for ERISA Clients due to the application of Section I(e) or I(g) of the QPAM Exemption.

(d) Any Client that is a Proprietary Fund or a Program Sponsor is identified as such on Section 4.10(d) of the Company Disclosure Letter. Other than the Proprietary Funds, no Subsidiary of the Company provides Investment Management Services to or through (i) any issuer or other Person that is an investment company or unit trust (or similar Person) (within the meaning of the Investment Company Act), (ii) any issuer or other Person that would be an investment company or unit trust (or similar Person) (within the meaning of the Investment Company Act) but for the exemptions contained in Section 3(c)(1), Section 3(c)(7), the final clause of Section 3(c)(3) or the third or fourth clauses of Section 3(c)(11) of the Investment Company Act, or (iii) any issuer or other Person that is or is required to be registered under the laws of the appropriate securities regulatory authority in the jurisdiction in which the issuer is domiciled (other than the United States or the states thereof), which is or holds itself out as engaged primarily in the business of investing, reinvesting or trading in securities. At no time since March 12, 2010, has any Subsidiary of the Company that is registered as an investment adviser under the Advisers Act had “custody” of client funds within the meaning of Rule 206(4)-2 under the Advisers Act or any other similar laws.

(e) No exemptive Orders, “no-action” letters or similar exemptions or regulatory relief have been obtained, nor are any requests pending therefor, by or with respect to (i) the Company or any of its Subsidiaries, (ii) any officer, member of the board of managers, partner, shareholder, owner, employee or representative, as applicable, of the Company or any of its Subsidiaries or (iii) any Client (in connection with the provision of Investment Management Services to such Client).

(f) With respect to each Client, except as would not be reasonably expected to have a Company Material Adverse Effect, each investment made by the Company or any of its Subsidiaries or on behalf of such Client has been made in all material respects in accordance with the terms of the relevant Advisory Agreement in effect at the time the investments were made.

4.11. Regulatory Compliance.

(a) Except where the violation of any of the representations and warranties contained in this Section 4.11(a) would not be reasonably expected to have a Company Material Adverse Effect:

(i) Each Proprietary Fund required by law to be so registered is duly registered as an Investment Company under the Investment Company Act; (B) the equity interests of each Proprietary Fund are duly and validly issued, fully paid and nonassessable and are qualified for sale, or an exemption therefrom is in full force and effect; (C) all outstanding equity interests of each Proprietary Fund that were required to be registered under the Securities Act have been sold pursuant to an effective registration statement filed thereunder; and (D) in the case of prospectuses applicable to the Proprietary Funds, no such prospectus contained, as of its effective date, any untrue statement of a material fact or omitted to state a material fact required to be stated therein in order to make the statements therein not misleading or is subject to any stop order similar order restricting its use.

(ii) Each Proprietary Fund that is a Registered Investment Company has duly adopted procedures pursuant to Rule 17e-1 under the Investment Company Act, to the extent applicable.

(iii) Each Subsidiary of the Company has adopted a formal code of ethics (to the extent required under applicable Law) and a written policy regarding insider trading. Such code and policy comply, in all material respects, to the extent applicable thereto, with Section 17(j) of the Investment Company Act, Rule 17j-1 thereunder, Section 204A of the Advisers Act and Section 15(f) of the Exchange Act, respectively. The policies of the Subsidiaries of the Company with respect to avoiding conflicts of interest are as set forth in their most recent Forms ADV and BD (or incorporated by reference therein), as applicable. As of the date hereof, there have been no material violations or allegations of material violations of such policies that have occurred or been made, except as reflected in compliance reports submitted to the applicable Board of Directors.

(iv) Neither the Company, any of its Subsidiaries nor any Proprietary Fund, and, to the Company’s Knowledge, no person “associated” (as defined under the Advisers Act) with the Company, any of its Subsidiaries or any Proprietary Fund, has for a period not less than five (5) years prior to the date hereof been convicted of any crime or is or has been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act or Rule 206(4)-4(b) thereunder or of a broker-dealer under Section 15 of the Exchange Act, or for disqualification as an investment adviser for any registered Investment Company pursuant to Section 9(a) of the Investment Company Act, and to the Company’s Knowledge there is no basis for, or proceeding or investigation that is reasonably likely to become the basis for, any such disqualification, denial, suspension or revocation.

(v) Neither the Company, any of its Subsidiaries nor any Proprietary Fund and, to the Company’s Knowledge, no “affiliated person” (as defined in the Investment Company Act) has any express or implied understanding or arrangement that would impose an “unfair burden” (as such term is used in Section 15(f) of the Investment Company Act) on any Proprietary Fund that is a Registered Investment Company or would in any way make unavailable to the Company the benefits of Section 15(f) of the Investment Company Act, or any similar safe harbors provided by any applicable state or foreign Law, with respect to any Proprietary Fund that is a Registered Investment Company.

4.12. Agreements with Governmental Entities.

None of the Company, any of its Subsidiaries or any Proprietary Fund is subject to any cease-and-desist or other Order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order or directive issued by, or is a recipient of any supervisory letter from or has adopted any board resolutions at the request of, any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business (each, a “Company Regulatory Agreement”), nor has the Company, any of its Subsidiaries or any Proprietary Fund been advised since January 1, 2011 by any Governmental Entity that it is considering issuing or requesting any such Company Regulatory Agreement.

4.13. Books and Records.

The books, records and accounts of the Company and each of its Subsidiaries are maintained, in all material respects, in accordance with the requirements of Section 13(b)(2) of the Exchange Act, including the maintenance of a system of internal controls that provides reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Company’s assets is compared with existing assets at reasonable intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

4.14. Disclosure Controls and Procedures.

(a) The Company and each of its Subsidiaries have established and maintain disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and 15d-15 under the Exchange Act) as required by Rule 13a-15 and 15d-15(a) under the Exchange Act. The management of the Company has (A) designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (B) disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (x) any significant deficiencies in the design or operation of internal controls which would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has made available to Parent a true and complete summary of any such disclosure made by management to the Company’s auditors and audit committee. No significant deficiency or material weakness or fraud involving management was identified in management’s assessment of internal controls since March 16, 2009. With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports filed since March 16, 2009, the principal executive officer and principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company) have made all certifications required by the Exchange Act and any related rules and regulations promulgated by the SEC. The Company has previously disclosed to Parent the information required to be disclosed by the Company and certain of its officers to the Board of Directors of the Company or any committee thereof pursuant to the certification requirements contained in Form 10-K and Form 10-Q under the Exchange Act.

(b) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s consolidated financial statements or Company SEC Reports.

(c) To the Company’s Knowledge, since March 16, 2009, (i) neither the Company nor any Subsidiary thereof or any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary thereof has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, in each case which set forth allegations of circumstances that if determined to be true, would be material to the Company and its Subsidiaries, taken as a whole, and (ii) no attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to the period after March 16, 2009, by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any non-employee director or the Chief Legal Counsel or Chief Executive Officer of the Company pursuant to Section 307 of the Sarbanes-Oxley Act of 2002.

4.15. Absence of Certain Changes or Events.

Since December 31, 2010, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice and there has not been any change, event, development or state of circumstances that has had or would be reasonably expected to have a Company Material Adverse Effect.

4.16. No Undisclosed Material Liabilities.

There are no liabilities or obligations of the Company or any Subsidiary thereof of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) as reflected or reserved against in the Company’s most recent consolidated balance sheet (or the notes thereto) included in the Company SEC Reports, (b) liabilities or obligations incurred in the ordinary course of business since the date of such balance sheet, or (c) liabilities or obligations which would not have, or be reasonably expected to have, a Company Material Adverse Effect.

4.17. Absence of Litigation.

(a) There is no suit, claim, charge, action, proceeding, arbitration, mediation or investigation before any Governmental Entity pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of the Proprietary Funds, or any of their respective properties, assets or operations, or executive officer or directors, at law or in equity, and there are no outstanding Orders, whether temporary, preliminary or permanent, against the Company, any of its Subsidiaries or any of the Proprietary Funds, in each case, as would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, there are no material SEC inquiries or investigations, other inquiries or investigations by any Governmental Entity or internal investigations pending or, to the Knowledge of the Company, threatened, regarding any accounting practices of the Company, any of its Subsidiaries or any of the Proprietary Funds.

(b) As of the date hereof, there is no suit, claim, action, proceeding, arbitration, mediation or investigation pending or, to the Knowledge of the Company, threatened before or by any Governmental Entity with the object of seeking to restrain, enjoin, or prevent the consummation of or otherwise challenge the Merger, this Agreement or the consummation of the transactions contemplated hereby.

4.18. Employee Benefit Plans.

(a) Section 4.18(a) of the Company Disclosure Letter lists each Company Benefit Plan. As used herein, the term “Company Benefit Plan” means any (i) material “employee benefit plan,” as such term is defined in 3(3) of ERISA, or (ii) material employment, consulting, severance, termination, bonus or incentive compensation, change in control, retention, deferred compensation, retirement, equity-based compensation or fringe benefit plan, program, policy or arrangement, in effect as of the date hereof, in each case, (x) which is maintained or sponsored by the Company or any of its Subsidiaries, (y) with respect to which contributions, premiums or other payments are made or required to be made by the Company or any of its Subsidiaries with respect to any current or former employee or director of the Company or any of its Subsidiaries, or (z) pursuant to which the Company or any of its Subsidiaries has any liability.

(b) With respect to each Company Benefit Plan, the Company has made available to Parent true and complete copies of each of the following documents, as relevant: (i) each plan document (or, if not written, a written summary of its material terms) and any amendments, (ii) all summary plan descriptions, (iii) the two most recent annual reports (Form 5500 series or equivalent if required under applicable Law), including all exhibits and attachments thereto, (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service (the “IRS”) and any pending request for such a letter, (v) any material correspondence with, and all non-routine filings made within the past three (3) years with any Governmental Entity and (vi) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto.

(c) Except as would not be reasonably expected to have a Company Material Adverse Effect, each Company Benefit Plan has been operated and administered (i) in all respects in accordance with applicable Law, including but not limited to ERISA and the Code, and (ii) in accordance with the terms of such Company Benefit Plan. There are no pending or, to the Knowledge of the Company, threatened, actions, suits or claims with respect to any Company Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Company Benefit Plan), other than ordinary course claims for benefits brought by participants or beneficiaries. There are no audits, investigations or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, Department of Labor, or other Governmental Entity with respect to any Company Benefit Plan.

(d) No “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Benefit Plan for which the Company or any Subsidiary thereof has liability that could be reasonably expected to have a Company Material Adverse Effect.

(e) No Company Benefit Plan is subject to Title IV of ERISA or is a “multiemployer plan” (as defined in Section 3(37) of ERISA). None of the Company or any of its ERISA Affiliates has incurred or is reasonably expected to incur any liability under Title IV or Section 302 of ERISA that has not been satisfied in full. For the purposes of this Agreement, “ERISA Affiliate” means each business or entity which is or was since January 1, 2009 a member of a “controlled group of corporations,” as defined in Section 414(b) of the Code, or a group of entities under “common control,” as defined in Section 414(c) of the Code.

(f) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter or opinion letter from the IRS as to its qualification under Section 401(a) of the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code and, to the Knowledge of the Company, nothing has occurred since the date of such determination letter or opinion letter that has had a materially adverse impact on such qualification or tax-exempt status.

(g) Except as would not have or be reasonably expected to have a Company Material Adverse Effect, all contributions or payments which are due from the Company or any of its Subsidiaries in respect of any Company Benefit Plan have been timely paid or accrued in accordance with the past practice of the Company or such Subsidiary and generally acceptable accounting principles.

(h) Neither the Company nor any Subsidiary thereof (i) maintains or contributes to any Company Benefit Plan which provides, or has any liability to provide, life insurance or medical benefits to any employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Code; or (ii) has ever represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) that such employee(s) would be provided with life insurance or medical benefits upon their retirement or termination of employment, except to the extent required by Section 4980B of the Code.

(i) Except as required pursuant to existing written agreements, which have been made available to Parent, or Company Benefit Plans in effect as of the date hereof, or as otherwise required by Law or this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) will (i) result in any payment becoming due to any current or former employee or director of the Company or any of its Subsidiaries, (ii) increase any benefits under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, vesting or funding of, or other rights in respect of, any benefits under any Company Benefit Plan, or (iv) result in any payment or benefit that will or may be made by the Company or its Subsidiaries that may be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(j) No Company Benefit Plan is a Foreign Benefit Plan. As used herein, the term “Foreign Benefit Plan” means a Company Benefit Plan that is not subject to the Laws of the United States.

(k) Except as would not be reasonably expected to have a Company Material Adverse Effect, none of the Company or any of its Subsidiaries has any liability with respect to any misclassification of any person as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages (as an employee) paid by Company or any of its

Subsidiaries (each, a “Contingent Worker”), and no Contingent Worker has been improperly excluded from any Company Benefit Plan.

4.19. Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is party or subject to any labor agreement, collective bargaining agreement, work rules or practices. From January 1, 2010 to the date of this Agreement, there have been no actual or, to the Knowledge of the Company, threatened material arbitrations, material grievances, labor disputes, strikes, lockouts, or work stoppages against or affecting the Company or any of its Subsidiaries. No employees of the Company or any of its Subsidiaries are represented by any labor organization with respect to their employment with the Company or any of its Subsidiaries. There are no disputes pending or threatened between the Company or any of its Subsidiaries and any of their employees, directors, consultants or independent contractors, except for such disputes that would not have or be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. No labor union, labor organization, trade union or works council, or collective group of employees of the Company or any of its Subsidiaries has made a demand for recognition or certification that is pending as of the date of this Agreement. To the Knowledge of the Company as of the date of this Agreement, there are no labor union organizing activities with respect to any employees of the Company or any of its Subsidiaries.

(b) The Company and its Subsidiaries are in compliance in all respects with all Laws respecting labor and employment, including but not limited to, employee health and safety, terms and conditions of employment, discrimination, disability rights or benefits, employee leave issues, equal opportunity, affirmative action, hiring, promotion, pay, employee and independent contractor classification, wage and hour laws, labor relations, workers’ compensation and unemployment insurance, except for instances of noncompliance that would not have or be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company and its Subsidiaries are in compliance with all notice and other requirements of the Workers’ Adjustment and Retraining Notification Act and any similar state, territory or local Law relating to plant closings and layoffs, except for instances of noncompliance that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.20. Intellectual Property.

(a) Except as would not have or be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, and subject to Section 4.20(b) below, (i) the Company and its Subsidiaries own or possess necessary licenses or other necessary rights to use in the manner currently used, free and clear of any Liens other than Permitted Liens, all patents, copyrights, trademarks, trade names, domain names, service marks, trade secrets and other Intellectual Property Rights used or held for use in connection with or necessary to conduct the business of the Company and its Subsidiaries as currently conducted (the “Company Intellectual Property Rights”), (ii) neither the Company nor any of its Subsidiaries has received, in the past eighteen (18) months, any written threat, claim or demand challenging the scope, validity or enforceability of any of the Company Intellectual Property Rights, and (iii) there are no orders, writs, injunctions, or decrees to which Company or any of its Subsidiaries is subject with respect to any of the Company Intellectual Property Rights. Section 4.20(a) of the Company Disclosure Letter sets forth a complete and accurate (in all material respects) list of the following items of Company Intellectual Property Rights owned by the Company or any of its Subsidiaries: (i) issued Patents and Patent applications, (ii) registrations and applications for Trademarks and material unregistered Trademarks, (iii) registrations and applications for Copyrights and material unregistered Copyrights, and (iv) all domain names owned by the Company and its Subsidiaries and used or held for use in the operation of the business. The Company or one of its Subsidiaries is the sole and exclusive beneficial and, with respect to applications and registrations, record owner of each item set forth in Section 4.20(a) of the Company Disclosure Letter, and all such Intellectual Property Rights are subsisting, valid, and enforceable.

(b) Except as would not have or be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries does not infringe upon, misappropriate or otherwise violate any Intellectual Property Rights of any other Person, and (ii) to the Company’s Knowledge, no other Person is currently infringing or misappropriating any Company Intellectual Property Rights.

(c) The Company and its Subsidiaries take reasonable measures to protect the confidentiality of material Trade Secrets.

(d) To the Company’s Knowledge, no current or former partner, director, shareholder, officer, or employee of the Company or any of its Subsidiaries will, after giving effect to the transactions contemplated hereby, own or retain any proprietary rights in any Company Intellectual Property Rights, except for any such Company Intellectual Property Rights that would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(e) The Company and its Subsidiaries own, lease or license all Software, hardware, databases, computer equipment and other information technology (collectively, “Computer Systems”) that are necessary and adequate in all material respects for the operation of the Company’s and its Subsidiaries’ businesses, as currently conducted. The Computer Systems have not failed to any material extent and the data which they process has not been materially corrupted. The Company and its Subsidiaries have taken reasonable steps in accordance with industry standards to preserve the availability, security and integrity of the Computer Systems and the data and information stored on the Computer Systems.

4.21. Taxes.

Except as would not have or be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared (or caused to be prepared) and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are true, accurate and complete in all respects and were prepared in compliance with all applicable Laws; (ii) the Company and each of its Subsidiaries have paid all Taxes that are payable by them (whether or not shown on any Tax Return) or that the Company or any of its Subsidiaries are obligated to deduct or withhold from amounts owing to any employee, creditor or other third party, and the Company and each of its Subsidiaries have complied with all Tax information reporting, collection and retention provisions of applicable Law; (iii) there is not pending, and none of the Company nor any of its Subsidiaries has received a written notice threatening, any audit, examination, investigation, deficiency, claim or other judicial or administrative proceeding in respect of Taxes with respect to the Company or any of its Subsidiaries; (iv) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens; (v) Section 4.21 of the Company Disclosure Letter sets forth the last taxable period through which the federal income Tax Returns of the Company and its Subsidiaries have been examined by the IRS or otherwise closed; (vi) all deficiencies asserted as a result of any such examinations and any examination by any applicable state or local Governmental Entity have been paid or fully settled; (vii) no claim has ever been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by, or required to file Tax Returns with, that jurisdiction; (viii) neither the Company nor any of its Subsidiaries has (A) executed or entered into any waiver or extension of any statute of limitations with respect to Taxes that is still in force, nor is any request for any such waiver or extension pending, or (B) executed or entered into with any Governmental Entity any closing agreement pursuant to Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law); (ix) neither the Company nor any of its Subsidiaries has been a member of a group filing Tax Returns on an affiliated, consolidated, combined, unitary or similar basis (other than a consolidated group of which the Company was the common parent); (x) neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Law), as a transferee or successor, by Contract, or otherwise; (xi) neither the Company nor any of its Subsidiaries is a party to, bound by, or has any obligation under, any Tax sharing, allocation or indemnification agreement or similar agreement or arrangement; (xii) neither the Company nor any of its Subsidiaries has participated, or is currently participating, in any “listed transactions” within the meaning of Section 6011 of the Code and the

Treasury Regulations thereunder (or any corresponding or similar provision of state, local or foreign Law); and (xiii) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (a) adjustment pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or foreign Law); (b) installment sale or open transaction disposition made on or prior to the Closing Date; (c) prepaid amount received on or prior to the Closing Date; (d) cancellation of indebtedness income under Section 108(i) of the Code; or (e) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law).

4.22. Real Property.

(a) None of the Company or any of its Subsidiaries owns any real property or interests therein. Section 4.22(a) of the Company Disclosure Letter lists, as of the date of this Agreement, the addresses of all material real property leased (whether by virtue of direct lease, ground lease or sublease, each a “Lease”) by the Company and its Subsidiaries as lessee (the “Leased Real Property”). The Leased Real Property comprises all material real property and interests in real property used by the Company or any of its Subsidiaries in the conduct of their current business operations. The Company or one of its Subsidiaries holds pursuant to valid and enforceable Leases, all of the real property used by the Company or any of its Subsidiaries in the conduct of their current business operations, free and clear of all Liens, except for Permitted Liens and except as would not have or be reasonably expected to have a Company Material Adverse Effect. True and complete copies of all Leases (including all written amendments, addenda and waivers relating thereto) have been delivered to Parent.

(b) With respect to the Leased Real Property, except as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect:

(i) each Lease is in full force and effect, subject to proper authorization and execution of such Lease by the other party thereto and except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity; and

(ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of any Lease.

(c) Neither the Company nor any of its Subsidiaries has granted and, to the Knowledge of the Company, there are no currently outstanding options or rights of first refusal of any third party to purchase or lease the Leased Real Property, or any portion thereof or interest therein. There are no written Leases, licenses or other agreements granting to any Person or Persons (other than the Company or a Subsidiary thereof) the right of use or occupancy of any portion of the Leased Real Property.

4.23. Environmental Matters.

Except for those matters that would not have or be reasonably expected to have a Company Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries has received any written notice of or entered into or assumed by Contract or operation of Law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws, and (b) to the Knowledge of the Company, no conditions exist with respect to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries that could reasonably be expected to result in the Company and its Subsidiaries incurring any liabilities under Environmental Law. “Environmental Law” shall mean all federal, state and local Laws governing pollution or the protection of human health or the environment and including such laws relating to emissions, discharges, releases or threatened releases of, and exposure to, pollutants, contaminants, wastes, toxic or hazardous substances or other substances regulated as hazardous to human health.

4.24. Material Contracts.

(a) Except for this Agreement and agreements filed with or incorporated by reference in the Company SEC Reports, Section 4.24(a) of the Company Disclosure Letter sets forth each of the following Contracts to which the Company or any of its Subsidiaries is a party to or by which the Company or any of its Subsidiaries or their respective properties or assets are bound:

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) any Contract containing covenants binding upon the Company or any Subsidiary thereof that (A) materially restricts the ability of the Company or any Subsidiary thereof (or which, following the consummation of the Merger, would materially restrict the ability of the Surviving Corporation) to compete (1) in any business that is material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, (2) with any Person or (3) in any geographic area or (B) materially restricts the right of the Company or any of its Subsidiaries to conduct its business as it is presently conducted or which could require the disposition of any material assets or line of business of the Company or any of its Subsidiaries;

(iii) any Contract with respect to a material joint venture or material partnership;

(iv) any Contract that involves the acquisition from another Person or disposition to another Person, directly or indirectly (by merger or otherwise), of any material asset, a business, division or Subsidiary that (A) was entered into since December 31, 2009 and was for aggregate consideration under such Contract (or series of related Contracts) in excess of $3,000,000 or (B) contains obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect and could result in material payments by the Company or any of its Subsidiaries;

(v) any Contract that evidences Indebtedness of the Company or any of its Subsidiaries or Contract or instrument pursuant to which Indebtedness may be incurred or is guaranteed by the Company or any of its Subsidiaries, in each case, in excess of $1,000,000;

(vi) any Contract that is a financial derivatives master agreement or confirmation, futures account agreement, or any collar, option, forward purchasing, swap or derivative, or similar Contract or instrument, evidencing financial hedging or similar trading activities;

(vii) any Contract that is a mortgage, pledge, security agreement or other Contract granting a Lien (other than a Permitted Lien) on any material property or asset of the Company or its Subsidiaries;

(viii) any Contract that prohibits or requires the payment of dividends or distributions in respect of the capital stock or equity interests of the Company or any of its wholly owned Subsidiaries, prohibits the pledging of the capital stock or equity interests of the Company or any of its wholly owned Subsidiaries, or prohibits the issuance of guarantees by any wholly owned Subsidiary of the Company;

(ix) any Contract that is reasonably likely to involve the payment, in one transaction or a series of related transactions, to or by the Company or any of its Subsidiaries of more than $1,000,000 in any twelve (12) month period, other than (1) payments pursuant to the Contracts listed in Section 4.18(a) of the Company Disclosure Letter, (2) interest payments under the Company’s outstanding Indebtedness pursuant to Contracts and instruments set forth in Section 4.24(a)(v) of the Company Disclosure Letter, (3) intercompany payments between or among the Company or its Subsidiaries, (4) payments under all management and investment management agreements between Proprietary Funds and Clients, on the one hand, and the Company and its Subsidiaries, on the other hand, (5) payments and distributions under all limited partner interest letters, employment agreements and Company Benefit Plans and (6) payments under all Contracts that cannot be terminated without less than 60 days notice without penalty;

(x) any Contract that is with any Governmental Entity, other than Investment Management Agreements entered into in the ordinary course of business;

(xi) any Contract that purports to subject the Company or any of its Subsidiaries to a “standstill” or similar restriction;

(xii) any Contract that is a voting agreement or registration rights agreement;

(xiii) any Contract that is a side letter or similar agreement entered into between the Company or any of its Subsidiaries, on the one hand, and any Client, on the other hand, including those that grant any “right of first refusal” or “most favored nations” rights or provide for indemnification or “claw-back” or similar undertakings requiring the rebate, reimbursement or refund of any fees in any such case, that is material to the Company and its Subsidiaries taken as a whole;

(xiv) any Contract for the distribution or sale of shares or units of a Proprietary Fund, other than those entered into in the ordinary course of business;

(xv) any Contract for custody, transfer agent, administration, prime broker, accounting or other similar services, other than those entered into in the ordinary course of business;

(xvi) any Contract that constitutes a collective bargaining agreement or other arrangement with any labor union, labor organization, workers’ association, works council or other collective group of employees; and

(xvii) any Contract for capital expenditures or the acquisition or construction of fixed assets which requires future payments in excess of $1,000,000;

(xviii) any Contract pursuant to which the Company or any Subsidiary thereof (A) is granted or obtains any right to use any material Intellectual Property Rights (other than Contracts granting rights to use readily available commercial off-the-shelf Software), (B) grants any right to use any material Intellectual Property Rights, (C) is restricted in its right to use or register any material Intellectual Property Rights owned by the Company or its Subsidiaries, or (D) permits any other Person to enforce or register any material Intellectual Property Rights, including any license agreements, coexistence agreements, and covenants not to sue; or

(xix) any Contract for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $600,000, or having a term of three (3) years or more.

Each such Contract described in clauses (i) through (xix) is referred to herein as a “Company Material Contract.”

(b) The Company has made available to Parent, through the Company’s electronic data room or otherwise, a true, correct and complete copy of each Company Material Contract. Each of the Company Material Contracts is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not have or be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any counterparty to any Company Material Contract, is in breach of, or in default under, any Company Material Contract, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder, except, in each case, for such breaches or defaults as have not had and would not reasonably be expected to have a Company Material Adverse Effect.

4.25. EADV Interests.

(a) Section 4.25(a) of the Company Disclosure Letter sets forth, as of the dates stated therein, (i) the amount of the Redemption Consideration (as defined in the EADV Retirement Agreement) outstanding, which for the avoidance of doubt, includes all amounts payable in respect of the EADV Interests pursuant to the EADV Retirement Agreement and the EADV Partnership Agreement (together, the “EADV Agreements”), (ii) the current amount of the Minimum Quarterly Distribution (as defined in the EADV Retirement Agreement), (iii) the amount of any current Shortfall (as defined in the EADV Retirement Agreement) and (iv) the amount and date of each quarterly distribution received by the Company in respect of the EADV Interests since January 1, 2011.

(b) The Company has made available to Parent a true, correct and complete copy of each of the EADV Agreements, in each case, as amended and in effect as of the date hereof, and none of the Company or any of its Subsidiaries is a party to any other Contract relating to the EADV Interests or any interest therein. Each of the EADV Agreements to which the Company and/or any of its Subsidiaries is a party is the legal, valid and binding obligation of the Company and/or each such Subsidiary and, to the Knowledge of the Company, each other party thereto, enforceable in accordance with their respective terms and in full force and effect as of the date hereof. Neither the Company, or to the Knowledge of the Company, any other party to the EADV Agreements to which the Company and/or any of its Subsidiaries is a party, is in breach in any material respect of, or in default in any material respect under, any EADV Agreement to which the Company and/or any of its Subsidiaries is a party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default in any material respect thereunder. Without limiting the generality of the foregoing, since the date of the EADV Retirement Agreement, (i) there has been no Event of Default (as such term is defined in the EADV Retirement Agreement) or any other event, circumstance or occurrence that triggered an acceleration of the Redemption Consideration pursuant to Section 4.3 of the EADV Retirement Agreement, and to the Knowledge of the Company, as of the date hereof there exist no facts, events or circumstances that would reasonably be expected to result in any such acceleration of the Redemption Consideration, (ii) to the Knowledge of the Company, the other parties to the EADV Retirement Agreement have complied in all material respects with the agreements and covenants set forth in Section 4.14 thereof, and (iii) the Company has not granted and has not been asked to grant any waiver, exception or other accommodation regarding any other party’s material obligations under the EADV Agreements to which the Company and/or any of its Subsidiaries is a party.

(c) The Company has made available to Parent true, correct and complete copies of all material written correspondence (including email and other electronic communications) between the Company and its Subsidiaries, on the one hand, and the EADV Partnership or any of the other parties to the EADV Agreements, on the other hand, relating to the EADV Interests, including all material notices received by the Company or its Subsidiaries since January 1, 2011 pursuant to the EADV Agreements (it being understood that ordinary course monthly reports regarding the EADV Interests are not considered material correspondence for purposes hereof). To the Knowledge of the Company, no event has occurred and no facts, circumstances or conditions exist that would, or would reasonably be expected to, have a material adverse effect on the ability of the EADV Partnership to pay the full amount of the Redemption Consideration outstanding, including its ability to continue making all Minimum Quarterly Distributions in respect thereof, or its ability to perform in all material respects it obligations under the EADV Agreements.

(d) (i) SMH SPEADV, LLC, a Delaware limited liability company (“SPEADV”) is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of Delaware and SPEADV has all requisite limited liability company power and authority to sell and assign the EADV Interests.

(ii) There are no proceedings pending by or against SPEADV in bankruptcy, insolvency or reorganization in any state or federal court.

(iii) No consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Entity is necessary in connection with the sale or assignment of the EADV Interests of the type contemplated by the Receivables Commitment Letter.

(iv) After giving effect to the Credit Document Transactions and excluding any effects of any agreements, including any guarantees or security documents, entered into in connection with the Financing, SPEADV has good and marketable title to, and is the lawful owner of, the EADV Interests, free and clear of any material Lien, including without limitation, any option, interest, right of first refusal, right of first offer or conditional sales agreement, other than the assignment restriction set forth in Section 7.12 of the of the EADV Retirement Agreement and the Salient Offset Amounts. After giving effect to the Credit Document Transactions and excluding any effects of any agreements, including any guarantees or security documents, entered into in connection with the Financing and except for payments in connection with management incentive plans (none of which are Liens on the EADV Interests), there are no outstanding contractual obligations of SPEADV or the Company with respect to the EADV Interests which relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of the EADV Interests, other than the EADV Retirement Agreement and the Limited Partnership Agreement. After giving effect to the Credit Document Transactions and excluding any effects of any agreements, including any guarantees or security documents, entered into in connection with the Financing and except for payments in connection with management incentive plans (none of which are Liens on the EADV Interests) no Person other than SPEADV has any right to participate in, or receive any payment based on the EADV Interests.

(v) For purposes of this Section 4.25(d), (A) “Credit Documents” means the Amended and Restated Credit Agreement, dated as of December 31, 2010, between Sanders Morris Harris Group Inc. and Prosperity Bank and the related guarantees and security documents in connection therewith, (B) “Credit Document Transactions” means the termination of the Credit Documents and the release of the liens thereunder, (C) “Salient Agreement” means the Purchase and Sale Agreement, dated as of August 29, 2008, as amended, among Sanders Morris Harris Group Inc., Salient Partners, L.P., Salient Capital Management LLC and the other parties thereto and (D) “Salient Offset Amount” means the amounts offset against payments under the Assigned Interests pursuant to Section 4.4(a) of the Salient Agreement.

4.26. PTC.

(a) Section 4.26(a) of the Company Disclosure Letter sets forth, as of the dates stated therein, a list of all outstanding Partnership Interests (as defined in the PTC Partnership Agreement) of the PTC Partnership, including the identity of the Partner (as defined in the PTC Partnership Agreement) holding such Partnership Interest, the class thereof and the Percentage Interest (as defined in the PTC Partnership Agreement) represented thereby, and except as set forth thereon, to the Knowledge of the Company no Partnership Interests in the PTC Partnership, or options, warrants or other rights to acquire any such Partnership Interests, are outstanding as of such dates.

(b) Section 4.26(b) of the Company Disclosure Letter sets forth as of the dates stated therein, a list of all outstanding Units (as defined in the PTC GP LLCA) of the PTC GP, including the identity of the Member (as defined in the PTC GP LLCA) holding such Units, the class thereof and the Percentage Interest (as defined in the PTC GP LLCA) represented thereby, and except as set forth thereon, to the Knowledge of the Company no Units in the PTC GP, or options, warrant or other rights to acquire any Units, are outstanding.

(c) The Company owns all of the right, title and interest in and to the PTC Interests, free and clear of all Liens, and none of the Company or any of its Subsidiaries has sold, assigned, transferred or otherwise disposed of, or entered into any agreement or arrangement to sell, assign, transfer or otherwise dispose of the PTC Interests, in whole or in part. The Company has timely made all capital contributions required of it in respect of (i) its LP Units pursuant to the PTC Partnership Agreement and (ii) its Units pursuant to the PTC GP LLCA, and except as set forth in the PTC Partnership Agreement or PTC GP LLCA none of the Company or any of its Subsidiaries is party to any Contract that requires the Company or any Subsidiary thereof to make any further capital contribution to the PTC Partnership or to the PTC GP, whether currently or upon the occurrence of any future event.

(d) The Company has made available to Parent true, correct and complete copies of the PTC Partnership Agreement and the PTC GP LLCA, in each case, as amended and in effect as of the date hereof (together, the “PTC Agreements”), and none of the Company or any of its Subsidiaries is a party to any other Contract relating to the PTC Interests. The PTC Agreements are the legal, valid and binding obligation of the Company, and to the Knowledge of the Company, each other party thereto, enforceable in accordance with its terms and in full force and effect as of the date hereof. Neither the Company, or to the Knowledge of the Company, any other party to the PTC Agreements, is in breach in any material respect of, or in default in any material respect under, the PTC Agreements, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default in any material respect thereunder.

(e) The Company has made available to Parent a true, correct and complete copy of the PTC Management Agreement, as amended and in effect as of the date hereof. To the Knowledge of the Company, (i) the PTC Management Agreement is the legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms and in full force and effect as of the date hereof and (ii) no party to the PTC Management Agreement is in breach in any material respect of, or in default in any material respect under, the PTC Management Agreement, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default in any material respect thereunder.

(f) To the Knowledge of the Company, no event has occurred and no facts, circumstances or conditions exist that would, or would reasonably be expected to, have a material adverse effect on the business of the PTC Partnership, the PTC GP and their Affiliates or the fair market value of the PTC Interests.

4.27. Insurance.

Section 4.27 of the Company Disclosure Letter contains a correct and complete list of all insurance policies, surety bonds, reinsurance, and self insurance programs (including the scope and amount of the coverage provided thereunder) maintained by the Company or any of its Subsidiaries. Except as would not have or be reasonably expected to have a Company Material Adverse Effect, (a) all such policies are in full force and effect and (b) such policies provide coverage in such amounts and against such risks as is sufficient to comply with applicable Law and any requirements under the Company Material Contracts. The Company and its Subsidiaries are in compliance in all material respects with the terms of all material insurance policies and programs and have not failed to give any material notice or present any material claim under any insurance policy or programs within the time periods required. To the Knowledge of Company, there are no pending notices of cancellation or non-renewal of any such insurance policy or programs nor has the termination of any such insurance policy and program been threatened in writing by the provider of such insurance.

4.28. Certain Transactions.

Since March 16, 2009, none of the current officers or directors of the Company, nor any Affiliate of the Company, has been a participant in any transaction with the Company or any Subsidiary thereof (other than for services as an employee, officer or director) of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

4.29. Proxy Statement and Schedule 13E-3.

None of the information supplied or to be supplied by the Company or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement or in the Schedule 13E-3 will, at the date it is first mailed to the shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation is made by the Company with respect to information supplied by Parent, Merger Sub or the Rollover Investors (in their capacities as such) or their respective Representatives for inclusion therein.

4.30. Prohibited Payments.

None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee or to foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or any other federal, foreign or state anti-corruption or anti-bribery Law or requirement applicable to the Company or any Subsidiary thereof; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. During the last three (3) years, none of the Company or any of its Subsidiaries has received any written communication that alleges that the Company or any Subsidiary thereof, or any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, is in violation of, or has any material liability under, the FCPA.

4.31. Opinion of Financial Advisors.

The Special Committee has received the written opinion of Stephens Inc., dated April 13, 2012, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, the Merger Consideration to be received in the Merger by holders of shares of Company Capital Stock (other than the Rollover Investors and other Affiliates of the Company) pursuant to this Agreement is fair from a financial point of view to such shareholders (the “SC Fairness Opinion”). A correct and complete copy of the SC Fairness Opinion has been, or promptly after the date hereof will be, delivered to Parent for informational purposes only. The Company has been authorized by Stephens Inc. to permit the inclusion of the SC Fairness Opinion and references thereto in the Proxy Statement and Schedule 13E-3.

4.32. Anti-takeover Statutes.

The Company has taken any and all action necessary such that no “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover statute or regulation enacted under state laws of the United States applicable to the Company is or becomes applicable to Parent, Merger Sub and their respective Affiliates, and to the Merger, this Agreement, the Voting Agreements, the Rollover Contribution Agreements and the transactions contemplated hereby and thereby.

4.33. Vote Required.

The affirmative vote of at least two-thirds of the outstanding shares of Company Capital Stock entitled to vote thereon is the only vote of holders of securities of the Company that is necessary to approve and adopt this Agreement and the transactions contemplated hereby (the “Required Shareholder Approval” and, together with the Majority of the Minority Approval, the “Company Shareholder Approval”).

4.34. Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company other than as provided in the letter of engagement by and between the Company and Stephens Inc.

4.35. No Other Representations or Warranties.

Except for the representations and warranties contained in this Article IV, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent to the Company prior to or concurrent with the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

5.1. Organization.

Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each of Parent and Merger Sub has the requisite power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

5.2. Authority.

Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action by the Boards of Directors of Parent and Merger Sub and by Parent as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder or to consummate the transactions contemplated hereby (other than the filing of the Certificate of Merger with the Secretary of State as required by the TBOC). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles (whether considered in equity or at law).

5.3. No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Parent and Merger Sub, do not and will not (i) conflict with or violate the respective articles of incorporation or by-laws (or similar organizational documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations specified in Section 5.3(b) have been obtained and all filings described therein have been made, conflict with or violate any Law, rule, regulation, or Order applicable to Parent or Merger Sub or by which either of them or any of their respective properties or assets are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), require any consent under, result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any material Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their properties or assets is bound or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the filing and recordation of the Certificate of Merger with the Secretary of State, (ii) the applicable requirements of the Exchange Act, the Securities Act, and state securities or “blue sky” laws, (iii) the applicable requirements the HSR Act and any applicable Foreign Competition Laws, (iv) the consents, approvals and notices required or contemplated under the Investment Company Act (v) the applicable rules and regulations of NASDAQ, FINRA, or any other applicable self-regulatory organization, (vi) the consents, approvals and notices required or contemplated under the Laws listed in Section 5.3(b) of the Parent Disclosure Letter, or (vii) where the failure to obtain such other consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

5.4. Absence of Litigation.

As of the date of this Agreement, there are no suits, claims, charges, actions, proceedings, arbitrations, mediations or investigations pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub or any of their respective Subsidiaries, assets, operations or executive officers, and neither Parent, Merger Sub nor any of their respective Subsidiaries is the subject of any Order, other than any such suit, claim, action, proceeding, investigation or Order that would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

5.5. Proxy Statement.

None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or its Subsidiaries, the Rollover Investors or any of their respective Representatives which is contained or incorporated by reference in the Proxy Statement.

5.6. Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

5.7. Financing.

(a) Section 5.7(a) of Parent Disclosure Letter sets forth true and complete copies of (i) an executed equity commitment letter from the Guarantors to provide $132,000,000 (without limiting the provisions of Section 7.9 of this Agreement, as such amount may be increased or decreased so long as such increase or decrease does not cause the representation in Section 5.9 to be untrue) in equity financing (the “Equity Financing”) to Parent and/or Merger Sub (the “Equity Commitment Letter”), (ii) an executed contribution agreement from each Rollover Investor (the “Rollover Contribution Agreements”) pursuant to which, and subject to the terms and conditions of which, the Rollover Investors have committed to contribute to Parent, the Surviving Corporation or a direct Subsidiary of the Surviving Corporation the amount of shares of Company Capital Stock and membership interests in EFS set forth therein and to consummate the transactions contemplated thereby (the “Rollover Investment”), (iii) the executed Receivables Commitment Letter to purchase the EADV Interests pursuant to the Receivables Purchase Agreements in the Receivables Sale Transaction and (iv) the executed debt commitment letters (the “Debt Commitment Letters” and, together with the Equity Commitment Letter, the Rollover Contribution Agreements and the Receivables Commitment Letter, the “Financing Commitments”) from the lenders or purchasers party thereto (the “Lenders”) pursuant to which, and subject to the terms and conditions of which, the Lenders have committed to provide Parent and/or Merger Sub with loans or other funds in an aggregate amount of $187,000,000 (without limiting the provisions of Section 7.9 of this Agreement, as such amount may be increased or decreased so long as such increase or decrease does not cause the representation in Section 5.9 to be untrue) as described therein, the proceeds of which may be used to consummate the Merger and the other transactions contemplated by this Agreement, including the payoff amount and related fees and expenses including the expenses incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement (including the Financing) (the “Debt Financing” and, together with the Equity Financing pursuant to the Equity Commitment Letter, the Rollover Investment pursuant to the Rollover Contribution Agreements and the Receivables Sale Transaction pursuant to the Receivables Commitment Letter, the “Financing”). There are no other agreements, side letters or arrangements relating to the Equity Financing, including any syndication thereof, except as set forth in the Equity Commitment Letter.

(b) As of the date hereof, each of the Financing Commitments (i) is in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any respect, and (ii) in the form so delivered, is a legal, valid and binding obligation of Parent and Merger Sub and the other parties thereto, subject to bankruptcy, insolvency, reorganization, moratorium and other applicable Laws relating to or affecting the creditors’ rights generally (including fraudulent conveyance laws) and to general equity principles, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law. There are no other Contracts, agreements, side letters, conditions precedent or arrangements relating to or affecting the Financing or the terms thereof, other than as set forth in the Financing Commitments and any related fee or engagement letter (true and correct copies of which have been furnished to the Company; provided that any fee letters may be redacted to remove fee amounts, percentages and basis points). As of the date of this Agreement, (i) no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Financing Commitments, and (ii) neither Parent nor Merger Sub has knowledge of any facts or circumstances that would reasonably be expected to result in (1) any of the conditions set forth in the Financing Commitments not being satisfied or (2) the funding contemplated in the Financing Commitments not being made available to Parent and/or Merger Sub in order to consummate the transactions contemplated by this Agreement on the Closing Date. Parent and or Merger Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement. The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms therein.

5.8. Operations of Parent, Merger Sub and Affiliates.

(a) Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. As of the date of this Agreement, the authorized shares of Merger Sub consists of 1,000 shares of common stock of Merger Sub, par value $0.01 per share (“Merger Sub Stock”), all of which are validly issued and outstanding. All of the issued and outstanding shares of Merger Sub Stock are, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent.

(b) Prior to the Effective Time, Parent shall deliver to the Company a complete and correct description of its capital structure and ownership and that of its equity holders.

(c) None of Parent, Merger Sub or their respective Affiliates own (in each case, directly or indirectly, beneficially or of record), any equity interests or voting interests in, or options, warrants or other rights to acquire such stock or securities, in any Person engaged in the business of providing wealth management services, including investment advice, investment management and financial planning, or securities brokerage services.

5.9. Sufficient Funds.

Assuming the Financing Commitments (other than commitments pursuant to the Rollover Contribution Agreements) are funded, Parent and Merger Sub, at the Effective Time, will have sufficient funds for Merger Sub and the Surviving Corporation to pay the aggregate Merger Consideration payable to the holders of the Company Capital Stock (other than the Rollover Investors to the extent of any shares of Company Capital Stock to be contributed pursuant to their respective Rollover Contribution Agreements), the aggregate consideration payable to the holders of Company Stock Options, Company Restricted Stock Units, Company Performance Awards and Restricted Shares, as applicable, pursuant to Section 2.8, any repayment or refinancing of Indebtedness contemplated in the Debt Commitment Letters, and the fees and expenses incurred in connection with the transactions contemplated hereby (including the Financing).

5.10. Ownership of Company Capital Stock.

None of Parent, Merger Sub or their respective Affiliates (which, for the avoidance of doubt, shall not include any of the limited partners of the Guarantors) owns as of the date of this Agreement, and have not owned within the last three (3) years (in each case, directly or indirectly, beneficially or of record) any shares of capital stock of the Company and, except as contemplated by the Voting Agreements and the Rollover Contribution Agreements, none of Parent, Merger Sub or their respective Affiliates holds any rights to acquire or vote any shares of Company Capital Stock except pursuant to this Agreement.

5.11. Limited Guarantee.

Concurrently with the execution of this Agreement, Parent and Merger Sub have delivered to the Company the Limited Guarantee, in the form included as Section 5.11 of the Parent Disclosure Letter. The Limited Guarantee is in full force and effect and constitutes the legal, valid and binding obligation of the Guarantors, enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity) and has not been amended, withdrawn or rescinded in any respect. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantors under the Limited Guarantee and, to the Knowledge of Parent, there exist no facts or circumstances that are reasonably expected to result in a default on the part of the Guarantors under the Limited Guarantee.

5.12. Section 15(f) of the Investment Company Act.

None of Parent, Merger Sub nor any of their respective “interested persons” (as that term is defined under applicable provisions of the Investment Company Act) has any express or implied understanding or arrangement which would impose an “unfair burden” (as such term is used in Section 15(f) of the Investment Company Act) on any Proprietary Fund that is a Registered Investment Company for purposes of Section 15(f) of the Investment Company Act as a result of the Merger or which would in any way cause Section 15(f) of the Investment Company Act to be unavailable to the Company.

5.13. Investigation by Parent and Merger Sub.

(a) Each of Parent and Merger Sub acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its Subsidiaries and their businesses and operations, and Parent and Merger Sub have requested such documents and information from the Company as each such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement.

(b) Each of Parent and Merger Sub acknowledges and agrees that it has had an opportunity to ask all questions of and receive answers from the Company in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. Each of Parent and Merger Sub acknowledges that, except for the representations and warranties set forth in Article IV of this Agreement, neither the Company nor any other Person has made and shall not be deemed to have made any representation or warranty with respect to the Company or its Subsidiaries or their respective businesses and operations to Parent and Merger Sub.

(c) In connection with such investigation, Parent and Merger Sub have received from the Company or its Representatives certain estimates, projections, forecasts and other forward-looking information regarding the Company, its Subsidiaries and their respective businesses and operations. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information with which Parent and Merger Sub are familiar, and that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all such estimates, projections, forecasts and other forward-looking information so furnished to them.

5.14. Solvency; Surviving Corporation After the Merger.

Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, at and immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, (i) the aggregate value of the assets of the Surviving Corporation and its Subsidiaries on a consolidated basis will exceed their total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) at a fair valuation and at fair saleable value; (ii) the Surviving Corporation and its Subsidiaries on a consolidated basis will have the ability to pay their total debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) as they become due in the usual course of their business; and (iii) the Surviving Corporation and its Subsidiaries on a consolidated basis will not have an unreasonably small amount of capital with which to conduct their business.

5.15. No Vote Required.

No vote or consent of the holders of any class or series of capital stock or other equity interest of Parent is necessary to approve this Agreement, the Merger, or the Financing. The vote or consent of Parent as the sole shareholder of Merger Sub (which has been obtained) is the only vote or consent of the holders of any class or series of capital stock or other equity interest of Merger Sub necessary to approve and adopt this Agreement, the Merger or the transactions contemplated hereby.

5.16. No Other Representations or Warranties.

Except for the representations and warranties contained in this Article V, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the transactions contemplated hereby.

ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1. Conduct of the Company and the Subsidiaries.

The Company covenants and agrees that, from and after the date hereof until the Effective Time, except as required by Law, as expressly permitted pursuant to this Agreement, as set forth in Section 6.1 of the Company Disclosure Letter, or as agreed in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice in all material respects, and the Company and its Subsidiaries shall use their reasonable best efforts to preserve intact the Company’s and its Subsidiaries’ business organization, maintain existing relations with Clients and other Persons with whom the Company or any of its Subsidiaries has business relations and keep available the services of those of their present officers, employees and consultants who are integral to the operation of their businesses as presently conducted. Without limiting the generality of the foregoing, other than as set forth in Section 6.1 of the Company Disclosure Letter, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and the Company shall cause its Subsidiaries not to:

(a) amend or otherwise change the Organizational Documents;

(b) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries as contemplated by Section 6.1(h) of this Agreement, issue, sell, pledge, dispose, encumber or grant any shares of its or its Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock, except as required upon the exercise of any Company Stock Option outstanding as of the date hereof or the vesting or redemption of any Company Restricted Stock Unit or Company Performance Award, in each case, outstanding as of the date hereof, in accordance with their terms and for granting Company Restricted Stock Units as permitted under Section 6.1(g);

(c) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, or propose or offer to redeem, purchase or otherwise acquire, directly or indirectly, any outstanding shares of capital stock or any other equity interests of the Company or any of its Subsidiaries, except as required pursuant to any Company Benefit Plans in effect as of the date hereof or this Agreement;

(d) declare, authorize, make, set aside or pay any dividend or distribution, with respect to the Company’s or any of its Subsidiaries’ capital stock, other than (i) cash dividends paid by any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company, (ii) regular quarterly cash dividends on the Company Capital Stock not in excess of $0.05 per quarter, (iii) the cash distribution by EFC LLC described in Section 6.1(d)(iii) of the Company Disclosure Letter and (iv) cash distributions by any Subsidiary of the Company other than EFC LLC to such Subsidiary’s members other than the Company or another Subsidiary thereof in the ordinary course of business consistent with past practice and that are required pursuant to the terms of the agreements governing such Subsidiaries as in effect as of the date hereof;

(e) except as required pursuant to existing written agreements or Company Benefit Plans in effect as of the date hereof, or as otherwise required by Law or this Agreement, (i) increase the compensation or other benefits payable or to become payable to directors or executive officers of the Company or any of its Subsidiaries, except for annual increases in compensation that are consistent with prior periods, (ii) grant or increase any severance or termination pay to, or enter into or materially amend any severance agreement or termination agreement with any director or executive officer of the Company or any of its Subsidiaries, (iii) enter into or amend any employment agreement with any executive officer of the Company, or (iv) establish, adopt, enter into or amend any Company Benefit Plan, collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries; provided that any actions described in (i), (ii) or (iii) with respect to any officer who is not an executive officer shall be subject to the prior approval of the Executive;

(f) hire any new key executive or terminate the employment of any current key executive officer;

(g) grant, confer or award options, convertible security, restricted stock, restricted stock units or other rights to acquire any of its or its Subsidiaries’ capital stock or take any action (other than as expressly permitted pursuant to this Agreement) to cause to be exercisable any otherwise unexercisable option under any existing stock option plan, provided that the Company may award up to 37,500 Company Restricted Stock Units under the Company Stock Plan in connection with new hires, promotions and annual performance reviews and awards in the ordinary course of business consistent with past practice, in any such case that have been previously approved by the Executive;

(h) acquire, except in respect of any merger, consolidation or business combinations among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries (including by merger, consolidation, acquisition of stock or assets or otherwise), any corporation, partnership, limited liability company, other business organization or any division thereof, or all of substantially all of the assets of any Person in connection with acquisitions or investments, or enter into any agreement, arrangement or understanding with respect to any such acquisition, including any confidentiality, exclusivity, standstill or similar agreements;

(i) incur any (i) Indebtedness for borrowed money (ii) capitalized lease obligations other than in the ordinary course of business consistent with past practice, (iii) guarantees and other arrangements having the economic effect of a guarantee of any Indebtedness of any other Person or (iv) obligations or undertakings to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations of others, except for Indebtedness for borrowed money in an aggregate principal amount not to exceed $250,000, which Indebtedness shall be prepayable in full without premium or penalty;

(j) (i) modify or amend in any material respect any Company Material Contract, (ii) waive, release or assign any material rights or material claims under any Company Material Contract or (iii) except in the ordinary course of business consistent with past practice enter into any Contract that if entered into prior to the date hereof would have been a Company Material Contract;

(k) make any material change to its methods of accounting in effect as of December 31, 2011, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or as required by a Governmental Entity or quasi-Governmental Entity (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company’s financial statements in compliance with GAAP, (iii) as required by a change in applicable Law or (iv) as disclosed in the Company SEC Reports filed prior to the date hereof;

(l) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its properties or assets, other than in the ordinary course of business consistent with past practice;

(m) file any amendment to any material Tax Return or make, change or revoke any material election relating to Taxes, adopt or change any accounting method relating to Taxes, enter into any ruling request, material closing agreement or similar agreement relating to Taxes, surrender any right to claim a material refund of Taxes, settle any material claim or assessment relating to Taxes or consent to any material claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

(n) except as set forth on Section 6.1(n) of the Company Disclosure Letter, settle, compromise, discharge or agree to settle any litigation, investigation, arbitration or proceeding other than those that do not involve the payment by the Company or any of its Subsidiaries of monetary damages in excess of $250,000 in the aggregate, after taking into account any applicable reserves and any applicable insurance coverage, and do not involve any material injunctive or other material non-monetary relief or impose material restrictions on the business or operations of the Company or its Subsidiaries;

(o) make any capital expenditures, except (i) capital expenditures made in accordance with the Company’s annual budget and capital expenditure plan, copies of which have been previously provided to Parent, or (ii) other capital expenditures in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $200,000;

(p) sell, lease, mortgage, sell and leaseback or otherwise dispose of any Leased Real Property or any interests therein, other than in the ordinary course of business;

(q) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or alter through merger, liquidation, reorganization or restructuring the corporate structure of the Company or any of its Subsidiaries (other than the Merger); or

(r) authorize or enter into any written agreement or otherwise make any commitment to do any of the foregoing.

6.2. No Control of Other Party’s Business.

Nothing contained in this Agreement gives, or is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and subject to the conditions of this Agreement, including without limitation Section 6.1, complete control and supervision over its and its Subsidiaries’ operations.

ARTICLE VII
ADDITIONAL AGREEMENTS

7.1. Preparation of the Proxy Statement; Shareholders Meeting.

(a) As soon as reasonably practicable following the date hereof, (i) the Company shall prepare and file with the SEC, and Parent and Merger Sub shall cooperate with the Company in such preparation and filing of, a preliminary Proxy Statement relating to the Company Shareholders Meeting, and (ii) the Company and Parent shall jointly prepare and file with the SEC a Rule 13E-3 transaction statement on Schedule 13E-3 (the

“Schedule 13E-3”). Without limiting the generality of the foregoing, each of Parent and Merger Sub will promptly furnish to the Company the information relating to it that is required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement, that is customarily included in proxy statements or on a Schedule 13E-3 prepared in connection with transactions of the type contemplated by this Agreement or that is reasonably requested by the Company. The parties shall promptly (A) notify each other of the receipt of any comments (or any requests for amendment or additional information) from the SEC with respect to the preliminary Proxy Statement or the Schedule 13E-3, and (B) provide each other with copies of all correspondence between the Company and its Representatives or Parent, Merger Sub and their Representatives, on the one hand, and the SEC and its staff, on the other hand, to the extent such correspondence relates to the Merger, the preliminary Proxy Statement or the Schedule 13E-3. The Company shall use reasonable best efforts to promptly respond (after consultation with Parent) to any comments or requests for additional information from the SEC with respect to the preliminary Proxy Statement, and the Company and Parent shall use reasonable best efforts to promptly (and jointly) respond to any comments or requests for additional information made by the SEC with respect to the Schedule 13E-3. Parent and Merger Sub shall promptly provide the Company with such information as may be required to respond to any comment of the SEC. The Company shall use its reasonable best efforts to (i) have the preliminary Proxy Statement cleared by the SEC as promptly as practicable after such filing and (ii) cause the definitive Proxy Statement to be mailed to the Company’s shareholders of record as of the record date for the Company Shareholders Meeting as promptly as practicable after the Proxy Statement is cleared by the staff of the SEC for mailing to the Company’s shareholders and such record date is set in accordance with Section 7.1(c). No filing of, or amendment or supplement to, the Proxy Statement or the Schedule 13E-3 shall be made by the Company, without providing Parent and its counsel a reasonable opportunity to review and comment thereon and giving due consideration to such comments.

(b) If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company.

(c) Subject to Section 7.3, the Company shall (i) as promptly as reasonably practicable following the later of (A) the Go-Shop Period End Date, and (B) the earlier of the first date after the Go Shop Period End Date when there ceases to be a Go-Shop Party and the Cut-Off Date, and (C) the date on which the SEC confirms it has no further comments on the Proxy Statement, establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining the Company Shareholder Approval (the “Company Shareholders Meeting”) and (ii) unless a Change of Recommendation occurs in accordance with this Section 7.1(c) or Section 7.3, (A) use reasonable best efforts to solicit the adoption and approval of this Agreement and the Merger by the shareholders of the Company, and (B) include in the Proxy Statement the recommendation of the Board of Directors of the Company that the shareholders of the Company adopt and approve this Agreement and the Merger (the “Company Recommendation”). Neither the Board of Directors of the Company nor any committee thereof shall directly or indirectly (x) withdraw (or change, amend, modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or change, amend, modify or qualify in a manner adverse to Parent or Merger Sub), the Company Recommendation, (y) approve or recommend, or publicly propose to approve or recommend, a Competing Proposal, or (z) take any other action or make any other proposal or statement inconsistent with such Company Recommendation (any action described in clauses (x), (y), or (z) being referred to as a “Change of Recommendation”); provided that, anything to the contrary contained in this Agreement notwithstanding, the Board of Directors of the Company or the Special Committee may effect a Change of Recommendation if the Special Committee determines in good faith (after consultation with outside legal counsel) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

7.2. Access to Information.

Upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford to Parent and its officers, directors and Representatives, reasonable access during normal business hours upon reasonable prior notice, during the period prior to the Effective Time, to all its properties, books and records (including financial schedules and accounting records), contracts, commitments, officers, and employees. During the period prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, furnish promptly all information concerning its business (including any information in the possession of the Company and or its Subsidiaries relating to any Person that is not an Affiliate of the Company with whom the Company or any of its Subsidiaries has material financial arrangements (a “Significant Person”)), properties and personnel as Parent, the Financing Sources, or their respective Representatives may reasonably request. The Company shall reasonably promptly notify Parent of any facts, circumstances or developments of which the Company has Knowledge that would reasonably be expected to (a) materially delay or impair the consummation of the Merger or (b) have a Company Material Adverse Effect. The Company shall respond reasonably promptly to any written inquiry from Parent as to any material developments relating to the business and/or operations of the Company. Upon the request of Parent, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to obtain from any Significant Person information regarding such Significant Person that is material to its arrangements with the Company or its Subsidiaries. Nothing herein shall require the Company or any of its Subsidiaries to disclose information to the extent such information is subject to an attorney client or attorney work product privilege or to the extent that such disclosure would, in the Company’s good faith opinion after consultation with legal counsel, violate any applicable Law or any confidentiality obligation to a third party by which the Company or any of its Subsidiaries is bound; provided, that the Company shall use its reasonable best efforts to limit such restrictions. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall provide notice to Parent that it is withholding such access or information and the Company shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law or confidentiality obligation. To the extent the Company or any of its Subsidiaries is restricted in or prohibited from providing any such access pursuant to confidentiality obligations owed to a third party under any Contract or agreement, the Company shall use its reasonable best efforts (without being required to make any payments or other concessions to such third party) to obtain any approval, consent or waiver with respect to such contract or agreement that is necessary to provide such access. Notwithstanding the foregoing, Parent shall not have access to personnel records of the Company or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other sensitive information that in the Company’s good faith opinion the disclosure of which would reasonably be expected to subject the Company or any of its Subsidiaries to risk of liability. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 7.2 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The parties will hold any such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated November 14, 2011, by and between Lee Equity Partners, LLC and the Company (as amended, the “Confidentiality Agreement”).

7.3. Competing Proposal Consideration.

(a) During the period beginning on the date of this Agreement and continuing until 11:59 p.m. Central time on May 26, 2012 (the “Go-Shop Period End Date”), the Company and its Subsidiaries and its Representatives, shall have the right, under the direction of the Special Committee, to: (i) solicit, initiate, facilitate or encourage the submission of any Competing Proposal (ii) furnish non-public information to and afford access to the business, employees, officers, Contracts, properties, assets, books and records of the Company and its Subsidiaries to any Person pursuant to the prior execution of an Acceptable Confidentiality Agreement; provided that the Company shall as promptly as reasonably practicable (but in any event within two (2) Business Days or, in the case such information is provided to a Person after the beginning of the Notice Period in Section 7.3(d), concurrently therewith) provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided or made available to any such Person (or its Representatives) which had not previously been provided or made available to Parent; (iii) enter into and maintain discussions or negotiations with any Person with respect to any Competing Proposal and (iv) otherwise cooperate with or assist or participate in or facilitate any discussions or negotiations or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could be reasonably expected to result in, a Competing Proposal. Within two (2) Business Days following the Go-Shop Period End Date, the Company shall deliver to Parent a list of all Persons from whom the Company received, after the date hereof and prior to the Go-Shop Period End Date (each, a “Go-Shop Party”), a written Competing Proposal that the Special Committee in good faith determines (after consultation with outside legal counsel and financial advisors) is bona fide and constitutes, or could be reasonably expected to result in a Superior Proposal.

(b) Except as expressly permitted by Section 7.3(c), the Company shall, and shall cause its Subsidiaries and its Representatives to: (i) as of 11:59 p.m. Central time on the Go-Shop Period End Date, immediately cease any existing solicitations, discussions or negotiations with any Persons that may be ongoing with respect to any Competing Proposal or any proposal that could be reasonably expected to result in a Competing Proposal (and the Company shall use reasonable best efforts to have all copies of all material non-public information it or its Subsidiaries or their respective Representatives have distributed or made available since the date hereof to Persons in connection with their consideration of any Competing Proposal (other than with respect to Parent and its Affiliates), destroyed or returned to the Company as soon as possible); and (ii) from and after 11:59 p.m. Central time on the Go-Shop Period End Date until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, the Company shall not, and shall cause its Subsidiaries and its Representatives not to, directly or indirectly through any Person, (A) solicit, initiate, knowingly facilitate or knowingly encourage any Competing Proposal, (B) furnish to any Person any material non-public information in connection with any Competing Proposal, (C) engage in discussions or negotiations with any Person with respect to any Competing Proposal, (D) approve or recommend any Competing Proposal or (E) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement, or similar document or any agreement or commitment relating to any Competing Proposal or enter into any contract or agreement in principle that is intended or would reasonably be expected to result in a Competing Proposal (other than an Acceptable Confidentiality Agreement as permitted in accordance with Section 7.3(c)).

(c) Notwithstanding the limitations set forth in Section 7.3(b), if at any time after the Go-Shop Period End Date, but prior to obtaining the Company Shareholder Approval, the Company, any of its Subsidiaries or any of its Representatives receives a Competing Proposal that did not result from a material breach of any provision of Section 7.3(b) and that the Special Committee in good faith determines (after consultation with outside legal counsel and its financial advisors) constitutes or could reasonably be expected to result in a Superior Proposal, then the Company may (i) furnish non-public information and afford access to the business, employees, officers, Contracts, properties, assets, books and records of the Company and its Subsidiaries to the third party making such Competing Proposal, if, and only if, prior to so furnishing such information or affording such access, the Company receives from such third party a signed Acceptable Confidentiality Agreement and (ii) enter into and maintain discussions or negotiations with such third party with respect to the Competing Proposal; provided, however, that as promptly as reasonably practicable (but in any event, within two (2) Business Days) following the Special Committee of the Company making such determination, the Company shall provide written notice to Parent of such Competing Proposal; provided, further, (A) such notice to Parent shall indicate in reasonable detail the terms and conditions of, such Competing Proposal, and (B) thereafter, the Company shall promptly provide to Parent copies of any proposed definitive agreements received in connection with such Competing Proposal. The Company shall keep Parent reasonably informed on a reasonably prompt basis of the status and details of any such Competing Proposal. Notwithstanding the foregoing, the Company shall have the right (i) to waive the provisions of any Acceptable Confidentiality Agreement to permit a Go-Shop Party to make a Competing Proposal on a non-public basis to the Company and its Board of Directors or the Special Committee, (ii) to continue to engage in the activities described in Section 7.3(a) following the Go-Shop Period End Date with any Go-Shop Party until 11:59 p.m. Central time on June 15, 2012 (such date as may be extended pursuant to Section 7.3(d), the “Cut-Off Date”), and (iii) to engage in the activities described in this Section 7.3(c) with respect to any Person, including a Person that was previously a Go-Shop Party, subject to the terms and conditions set forth in this Section 7.3(c).

(d) Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company may, at any time prior to obtaining the Required Shareholder Approval if the Company receives a Competing

Proposal that did not result from a material breach of any provision of Section 7.3(b) or (c) and that the Board of Directors of the Company (with the concurrence of a majority of the Special Committee) determines in good faith (after consultation with outside legal counsel and its or the Special Committee’s financial advisors) constitutes a Superior Proposal, (i) effect a Change of Recommendation and/or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Board of Directors may not effect a Change of Recommendation relating to a Superior Proposal pursuant to the foregoing clause (i) or terminate this Agreement pursuant to the foregoing clause (ii) unless (A) the Company shall have provided prior written notice (a “Notice of Superior Proposal”) to Parent and Merger Sub, at least three (3) Business Days in advance of such Change of Recommendation or such termination (such minimum period, the “Notice Period”), of its intention to effect a Change of Recommendation in response to such Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal), (B) the Company shall, and shall cause its Representatives to, during such Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement and the transactions contemplated hereby so that such Competing Proposal ceases to constitute a Superior Proposal and (C) in the event of any material amendment to such Superior Proposal, the Company shall be required to provide Parent with a new Notice of Superior Proposal consistent with the Notice of Superior Proposal described in clause (A) and the Notice Period shall have recommenced, except the Notice Period shall be two (2) calendar days (rather than the three (3) Business Days contemplated by clause (A) above). In the event the Company provides Parent with the initial Notice of Superior Proposal prior to the Cut-Off Date, the Cut-Off Date shall be extended until the next calendar day after the final day of the Notice Period (as the same may have been recommenced pursuant to this Section 7.3(d)) ends.

(e) None of the Company, the Special Committee, or the Company’s Board of Directors (or any of their Representatives) shall provide to any third party, whether or not such party is a Go Shop Party, access to or copies of (i) any of the documents or sections thereof set forth on Section 7.3(e) of the Parent Disclosure Letter (the “Sponsor-Prepared Materials”) or (ii) any assumptions made by the Sponsor and the financial analyses resulting from such assumptions contained in the Sponsor-Prepared Materials; provided, however, that nothing in this Section 7.3(e) shall prohibit or restrict the Company, the Special Committee, the Company’s Board of Directors or any of their respective Representatives from providing to any third party (x) access to or copies of any of the documents or information the Company, the Special Committee, the Company’s Board of Directors or any of their respective Representatives have provided to the Sponsor or its Representatives (including through the electronic data room), regardless of whether any such information is included in the Sponsor-Prepared Materials and (y) assistance or other cooperation in (1) collecting and analyzing any publicly available information or (2) preparing any assumptions or analyses regarding the Company or its business, in each case regardless of whether any such publicly-available information, assumptions or analysis are similar to those included in the Sponsor-Prepared Materials as long as Sponsor-Prepared Materials are not used in connection therewith.

(f) As used in this Agreement,

(i) the term “Competing Proposal” means any written bona fide proposal made by a third party relating to any direct or indirect acquisition or purchase of assets or operations that represent twenty five percent (25%) or more of the revenues or earnings of the Company and its Subsidiaries, taken as a whole, or twenty five percent (25%) or more of the combined voting power of the shares of Company Capital Stock, any tender offer or exchange offer that if consummated would result in any Person beneficially owning twenty five percent (25%) or more of the combined voting power of the shares of Company Capital Stock or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries in which the other party thereto or its shareholders will own twenty five percent (25%) or more of the combined voting power of the parent entity resulting from any such transaction, other than transactions contemplated by this Agreement;

(ii) the term “Superior Proposal” means a Competing Proposal that the Special Committee in good faith determines (after consultation with outside legal counsel and its financial advisors) would, if consummated, result in a transaction that is (A) more favorable to the Company’s shareholders (other than the Rollover Investors) from a financial point of view than the transactions contemplated hereby, after taking into account all relevant factors as the Special Committee considers to be appropriate, but which shall include all the terms and conditions of such proposal and this Agreement (including any changes to the terms of and conditions of this Agreement proposed by Parent in writing in response to such proposal after Parent’s receipt of the applicable Notice of Superior Proposal) and (B) reasonably capable of being consummated on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided that, for purposes of the definition of “Superior Proposal,” the references to “twenty five percent (25%) or more” in the definition of Competing Proposal shall be deemed to be references to “more than fifty percent (50%)”; and

(iii) the term “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement may include provisions that are less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, so long as the Company offers to amend the Confidentiality Agreement concurrently with the execution of such Acceptable Confidentiality Agreement to include such less favorable provisions substantially similar to those in the Acceptable Confidentiality Agreement.

(g) Nothing contained in this Agreement shall prohibit the Company, the Board of Directors of the Company or the Special Committee from (i) taking and disclosing to the Company’s shareholders a position contemplated by 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if the Board of Directors of the Company or the Special Committee has determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with any applicable Law; provided, that disclosures under this Section 7.3(g) shall not be a basis, in themselves, for Parent to terminate this Agreement pursuant to Section 9.1(f).

7.4. Efforts; Cooperation.

(a) Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to, and the Company shall cause its Subsidiaries to use their respective reasonable best efforts to, as soon as practicable after the date hereof, (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) to obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Entity necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement and to conduct the business of the Surviving Corporation and its Subsidiaries after the Closing Date in the same manner as conducted by the Company and its Subsidiaries as of the date hereof. In furtherance and not in limitation of the foregoing, (x) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof and to respond as promptly as practicable to any request for additional information and documentary material pursuant to the HSR Act and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and (y) the Company and its Subsidiaries agree to provide notice of and apply for approval of change of control to FINRA under FINRA Rule 1017 as promptly as practicable and in any event within ten (10) Business Days of the date hereof and to respond as promptly as practicable to any request for additional information and documentary material made by FINRA pursuant to such rule.

(b) Each of Parent and Merger Sub, on the one hand, and the Company and its Subsidiaries, on the other hand, shall, in connection with the efforts referenced in Section 7.4(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all material respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or

any other U.S. or foreign Governmental Entity, regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Entity and, to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity, give the other party the opportunity to attend and participate in such meetings and conferences. As used in this Agreement, the term “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) In the event that any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by the FTC, the DOJ, any other applicable Governmental Entity or any third party challenging the Merger or any other transactions contemplated hereby as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, the Company shall cooperate in all respects with Parent and Merger Sub and shall use its reasonable best efforts to resolve any such objections or to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(d) Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub or any of their Affiliates shall be required to, and the Company and its Subsidiaries may not, without the prior written consent of Parent, become subject, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, if, in any such case, the effect of any such requirement, condition, limitation, understanding, agreement or order, individually or in the aggregate, would or could reasonably be expected to impair in any material respect the business operations of the Parent, Merger Sub, the Company and its Subsidiaries, taken as a whole, as combined in the manner currently intended by the parties; provided that if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order.

(e) The Company shall use its reasonable best efforts (i) to obtain consents of all third parties necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement, provided that, in connection with obtaining such consents, the Company shall not (A) be required to make any payments of money to any third parties or (B) modify or amend any Contracts referenced in Section 7.4(f) to provide for increased fees or other terms adverse to the Company, and (ii) to provide any notices to third parties required to be provided prior to the Effective Time, including under any Leases or insurance policies.

(f)

(i) Without limiting the foregoing, with respect to each Advisory Agreement for which the consent of a Client to the assignment or deemed assignment of such Advisory Agreement as a result of the Merger is required by applicable Law and/or by the terms of such Advisory Agreement (other than Clients that are Investment Companies), as promptly as practicable following the date hereof, the Company shall, or shall cause a Subsidiary of the Company to, send a written notice (a “Contract Notice”) informing such Clients of the Merger and requesting written consent to the assignment or deemed assignment of such Client’s Advisory Agreement (including any approvals by way of “negative consent” to the extent permitted by applicable Law and the Advisory Agreements of any Clients) in accordance with Section 7.4(f)(ii) (the “Client Consent Request Process”). All Contract Notices and

related materials distributed to Clients shall be in form and substance reasonably acceptable to Parent, and Parent shall be provided a reasonable opportunity to review all such Contract Notices prior to distribution and to have its reasonable comments reflected therein. The Company shall make available to Parent copies of all substantive correspondence between it or any of its Subsidiaries and Clients (or their representatives or counsel) relating to the consent solicitation provided for in this Section 7.4(f).

(ii) Parent and Company agree that any Consent required for any Advisory Agreement with a Client (other than a Proprietary Fund) to continue after the Closing shall be deemed given for all purposes under this Agreement (A) if written consent is required under applicable Law or the respective Advisory Agreement, upon receipt of the written consent requested in the Contract Notice prior to the Closing Date or (B) if consent other than written consent is permitted under applicable Law and the respective Advisory Agreement, (x) upon receipt of a written consent requested in the Contract Notice prior to the Closing Date or (y) if no such written consent is received, if 45 days shall have passed since the sending of the Contract Notice (“Negative Consent Notice”) to such Client (which Negative Consent Notice may be included in the Contract Notice) requesting written consent as aforesaid and informing such Client: (I) of the intention to complete the Merger, which will result in a deemed assignment of such Client’s Advisory Agreement; (II) of the Subsidiary’s intention to continue to provide the advisory services pursuant to the existing Advisory Agreement with such Client after the Closing if such Client does not terminate such agreement prior to the Closing; and (III) that the consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for a period of at least 45 days after the sending of the Negative Consent Notice without termination; provided that, in any case under clause (A) or (B), no consent shall be deemed to have been given for any purpose under this Agreement if at any time prior to the Closing such Client indicates, either orally or in writing, that such Client (1) has not so consented or has terminated or intends to withdraw its consent or terminate, in whole or in part, its Advisory Agreement or (2) intends to terminate its Advisory Agreement or withdraw assets thereunder unless the fees payable under such Arrangement are reduced.

(iii) For each Client that is registered as an Investment Company under the Investment Company Act (a “Registered Investment Company”), the Company shall use reasonable best efforts to obtain in accordance with Section 15 of the Investment Company Act, as promptly as practicable following the date hereof, the due consideration and approval by the board of trustees of the Registered Investment Company of a new Advisory Agreement, to be in effect as of, and subject to, the Closing, on terms no less favorable than the terms of each existing Advisory Agreement as of the date hereof. The Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to comply with all conditions of Rule 15a-4 promulgated under the Investment Company Act in connection with the consummation of the transactions contemplated hereby. Following the Closing, Parent shall cause the Surviving Corporation to comply with the conditions of Section 15(f) of the Investment Company Act with respect to each Registered Investment Company.

(iv) For each Client that is an Investment Company but not a Registered Investment Company, the Company shall use reasonable best efforts to obtain in accordance with the constituent documents of such Investment Company and applicable Law, as promptly as practicable following the date hereof, the consent and approval (as applicable) of any governing body of such Investment Company and of its investors required by such constituent documents and applicable Law of either (a) the continuation of each Advisory Agreement between each Subsidiary of the Company and such Investment Company to the assignment or deemed assignment of such Advisory Agreement as a result of the Merger (to the extent any such agreement may continue in effect following the Merger with such consent) or (b) a new Advisory Agreement between each Subsidiary of the Company and such Investment Company (to the extent the existing Advisory Agreement will terminate as a result of the Merger), in each case (x) to be in effect with each Subsidiary of the Company as of, and subject to, the Closing, and (y) on terms no less favorable to such Subsidiary than the terms of such existing Advisory Agreement with such Investment Company. The manner of consent and approval solicited with respect to each such Investment Company that is not a Registered Investment Company shall be reasonably acceptable to Parent, and all solicitation and related materials distributed in connection with the consents and approvals described in this paragraph shall be in form and substance reasonably acceptable to Parent and Parent shall be provided a reasonable opportunity to review all such solicitation and related materials prior to distribution and to have its reasonable comments reflected therein.

(v) With respect to each of the foregoing Clients where the relationship between a Subsidiary of the Company and the ultimate underlying Client is through a financial intermediary (e.g., a “wrap” sponsor or managed account program sponsor) (each, a “Program Sponsor”), the Company shall, or shall cause such Subsidiary to, send a separate written notice to each Program Sponsor informing such Program Sponsor of the Merger and (A) requesting written consent to the assignment or deemed assignment of such Program Sponsor’s master agreement (the “Master Agreement”) with each Subsidiary of the Company resulting from the Merger (where such Master Agreement may by its terms and under applicable Law remain in effect following consummation of the Merger with such consent of the Program Sponsor), or (B) requesting such Program Sponsor to enter into a new Master Agreement with each Subsidiary of the Company (where the existing Master Agreement will terminate as a result of the Merger by its terms or under applicable Law) to be in effect with each such Subsidiary as of, and subject to, the Closing on terms substantially identical (and identical with respect to fee rates) to the terms of each Subsidiary’s existing Master Agreement with such Program Sponsor. All notices and related materials distributed to Program Sponsors shall be in form and substance reasonably acceptable to Parent, and Parent shall be provided a reasonable opportunity to review all such notices prior to distribution and to have its reasonable comments reflected therein. The Company shall make available to Parent copies of all substantive correspondence between it or any of its Subsidiaries and Program Sponsors (or their representatives or counsel) relating to the consent solicitation provided for in this Section 7.4(f).

(vi) With respect to all other Clients not addressed by the foregoing paragraphs of this Section 7.4(f), as promptly as practicable following the date hereof, Parent shall request the consent of such Clients pursuant to the Client Consent Request Process.

7.5. Employee Benefit Matters.

(a) During the one year period commencing on the Effective Time, Parent shall cause the Surviving Corporation to provide to employees of the Company and any of its Subsidiaries who remain employees of the Surviving Corporation or any of its Subsidiaries after the Effective Time (“Company Employees”) employee benefits (other than equity based incentive compensation plans) that are substantially comparable in the aggregate to the employee benefits (other than equity based or other incentive compensation plans) being provided to the Company Employees immediately prior to the Effective Time under the Company Benefit Plans. During the one year period commencing on the Effective Time, Parent shall cause the Surviving Corporation to provide to Company Employees annual salaries that are not substantially less than the annual salaries provided to Company Employees immediately prior to the Effective Time.

(b) For purposes of eligibility, vesting, accrual and level of benefits under any employee benefit plans of Parent or any of its Subsidiaries (other than the Company or any of its Subsidiaries) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company, the Company’s Subsidiaries and their respective Affiliates (and any additional service with any predecessor employer) before the Closing, to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any similar Company Benefit Plan; provided, however, that no such service credit shall result in any duplication of benefits with respect to any service period. With respect to any New Plan which is a group health plan, Parent and its Subsidiaries shall use reasonable best efforts to cause such plan to provide credit for any co-payments or deductibles and maximum out-of-pocket payments made by the Company Employees under any comparable Company Benefit Plan during the year in which Closing occurs and waive all pre-existing condition exclusions. In addition, and without limiting the generality of the foregoing, each Company Employee shall be immediately eligible to participate in the New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement.

(c) Nothing contained in this Agreement shall (i) amend, or be deemed to be an amendment, modification to, or creation of, any Company Benefit Plan by Parent or the Surviving Corporation, (ii) be deemed to be an assumption by Parent of any Company Benefit Plan, (iii) provide any Person not a party to this Agreement with any right, benefit or remedy with regard to (A) any Company Benefit Plan, (B) employment or continued employment or provision of services for any specified period, or (C) except as expressly provided in Section 10.1, the enforcement of any provision of this Agreement as a third party beneficiary or otherwise or (iv) except as expressly provided in this Section 7.5, limit in any way the ability of Parent or the Surviving Corporation to amend, terminate or modify any Company Benefit Plan (subject to the terms of the applicable Company Benefit Plan as in effect on the date hereof) or any New Plans, at any time, in accordance with its terms.

7.6. Indemnification, Exculpation and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current directors and officers of the Company or its Subsidiaries as provided in their respective articles of association, certificates of incorporation or by-laws (or comparable organization documents) or in any written indemnification agreement in effect as of the date hereof shall survive the Merger and shall continue in full force and effect. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to Indemnitees with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, solely to the extent required by (i) the Organizational Documents as in effect on the date of this Agreement and (ii) any indemnification agreements of the Company or its Subsidiaries in effect on the date of this Agreement and true, correct and complete copies of which have been provided to Parent as of the date hereof.

(b) Without limiting the provisions of Section 7.6(a), during the period ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall: (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or Affiliates; or (B) the Merger, this Agreement and any transactions contemplated hereby; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified; provided, however, that the Surviving Corporation will not be liable for any settlement effected without Parent’s or the Surviving Corporation’s prior written consent; and provided further, however, that neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification has been sought under this Section 7.6(b) unless such settlement, compromise, consent or termination includes an unconditional release of the applicable Indemnitee from all liability arising out of such claim, action, suit, proceeding or investigation, or such Indemnitee otherwise consents in writing to such settlement, compromise, consent or termination.

(c) Prior to the Effective Time, the Company shall use its reasonable best efforts to (and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to) obtain a six-year pre-paid “tail policy” from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance covering acts or omissions at or prior to the Effective Time with respect to those persons who are currently covered by the current policies of the directors’ and officers’ liability insurance maintained by the Company (the “Current D&O Policy”) with such coverage levels no less favorable to such indemnified persons than those of the Current D&O Policy; provided, that (i) such “tail” insurance policies shall not require the payment of an aggregate annual premium in excess of two hundred percent (200%) of the aggregate annual premium most recently paid by the Company prior to the date hereof to maintain the Current D&O Policy (and if the annual premium of such insurance coverage exceeds such amount, the Company, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount) and (ii) prior to the Closing, the Company shall not enter into any Contract for a “tail” policy without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. If the Company and/or the Surviving Corporation shall for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the Current D&O Policy with coverage levels not materially less favorable to such indemnified persons than that provided as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable policies of directors’ and officers’ liability insurance for such six (6)-year period with coverage levels not materially less favorable as provided under the Current D&O Policy as of the date hereof; provided, however, that neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such policies of directors’ and officers’ liability insurance in excess of two hundred percent (200%) of the aggregate annual premium most recently paid by the Company prior to the date hereof to maintain the Current D&O Policy (and if the annual premium of such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount).

(d) The Indemnitees to whom this Section 7.6 applies shall be third party beneficiaries of this Section 7.6. The provisions of this Section 7.6 are intended to be for the benefit of each Indemnitee, his or her successors, heirs or representatives.

(e) In the event that the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 7.6.

7.7. Public Announcements.

Each of the Company, Merger Sub and Parent will not make, or permit any of its Affiliates to make, any public release or announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or exchange listing requirements to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to consult with the other party, and allow each other party reasonable time to comment on such release or announcement in advance of such issuance.

7.8. Further Assurances.

At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of the Company, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger. Notwithstanding the generality of the foregoing, the Company will use commercially reasonable efforts to cooperate with Parent to permit the hedge described on Section 7.8 of the Parent Disclosure Letter to be transferred and assigned to, and assumed by, the Company immediately prior to the Closing.

7.9. Financing.

(a) Parent shall use its reasonable best efforts to and shall cause its Affiliates to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing on the terms and conditions described in the Financing Commitments (or on terms no less favorable to Parent and Merger Sub), including using reasonable best efforts to (i) enter into definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments; (ii) enforce its rights to cause the Lenders and the other Persons providing such Financing to fund the Financing required to consummate the Merger at or prior to the Closing (it being understood that nothing herein shall require Parent to commence any litigation or arbitration against any such Lenders or other Persons providing such Debt Financing or the Receivables Purchaser in order to cause the Debt Financing to be funded or the Receivables Sale Transaction to be consummated); and (iii) consummate the Financing no later than the Closing; provided that Parent may agree to or permit any amendment, modification or waiver of the Financing Commitments that would not, or would not reasonably be expected to

(1) materially adversely impact (x) the ability of Parent to timely consummate the transactions contemplated by this Agreement or (y) the likelihood of consummation of the transactions contemplated by this Agreement or (2) expand upon the conditions precedent to the Financing as set forth in the Financing Commitments; provided further that Parent shall promptly deliver to the Company copies of any such amendment, modification or waiver following the execution of the same. In the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Financing Commitments or the Financing Commitments shall be terminated, (A) Parent shall promptly notify the Company and (B) Parent shall use its reasonable best efforts to arrange to obtain any such portion from alternative sources in an amount sufficient to consummate the Merger and the other transactions contemplated by this Agreement (“Alternative Debt Financing”), on terms that are not materially less favorable from the standpoint of Parent and Merger Sub than the terms and conditions set forth in the Financing Commitments, as promptly as practicable following the occurrence of such event, including entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to the first or second sentence of this Section 7.9(a) being referred to as the “Financing Agreements”). Parent shall furnish complete, correct and executed copies of the Financing Agreements to the Company promptly after execution thereof. Parent and Merger Sub shall, and shall cause their Representatives to, use reasonable best efforts to comply with the terms, and satisfy on a timely basis the conditions, in each case those that are within their control, of the Financing Commitments, any Alternative Debt Financing, the Financing Agreements and any related fee and engagement letters. Parent shall (x) keep the Company informed of the status of its efforts to arrange the Financing (or any replacement thereof) and (y) give the Company prompt notice (1) of any breach by Parent or any breach by any other party thereto of which Parent or Merger Sub becomes aware of any of the Financing Commitments, any alternative financing commitments, or the Financing Agreements, or any termination thereof or (2) if, for any reason, Parent no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Financing Commitments or Financing Agreements on the terms described therein. Parent shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Company, take or fail to take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, with the intent to impair or delay or prevent consummation of the Financing contemplated by the Financing Commitments or any Alternative Debt Financing.

(b) The Company shall and shall cause its Subsidiaries to assist with, and cooperate in connection with, the arrangement of the Financing as may be reasonably requested by Parent or Merger Sub on its own behalf or on behalf of the Financing Sources. Such cooperation by the Company shall include, but is not limited to, at the reasonable request of Parent (i) entering into the Financing Agreements (including causing SPEADV to enter into a purchase agreement and an assignment and assumption agreement on the terms set forth in the Receivables Commitment Letter, in each case duly approved, executed and delivered and enforceable against SPEADV) and such other agreements as may be reasonably requested, and to use reasonable best efforts to deliver such officer’s certificates and other documents, as are customary in financings of such type and as are, in the good faith determination of the Persons executing such officer’s certificates and other documents, accurate, and agreeing to pledge, grant and perfect security interests in, and otherwise grant liens on, the assets of the Company and its Subsidiaries pursuant to such agreements as may be reasonably requested, provided that no obligation of the Company under any such agreement, pledge or grant shall be effective until the Effective Time and (ii) providing to the lenders specified in the Financing Commitments (or any Alternative Debt Financing), including the Receivables Purchaser, financial and other information in the Company’s possession with respect to the Merger reasonably requested by such lenders, making the Company’s senior officers reasonably available, on reasonable advance notice, to assist the lenders specified in the Financing Commitments (or any Alternative Debt Financing), including the Receivables Purchaser, and otherwise reasonably cooperating in connection with the consummation of the Financing, including (A) using reasonable best efforts to obtain legal opinions, customary landlord lien and access waivers and deposit and investment account control agreements and other definitive documentation in connection with the Debt Financing, (B) assisting Parent and the Financing Sources in the preparation of appropriate and customary information memoranda (including providing customary authorization letters, containing a customary representation and warranty on no misleading information and authorizing distribution of information to prospective lenders including diligence materials) and similar documents in connection with the Debt Financing, (C) authorizing any existing lenders or agent for such lenders to disclose any information with respect to the Company and its subsidiaries to Parent and Merger Sub (including, but not limited to, any field examinations, appraisals, and legal documents) which authorization shall be on terms and conditions reasonably satisfactory to the Company, (D) providing all financial statement and other information that are required in connection with the Debt Financing (including the timely delivery of the financial information required to be delivered under the Debt Financing Commitment or pursuant to any Alternative Debt Financing) and the Receivables Sale Transaction, (E) senior management and Representatives of the Company participating with reasonable advance notice in meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing), lender and other presentations, road shows, other marketing efforts, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing, (F) participation by senior management and Representatives of the Company in the negotiation of the Financing Agreements relating to the Debt Financing and the Receivables Purchase Agreements, (G) using its reasonable best efforts to take such actions as are reasonably requested by Parent or the Financing Sources, as applicable, to facilitate the satisfaction on a timely basis of any and all conditions precedent set forth in the Debt Commitment Letters and the Financing Agreements relating to the Debt Financing or the Receivables Commitment Letter and the Receivables Purchase Agreements, as applicable, (H) using reasonable best efforts to deliver Parent, Merger Sub and the Financing Sources, as applicable, as promptly as practicable after Parent’s or Merger Sub’s reasonable request therefor, other reasonably requested information with respect to the business, operations, financial condition, projections and prospects of the Company as is customarily provided by a borrower in a secured financing transaction or receivables sale transaction, as applicable, and is available to the Company on a commercially reasonable basis, (I) providing all documentation and other information about the Company as is reasonably requested in writing by the Financing Sources with respect to applicable “know your customer” and anti-money laundering rules and regulations including without limitation under the USA PATRIOT ACT, as amended, (J) arranging for the repayment on the Closing Date of all of the Company’s existing secured bank facilities by using reasonable best efforts to provide to Parent customary pay-off letters, lien terminations and related ancillary agreements, as is necessary and customary in connection with a financing substantially similar to the Financing, (K) using reasonable best efforts to ensure that any syndication efforts in connection with the Debt Financing benefit from the Company’s existing lending and investment banking relationships, (L) using reasonable best efforts to ensure that there are no competing issues of debt securities or commercial bank or other credit facilities or other financing of the Company being offered, placed or arranged at or prior to the Closing Date (other than the Debt Financing), obtain such consents, approvals and authorizations which may be reasonably requested by Parent and Merger Sub in connection with the Debt Financing and collateral arrangements in connection therewith, (M) causing SPEADV to designate Merger Sub as the payee of the Purchase Price (as defined in the Receivables Commitment Letter) payable by the Receivables Purchaser in connection with the closing of the Receivables Sale Transaction, (N) subject to the terms and conditions of any applicable Contract, upon the reasonable request of Parent, consenting to the use of any of its or its Subsidiaries’ logos in connection with the Debt Financing in a manner that is not reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or its or their marks and (O) causing SPEADV to deliver the Notice (as defined in the Receivables Commitment Letter) to the EADV Partnership at least 30 days prior to the Closing Date. All non-public or otherwise confidential information regarding the Company and its Subsidiaries obtained by Parent, Merger Sub or their respective Representatives pursuant to this Section 7.9 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub, and the arrangers under the Financing Commitments, shall be permitted to disclose such information to their Representatives or potential syndicate members (including customary “click-through” confidentiality undertakings on IntraLinks, R.R. Donnelley Venue, SyndTrak and similar electronic data sites) during syndication, subject to customary confidentiality undertakings by such potential syndicate members. Parent (x) shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with such cooperation and (y) shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Financing (or any replacements thereof) prior to the Effective Time.

7.10. Section 16(b).

Parent and the Company shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 under the Exchange Act, to the extent an exemption is available under applicable Law.

7.11. Key Man Insurance.

None of the Company or any of its Subsidiaries shall, without the prior written consent of Parent, take, agree to take or fail to take any action with the intent to cause the cancellation of or result in the failure of the insurance policies identified in Section 7.11 of the Company Disclosure Letter to be in full force and effect on the Closing Date.

7.12. Shareholder Litigation.

In the event that any shareholder litigation is brought or, to the Knowledge of the Company, threatened against the Company and/or the members of the Board of Directors prior to the Effective Time, the Company shall not settle such litigation without the written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall promptly notify Parent of such shareholder litigation brought, or threatened, against the Company and/or the members of the Board of Directors and keep Parent reasonably informed on a reasonably prompt basis with respect to the status thereof.

ARTICLE VIII
CONDITIONS

8.1. Conditions to the Obligation of Each Party.

The respective obligations of Parent, Merger Sub and the Company to effect the Merger are subject to the satisfaction or waiver of the following conditions at or prior to the Effective Time:

(a) the Company Shareholder Approval shall have been obtained;

(b) no Governmental Entity having jurisdiction over any party hereto shall have issued any decree, ruling, injunction or other order (whether temporary, preliminary or permanent) that is still in effect prohibiting, restraining or enjoining the consummation of the Merger and the other transactions provided for in this Agreement and no Law shall have been adopted or enacted by a Governmental Entity having jurisdiction over any Party hereto that is still in effect that makes consummation of the Merger illegal or otherwise prohibited;

(c) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; and

(d) the waiting period applicable to the Merger under NASD Rule 1017(c)(1) shall have expired without FINRA placing any interim restrictions on any Subsidiary of the Company that is a FINRA member based on the standards in NASD Rule 1014.

8.2. Conditions to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to effect the Merger are further subject to satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) (i) the representations and warranties of the Company contained in Section 4.2, Section 4.3(a), Section 4.3(b) and Section 4.4 shall be true and correct at and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct as of such date) except in respect of Section 4.3(a) and Section 4.3(b), inaccuracies that would result in the payment of an additional $750,000 or less pursuant to Section 1.4(a) and Section 2.8, in the aggregate, and (ii) except as provided in Section 8.2(h), all other representations and warranties of the Company contained in Article IV shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) at and as of the Closing Date as if made on the

Closing Date (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct as of such date), except where the failure of any such representation or warranty to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) the Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time;

(c) the Company shall have delivered customary documents from each debt payoff recipient set forth on Section 8.2(c) of the Company Disclosure Letter, including a payoff letter (each a “Debt Payoff Letter”), evidencing the repayment in full of all Indebtedness owing to each such debt payoff recipient (and the termination of all agreements, commitments and instruments and the irrevocable release of all Liens in connection therewith);

(d) since the date of this Agreement, there shall not have been any Company Material Adverse Effect, or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(e) the Company shall have delivered to Parent and Merger Sub a certificate, signed by its chief executive officer or another senior officer on behalf of the Company, to the effect that the conditions contained in Sections 8.2(a), 8.2(b) and 8.2(d) have been satisfied in all respects;

(f) the Closing Date AUM shall not be less than 85% of the Base Date AUM;

(g) the Executive Employment Agreement shall be in full force and effect at the Effective Time and on the Closing Date the Executive shall be alive and employed by the Company or a Subsidiary of the Company, and shall not have been incapacitated in such a manner as would, or would reasonably be expected to, prevent or materially impair the Executive’s ability to perform his material duties on behalf of the Company and its Subsidiaries; and

(h) the representations and warranties of the Company contained in Section 4.25(d) shall be true and correct at and as of the Closing Date as if made on the Closing Date except for inaccuracies that do not, individually or in the aggregate, cause the failure of the condition set forth in clause (iv) of the “Conditions to Closing” set forth on Exhibit A of the Receivables Commitment Letter (it being understood that no such failure shall be deemed to have occurred if any of (i) such condition or inaccuracies are waived by the Receivables Purchaser, (ii) the Receivables Commitment Letter is terminated and Parent enters into a Financing Agreement with respect to any Alternative Debt Financing as contemplated by Section 7.9 that does not contain such condition or (iii) the Receivables Commitment Letter is terminated and Parent enters into a Financing Agreement with respect to any Alternative Debt Financing as contemplated by Section 7.9 that does contain such condition, but such condition or inaccuracies are waived by the Financing Source providing such Alternative Debt Financing).

8.3. Conditions to Obligations of the Company.

The obligations of the Company to effect the Merger are further subject to satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) (i) the representations and warranties of Parent and Merger Sub contained in Sections 5.1 and 5.2 shall be true and correct at and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct as of such date), and (ii) all of the other representations and warranties of Parent and Merger Sub contained in Article V shall be true and correct (disregarding all qualifications or limitations as to “materiality” or words of similar import) at and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct as of such date), except where the failure of any such representation or warranty to be true has not, and would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement;

(b) each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time; and

(c) Parent shall have delivered to the Company a certificate, signed by its chief executive officer or another of its senior officers, to the effect that the conditions contained in Section 8.3(a) and (b) have been satisfied in all respects.

8.4. Frustration of Closing Conditions.

None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 8.2 or 8.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 7.4.

ARTICLE IX
TERMINATION

9.1. Termination.

This Agreement may be terminated and the Merger may be abandoned, as follows:

(a) at any time prior to the Effective Time, by mutual written consent of Parent and the Company;

(b) at any time prior to the Effective Time, by either the Company or Parent if the Closing of the Merger shall not have occurred on or before October 13, 2012 (the “Termination Date”);

(c) at any time prior to the Effective Time, by either the Company or Parent if any Governmental Entity having jurisdiction over any party hereto shall have issued an Order that permanently enjoins or otherwise permanently prohibits the transactions contemplated by this Agreement, and such Order is or shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to comply with Section 7.4 has caused or resulted in such action or inaction;

(d) at any time prior to the Effective Time, by either the Company or Parent if the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote of the holders of the Company Capital Stock at the Company Shareholders Meeting or, if the Company Shareholders Meeting is adjourned or postponed, at the final such adjournment or postponement of the Company Shareholders Meeting;

(e) at any time prior to the Effective Time, by the Company, if Parent shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.3(a) or (b) and (B) has not been or is incapable of being cured by Parent within thirty (30) calendar days after Parent’s receipt of written notice thereof from the Company;

(f) at any time prior to the Effective Time, by Parent, if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2(a) or (b) and (B) has not been or is incapable of being cured by the Company within thirty (30) calendar days after the Company’s receipt of written notice thereof from Parent;

(g) at any time prior to obtaining the Company Shareholder Approval, by the Company if the Company’s Board of Directors has determined to enter into a definitive agreement with respect to a Superior Proposal pursuant to and in accordance with the terms and conditions of Section 7.3(d); provided that, the Company shall not be entitled to terminate this Agreement pursuant to this Section 9.1(g) unless (i) the Company has complied in all material respects with the requirements of Section 7.3 and (ii) on the date of such termination, the Company pays the fee contemplated by Section 9.4(b);

(h) at any time prior to the Effective Time, by the Company if (A) all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing and which are, at the time of the termination of this Agreement, capable of being satisfied if the Closing were to occur at such time), (B) the Company has given Parent written notice of the commencement of the three (3) Business Day period contemplated by Section 1.2 and that it is prepared to consummate the transactions contemplated by this Agreement, (C) Parent or Merger Sub fails to complete the Closing by the end of such three (3) Business Day period pursuant to Section 1.2 and (D) the Company has confirmed in writing to Parent that all conditions set forth in Section 8.3 have been satisfied (or that it would be willing to waive any unsatisfied conditions in Section 8.3 for purposes of consummating the Merger); and

(i) at any time prior to obtaining the Company Shareholder Approval, by Parent if the Board of Directors of the Company has effected a Change of Recommendation; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(i) must be exercised by Parent within ten (10) Business Days following the Change of Recommendation.

Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under Section 9.1(b), Section 9.1(e) or Section 9.1(f) shall not be available to any party (a) that is in material breach of its obligations hereunder or (b) whose failure to fulfill its obligations or to comply with its covenants under this Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party hereunder.

9.2. Procedure for Termination.

In order to effect a termination of this Agreement pursuant to Section 9.1, Parent or the Company, as the case may be, shall give written notice of such termination to the other in accordance with this Agreement, which written notice shall specify the provision or provisions hereof pursuant to which such termination is being effected.

9.3. Effect of Termination.

(a) Any termination of this Agreement by Parent pursuant to this Article IX shall also constitute an effective termination by Merger Sub.

(b) If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or any shareholder, director, officer, employee, agent, consultant or Representative of such party) or any Financing Source, except (i) as set forth in Section 9.4, (ii) that the agreements contained in Section 7.7, this Section 9.3 and Article X and the Confidentiality Agreement (in accordance with its terms) shall survive the termination hereof, (iii) that no such termination shall relieve any party or any Financing Source of any liability or damages incurred or suffered as a result of fraud by such party or Financing Source, as applicable, which, in the case of fraud against the Company, a permissible measure of damages is damages based on the consideration that would have otherwise been payable to holders of Company Capital Stock under this Agreement; provided, however, that if within twelve (12) months following the date of such termination, the Company or any of its Subsidiaries enters into an agreement with respect to, or consummates the transactions contemplated by, a Competing Proposal, such permissible measure of damages will be based only on the difference between the consideration that would have otherwise been payable to holders of Company Capital Stock under this Agreement and the consideration paid or to be paid to holders of Company Capital Stock upon the consummation of the transaction contemplated by the Competing Proposal; provided further, however, that for purposes of this Section 9.3, each reference to “twenty-five percent (25%)” in the definition of Competing Proposal shall be deemed a reference to “more than fifty percent (50%).”

9.4. Fees and Expenses.

(a) Except as otherwise set forth herein, including in Section 7.9, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” means the reasonable and documented out-of-pocket fees and expenses of the party’s independent advisors, counsel and accountants, incurred by the party or on its behalf in connection with this Agreement and the transactions contemplated hereby, and the reasonable and documented out-of-pocket expenses of the preparation, printing, filing and mailing of the Proxy Statement and Schedule 13E-3 and the solicitation of shareholder approvals related to the transactions contemplated hereby.

(b) If this Agreement is terminated (i) by either the Company or Parent pursuant to Section 9.1(b) or (d) or by Parent pursuant to Section 9.1(f), and, prior to the Company Shareholders Meeting, a Competing Proposal has been publicly proposed or publicly disclosed, and not publicly withdrawn at the time of the Company Shareholders Meeting, (ii) by the Company pursuant to Section 9.1(g), or (iii) by Parent pursuant to Section 9.1(i), then the Company shall promptly, but in no event later than two (2) Business Days after the date of such termination (and in the case of Section 9.1(g), on the date of such termination), pay to Parent or its designee as liquidated damages and not as a penalty by wire transfer of same day funds a fee equal to the Termination Fee (as defined below); provided, however, that no Termination Fee will be payable by the Company if Parent or the Company terminates this Agreement pursuant to clause (i) above unless and until within twelve (12) months following the date of such termination, the Company or any of its Subsidiaries enters into a definitive agreement relating to a Competing Proposal or consummates the transactions contemplated by a Competing Proposal (whether or not such Competing Proposal was received, originally announced or made known subsequent to the execution of this Agreement), in which case the Company shall pay the Termination Fee to Parent or its designee as liquidated damages and not as a penalty in immediately available funds at the closing (and as a condition of closing) of the transactions contemplated by the Competing Proposal; provided, however, that for purposes of this Section 9.4(b), each reference to “twenty five percent (25%)” in the definition of Competing Proposal shall be deemed to be a reference to “more than fifty percent (50%)”. “Termination Fee” means $8,000,000 in cash, except in the event that this Agreement is terminated pursuant to Section 9.1(g) on or prior to 11:59 p.m. Central time on the Cut-Off Date in order to enter into a definitive agreement with a Go-Shop Party with respect to a Superior Proposal, in which case the Termination Fee shall mean $4,000,000 in cash.

(c) If this Agreement is terminated (i) by the Company or Parent pursuant to Section 9.1(d), (ii) by Parent pursuant to Section 9.1(b) and, as of the date of such termination, the condition in Section 8.2(d) has not been satisfied, (iii) by Parent pursuant to Section 9.1(f) or Section 9.1(i), or (iv) by the Company pursuant to Section 9.1(g), then the Company shall pay, or cause to be paid, to Parent or its designee by wire transfer of immediately available funds within two (2) Business Days following such termination the reasonable and documented out-of-pocket expenses incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement (including the Financing) in an amount not to exceed $2,000,000, except in the event this Agreement is terminated pursuant to Section 9.1(g) on or prior to 11:59 p.m. Central time on the Cut-Off Date in order to enter into a definitive agreement with a Go-Shop Party with respect to a Superior Proposal, in which case the reimbursement obligation will be in an amount not to exceed $1,000,000 (the “Parent Expenses”).

(d) If this Agreement is terminated by the Company pursuant to Section 9.1(e) or Section 9.1(h), Parent shall promptly pay (but in no event later than two (2) Business Days after the date of such termination) to the Company as liquidated damages and not as a penalty by wire transfer of immediately available funds a fee equal to $16,000,000 in cash (the “Parent Termination Fee”).

(e) Each of the Company, Parent and Merger Sub acknowledges and agrees that the agreements contained in this Section 9.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If a party fails to promptly pay the amount due by it pursuant to this Section 9.4, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made pursuant to this Agreement. In the event that the Company shall fail to pay the Termination Fee or Parent Expenses when due or Parent shall fail to pay the Parent Termination Fee when due, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with any action (including the filing of any lawsuit) taken to collect payment of such amounts.

(f) Each of the parties hereto further acknowledges that neither the payment of the amounts by the Company nor the payment of the amounts by Parent specified in this Section 9.4 is a penalty, but in each case is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, as the case may be, in the circumstances in which such fees are payable. Notwithstanding anything to the contrary in this Agreement other than the reimbursement obligations of Parent set forth in Section 7.9, the parties agree that the monetary remedies set forth in this Section 9.4 and the specific performance remedies set forth in Section 10.16 shall be the sole and exclusive remedies of (A) the Company and its Subsidiaries against Parent and Merger Sub and any of their respective former, current or future general or limited partners, shareholders, managers, employees, Representatives, members, directors, officers, Affiliates or agents for any loss suffered as a result of the failure of the Merger to be consummated except in the case of fraud, and upon payment of such amount, none of Parent or Merger Sub or any of their respective former, current or future general or limited partners, shareholders, managers, employees, Representatives, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; and (B) Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future shareholders, managers, employees, representatives, members, directors, officers, Affiliates or agents for any loss suffered as a result of the failure of the Merger to be consummated except in the case of fraud, and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future shareholders, managers, employees, Representatives, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(g) In no event shall Parent be entitled to receive more than one payment of the Termination Fee or Parent Expenses. In no event shall the Company be entitled to receive more than one payment of the Parent Termination Fee.

(h) Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Affiliates, solely in their respective capacities as parties to this Agreement, shall have any rights or claims against the Receivables Purchaser, any Lender, any other lender participating in the Debt Financing, any of their respective successors and assigns or any Affiliate thereof, solely in their respective capacities as purchaser, lenders or agents in connection with this Agreement or the Financing, whether at law or in equity, in contract, in tort or otherwise, except in the case of fraud by such Person.

ARTICLE X
GENERAL PROVISIONS

10.1. Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) with respect to the provisions of Section 7.6 which shall inure to the benefit of each Indemnitee, and (b) at the Effective Time, the rights of the holders of shares of Company Capital Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement, and the rights of the holders of Company Stock Options, Company Restricted Stock Units, Company Performance Awards and Restricted Shares to receive the payments contemplated by the applicable provisions of Section 2.8 in accordance with the terms and conditions of this Agreement, and (c) each of the Financing Sources who shall be third party beneficiaries of Sections 9.4(d), 9.4(h), 10.1, 10.6, 10.7, 10.13 and 10.17 and shall be entitled to rely on and enforce such Sections. Except as set forth in this Section 10.1, nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.2. Entire Agreement.

This Agreement, the Company Disclosure Letter, the Parent Disclosure Letter, the Rollover Contribution Agreements, the Voting Agreements, the Limited Guarantee and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof and thereof.

10.3. Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent and Merger Sub may assign any or all of its respective rights, interests or obligations hereunder to one or more of its Affiliates without the consent of the Company, provided, that no such assignment shall relieve Parent or Merger Sub, as the case may be, from any of its obligations hereunder.

10.4. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

10.5. Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not be deemed to limit or otherwise affect in any way the meaning or interpretation of this Agreement.

10.6. Governing Law.

This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, and any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law thereof, except to the extent that the provisions of the TBOC are applicable, in which case the TBOC shall apply.

10.7. Submission to Jurisdiction; Waivers.

Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto agrees that mailing of process or other papers in connection with any such actions or proceeding in the manner provided in Section 10.12 or such other manner as may be permitted by applicable Law, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts (provided that the judgment of any such court may be enforced by any court of competent jurisdiction) and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 10.7; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding anything to the contrary in this Agreement, no party hereto, nor any of its affiliates, will bring, or support the bringing of, any claim, whether at law or in equity, whether in contract or in tort or otherwise, against any Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof, anywhere other than in the Supreme Court of the State of New York, County of New York (and the appellate courts thereof), or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof).

10.8. Severability.

Any term or provision of this Agreement that is invalid, illegal or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.9. Construction.

The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All references to “Article” or “Section” used in this Agreement shall mean a reference to the respective Article or Section of this Agreement unless expressly stated otherwise.

10.10. Non-Survival of Representations, Warranties and Agreements.

None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein or therein that by their express terms apply or are to be performed in whole or in part after the Effective Time including, for the avoidance of doubt, the covenants contained in Section 7.6.

10.11. Certain Definitions.

For purposes of this Agreement, the following terms have the meanings indicated:

“Accounting Policies” means GAAP, applied on a basis consistent with the manner in which it was applied to the audited consolidated financial statements of the Company.

“Advisory Agreement” shall mean any Contract, including, without limitation, any investment advisory, management and investment management agreement (whether written or oral), entered into by the Company or any of its Subsidiaries for the purpose of providing management, investment advisory or Investment Management Services, including any sub-advisory services, to a Person.

“Affiliate” has the same meaning as set forth in Rule l2b-2 promulgated under the Exchange Act.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the New York City.

“Client” shall mean any Person who is (i) party to Advisory Agreement pursuant to which the Company or any of its Subsidiaries provides management, investment management or investment advisory services, including any sub-advisory services, to such Person, or (ii) an investor in a Proprietary Fund.

“Closing Date AUM” shall mean the assets under management in the accounts of all Clients managed by EFS in respect of which the approvals and consents (including negative consents) contemplated by Section 7.4(f) shall have been received and not withdrawn as of the Closing Measurement Date, valued as of the Base Date (or, in the case of an Advisory Agreement entered into following the Base Date, the date of such Advisory Agreement) and calculated in accordance with the terms of the applicable Advisory Agreement, as adjusted to include net cash flows (subscriptions, additions or contributions, withdrawals or redemptions and reinvestments, new accounts and terminated accounts) from and after the Base Date (or, in the case of an Advisory Agreement entered into after the Base Date, the date of such Advisory Agreement) to and including the Closing Measurement Date; provided that (x) such subscriptions, additions and contributions shall be taken into account only to the extent actually funded on or prior to the Closing Measurement Date, (y) such redemptions, withdrawals and terminations shall be taken into account only to the extent they occur prior to the Closing Measurement Date, or the Company or any of its Subsidiaries has received written notice prior to the Closing Measurement Date communicating an intention to effect such withdrawal, redemption or termination (unless such notice has been revoked prior to the Closing Measurement Date), and (z) in respect of each addition, contribution, withdrawal, redemption, or subscription, each relevant asset shall, where such a value can be derived, be deemed to have been made at the value such asset held at the Base Date or, where no such value can be derived, at the value on the date on which such addition, contribution, withdrawal or redemption is made or account opened or terminated. For the avoidance of doubt, the calculation of Closing Date AUM pursuant to the immediately preceding sentence is intended to exclude any increase or decrease in assets under management resulting from market appreciation or depreciation from and after the Base Date (or, in the case of an Advisory Agreement entered into following the Base Date, the date of such Advisory Agreement).

“Closing Measurement Date” shall mean the date that is five (5) Business Days prior to the Closing Date.

“Company Material Adverse Effect” means any fact, circumstance, event, change, effect, violation or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, violations or occurrences, (a) has a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) would prevent the Company from consummating or materially delay the Company from consummating the Merger or any of the other transactions provided for in this Agreement or materially adversely affects the Company’s ability to perform its obligations under this Agreement; provided, however, that in the case of clause (a) only, none of the following, and no effect arising out of or resulting from the following, shall be deemed to be a Company Material Adverse Effect: (i) changes in general economic, financial market or geopolitical conditions, (ii) general changes or developments in any of the industries in which the Company or its Subsidiaries operate, (iii) the announcement of this Agreement and the transactions contemplated hereby, (iv) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof after the date hereof, (v) any outbreak or escalation of hostilities or war or any act of terrorism, or (vi) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), except in the case of clauses (i), (ii), (iv) and (v), where such effect has a materially disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to other companies in the principal industries in which the Company and its Subsidiaries operates.

“Company Stock Plan” means the Company’s Long-Term Incentive Plan, as amended and restated as of May 27, 2010, and any sub-plans adopted pursuant to such plan.

“EADV Interests” means all right, title and interest, and liabilities and obligations of SPEADV in and to the EADV Retirement Agreement and all obligations of SPEADV under the EADV Retirement Agreement, which was assigned to SPEADV pursuant to the Assignment and Assumption Agreement, dated as of May 1, 2009, between Sanders Morris Harris Group Inc., as Assignor, and SPEADV, as Assignee.

“EADV Partnership” means the Partnership as such term is defined in the EADV Retirement Agreement.

“EADV Partnership Agreement” means the Limited Partnership Agreement of Endowment Advisers, L.P., dated August 29, 2008, by and among Sanders Morris Harris Group, Inc., Endowment Advisers, L.P., the Endowment Fun GP, L.P. and the Endowment Fund Management, LLC, and their respective partners and members, as amended.

“EADV Retirement Agreement” means that certain Agreement to Retire Partnership Interest and Second Amendment to the Limited Partnership Agreement of Endowment Advisers, L.P., dated August 29, 2008, by and among Sanders Morris Harris Group, Inc., Endowment Advisers, L.P., the Endowment Fund GP, L.P. and The Endowment Fund Management, LLC, and their respective partners and members.

“EFC LLC” means The Edelman Financial Center, LLC, a Subsidiary of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Executive” means Fredric M. Edelman.

“Financing Sources” means (i) the Lenders, the Receivables Purchaser and any other lenders participating in the Debt Financing, the Receivables Sale Transaction or any Alternative Debt Financing and each of their successors and assigns and (ii) to the extent applicable, the Guarantors and any other equity financing sources and equity investors, and (iii) in the case of clauses (i) and (ii), their respective former, current or future general or limited partners, stockholders, managers, members, directors, attorneys, officers, employees, advisors, accountants, consultants, agents, Representatives or Affiliates.

“Governmental Entity” means: (i) any federal, state, local, municipal, foreign or international government or governmental authority, quasi governmental entity of any kind, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private) or any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, (ii) any self-regulatory organization (including any stock exchange) or (iii) any political subdivision of any of the foregoing.

“Indebtedness” means, with respect to any Person, without duplication, any amount owed for (a) borrowed money, (b) any bonds, debentures, notes or other similar instruments or debt securities, (c) the principal obligations under any leases required to be capitalized under the Accounting Policies, (d) the deferred purchase price of property or services, conditional sales agreements, other title retention agreements or other similar agreements (other than trade payables in the ordinary course of business), (e) obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options granted by such Person to acquire such capital stock (in each case excluding any obligations that, if included, would be double-counted in the Merger Consideration calculation), (f) obligations under any interest rate, currency or other hedging or derivative agreements, net of amounts owed to such Person by the counterparty to any particular agreement pursuant to a legal enforceable netting agreement, (g) any liability of such Person in respect of banker’s acceptances or unreimbursed letters of credit or similar facilities (excluding, for the avoidance of doubt, any outstanding but undrawn letters of credit), (h) all interest fees, expenses, penalty payments, premiums, charges, make-whole fees, breakage fees, yield maintenance amounts, change of control payments and similar amounts with respect to any of the indebtedness referred to in clause (a) through (g) above that are payable as a result of the transactions contemplated hereby or the termination and repayment of such indebtedness and (i) guarantees by such Person (contingent or otherwise) of obligations referred to in clauses (a) through (h) above; provided, however, that notwithstanding the foregoing, Indebtedness shall not be deemed to include any intercompany indebtedness.

“Indemnitee” means any individual who, at or prior to the Effective Time, was an officer or director of the Company or served on behalf of the Company at the request or for the benefit of the Company as an officer, director or employee of any of the Company’s Subsidiaries or Affiliates or any of their predecessors in all of their capacities (including as shareholder, controlling or otherwise).

“Intellectual Property Rights” means all intellectual property rights of every kind and description throughout the world, including all U.S. and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (v) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies (“Trade Secrets”), (vi) rights of publicity or privacy, and rights to personal information, and (vii) all applications and registrations for the foregoing.

“Investment Company” shall have the meaning provided in the Investment Company Act, provided that for purposes of this Agreement the term Investment Company shall include Persons that would be an investment company, as defined in that Act, but for the exemption contained in Section 3(c)(1), the final clause of Section 3(c)(3), Section 3(c)(7), or Section 3(c)(11) of the Investment Company Act.

“Investment Management Services” means any services which involve (a) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds) for compensation, (b) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds) for compensation or (c) otherwise acting as an “investment adviser” within the meaning of the Advisers Act, and performing activities related or incidental.

“Knowledge” of any Person that is not an individual means, with respect to any specific matter, the actual knowledge of such Person’s executive officers.

“Laws” means any federal, state, territory or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity.

“Lien” means liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind.

“Majority of the Minority Approval” means approval by the holders of a majority of the outstanding shares of Company Capital Stock, voting together as a single class, excluding shares of Company Capital Stock owned by the Rollover Investors and all shares of Company Capital Stock owned by Parent, Merger Sub or any of their respective Affiliates (other than the Company and its Subsidiaries), or by any officer of the Company or any of its Subsidiaries who has been designated by the Board of Directors of the Company as an executive officer for purposes of Section 16 of the Exchange Act.

“Order” means any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Entity.

“Permitted Lien” means (i) any Lien for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens securing Indebtedness or liabilities that are described in the Company SEC Reports filed on or after January 1, 2012, (iii) such non-monetary Liens or other imperfections of title, if any, that are not materially adverse to the Company, including, without limitation, (A) easements (whether shown or not shown by the public records), overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (B) any supplemental Taxes or assessments not shown by the public records and (C) title to any portion of the Leased Real Property lying within the right of way or boundary of any public road or private road, (iv) Liens imposed or promulgated by Laws with respect to the Leased Real Property and improvements located thereon, including zoning regulations, (v) Liens disclosed on existing title reports or existing surveys (of which have (together with all title exception documents) been delivered to Parent), (vi) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s and similar Liens, incurred in the ordinary course of business which are not delinquent or which are being contested in good faith and for which adequate accruals or reserves have been established, in each case, to the extent required by GAAP; and (vii) Liens arising in connection with Indebtedness of the Company and to be released on or prior to the Closing.

“Person” means an individual, corporation, limited or general partnership, limited liability company, association, trust, joint venture, unincorporated organization, government or political agency or instrumentality or other entity or group (as defined in the Exchange Act).

“Proxy Statement” means a proxy statement relating to the meeting of the shareholders of the Company to be held in connection with the Merger to consider approval of this Agreement and the transactions contemplated hereby.

“PTC GP” means PTC GP Management, LLC.

“PTC GP LLCA” means the Regulations of PTC GP Management, LLC, dated May 2, 2001, by and between, StylesCo, L.P. and Sanders Morris Harris, Inc.

“PTC Interests” means the (i) LP Units (as defined in the PTC Partnership Agreement) of the PTC Partnership owned by the Company and its Subsidiaries, together with all rights and benefits in respect thereof as a limited partner under the PTC Partnership Agreement and (ii) the Units (as defined in the PTC GP LLCA) of the PTC GP owned by the Company and/or its Subsidiaries, together with all rights and benefits in respect thereof as a member under the PTC GP LLCA.

“PTC Management Agreement” means the Management Services Agreement, dated as of February 20, 2003, as amended as of August 31, 2008, by and between PTC–Houston Management, L.P. and The Proton Therapy Center–Houston Ltd., LLP.

“PTC Partnership” means PTC–Houston Management, L.P.

“PTC Partnership Agreement” means the Limited Partnership Agreement of PTC–Houston Management, L.P., dated December 31, 2008, by and among, PTC GP Management, LLC, StylesCo, L.P., Sanders Morris Harris, Inc. and Bruce R. McMaken, as amended.

“Receivables Commitment Letter” means that certain Commitment Letter, dated as of the date hereof, by and between the Receivables Purchaser and Parent.

“Receivables Purchase Agreements” means the Purchase Agreement and the Assignment and Assumption Agreement, as such terms are defined in the Receivables Commitment Letter, to be entered into in connection with the Receivables Sale Transaction.

“Receivables Purchaser” means Fortress Credit Corp., together with its successors and assigns, in its capacity as purchaser of the Assigned Interests (as such term is defined in the Receivables Commitment Letter).

“Receivables Sale Transaction” means the transaction contemplated by the Receivables Commitment Letter.

“Representatives” means, with respect to any Person, its employees, accountants, attorneys, financial advisors and other representatives retained by such Person.

“Rollover Investors” means Fredric M. Edelman, The Edelman Financial Center, Inc., Edward W. Moore, George L. Ball, Don A. Sanders, the 2003 Sanders Children’s Trust, Ben T. Morris and Bruce R. McMaken.

“Special Committee” means a committee of the Board of Directors of the Company formed with the purpose of, among other things, evaluating, and making a recommendation to the full Board of Directors of the Company with respect to, this Agreement and the transactions contemplated hereby, and shall include any successor committee to the Special Committee existing as of the date of this Agreement or any reconstitution thereof.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity or organization, whether incorporated or unincorporated, of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax” or “Taxes” means any United States federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, escheat, employment, abandoned or unclaimed property, unemployment, disability, payroll, license, employee or other withholding, or other tax, fee, levy, impost or similar charge of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Return” means any return, report, form, declaration, statement, information return or other document, including any schedule or related or supporting information, filed or required to be filed with any

Governmental Entity in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including any attachments, amendment, or supplements thereto.

10.12. Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or e-mail, or by overnight courier service to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.12:

If to Parent or Merger Sub:
Summer Holdings II, Inc.
c/o Lee Equity Partners, LLC
650 Madison Avenue
21st Floor
New York, NY 10022
Attn: Mark K. Gormley
Facsimile: (212) 702-3787
E-mail: mgormley@thlcapital.com
Attn: Benjamin Hochberg
Facsimile: (646) 346-1434
E-mail: bhochberg@thlcapital.com

with a copy to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attn: Christopher Ewan
Attn: David N. Shine
Facsimile: (212) 859-4000
E-mail: christopher.ewan@friedfrank.com
E-mail: david.shine@friedfrank.com

If to the Company:	The Edelman Financial Group Inc. 600 Travis, Suite 5800 Houston, Texas 77002 Attn: John T. Unger Facsimile: (713) 220-5182 E-mail: john.unger@edelmanfinancial.com

with a copy to each of:	Vinson & Elkins L.L.P. 2001 Ross Avenue, Suite 3700 Dallas, Texas 75201-2975 Attn: Alan J. Bogdanow Stephen M. Gill Facsimile: (214) 999-7857 Email: abogdanow@velaw.com sgill@velaw.com

Thompson & Knight LLP 333 Clay Street, Suite 3300 Houston, Texas 77002 Attn: Timothy T. Samson Facsimile: (832) 397-8068 E-mail: timothy.samson@tklaw.com

10.13. Amendments.

This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after obtaining the Company Shareholder Approval, but, after any such approval, no amendment shall be made which by Law or in accordance with the applicable NASDAQ rules requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding anything in this Agreement to the contrary, Sections 9.4(d), 9.4(h), 10.1, 10.6, 10.7, 10.13 and 10.17 hereof (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of Sections 9.4(d), 9.4(h), 10.1, 10.6, 10.7, 10.13 and 10.17 hereof) may not be amended, modified, waived or terminated in a manner that impacts or is adverse in any respect to any of the Financing Sources providing the Debt Financing without the prior written consent of the lenders under the Debt Commitment Letters.

10.14. Waiver.

At any time prior to the Effective Time, whether before or after the Company Shareholders Meeting, any party hereto may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

10.15. Limitation of Liability.

Parent and Merger Sub acknowledge and agree that each of them has no right of recovery against, and no personal liability shall attach to, in each case with respect to damages of the Parent or its Affiliates, any of the respective former, current or future shareholders, managers, employees, Representatives, members, directors, officers, Affiliates or agents of the Company and any of its Subsidiaries (the “Company Parties”), through the Company or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company against any Company Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except in the case of fraud by any of the Company Parties.

10.16. Specific Performance.

The parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts contemplated by Section 10.7, this being in addition to any other remedy at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge and agree that the Company shall be entitled to specific performance to cause Parent and/or Merger Sub to draw down the full proceeds of the Equity Financing pursuant to the terms and conditions of the Equity Commitment Letter, to cause Parent to effect the Rollover Investment pursuant to the terms and conditions of the Rollover Contribution Agreements and to cause Parent and/or Merger Sub to effect the Closing in accordance with Section 1.2, in each case, only if (a) all conditions in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (and which are, at the time that the Company seeks specific performance pursuant to this Section 10.16, capable of being satisfied if the Closing were to occur at such time) or the failure of which to be satisfied is attributable primarily to a breach by Parent or Merger Sub of their respective representations, warranties, covenants or agreements contained in this Agreement), (b) the Debt Financing or any Alternative

Debt Financing has been funded or would be funded at the date the Closing is required to have occurred pursuant to Section 1.2 if the Equity Financing and the Rollover Investment had previously or simultaneously been funded on such date, (c) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (d) the Company has confirmed in writing to Parent that all conditions set forth in Section 8.3 have been satisfied or that it would be willing to waive any unsatisfied conditions in Section 8.3 for purposes of consummating the Merger and (e) such specific performance would result in the consummation of the Merger in accordance with this Agreement substantially contemporaneously with the consummation of the Debt Financing, the Equity Financing and the Rollover Investment.

10.17. WAIVER OF JURY TRIAL.

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS A PLAINTIFF, DEFENDANT OR OTHERWISE), AGAINST ANY PARTY HERETO OR ANY OF THE FINANCING SOURCES, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF, RELATING TO OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY ACTION, ISSUE, CLAIM, CAUSE OF ACTION, SUIT, INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF, RELATING TO OR BASED UPON THE DEBT COMMITMENT LETTERS OR THE PERFORMANCE THEREOF). EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.17.

10.18. Company Disclosure Letter.

The inclusion of an item in the Company Disclosure Letter as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably expected to have a Company Material Adverse Effect.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub and have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SUMMER HOLDINGS II, INC.

By:	/s/ Mark K. Gormley Name: Mark K. Gormley Title: President

SUMMER MERGER SUB, INC.

By:	/s/ Mark K. Gormley Name: Mark K. Gormley Title: President

THE EDELMAN FINANCIAL GROUP INC.

By:	/s/ George L. Ball Name: George L. Ball Title: Co-Chief Executive Officer

INDEX OF DEFINED TERMS

Defined Term	Section
“Acceptable Confidentiality Agreement”	7.3(f)(iii)
“Accounting Policies”	10.11
“Advisers Act”	4.6(c)(i)
“Advisory Agreement”	10.11
“Affiliate”	10.11
“Agreement”	Preamble
“Alternative Debt Financing”	7.9(a)
“Antitrust Law”	7.4(b)
“Base Date”	4.10(a)
“Base Date AUM”	4.10(a)
“Business Day”	10.11
“Certificate”	1.4(c)
“Certificate of Merger”	1.2(b)
“Change of Recommendation”	7.1(c)
“Client”	10.11
“Client Consent Request Process”	7.4(f)(i)
“Closing”	1.2(a)
“Closing Date”	1.2(a)
“Closing Date AUM”	10.11
“Closing Measurement Date”	10.11
“Code”	2.6
“Company”	Preamble
“Company Benefit Plan”	4.18(a)
“Company Capital Stock”	Recitals
“Company Disclosure Letter”	Article IV

Defined Term	Section
“Company Employees”	7.5(a)
“Company Intellectual Property Rights”	4.20(a)
“Company Material Adverse Effect”	10.11
“Company Material Contract”	4.24(a)
“Company Parties”	10.15
“Company Performance Award”	2.8(c)
“Company Permits”	4.6(a)
“Company Preferred Stock”	4.3(a)
“Company Recommendation”	7.1(c)
“Company Regulatory Agreement”	4.12
“Company Restricted Stock Unit”	2.8(b)
“Company SEC Reports”	4.7(a)
“Company Shareholder Approval”	4.33
“Company Shareholders Meeting”	7.1(c)
“Company Stock Option”	2.8(a)
“Company Stock Plan”	10.11
“Competing Proposal”	7.3(f)(i)
“Computer Systems”	4.20(e)
“Confidentiality Agreement”	7.2
“Contingent Worker”	4.18(k)
“Contract”	4.6(b)
“Contract Notice”	7.4(f)(i)
“Copyrights”	10.11 (under “Intellectual Property Rights”)
“Credit Documents”	4.25(d)(v)
“Credit Document Transactions”	4.25(d)(v)
“Current D&O Policy”	7.6(c)

Defined Term	Section
“Cut-Off Date”	7.3(c)
“Debt Commitment Letters”	5.7(a)
“Debt Financing”	5.7(a)
“Debt Payoff Letter”	8.2(c)
“Dissenting Shares”	1.6
“DOJ”	7.4(b)
“EADV Agreements”	4.25(a)
“EADV Interests”	10.11
“EADV Partnership”	10.11
“EADV Partnership Agreement”	10.11
“EADV Retirement Agreement”	10.11
“EFC LLC”	10.11
“Effective Time”	1.2(b)
“EFS”	4.10(a)
“EMS”	4.6(b)
“Environmental Law”	4.23
“Equity Commitment Letter”	5.7(a)
“Equity Financing”	5.7(a)
“ERISA”	10.11
“ERISA Affiliate”	4.18(e)
“ERISA Client”	4.10(c)
“Exchange Act”	4.5(b)
“Excluded Shares”	1.4(b)
“Executive”	10.11
“Executive Employment Agreement”	Recitals
“Expenses”	9.4(a)

Defined Term	Section
“Financing”	5.7(a)
“Financing Agreements”	7.9(a)
“Financing Commitments”	5.7(a)
“Financing Sources”	10.11
“FINRA”	4.5(b)
“Foreign Benefit Plan”	4.18(j)
“Foreign Competition Laws”	4.5(b)
“FCPA”	4.30
“FTC”	7.4(b)
“GAAP”	4.7(b)
“Guarantors”	Recitals
“Go-Shop Period End Date”	7.3(a)
“Go-Shop Party”	7.3(a)
“Governmental Entity”	10.11
“HSR Act”	4.5(b)
“Indebtedness”	10.11
“Indemnitee”	10.11
“Intellectual Property Rights”	10.11
“Investment Company”	10.11
“Investment Company Act”	4.5(b)
“Investment Management Services”	10.11
“IRS”	4.18(b)
“Knowledge”	10.11
“Laws”	10.11
“Lease”	4.22(a)
“Leased Real Property”	4.22(a)

Defined Term	Section
“Lenders”	5.7(a)
“Lien”	10.11
“Limited Guarantee”	Recitals
“Majority of the Minority Approval”	10.11
“Master Agreement”	7.4(f)(v)
“Merger”	Recitals
“Merger Consideration”	1.4(a)
“Merger Sub”	Preamble
“Merger Sub Stock”	5.8(a)
“NASDAQ”	4.5(b)
“Negative Consent Notice”	7.4(f)(ii)
“New Plans”	7.5(b)
“Notice of Superior Proposal”	7.3(d)
“Notice Period”	7.3(d)
“Order”	10.11
“Organizational Documents”	4.2
“Parent”	Preamble
“Parent Disclosure Letter”	Article V
“Parent Expenses”	9.4(c)
“Parent Termination Fee”	9.4(d)
“Patents”	10.11 (under “Intellectual Property Rights”)
“Paying Agent”	2.1
“Payment Fund”	2.1
“Permitted Lien”	10.11
“Person”	10.11
“Program Sponsor”	7.4(f)(v)

Defined Term	Section
“Proprietary Funds”	4.8
“Proxy Statement”	10.11
“PTC Agreements”	4.26(d)
“PTC GP”	10.11
“PTC GP LLCA”	10.11
“PTC Interests”	10.11
“PTC Management Agreement”	10.11
“PTC Partnership”	10.11
“PTC Partnership Agreement”	10.11
“QPAM”	4.10(c)
“QPAM Exemption”	4.10(c)
“Receivables Commitment Letter”	10.11
“Receivables Purchase Agreements”	10.11
“Receivables Purchaser”	10.11
“Receivables Sale Transaction”	10.11
“Registered Investment Company”	7.4(f)(iii)
“Representatives”	10.11
“Required Shareholder Approval”	4.33
“Restricted Shares”	2.8(d)
“Rollover Contribution Agreements”	5.7(a)
“Rollover Investment”	5.7(a)
“Rollover Investors”	10.11
“Salient Agreement”	4.25(d)(v)
“Salient Offset Amount”	4.25(d)(v)
“SC Fairness Opinion”	4.31
“Schedule 13E-3”	7.1(a)

Defined Term	Section
“SEC”	Article IV
“Secretary of State”	1.2(b)
“Securities Act”	4.5(b)
“Significant Person”	7.2
“SPEADV”	4.25(d)(i)
“Software”	10.11 (under “Intellectual Property Rights”)
“Special Committee”	10.11
“Sponsor-Prepared Materials”	7.3(e)
“Subsidiary”	10.11
“Superior Proposal”	7.3(f)(ii)
“Surviving Corporation”	Recitals
“Tax”	10.11
“Tax Return”	10.11
“TBOC”	Recitals
“Termination Date”	9.1(b)
“Termination Fee”	9.4(b)
“Trade Secrets”	10.11 (under “Intellectual Property Rights”)
“Trademarks”	10.11 (under “Intellectual Property Rights”)
“Uncertificated Share”	1.4(c)
“Voting Agreements”	Recitals

ANNEX B

April 13, 2012

Special Committee of the Board of Directors
The Edelman Financial Group Inc.
5800 JP Morgan Chase Tower
600 Travis, Suite 5800
Houston, TX 77002

Gentlemen and Ladies:

We have acted as your financial advisor in connection with the proposed merger (the “Transaction”) of Summer Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Summer Holdings II, Inc. (“Parent”), with and into The Edelman Financial Group Inc. (the “Company”). The terms and conditions of the Transaction are more fully set forth in the Agreement and Plan of Merger, expected to be dated as of April 16, 2012, by and among the Parent, Merger Sub and the Company (the “Agreement”). Pursuant to the Agreement, we understand that each issued and outstanding share of common stock of the Company, par value $.01 per share (“Common Stock”), except for Dissenting Shares and Excluded Shares (as defined in the Agreement), will be converted into the right to receive $8.85 per share in cash, without interest.

You have requested our opinion as to the fairness, from a financial point of view, of the consideration payable to the public shareholders of the Company in connection with the Transaction. For purposes of this opinion, “public shareholders” of the Company means the holders of outstanding shares of Common Stock, other than Parent, any affiliate of Parent and the Rollover Investors (as defined in the Agreement).

In connection with rendering our opinion we have:

(i)	analyzed certain publicly available financial statements and reports regarding the Company;
(ii)	analyzed certain internal financial statements and other financial and operating data (including financial forecasts for fiscal years 2012-2014) concerning the Company prepared by the management of the Company;
(iii)	reviewed the reported prices and trading activity for the Common Stock of the Company;
(iv)	compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other publicly-traded companies that we deemed relevant and their securities;
(v)	reviewed the financial terms, to the extent publicly available, of certain transactions that we deemed relevant;
(vi)	reviewed the most recent drafts provided to us of the Agreement and related documents;
(vii)	discussed with management of the Company the operations of and future business prospects for the Company;
(viii)	assisted in your deliberations regarding the material terms of the Transaction and the Agreement and your negotiations with affiliates of Parent; and
(ix)	performed such other analyses and provided such other services as we have deemed appropriate.

We have relied on the accuracy and completeness of the information and financial data provided to us by the Company and of the other information reviewed by us in connection with the preparation of our opinion, and our opinion is based upon such information. We have not assumed any responsibility for independent verification of

April 13, 2012

the accuracy or completeness of any of such information or financial data. The management of the Company has assured us that they are not aware of any relevant information that has been omitted or remains undisclosed to us. We have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or Parent, and we have not been furnished with any such evaluations or appraisals; nor have we evaluated the solvency or fair value of the Company or Parent under any laws relating to bankruptcy, insolvency or similar matters. We have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecasts prepared by the management of the Company we have assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We have also assumed that the representations and warranties contained in the Agreement and all related documents are true, correct and complete in all material respects.

As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We serve as financial adviser to the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with the Transaction, and we are entitled to receive from the Company reimbursement of our expenses and a fee for our services as financial adviser to the Special Committee, a significant portion of which is contingent upon the consummation of the Transaction. We are also entitled to receive a fee from the Company for providing our fairness opinion to the Special Committee, which fee is not contingent upon consummation of the Transaction. The Company has also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this opinion letter. Stephens expects to pursue future investment banking services assignments from participants in this Transaction. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company or of any other participant in the Transaction.

We are not legal, accounting, regulatory or tax experts and have relied solely, and without independent verification, on the assessments of the Company and its other advisors with respect to such matters.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. We have assumed that the Transaction will be consummated on the terms of the latest draft of the Agreement provided to us, without material waiver or modification. We have assumed that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to the public shareholders of the Company. We are not expressing any opinion herein as to the price at which the Common Stock or any other securities of the Company will trade following the announcement of the Transaction.

This opinion is for the use and benefit of the Special Committee for the purposes of its evaluation of the Transaction. Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction, the merits of the Transaction as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person as to how to vote in connection with the Transaction. This opinion is not intended to confer any rights or remedies upon any other person. In addition, except as explicitly set forth in this letter, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company other than the public shareholders of the Common Stock. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or to any group of such officers, directors or employees, relative to the compensation to other shareholders of the Company, including (but not limited to) any consideration expected to be received by any such persons in connection with the Transaction. Our fairness opinion committee has approved the opinion set forth in this letter. Neither this

April 13, 2012

opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission, except that (A) the Company may provide a copy of this opinion to Merger Sub and Parent and their respective advisors, (B) in connection with the Special Committee’s recommendation to the Board of Directors of the Company (the “Board of Directors”) regarding the Transaction, the Special Committee may provide a copy of this opinion to the Board of Directors for its use and benefit in connection with its consideration of the Transaction and (C) this opinion, a summary discussion of our underlying analyses and role as financial adviser to the Company and, if required by the rules and regulations of the Securities and Exchange Commission, any written materials prepared by us and delivered to the Special Committee related to our underlying analyses may be included in communications to shareholders of the Company and in any materials required to be filed by the Company with the Securities and Exchange Commission, provided that we approve of the content of such disclosures prior to any filing or publication of such shareholder communications.

Based on the foregoing and our general experience as investment bankers, and subject to the assumptions and qualifications stated herein, we are of the opinion on the date hereof that the consideration to be received by the public shareholders of the Company in the Transaction is fair to them from a financial point of view.

Very truly yours,

STEPHENS INC.

ANNEX C

TEXAS BUSINESS ORGANIZATIONS CODE

TITLE 1. GENERAL PROVISIONS
CHAPTER 10. MERGERS, INTEREST EXCHANGES, CONVERSIONS, AND SALES OF ASSETS
SUBCHAPTER H. RIGHTS OF DISSENTING OWNERS

Sec. 10.351. APPLICABILITY OF SUBCHAPTER.

(a)  This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

(b)  This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

(c)  The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.

Sec. 10.352. DEFINITIONS.

In this subchapter:

(1)  “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:

(A)  provides notice under Section 10.356; and

(B)  complies with the requirements for perfecting that owner’s right to dissent under this subchapter.

(2)  “Responsible organization” means:

(A)  the organization responsible for:

(i)  the provision of notices under this subchapter; and

(ii)  the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;

(B)  with respect to a merger or conversion:

(i)  for matters occurring before the merger or conversion, the organization that is merging or converting; and

(ii)  for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;

(C)  with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange; and

(D)  with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner.

Sec. 10.353. FORM AND VALIDITY OF NOTICE.

(a)  Notice required under this subchapter:

(1)  must be in writing; and

(2)  may be mailed, hand-delivered, or delivered by courier or electronic transmission.

(b)  Failure to provide notice as required by this subchapter does not invalidate any action taken.

Sec. 10.354. RIGHTS OF DISSENT AND APPRAISAL.

(a)  Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:

(1)  dissent from:

(A)  a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

(B)  a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

(C)  a plan of exchange in which the ownership interest of the owner is to be acquired;

(D)  a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion; or

(E)  a merger effected under Section 10.006 in which:

(i)  the owner is entitled to vote on the merger; or

(ii)  the ownership interest of the owner is converted or exchanged; and

(2)  subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.

(b)  Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:

(1)  the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate:

(A)  listed on a national securities exchange; or

(B)  held of record by at least 2,000 owners;

(2)  the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3)  the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:

(A)  ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

(i)  listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or

(ii)  held of record by at least 2,000 owners;

(B)  cash instead of fractional ownership interests the owner would otherwise be entitled to receive; or

(C)  any combination of the ownership interests and cash described by Paragraphs (A) and (B).

(c)  Subsection (b) shall not apply to a domestic entity that is a subsidiary with respect to a merger under Section 10.006.

Sec. 10.355. NOTICE OF RIGHT OF DISSENT AND APPRAISAL.

(a)  A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:

(1)  the action or proposed action is submitted to a vote of the owners at a meeting; or

(2)  approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.

(b)  If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

(c)  A notice required to be provided under Subsection (a) or (b) must:

(1)  be accompanied by a copy of this subchapter; and

(2)  advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or (3) may be provided.

(d)  In addition to the requirements prescribed by Subsection (c), a notice required to be provided under Subsection (a)(1) must accompany the notice of the meeting to consider the action, and a notice required under Subsection (a)(2) must be provided to:

(1)  each owner who consents in writing to the action before the owner delivers the written consent; and

(2)  each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect.

(e)  Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1).

Sec. 10.356.	PROCEDURE FOR DISSENT BY OWNERS AS TO ACTIONS; PERFECTION OF RIGHT OF DISSENT AND APPRAISAL.

(a)  An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.

(b)  To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:

(1)  if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:

(A)  is addressed to the entity’s president and secretary;

(B)  states that the owner’s right to dissent will be exercised if the action takes effect;

(C)  provides an address to which notice of effectiveness of the action should be delivered or mailed; and

(D)  is delivered to the entity’s principal executive offices before the meeting;

(2)  with respect to the ownership interest for which the rights of dissent and appraisal are sought:

(A)  must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and

(B)  may not consent to the action if the action is approved by written consent; and

(3)  must give to the responsible organization a demand in writing that:

(A)  is addressed to the president and secretary of the responsible organization;

(B)  demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;

(C)  provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;

(D)  states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and

(E)  is delivered to the responsible organization at its principal executive offices at the following time:

(i)  not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;

(ii)  not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners; or

(iii)  not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006.

(c)  An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of the owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

(d)  Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

(e)  If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.

Sec. 10.357. WITHDRAWAL OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a)  An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:

(1)  payment for the ownership interest has been made under Sections 10.358 and 10.361; or

(2)  a petition has been filed under Section 10.361.

(b)  Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

Sec. 10.358.	RESPONSE BY ORGANIZATION TO NOTICE OF DISSENT AND DEMAND FOR FAIR VALUE BY DISSENTING OWNER.

(a)  Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:

(1)  accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or

(2)  rejecting the demand and including in the response the requirements prescribed by Subsection (c).

(b)  If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

(1)  endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2)  signed assignments of the ownership interests if the ownership interests are uncertificated.

(c)  If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:

(1)  an estimate by the responsible organization of the fair value of the ownership interests; and

(2)  an offer to pay the amount of the estimate provided under Subdivision (1).

(d)  If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect.

(e)  If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:

(1)  endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2)  signed assignments of the ownership interests if the ownership interests are uncertificated.

Sec. 10.359. RECORD OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST

(a)  A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b)  If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:

(1)  a reference to the demand; and

(2)  the name of the original dissenting owner of the ownership interest.

Sec. 10.360. RIGHTS OF TRANSFEREE OF CERTAIN OWNERSHIP INTEREST.

A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

Sec. 10.361.	PROCEEDING TO DETERMINE FAIR VALUE OF OWNERSHIP INTEREST AND OWNERS ENTITLED TO PAYMENT; APPOINTMENT OF APPRAISERS.

(a)  If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:

(1)  the county in which the organization’s principal office is located in this state; or

(2)  the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.

(b)  A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).

(c)  On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

(d)  The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:

(1)  the responsible organization; and

(2)  each owner named on the list described by Subsection (c) at the address shown for the owner on the list.

(e)  The court shall:

(1)  determine which owners have:

(A)  perfected their rights by complying with this subchapter; and

(B)  become subsequently entitled to receive payment for the fair value of their ownership interests; and

(2)  appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).

(f)  The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

(g)  The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):

(1)  the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and

(2)  the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.

Sec. 10.362.	COMPUTATION AND DETERMINATION OF FAIR VALUE OF OWNERSHIP INTEREST.

(a)  For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.

(b)  In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.

(c)  The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

Sec. 10.363. POWERS AND DUTIES OF APPRAISER; APPRAISAL PROCEDURES.

(a)  An appraiser appointed under Section 10.361 has the power and authority that:

(1)  is granted by the court in the order appointing the appraiser; and

(2)  may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

(b)  The appraiser shall:

(1)  determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and

(2)  file with the court a report of that determination.

(c)  The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

(d)  The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

Sec. 10.364. OBJECTION TO APPRAISAL; HEARING.

(a)  A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

(b)  If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

(c)  Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.

(d)  The responsible organization shall:

(1)  immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and

(2)  pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.

(e)  On payment of the judgment, the dissenting owner does not have an interest in the:

(1)  ownership interest for which the payment is made; or

(2)  responsible organization with respect to that ownership interest.

Sec. 10.365. COURT COSTS; COMPENSATION FOR APPRAISER.

(a)  An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.

(b)  All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

Sec. 10.366.	STATUS OF OWNERSHIP INTEREST HELD OR FORMERLY HELD BY DISSENTING OWNER.

(a)  An ownership interest of an organization acquired by a responsible organization under this subchapter:

(1)  in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and

(2)  in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

(b)  An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:

(1)  receive payment for the ownership interest under this subchapter; and

(2)  bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.

(c)  An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.

Sec. 10.367. RIGHTS OF OWNERS FOLLOWING TERMINATION OF RIGHT OF DISSENT.

(a)  The rights of a dissenting owner terminate if:

(1)  the owner withdraws the demand under Section 10.356;

(2)  the owner’s right of dissent is terminated under Section 10.356;

(3)  a petition is not filed within the period required by Section 10.361; or

(4)  after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.

(b)  On termination of the right of dissent under this section:

(1)  the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;

(2)  the owner’s right to be paid the fair value of the owner’s ownership interests ceases;

(3)  the owner’s status as an owner of those ownership interests is restored, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;

(4)  the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

(5)  any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and

(6)  the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.

Sec. 10.368. EXCLUSIVITY OF REMEDY OF DISSENT AND APPRAISAL.

In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:

(1)  the value of the ownership interest; or

(2)  money damages to the owner with respect to the action.

IMPORTANT SPECIAL MEETING INFORMATION 000004 ENDORSEMENT_LINE______________ SACKPACK_____________MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Admission Ticket — Preliminary Copy C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week!Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by , on , 2012. Vote by Internet() Go to www.envisionreports.com/ET () Or scan the QR code with your smartphone () Follow the steps outlined on the secure website Vote by telephone() Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone () Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Special Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals -- The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.1. Approval of the Agreement and Plan of Merger dated as of April 16, 2012, as it may be amended, by and among Summer Holdings II, Inc., Summer Merger Sub,Inc., and The Edelman Financial Group Inc. For Against Abstain 2. Approval, on a non-binding advisory basis, of the compensation that may be paid or become payable to named executive officers in connection with the Agreement and Plan of Merger. For Against Abstain 3. Approval of the adjournment or postponement of the special meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the proposal to approve the Agreement and Plan of Merger, if necessary. For Against Abstain B Non-Voting Items Change of Address -- Please print your new address below. Comments -- Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures -- This section must be completed for your vote to be counted. -- Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee,guardian, or custodian, please give full title. Date (mm/dd/yyyy) -- Please print date below. Signature 1 -- Please keep signature within the box. Signature 2 -- Please keep signature within the box. C 1234567890 J N T 02DV 1391311 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 01H9ZC

Special Meeting Admission Ticket Special Meeting of The Edelman Financial Group Inc. Shareholders , 2012, Local Time 600 Travis, Suite 5800, Houston, TX 77002 Upon arrival, please present this admission ticket and photo identification at the registration desk. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy -- The Edelman Financial Group Inc. Notice of Special Meeting of Shareholders 600 Travis, Suite 5800, Houston, TX 77002 Proxy Solicited by Board of Directors for Special Meeting -- , 2012 George L. Ball and John T. Unger, and each of them, with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Shareholders of The Edelman Financial Group Inc. to be held on , 2012 or at any postponement or adjournment there of. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposals 1, 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.(Items to be voted appear on reverse side.)